As filed with the Securities and Exchange Commission on December 28, 2020
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-11
FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES
AFC Gamma, Inc.
(Exact name of registrant as specified in its charter)
AFC Gamma, Inc.
525 Okeechobee Blvd., Suite 1770
West Palm Beach, FL 33401
(561) 510-2390
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Leonard M. Tannenbaum
AFC Gamma, Inc.
525 Okeechobee Blvd., Suite 1770
West Palm Beach, FL 33401
(561) 510-2390
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
C. Brophy Christensen, Esq. Jeeho M. Lee, Esq. O’Melveny & Myers LLP Times Square Tower 7 Times Square New York, New York 10036 (212) 326-2000	Christopher Bellini, Esq. Seth Popick, Esq. Cozen O’Connor P.C. 33 South 6th Street, Suite 3800 Minneapolis, Minnesota 55402 (612) 260-9000
Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.  ☐
CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee
Common stock, $0.01 par value per share	$115,000,000	$12,546.50
(1)	Estimated solely for purposes of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2)	Includes the aggregate offering price of additional shares that the underwriters have the option to purchase.
The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
PROSPECTUS (Subject to Completion)Dated December 28, 2020
  Shares

AFC Gamma, Inc.
Common Stock
AFC Gamma, Inc. is offering    shares of its common stock, or approximately    % of our common stock upon completion of this offering (or    % if the underwriters exercise their option to purchase additional shares in full). This is our initial public offering and no public market currently exists for our shares. We anticipate that the initial public offering price will be between $   and $    per share.
Our affiliated persons (as defined in Form S-11 under the Securities Act of 1933, as amended (the “Securities Act”)) beneficially own (as determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”)) an aggregate of 785,064 shares of our common stock (on a pre-split basis, or 5,495,447 shares, on a post-split basis), or approximately    % of our common stock upon completion of this offering (or    % if the underwriters exercise their option to purchase additional shares in full). At our request, the underwriters have reserved for sale, at the public offering price, up to    shares (the “Reserved Shares”) offered by this prospectus for sale to affiliated persons. No underwriting discounts or commissions will be applied to the Reserved Shares.
We intend to apply to list our common stock on the Nasdaq Global Market (“Nasdaq”) under the symbol “AFCG.”
We believe we have been organized and we intend to elect, and to operate our business so as to qualify, to be taxed as a real estate investment trust for U.S. federal income tax purposes (a “REIT”), commencing with our taxable year ending December 31, 2020. To assist us in qualifying as a REIT, among other purposes, shares of our common stock will be subject to restrictions on ownership and transfer including, subject to certain exceptions, a 6.2% ownership limit in value or number of shares, whichever is more restrictive. Our Board of Directors, in its sole discretion, may exempt (prospectively or retroactively) stockholders from this ownership limit and Leonard M. Tannenbaum (our “Sponsor”) has been granted an exemption allowing him to own up to 24.9% of our common stock. See “Description of Capital Stock—Ownership Limitations and Exceptions.”
We are an “emerging growth company” as defined under the U.S. federal securities laws and, as such, are subject to reduced public company reporting requirements. Investing in our common stock involves risks. See “Risk Factors” beginning on page 23 of this prospectus. The most significant risks relating to your investment in our common stock include the following:
•
We were recently formed and have limited operating history, and may not be able to successfully operate our business, integrate new assets and/or manage our growth or to generate sufficient revenue to make or sustain distributions to our stockholders.

•	Competition for the capital that we provide may reduce the return of our loans, which could adversely affect our operating results and financial condition.
•
We are externally managed by AFC Management, LLC (our “Manager”) and our growth and success depends on our Manager, its key personnel and investment professionals, and our Manager’s ability to make loans on favorable terms that satisfy our investment strategy and otherwise generate attractive risk-adjusted returns; thus, if our Manager overestimates the yields or incorrectly prices the risks of our loans or if there are any adverse changes in our relationship with our Manager, we may experience losses.

•
We provide loans to established companies operating in the cannabis industry which involves significant risks, including the risk to our business of strict enforcement against our borrowers of the federal illegality of cannabis, and such loans lack liquidity, and we could lose all or part of any of our loans.

•
Our ability to grow our business depends on state laws pertaining to the cannabis industry. New laws that are adverse to our borrowers may be enacted, and current favorable state or national laws or enforcement guidelines relating to cultivation, production and distribution of cannabis may be modified or eliminated in the future, which would impede our ability to grow our business under our current business plan and could materially adversely affect our business.

•
As a debt investor, we are often not in a position to exert influence on borrowers, and the stockholders and management of such companies may make decisions that could decrease the value of loans made to such borrower.

•	Our growth depends on external sources of capital, which may not be available on favorable terms or at all.
•	Interest rate fluctuations could increase our financing costs, which could lead to a significant decrease in our results of operations, cash flows and the market value of our loans.
•
There are various conflicts of interest in our relationship with our Manager, including conflicts created by our Manager’s compensation arrangements with us, which could result in decisions that are not in the best interests of our stockholders.

•
Maintenance of our exemption from registration under the Investment Company Act of 1940, as amended (the “Investment Company Act”), may impose significant limits on our operations. Your investment return in our Company may be reduced if we are required to register as an investment company under the Investment Company Act.

•
We may be deemed to be Closely Held (as defined below), which, subject to our ability to redeem certain shares of our capital stock, would result in us failing to qualify as a REIT and, subject to any required approvals by our Board and our stockholders, would trigger our dissolution and windup process.

•
Failure to qualify as a REIT for U.S. federal income tax purposes would cause us to be taxed as a regular corporation, which would substantially reduce funds available for distributions to our stockholders.

•	We may incur significant debt, and our governing documents and current credit facility contain no limit on the amount of debt we may incur.
•
We may in the future pay distributions from sources other than our cash flow from operations, including borrowings, offering proceeds or the sale of assets, which means we will have less funds available for investments or less income-producing assets and your overall return may be reduced.

•	There is currently no public market for our common stock and the value of our common stock may be volatile and could decline substantially.
Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
	Price to Public	Underwriting Discounts and Commissions(1)(2)	Proceeds to Company(2)
Per Share	$	$	$
Total	$	$	$
(1)	See “Underwriting” for additional disclosure regarding of the compensation payable to the underwriters.
(2)	Reflects that no underwriting discounts or commissions will be applied to the Reserved Shares.
We have granted the underwriters the right to purchase up to an additional    shares of common stock at the public offering price less the underwriting discount and commission to cover over-allotments within 30 days after the date of this prospectus.
The underwriters expect to deliver the shares of common stock to on    , 2021.
JMP Securities	Ladenburg Thalmann	Seaport Global Securities
   , 2021

Through and including    , 2021 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.
i

IMPORTANT INFORMATION ABOUT THIS PROSPECTUS
We and the underwriters have not authorized anyone to provide you with information or to make any representations other than those contained in this prospectus or in any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We have not, and the underwriters have not, authorized anyone to provide you with any other information, and we take no responsibility for, and provide no assurance as to the reliability of, any other information that others may give you. We are offering to sell, and seeking offers to buy, the shares only under circumstances and in jurisdictions where offers and sales are permitted and we are not making an offer to sell, or seeking offers to buy, the shares under any circumstances or in any jurisdiction in which the person making such offer, solicitation or sale is not qualified to do so or to anyone to whom it is unlawful to make an offer, solicitation or sale. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only, regardless of the time of delivery of this prospectus or any sale of the shares. Our business, financial condition, results of operations and growth prospects may have changed since that date.
ROUNDING
We have made rounding adjustments to some of the figures included in this prospectus. Accordingly, numerical figures shown as totals in some tables may not be an arithmetic aggregation of the figures that preceded them.
MARKET AND INDUSTRY DATA
We use market data and industry forecasts and projections throughout this prospectus, and in particular in “Prospectus Summary” and “Business.” We have obtained the market data from certain third-party sources of information, including publicly available industry publications and subscription-based publications. Industry forecasts are based on industry surveys and the preparer’s expertise in the industry and there can be no assurance that any of the industry forecasts will be achieved. Any industry forecasts are based on data (including third-party data), models and experience of various professionals and are based on various assumptions, all of which are subject to change without notice. None of such data and forecasts was prepared specifically for us. No third-party source that has prepared such information has reviewed or passed upon our use of the information in this prospectus, and no third-party source is quoted or summarized in this prospectus as an expert. We believe these data are reliable, but we have not independently verified the accuracy of this information. Because the cannabis industry is relatively new and rapidly evolving, such market and industry data may be subject to significant change in a relatively short time period. While we are not aware of any misstatements regarding the market data presented herein, industry forecasts and projections involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors.” These and other factors could cause results to differ materially from those expressed in these publications and reports.
NON-GAAP METRICS
This prospectus contains “non-GAAP financial measures” within the meaning of Regulation G promulgated by the SEC. Non-GAAP financial measures are financial measures that are not presented in accordance with generally accepted accounting principles in the U.S. (“GAAP”) and this prospectus therefore includes a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP.
We use certain non-GAAP financial measures, some of which are included in this prospectus, both to explain our results to stockholders and the investment community and in the internal evaluation and management of our businesses. Our management believes that these non-GAAP financial measures and the information they provide are useful to investors since these measures permit investors and stockholders to assess the overall performance of our business using the same tools that our management uses to evaluate our past performance and prospects for future performance.
While we believe that these non-GAAP financial measures are useful in evaluating our performance, this information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP. Additionally, these non-GAAP financial measures may differ from similar measures presented by other companies.
ii

PROSPECTUS SUMMARY
This summary highlights selected information contained elsewhere in this prospectus. It does not contain all of the information that may be important to you and your investment decision. Before investing in our common stock, you should carefully read this entire prospectus, including the matters set forth under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in this prospectus.
Unless the context otherwise requires, the terms “Company,” “AFCG,” “we,” “us” or “our” in this prospectus refer to AFC Gamma, Inc. and the terms “shares” or “common stock” refer to shares of our common stock, $0.01 par value per share.
Overview
AFC Gamma, Inc. is a commercial real estate finance company founded in July 2020 by a veteran team of investment professionals. We originate, structure, underwrite and manage senior secured loans and other types of loans for established companies operating in the cannabis industry in states that have legalized medicinal and/or adult use cannabis. As states continue to legalize cannabis for medical and adult use, an increasing number of companies operating in the cannabis industry need financing. Due to the capital constrained cannabis market which does not typically have access to traditional bank financing and faces limitations on accessing equity markets, we believe we are well positioned to become a prudent financing source to established cannabis industry operators given our stringent underwriting criteria, size and scale of operations and institutional infrastructure. Our objective is to provide attractive risk-adjusted returns over time through cash distributions and capital appreciation by providing loans to state law compliant cannabis companies. The loans we originate will primarily be structured as senior loans secured by real estate, equipment, licenses and/or other assets of the loan parties to the extent permitted by applicable laws and the regulations governing such loan parties. Some of our targeted borrowers have their equity securities listed for public trading on the Canadian Securities Exchange (“CSE”) in Canada and/or over-the-counter (“OTC”) in the United States. Our loans will typically have up to a five-year maturity and contain amortization and/or cash flow sweeps. As of December 26, 2020, members of our management team, provided by our Manager, and the members of the investment committee of our Manager (the “Investment Committee”) who advises on our investments and operations, have sourced loans worth approximately $4.7 billion across the cannabis industry in various states while maintaining a robust pipeline of potentially actionable opportunities.
We are an externally managed Maryland corporation and will elect to be taxed as a REIT under Section 856 of the Internal Revenue Code of 1986, as amended (the “Code”), commencing with our taxable year ending December 31, 2020. We believe that our proposed method of operation will enable us to qualify as a REIT. However, no assurances can be given that our beliefs or expectations will be fulfilled, since qualification as a REIT depends on us continuing to satisfy numerous asset, income and distribution tests described under “U.S. Federal Income Tax Considerations—Taxation,” which in turn depends, in part, on our operating results and ability to obtain financing.
As of December 26, 2020, we have originated and funded loans totaling approximately $135.0 million in aggregate original principal amount to companies operating in the cannabis industry, have approximately $92.5 million of loans outstanding and are committed to approximately $19.8 million in additional loans and commitments from existing loans, with approximately $485.2 million of potential loans actively under review in our pipeline. The Audit and Valuation Committee of our Board of Directors (our “Board”) assists our Board in its oversight of the determination of the fair value of assets that are not publicly traded or for which current market values are not readily available by evaluating various subjective and objective factors, including input provided by an independent valuation firm that we currently retain to provide input on the valuation of such assets. See “Management—Audit and Valuation Committee” of this Prospectus.
Our management team, provided by our Manager, and the Investment Committee members of our Manager have over 100 combined years of lending industry experience. Collectively, the teams have also directly structured over $10.0 billion in loan transactions and taken three companies public. As of December 26, 2020, the members of our management team, provided by our Manager, and the Investment Committee members of our Manager have reviewed 229 loans, of which we have funded ten loans, entered into non-binding term sheets for three loans and are currently evaluating 31 loans. Our Manager employs stringent underwriting standards, that analyze, among other factors, loan collateral, cash flows of the borrower, the financial condition of the borrower, borrower’s prior experience in the cannabis industry, and/or state regulatory dynamics. We believe our relationship with our Manager benefits us by providing access to a robust pipeline of potentially actionable opportunities, an extensive relationship network of cannabis industry operators and significant back-office personnel to assist in the origination and management of loans.
Our Competitive Strengths
We expect opportunities to provide loans in the cannabis market to rise due to states’ continued legalization of cannabis and the growth of state cannabis programs. We believe we are well positioned to become a strong financing source of choice for cannabis industry operators due to the following factors:
Leading loan origination platform in high-growth market with extensive barriers to entry: Through our size and scale of operations, as well as our incumbency and institutional infrastructure, we believe we are well positioned to become a strong financing source of choice for cannabis companies. Currently, we are able to take advantage of the capital supply/demand imbalance to further our intention to generate strong risk-adjusted returns by providing operators debt capital. Additionally, to the extent states across the United States legalize cannabis, the demand for capital to fund operations should increase and we believe we will be positioned to continue funding these borrowers both as an investment lender and institutional capital provider to an expanding universe of operators.
Compelling risk-adjusted returns vs. other real estate property types: We seek to obtain strong risk-adjusted yield-to-maturity (“YTM”) internal rates of return (“IRR”) with average annual gross cash returns on our loans within the range of 12% to 20% through coupons, original issue discount (“OID”), prepayment or exit fees, and other fees. Our Manager expects to earn agency and other fees related to the services it provides to us and, upon consummation of this offering, 50% of any such fees will reduce the Base Management Fees (as defined herein) paid by us to our Manager (such reduction, a “Base Management Fee Rebate”). As a result of such reduction, we will be credited by our Manager with the value of such fees to our investors’ returns.
Experienced Management Team: Our Manager administers our business activities and day-to-day operations subject to the overall supervision of our Board. Our Manager’s team is comprised of leading professionals with extensive and diverse expertise and significant financing industry experience. We believe that the length and breadth of this team’s financing experience and their ability to source and execute a wide variety of loans is one of our significant competitive advantages.
Strong Underlying Collateral: Our loans are primarily secured by real property and certain personal property, including licenses, equipment, and other assets to the extent permitted by applicable laws and the regulations governing our borrowers. As of December 26, 2020, our portfolio of loans had real estate collateral coverage of approximately 1.28 times our aggregate funded principal amount of such loans. Some of our targeted borrowers have their equity securities listed for public trading on the CSE in Canada and/or OTC in the United States.
Flexible Structure: We believe we have a more flexible funding structure, with the ability to redeploy funding more quickly than the typical REIT land ownership models. Our funding structure commits and funds loans with an average maturity of four years with significant prepayment protections whereas certain competitors with typical REIT land ownership models have long-term leases averaging approximately 16 years. The duration of our loans, as compared to the length of leases usually employed by REIT land ownership models, allows us to redeploy our capital with more flexibility as market changes occur instead of being locked in for longer periods of time. This model also allows our borrowers to retain control of their real estate assets, which is important to their businesses and allows for more flexibility regarding their capital structure.
Significant Sponsor Investment: Our Sponsor, Leonard M. Tannenbaum, who also serves as our Chief Executive Officer, invested approximately $47.8 million in our Company in August 2020. The Sponsor’s investment was structured to include a combination of cash and a transfer of loan assets at fair value plus accrued and unpaid interest, to us. The investment resulted with our Sponsor directly and indirectly acquiring approximately 477,500 shares of our common stock (on a pre-split basis, or 3,342,500 shares, on a post-split basis), or approximately    % of our common stock upon completion of this offering (or    % if the underwriters exercise their option to purchase additional shares in full). Additionally, a fund controlled by Jonathan Kalikow, our Head of Real Estate, one of our directors and an affiliate of our Manager, invested approximately $9.6 million in cash in our Company in August 2020. Our Sponsor, through AFC Finance, LLC, an entity wholly-owned by our Sponsor, and Gamma Lending Holdco LLC, an entity controlled by Jonathan Kalikow and his father, have also provided us a $40.0 million secured revolving credit facility (the “Revolving Credit Facility”). As of December 26, 2020, we did not have any borrowings outstanding under our Revolving Credit Facility. We did not incur any fees or costs related to the origination of the Revolving Credit Facility and we are not required to pay any commitment fees under the Revolving Credit Agreement (as defined below). Our obligations under the Revolving Credit Agreement are secured by a first priority security interest in substantially all of our existing and future assets.
Underwriting and Investment Process
Our Manager’s rigorous underwriting and investment process enables us to source, screen and ultimately provide senior secured loans to established cannabis industry participants in states that have legalized medicinal and/or adult use cannabis. Our Manager as well as the management team provided by our Manager and our Board are attuned to the macro-environment and political environment as they relate to the lending and cannabis industries.
We expect to benefit from the tested method of capital allocation and on-going investment monitoring developed by our Manager. The primary objectives of the investment process are for it to be repeatable, dependable, and produce attractive risk-adjusted returns. The primary components of the investment process are as follows:
Origination		Underwriting		Investment Committee		Legal Documentation and Post-Closing
•	Direct origination platform works to create enhanced yields by originating and structuring loans, as well as putting in enhanced controls	•	Disciplined underwriting process leads to a highly selective approach	•	Focused on managing credit risk through comprehensive investment review process	•	Investment team works alongside external counsel to negotiate credit agreements and collateral liens
•	Platform drives increased deal flow, which provides for improved loan selectivity	•	Potential loans are screened based on four key criteria: company profile, state dynamics, regulatory matters and real estate asset considerations	•	The Investment Committee must approve each loan before commitment papers are issued	•	Emphasis is placed on financial covenants and limitations on actions that may be adverse to lenders
•	Allows for specific portfolio construction and a focus on higher quality companies	•
Other tools that we frequently use to verify data include, but are not limited to: appraisals, quality of earnings, environmental reports, site visits, comparable company analyses and background checks
•
Members of the Investment Committee currently include: Leonard M. Tannenbaum, Jonathan Kalikow and Robyn Tannenbaum. It is intended that the Investment Committee will be expanded to five members consisting of the three current members and our to-be named Managing Director, Portfolio Management and General Counsel
						•	Portfolio is proactively managed to monitor ongoing performance, in some instances, through seats on borrowers’ boards of directors or board observer rights
•	As of December 26, 2020, 34 active loans in pipeline at various stages in the diligence process	•	As of December 26, 2020, we had passed on 185 of 229 sourced loans due to, among other reasons, lack of collateral, lack of cash flow, stage of company, no previous experience and state dynamics
In addition to the underwriting and investment process described above, we conduct due diligence to provide reasonable assurance that borrowers are complying with applicable state cannabis laws and not violating certain federal priorities with respect to cannabis set forth in applicable U.S. Department of Justice (the “DOJ”)

memoranda. We conduct extensive cannabis regulatory due diligence on each borrower, including, but not limited to reviewing and verifying, as applicable: (i) all of the borrower’s cannabis licenses by location; (ii) all license applications and all related documentation submitted by the borrower to applicable regulators for obtaining a state license to operate its cannabis-related business; (iii) available information about the borrower from the state licensing and enforcement authorities; (iv) letters of any approvals, violations or warnings to the borrower and any related businesses; (v) lists of brands and trademarks owned and products sold by the borrower; (vi) the borrower’s supply contracts, customer contracts and compliance and quality control procedures; (vii) legal opinions regarding transferability of licenses (if applicable); and (viii) any applicable management agreements to which the borrower is a party.
We typically require a significant amount of information with respect to each of our borrowers and any guarantors, including: (i) ownership structure charts; (ii) the borrower’s and each related entity’s organizational documents; (iii) the borrower’s and any guarantor entity’s operating agreements; (iv) a list of judgments, liens, and criminal convictions against senior management; (v) a list of pending or threatened claims/litigation by or against the borrower or any guarantors as well as the status of any such claim/litigation; (vi) information about other liabilities, including loans and foreclosures, and bankruptcies; (vii) lending and banking references; (viii) certificates of good corporate standing for all loan parties (within 30 days of close); and (ix) other background information obtained through various means such as Google, credit and Lexis/Nexis searches. We also conduct financial due diligence on borrowers, typically including, at least, reviewing: (a) audited or certified annual financial statements for the previous year and, where available, unaudited monthly financial statements; (b) a detailed operating budget for the forward looking year; (c) a list of any non-recurring/extraordinary revenues or expenses for current and prior fiscal years; (d) details of corporate overhead or other corporate eliminations; (e) an accounts payable aging report; (f) accounts receivable aging report; (g) total gross (retail vs wholesale) sales for the past two years, by location; (h) balance sheet, within 30 days of closing, the last three months of bank deposits; (i) a capitalization table; (j) a list of information technology/software used; (k) proof of insurance policies; and (l) resumes of key personnel/management. Additionally, we conduct extensive due diligence on properties owned or leased by our borrowers and any related guarantors.
Our Portfolio
As of December 26, 2020, our portfolio was comprised of loans to eight different borrowers, totaling approximately $92.5 million in total principal amount, with approximately $19.8 million in additional unfunded loan commitments to such borrowers. As of December 26, 2020, our loan portfolio had a weighted-average YTM IRR of 21.7% and was secured by real estate, cash flows, licenses and with respect to certain of our loans, substantially all assets in the borrowers and certain of their subsidiaries. The YTM IRR on our loans is comprised of (i) OID, (ii) cash interest, (iii) payment-in-kind (“PIK”) interest, which is capitalized and added to the outstanding principal balance of the applicable loan, (iv) amortization, (v) unused fees, (vi) prepayment premiums, (vii) make-whole premiums, (viii) late fees, (ix) arranger fees and (x) the right (each an “Assigned Right”) to acquire warrants and/or equity of the borrower as part of the consideration for us to provide a loan to such borrower, which we promptly sell. During the period from July 31, 2020 (date of commencement of operations) through December 26, 2020, we sold all of our Assigned Rights to our affiliate, AFC Warehouse, LLC (“AFC Warehouse”), using a sale price based on fair value as determined by our Board based on various subjective and objective factors, including input from an independent third-party valuation firm that we currently retain to provide input on the valuation of such assets. Certain of our loans have exit fees and extension fees, which are not included in our YTM IRR calculations. The below summarizes our loan portfolio as of December 26, 2020, unless otherwise specified.

Loan#	Original Funding Date(1)	Original Loan Maturity	Maturity With Extensions	Our Total Commitment	Percentage of Total Portfolio	Total OID(2)(5)	Principal Balance as of 12/26/2020	Exit Fees	Cash Interest Rate	PIK Interest	Fixed/ Floating	Amortization During Term	Prepayment Penalty(3)	Extension Fee(s)	Unused Loan Fee	YTM IRR(3)(5)
Public Co. A - Real Estate Loan	7/3/2019	6/27/2021	12/27/2021	$2,940,000	2.6%	1.9%	$2,940,000	N/A	10.5%	N/A	Floating	No	Yes	2.0%	N/A	13.5%
Public Co. A - Equipment Loan	8/5/2019	3/5/2024	3/5/2024	4,000,000	3.5%	7.6%	3,352,176	5.0%	12.0%	N/A	Floating	Yes	Yes	N/A	N/A	13.9%
Public Co. B	1/31/2020	7/24/2021	7/24/2022	5,000,000	4.4%	1.3%	4,373,781	N/A	16.0%	N/A	Fixed	Yes	Yes	2.0%	N/A	19.4%
Sub. of Public Co. C(4)	2/12/2020	2/18/2025	2/18/2025	15,000,000	13.3%	19.0%	12,024,064	2.5%	16.8%	3.0%	Fixed	Yes	Yes	N/A	0.5%	28.6%
Private Co. A	5/8/2020	5/8/2024	5/8/2024	34,000,000	30.1%	7.9%	33,344,325	2.0%	13.0%	4.0%	Fixed	Yes	Yes	N/A	2.0%	23.4%
Private Co. B	9/10/2020	9/1/2023	9/1/2023	8,000,000	7.1%	4.0%	2,522,846	6.0%	13.0%	4.0%	Fixed	Yes	Yes	N/A	5.0%	24.2%
Private Co. C	11/5/2020	12/1/2025	12/1/2025	22,000,000	19.5%	4.0%	11,907,763	7.0%	13.0%	4.0%	Floating	Yes	Yes	N/A	5.0%	21.7%
Sub. of Public Co. D	12/18/2020	12/18/2024	12/18/2024	10,000,000	8.9%	1.9%	10,000,000	N/A	12.9%	N/A	Fixed	No	Yes	N/A	N/A	14.2%
Private Co. D	12/23/2020	1/1/2026	1/1/2026	12,000,000	10.6%	8.8%	12,000,000	2.0%	13.0%	2.0%	Fixed	Yes	Yes	N/A	N/A	19.8%
		SubTotal		$ 112,940,000	100.0%	7.4%	$ 92,464,954	3.1%	13.5%	2.9%				Wtd Average		21.7%

Information as of December 26, 2020 unless otherwise specified. Borrower names have been kept confidential due to confidentiality agreement obligations.
(1)	All loans originated prior to July 31, 2020 were purchased from an affiliated entity at fair value plus accrued interest on July 31, 2020.
(2)	Loans originated before July 31, 2020 were acquired by us, net of unaccreted OID, which we accrete to income over the remaining term of the loan.
(3)	Assumes no prepayment penalties or early payoffs.
(4)
Loan to Subsidiary of Public Company C includes a $3.0 million initial funding of a $15.0 million aggregate loan commitment, which has interest that includes 3.0% PIK interest. The amortization of the loan exceeds PIK interest. The loan also includes two early advances totaling $9.0 million against the $15.0 million aggregate loan commitment, with a 19.0% interest rate. Statistics shown are for the $15.0 million loan commitment, except the weighted average interest rate, which is based on the weighted average interest rate as of December 26, 2020.

(5)
YTM IRR for Public Company A, subsidiary of Public Company C, Private Company A and Private Company D is enhanced by purchase discounts attributed to the fair value of equity warrants that were separated from the loans prior to our acquisition of such loans. The purchase discounts accrete to income over the respective remaining terms of such loans.

For additional information regarding this initial portfolio, see “Business.”
Illustrative Description of Borrowers:
Public Company A
Single-state cultivator, producer and full-service brand fulfillment partner that produces a wide range of products in the Nevada market. Public Company A operates a +/- 400,000 square foot greenhouse and 55,000 square foot processing and custom packaging facility, which is capable of producing 140,000 pounds of dry flower per year.
Public Company B
Vertically integrated multi-state cultivator, distributor and retailer of medical and recreational cannabis in the U.S. Public Company B operates through multiple cultivation sites and dispensaries. Additionally, Public Company B has licenses and facilities in ten states and 20 brands.
Subsidiary of Public Company C
Single-state vertically-integrated cultivator and retailer with operations in Florida, one of the fastest growing markets in the United States. Operations consist of two greenhouse cultivation facilities, multiple dispensaries and a car delivery system to extend its retail network.
Private Company A
Multi-state operator with operations in six states. Private Company A is a vertically integrated cultivator and retailer of both medical and adult-use cannabis that primarily operates under its own brand. Private Company A’s business segments include cultivation, extraction and processing, retail products, and dispensaries.
Private Company B
Single-state operator currently constructing an indoor cultivation facility to wholesale product to the medical and adult use markets in Michigan. Private Company B produces high-end cannabis strains and intends to focus on the high-end, top-tier cannabis niche. The management team has over 20 years’ experience in the cannabis industry, including ten years in Michigan.

Private Company C
Single-state vertically integrated cultivator and retailer of medical cannabis. Private Company C operates under a Chapter 20 Clinical Registrant license and has partnered to collaborate on multifaceted studies to substantiate safety and positive therapeutic outcomes. Private Company C currently operates a cultivation facility and three dispensaries with the ability to add three additional dispensary locations.
Subsidiary of Public Company D
Public Company D participates in the medical and adult use market across Canada and in several US states where cannabis has been legalized for therapeutic or adult use. Subsidiary of Public Company D, is a premier medical marijuana cultivator, processor and distributor in Pennsylvania. Public Company D also has operators in California, New Jersey and Utah.
Private Company D
Single-state operator who operates five dispensaries, the maximum amount of dispensaries for any operator, in the State of Ohio. Private Company D historical focus has been dispensary operations and has licenses in other states, where it also operates dispensaries.
Collateral Overview
Our loans are secured by various types of assets of our borrowers, including real property and certain personal property, including licenses, equipment, and other assets to the extent permitted by applicable laws and the regulations governing our borrowers.
The below represents the real estate collateral securing our loans as of December 26, 2020. The values in the table below were measured at the time of underwriting and based on various sources of data available at such time.
						Real Estate
Borrower	Date	Our Total Commitment	Percentage of Total Portfolio	Total Funded Debt Issuance	Our Percentage of the Total Loan	Estimated Real Estate Value(1)	Real Estate Collateral Coverage	Implied Real Estate Collateral	Our Real Estate Collateral Coverage
Public Co. A - Real Estate Loan(2)	7/3/2019	$2,940,000	2.6%	$30,000,000	9.8%	$107,000,000	3.57x	$10,486,000	3.57x
Public Co. A - Equipment Loan	8/5/2019	$4,000,000	3.5%	$20,000,000	20.0%	—	—	—	—
Public Co. B(3)	1/31/2020	$5,000,000	4.4%	$20,000,000	25.0%	$53,100,000	2.66x	$13,275,000	2.66x
Subsidiary of Public Co. C(4)	2/12/2020	$15,000,000	13.3%	$15,000,000	100.0%	$31,178,600	2.08x	$31,178,600	2.08x
Private Co. A(5)	5/8/2020	$34,000,000	30.1%	$42,500,000	80.0%	$51,384,281	1.21x	$41,107,425	1.21x
Private Co. B(6)	9/10/2020	$8,000,000	7.1%	$8,000,000	100.0%	$14,556,107	1.82x	$14,556,107	1.82x
Private Co. C(7)	11/5/2020	$22,000,000	19.5%	$22,000,000	100.0%	$23,733,032	1.08x	$23,733,032	1.08x
Subsidiary of Public Co. D(8)	12/18/2020	$10,000,000	8.9%	$120,000,000	8.3%	$26,058,332	0.22x	$2,171,528	0.22x
Private Co. D(9)	12/23/2020	$12,000,000	10.6%	$12,000,000	100.0%	$7,500,000	0.63x	$7,500,000	0.63x
		$112,940,000	100.0%	$289,500,000	39.0%	$314,510,351	1.09x	$144,007,691	1.28x

(1)
To the extent the applicable loan is intended to fund any acquisitions and/or construction, the applicable figure includes expected total basis on such future construction and/or acquisitions plus appraised value.

(2)	Public Company A real estate is based on cost basis.
(3)	Public Company B real estate is based on cost basis.
(4)
Subsidiary of Public Company C real estate is based on an existing cultivation property and the completed and stabilized value of a to-be-built facility. The anticipated completion date for the to-be-built facility is November 2021.

(5)
Private Company A real estate is based on the cost basis of various facilities constituting real estate collateral, plus anticipated capital expenditures for one facility that is being converted for cannabis cultivation purposes. The conversion is anticipated to be completed in February 2021.

(6)	Private Company B real estate is based on the expected total cost basis of a to-be-built facility, as completed. The anticipated completion date for the to-be-built facility is July 2021.
(7)
Private Company C real estate is based on the costs basis of two facilities, including the capital expenditures for one facility that is being converted for cannabis cultivation purposes. The construction of the to-be-converted facility is divided into six phases. The first phase was completed in December 2020, and the anticipated completion date for the remaining phases of construction is November 2021.

(8)	Subsidiary of Public Company D real estate based on total cost basis.
(9)	Private Company D real estate is based on appraised value.

Our Loan Origination Pipeline
As of December 26, 2020, our loan origination pipeline consisted of 34 potential new loans representing anticipated total loan commitments of approximately $485.2 million. We are in various stages of our evaluation process with respect to these loans. We are reviewing, but have not yet issued indications of interests or entered into term sheets with respect to, 28 of these potential loans. We have issued indications of interest with respect to three of the 34 potential loans, comprising $55.0 million of anticipated loan commitments, and have executed non-binding term sheets with respect to three additional potential loans, comprising approximately $62.7 million of anticipated loan commitments. There can be no assurance that we will enter into definitive documentation with respect to any of these loans.
As of December 26, 2020, in connection with the three loans representing approximately $62.7 million of anticipated loan commitments, prospective borrowers have executed non-binding term sheets and have each entered into a period of exclusivity (ranging from 45 to 60 days) with us with respect to the proposed loans. Additionally, two of the three prospective borrowers have paid to us expense deposits to cover the direct costs of our due diligence and underwriting process. We are currently completing our underwriting process and negotiating definitive loan documents for each of these three potential loan investments. These three potential loans remain subject to satisfactory completion of our underwriting and due diligence processes, definitive documentation and final approval by the Investment Committee. As a result, no assurance can be given that any of these potential loans will close on the anticipated terms or at all. We intend to fund these potential loans using capacity under our Revolving Credit Facility, existing cash and/or, depending upon the timing of closing, net proceeds from loan repayments, or net proceeds from this offering.
Our Manager
We are externally managed and advised by our Manager, an “Exempt Reporting Adviser” pursuant to Section 203(m)-1 of the Investment Advisers Act of 1940, as amended (“Advisers Act”), which intends to register as an investment adviser under the Advisers Act, and an affiliate of Mr. Tannenbaum, Robyn Tannenbaum, our Managing Director, Origination, Investor Relations and Marketing, and Mr. Kalikow. Each of our officers is employed by our Manager and certain of our officers are members of its Investment Committee. The executive offices of our Manager are located at 525 Okeechobee Blvd., Suite 1770, West Palm Beach, FL 33401 and the telephone number of our Manager’s executive offices is (561) 510-2390.
As of the date of this prospectus, our Manager is comprised of 13 investment and other professionals. Members of the Investment Committee of our Manager and our management team provided by our Manager have a combined 100 years of investment management experience and are a valuable resource to us. Currently, our Manager and its affiliates manage several externally-managed vehicles totaling over $200.0 million in assets, including our Company and AFC Warehouse, one of our affiliates. Leonard M. Tannenbaum, our Sponsor and Chief Executive Officer, has 25 years of investment management experience. He has taken three entities public and has managed several externally-managed investment vehicles with approximately $5.0 billion of assets under management in the aggregate. During his career, Mr. Tannenbaum has underwritten over 500 loans with over $10.0 billion in principal value. Jonathan Kalikow, our Head of Real Estate, has 25 years of experience focused on hard money lending in commercial real estate transactions. Through his funds, he currently manages approximately $2.0 billion in assets.
Mr. Tannenbaum personally has invested approximately $47.8 million into us and is our largest stockholder. Additionally, a fund controlled by Mr. Kalikow and his father have invested approximately $9.6 million in us.
Our Management Agreement
Pursuant to our Management Agreement with our Manager, our Manager will manage our loans and our day-to-day operations, subject at all times to the further terms and conditions set forth in our Management Agreement and such further limitations or parameters as may be imposed from time to time by our Board. Under our Management Agreement, our Manager has contractual responsibilities to us, including to provide us with a management team, who will be our executive officers, and the Investment Committee. Our Manager will use its commercially reasonable efforts to perform its duties under our Management Agreement.

Upon consummation of this offering, the initial term of our Management Agreement shall continue until July 31, 2023. After the initial term, our Management Agreement shall automatically renew every year for an additional one-year period, unless we or our Manager elect not to renew. Our Management Agreement may be terminated by us or our Manager under certain specified circumstances.
Upon consummation of this offering, our Management Agreement will provide that upon the date on which our equity equals or exceeds $1,000,000,000, we may, at our election, provide our Manager with a written offer for an internalization transaction in which our Manager will contribute all of its assets to us, or in the alternative, the equity owners of our Manager will contribute 100% of the outstanding equity interest in our Manager to us. If the offer price of such internalization transaction has not been agreed prior to the date that is the three-month anniversary of the date on which our equity equals or exceeds $1,000,000,000, then we shall have the right, but not the obligation, to consummate such internalization transaction, effective as of such date, at an internalization price equal to five times the sum of (i) the average annual Base Management Fee and (ii) the average annual Incentive Compensation (as defined below), in each case, earned by our Manager during the 12-month period immediately preceding the most recently completed fiscal quarter.
For additional information, see “Our Manager and Our Management Agreement.”
The following table summarizes the fees and expense reimbursement that we will pay to our Manager under our Management Agreement, as amended upon consummation of this offering:
Type	Description	Payment
Base Management Fees
An amount equal to 0.375% of our Equity (as defined below), determined as of the last day of each such quarter. The Base Management Fees are reduced by 50% of the aggregate amount of any other fees earned and paid to our Manager during such quarter resulting from the investment advisory services and general management services rendered by it under our Management Agreement, including any syndication, structuring, diligence, monitoring or agency fees relating to our loans, but excluding the Incentive Compensation. Under no circumstances will the Base Management Fee be less than zero. Our Equity, for purposes of calculating the Base Management Fees, could be greater than or less than the amount of stockholders’ equity shown on our financial statements. The Base Management Fees are payable independent of the performance of our loan portfolio.

For additional information, see “Management Compensation—Base Management Fees.”
Quarterly in arrears in cash.

Type	Description	Payment
Incentive Compensation
An amount with respect to each calendar quarter (or portion thereof that our Management Agreement is in effect) based upon our achievement of targeted levels of Core Earnings. No Incentive Compensation is payable with respect to any fiscal quarter unless our Core Earnings for such quarter exceed the amount equal to the product of (i) 2% and (ii) Adjusted Capital (as defined below) as of the last day of the immediately preceding fiscal quarter (such amount, the “Hurdle Amount”). The Incentive Compensation for any fiscal quarter will otherwise be calculated as the sum of (i) the product of (A) 50% and (B) the amount of our Core Earnings for such quarter, if any, that exceeds the Hurdle Amount, but is less than or equal to 166-2/3% of the Hurdle Amount and (ii) the product of (A) 20% and (B) the amount of our Core Earnings for such quarter, if any, that exceeds 166-2/3% of the Hurdle Amount. Such compensation is subject to Clawback Obligations (as defined below), if any.

For additional information, see “Management Compensation—Incentive Compensation” and “Management Compensation—Incentive Compensation—Incentive Compensation Clawback.”
Quarterly in arrears in cash.
Expense Reimbursement
We pay all of our costs and expenses and reimburse our Manager or its affiliates for expenses of our Manager and its affiliates paid or incurred on our behalf, excepting only those expenses that are specifically the responsibility of our Manager pursuant to our Management Agreement. Pursuant to our Management Agreement, we reimburse our Manager or its affiliates, as applicable, for our allocable share of the compensation, including annual base salary, bonus, any related withholding taxes and employee benefits, paid to (i) our Manager’s personnel serving as our Chief Executive Officer (except when the Chief Executive Officer serves as a member of the Investment Committee), General Counsel, Chief Compliance Officer, Chief Financial Officer, Chief Marketing Officer, and Managing Director of Origination, Investor Relations and Marketing, as applicable, based on the percentage of his or her time spent managing our affairs and (ii) other corporate finance, tax, accounting, internal audit, legal, risk management, operations, compliance and other non-investment personnel of the Manager and its affiliates who spend all or a portion of their time managing our affairs; provided that we are not obligated to reimburse our Manager or its affiliates, as applicable, for any compensation paid to Mr. Tannenbaum, Mr. Kalikow and Mrs. Tannenbaum. Our share of such costs are based upon the percentage of time devoted by such personnel of our Manager or its affiliates to our affairs.

For additional information, see “Management Compensation—Expense Reimbursement.”
Monthly in cash.

Type	Description	Payment
Termination Fee
Equal to three times the sum of (i) the average annual Base Management Fee and (ii) the average annual Incentive Compensation, in each case, earned by our Manager during the 12-month period immediately preceding the most recently completed fiscal quarter prior to the date of termination. Such fee shall be payable upon termination of our Management Agreement in the event that (i) we decline to renew our Management Agreement, without cause, upon 180 days prior written notice and the affirmative vote of at least two-thirds of our independent directors that there has been unsatisfactory performance by our Manager that is materially detrimental to us taken as a whole, or (ii) our Management Agreement is terminated by our Manager (effective upon 60 days’ prior written notice) based upon our default in the performance or observance of any material term, condition or covenant contained in our Management Agreement and such default continuing for a period of 30 days after written notice thereof specifying such default and requesting that the same be remedied in such 30-day period.

For additional information, see “Management Compensation—Termination Fee.”
Upon specified termination in cash.
Our Growth Strategy
Our objective is to provide attractive risk-adjusted returns over time through cash distributions and capital appreciation. We intend to achieve this objective by sourcing, underwriting, structuring and funding loans to state law compliant cannabis companies.
Over the past 16 months, our manager and its affiliates have had access to over $4.0 billion of potential loan opportunities. We believe we are well positioned to take advantage of the supply and demand imbalance that exists in the market. As the cannabis industry continues to evolve and to the extent that additional states legalize cannabis, the demand for capital continues to increase as operators seek to enter and build out new markets. We provide borrowers an institutional and flexible alternative for financing. As we continue to grow our equity base, we believe we can commit to additional transactions with strong risk-adjusted returns to diversify our portfolio and act as a lead agent on larger deals that we can syndicate.
We intend to primarily focus on cannabis industry operators with strong collateral, in the form of real estate, equipment, licenses, and other assets owned by the borrower. Our Manager will regularly evaluate loans and we currently retain an independent third-party valuation firm to provide input on the valuation of unquoted assets, which our Manager considers along with various other subjective and objective factors when making any such evaluation. The collateral underlying our loans is located in states in the U.S. that we believe have attractive regulatory environments for companies operating in the cannabis industry, economic conditions and commercial real estate fundamentals.
Key elements of our strategy include:
•	Targeting loans for origination and investment that typically have the following characteristics:
○	principal balance greater than $10 million;
○	real estate collateral coverage of at least one times the principal balance;
○	secured by commercial real estate properties, including cannabis cultivation facilities, processing facilities, and dispensaries; and
○	well-capitalized sponsors with substantial experience in particular real estate sectors and geographic markets.
•
Diversifying our financing sources with increased access to equity and debt capital, which may provide us with a lower overall cost of funding and the ability to hold larger loan sizes, among other things.

We draw upon our Manager’s expertise in sourcing, underwriting, structuring and funding capabilities to implement our growth strategy. We believe that our current growth strategy provides significant potential opportunities to our stockholders for attractive risk-adjusted returns over time. However, to capitalize on the appropriate loan opportunities at different points in the economic and real estate investment cycle, we may modify or expand our growth strategy from time to time.
Key Financial Measures and Indicators
As a commercial real estate finance company, we believe the key financial measures and indicators for our business are Core Earnings, Adjusted Core Earnings (as defined below), book value per share and dividends declared per share.
Core Earnings and Adjusted Core Earnings
In addition to using certain financial metrics prepared in accordance with GAAP to evaluate our performance, we also use Core Earnings and Adjusted Core Earnings to evaluate our performance excluding the effects of certain transactions and non-GAAP adjustments we believe are not necessarily indicative of our current loan activity and operations. Each of Core Earnings and Adjusted Core Earnings is a measure that is not prepared in accordance with GAAP. We define Core Earnings as, for a specified period, the net income (loss) computed in accordance with GAAP, excluding (i) non-cash equity compensation expense, (ii) Incentive Compensation, (iii) depreciation and amortization, (iv) any unrealized gains, losses or other non-cash items recorded in net income (loss) for the period, regardless of whether such items are included in other comprehensive income or loss, or in net income (loss); provided that Core Earnings does not exclude, in the case of investments with a deferred interest feature (such as OID, debt instruments with PIK interest and zero coupon securities), accrued income that we have not yet received in cash, and (v) one-time events pursuant to changes in GAAP and certain non-cash charges, in each case after discussions between our Manager and our independent directors and after approval by a majority of such independent directors. We define Adjusted Core Earnings, for a specified period, as Core Earnings excluding certain non-recurring organizational expenses (such as one-time expenses related to our formation and start-up).
We believe providing Core Earnings and Adjusted Core Earnings on a supplemental basis to our net income as determined in accordance with GAAP is helpful to stockholders in assessing the overall performance of our business. Core Earnings and Adjusted Core Earnings should not be considered as substitutes for GAAP net income. We caution readers that our methodology for calculating Core Earnings and Adjusted Core Earnings may differ from the methodologies employed by other REITs to calculate the same or similar supplemental performance measures, and as a result, our reported Core Earnings and Adjusted Core Earnings may not be comparable to similar measures presented by other REITs.
We also use Core Earnings to determine the fees we pay our Manager. For information on the fees we pay our Manager, see “Management Compensation.”

The following table provides a reconciliation of GAAP net income to Core Earnings and Adjusted Core Earnings (in thousands, except per share data):
For the period from July 31, 2020 (date of commencement of operations) to September 30, 2020
Net Income	$2,106,250
Adjustments to net income
Non-cash equity compensation expense	—
Incentive Compensation to Manager(1)	—
Depreciation and amortization	—
Unrealized (gain), losses or other non-cash items	(1,563,800)
One-time events pursuant to changes in GAAP and certain non-cash charges	—
Core Earnings	$542,450
Adjustments to Core Earnings
Certain organizational expenses	616,190
Adjusted Core Earnings	$1,158,640
Basic weighted average shares of common stock outstanding (in shares, on a post-split basis)	5,376,411
Adjusted Core Earnings per Weighted Average Share (on a post-split basis)	$0.22
(1)	Our Manager has agreed to waive the Incentive Compensation for the period from July 31, 2020 (date of commencement of operations) through December 31, 2020.
Book Value Per Share
We believe that book value per share is helpful to stockholders in evaluating our growth as we scale our equity capital base and continue to invest in our target investments. The book value per share of our common stock as of September 30, 2020 was $105.27 on a pre-split basis.
Dividends Declared Per Share
For the period from July 31, 2020 (date of commencement of operations) through September 30, 2020, we did not declare dividends. In December 2020, we declared (i) a regular cash dividend of $2.45 per share of our common stock (on a pre-split basis, or $0.35 per share, on a post-split basis), relating to the period since our inception through the fourth quarter of 2020, to be paid on December 30, 2020 to stockholders of record as of December 23, 2020 and (ii) a special cash dividend of $1.85 per share of our common stock (on a pre-split basis, or approximately $0.26 per share, on a post-split basis) to be paid on December 30, 2020 to stockholders of record as of December 23, 2020. The total amount of the regular cash dividend payment and the special cash dividend payment will be $2.2 million and $1.6 million, respectively. The payment of these dividends, including the special cash dividend, is not indicative of our ability to pay such dividends in the future.
Recent Developments
Preliminary December 31, 2020 Estimates
Our estimated net income allocable to our common stockholders for the  -month period ended   , 2020 was approximately $  million or $  per common share (after giving effect to the seven-for-one stock split of our common stock, which will occur immediately prior to consummation of this offering). Net income of approximately $  million was comprised of approximately $  million in total revenues, incurred operating expenses of approximately $  million and a net change unrealized gain on investments of $  million. This reflects only the first months of our fourth quarter. We estimate that our total revenues for the fourth quarter will be in the range of $  million to $  million assuming   , and expect net income for the quarter to be in the range of $  million to $  million or $  to $  per common share (after giving effect to the seven-for-one stock split of our common stock, which will occur immediately prior to consummation of this offering). These estimated ranges are preliminary and may change. We and our auditors have not begun our normal quarterly and annual closing and review procedures for the quarter and year ended December 31, 2020, and there can be no assurance that final results for our fourth quarter or annual period will not differ from our estimated results, including as a result of the   month of our fourth quarter or as a result of quarter-end and annual closing procedures or review adjustments. In addition, the estimates for this  -month period and the fourth quarter will be subject to quarter and year-end closing procedures and/or adjustments, and should not be viewed as a substitute for full interim and annual financial statements prepared in accordance with GAAP that have been reviewed and/or audited by our auditors. These preliminary results could change materially and are not necessarily indicative of the results to be achieved for our fourth quarter or any future period. As a result of the foregoing considerations and the other limitations described herein, investors are cautioned not to place undue reliance on this preliminary financial information.
As a result of our operating activities during the quarter ended September 30, 2020, including our closed loan originations described above under “Our Portfolio” and based on our management’s expectation that our operating results for the three months ended December 31, 2020 will be comparable to our operating results for the period from July 31, 2020 (date of commencement of operations) through September 30, 2020, we anticipate the book value per share of our common stock, which is computed in accordance with GAAP, will be between approximately $   and $   per common share (after giving effect to the seven-for-one stock split of our common stock, which will occur immediately prior to consummation of this offering) as of December 31, 2020. Our estimated range of book value per share is preliminary and subject to completion of our normal quarterly closing and review procedures for the quarter ended December 31, 2020. Given the timing of our estimate, however, the actual book value per share of our common stock as of December 31, 2020 may differ materially, including as a result of our year-end closing procedures, review adjustments and other developments that may arise between now and the time our financial results for the three months ended December 31, 2020 are finalized. Accordingly, you should not place undue reliance on our estimate. This estimated range has been prepared by, and is the responsibility of, our management and has not been reviewed or audited or subjected to any other procedures by our independent registered public accounting firm. Accordingly, our independent registered public accounting firm does not express an opinion or any other form of assurance with respect to this estimate.
See “Risk Factors—Risks Related to Our Business and Growth Strategy—There are material limitations with making estimates of our results for current period or other periods prior to the completion of our and our auditors’ normal review procedures for such periods,” “Risk Factors,” “Special Note Regarding Forward-Looking Statements,” “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes thereto included elsewhere in this prospectus.
Additional Equity Private Placement Closing
In November 2020, on a pre-split basis, we sold and issued 114,711 shares of our common stock in a second closing of our private placement offering (the “Additional Closing”), at a purchase price of $106.31 per share, after giving effect to the reallocation of organizational costs, and with gross proceeds of approximately $12.3 million in cash.
In December 2020, we sold and issued 125 shares of our 12.0% Series A Cumulative Non-Voting Preferred Stock, $0.01 par value per share (the “Series A Preferred Stock”), in a private placement offering (the “Series A Offering”), at a purchase price of $1,000 per share, with gross proceeds of $125,000 in cash. See “Description of Capital Stock" for additional information regarding our Series A Preferred Stock.
Updates to Our Loan Portfolio
In October 2020, we sold our loan to Public Company B with a principal amount of $7.0 million and received proceeds of approximately $7.35 million. As of September 30, 2020, the loan was recorded on the balance sheet with a fair value of approximately $7.32 million and had an original maturity date of January 2024.
In October 2020, we amended the credit agreement governing our loan to Private Company A to allow for Private Company A’s exercise of its right to access the incremental loan facility in the principal amount of $2.5 million, of which $2.0 million was to be funded by us and $500,000 was to be funded by the other lender under the facility. Our total commitment under the credit agreement was increased from $32.0 million to

$34.0 million. The total commitment for all lenders under the credit agreement was increased to $42.5 million. We funded our portion of $2.0 million of the incremental loan in October 2020 and received OID of approximately 14.9% of the funded incremental principal amount.
In November 2020, we amended the credit agreement governing our loan to Subsidiary of Public Company C to upsize the commitment amount of the bridge loan to the borrower from $5.0 million to $9.0 million. The amendment did not change any other material terms of the credit agreement governing such loan. We funded the remaining $4.0 million of the bridge loan in November 2020 and received OID of approximately 22.5% of the funded incremental principal amount.
In November 2020, we entered into a credit agreement with Private Company C, to provide senior secured term loan commitments of $22.0 million. We funded $11.0 million of such commitments at closing, and Private Company C may draw on the remaining commitments until the one year anniversary of the closing date. The outstanding amount of the term loans bears interest at a rate of (i) the London Inter-Bank Offered Rate (“LIBOR”) plus 12.0% per annum, subject to a 1.0% floor, paid in cash and (ii) 4.0% per annum PIK, subject to a step down to 2.0% per annum upon occurrence of the Step Down Trigger (as defined therein). Commencing on December 1, 2021, Private Company C must make monthly amortization payments equal to 10.0% of the aggregate principal amount of the funded term loans (together with any capitalized interest) in equal installments. The remaining outstanding balance of the terms loans have a maturity date of December 1, 2025. The obligations of Private Company C under the credit agreement are secured by substantially all of its assets. Under the credit agreement, Private Company C is required to pay (a) an unused fee of 5.0% per annum on any unused commitments under the credit agreement, until the one year anniversary of the closing date, (b) an agent fee, equal to 1.0% of the outstanding amount of the term loans, on each yearly anniversary of the closing of the credit agreement, and (c) an exit fee, equal to 7.0% of the aggregate loan commitment amount, at maturity (or, if earlier, upon full repayment of the loans, including upon acceleration of the loans). If Private Company C prepays the outstanding terms loans prior to maturity for any reason (other than in connection with monthly amortization and certain other limited mandatory prepayments), the prepaid amounts will be subject to a make-whole amount during the first year following the closing date, a 4.0% prepayment premium during the second year following the closing date, and a 3.0% prepayment premium during the third year following the closing date. The term loans are also subject to OID of 4.0% of the aggregate loan commitment amount.
In November 2020, we funded an additional $5.9 million of undrawn principal of our senior term loan to Private Company A for the acquisition of a new collateral property pursuant to the terms of the credit agreement. After funding, the outstanding balance of the loan was approximately $32.6 million and the remaining undrawn commitments equaled approximately $1.4 million.
In December 2020, we entered into a credit agreement with Subsidiary of Public Company D, to provide a senior secured term loan of $10.0 million. The outstanding amount of the term loan bears interest at a rate of 12.875% per annum and has a maturity date of December 18, 2024. The obligations of Public Company D under the credit agreement are secured by substantially all of its assets. If Subsidiary of Public Company D prepays the outstanding term loan prior to maturity for any reason (other than in connection with certain mandatory prepayments), the prepaid amounts will be subject to a make-whole amount during the first eighteen months following the closing date, a 6.44% prepayment premium between eighteen months through thirty months following the closing date and a 3.22% prepayment premium between thirty months through forty-two months following the closing date. The term loan is also subject to OID of 1.875% of the total loan amount.
In December 2020, we entered into a credit agreement with Private Company D, to provide a senior secured term loan of $12.0 million. The outstanding amount of the term loan bears interest at a rate of (i) 13.0% per annum and (ii) 2.0% per annum PIK. Commencing in January 2022, Private Company D must make monthly amortization payments equal to 5.0% per annum of the aggregate principal amount of the funded term loan (together with any PIK interest that has been capitalized and added to the outstanding principal balance of the loan as of January 1, 2022) in equal installments. The remaining outstanding balance of the term loans has a maturity date of January 1, 2026. The obligations of Private Company D under the credit agreement are secured by substantially all of its assets. Under the credit agreement, Private Company D is required to pay (a) an agent fee, equal to 1.0% of the outstanding amount of the term loans, on each yearly anniversary of the closing of the credit agreement and (b) an exit fee, equal to 2.0% of the aggregate loan commitment amount, at maturity (or, if earlier, upon full repayment of the loans, including upon acceleration of the loans). If Private Company D prepays the outstanding term loan prior to maturity for any reason (other than in connection with monthly amortization and certain mandatory prepayments), the prepaid amounts will be subject to a make-whole amount during the first year following the closing date, a 4.0% prepayment premium during the second year following the closing date, a 3.0% prepayment premium during the third year following the closing date and a 2.0% prepayment premium during the fourth year following the closing date. The term loan is also subject to OID of 8.8% of the aggregate loan commitment amount.
Sale of Assigned Rights
In October 2020, we sold to AFC Warehouse, our affiliate which is also managed by our Manager, Assigned Rights to acquire and/or assign (i) a warrant to purchase 540,732 shares of common stock of Private Company A at an exercise price of $0.01 per share and (ii) a warrant to purchase 551,768 shares of common stock of Private Company A at an exercise price of $0.75 per share for an aggregate purchase price of $217,783, representing the fair value of such Assigned Rights as of the date of such sale, as determined by our Board (based on various subjective and objective factors, including input from an independent third-party valuation firm) and approved by AFC Warehouse.
In November 2020, we also sold to AFC Warehouse an Assigned Right to acquire and/or assign a warrant to purchase 3,000,000 common shares of Public Company C at an exercise price of $0.375 per share for an aggregate purchase price of $858,216, representing the fair value of such Assigned Right as of the date of such sale, as determined by our Board (based on various subjective and objective factors, including input from an independent third-party valuation firm) and approved by AFC Warehouse.
Dividends Declared Per Share
In December 2020, we declared (i) a regular cash dividend of $2.45 per share of our common stock (on a pre-split basis, or $0.35 per share, on a post-split basis), relating to the period since our inception through the fourth quarter of 2020, to be paid on December 30, 2020 to stockholders of record as of December 23, 2020 and (ii) a special cash dividend of $1.85 per share of our common stock (on a pre-split basis, or approximately $0.26 per share, on a post-split basis) to be paid on December 30, 2020 to stockholders of record as of December 23, 2020. The total amount of the regular cash dividend payment and the special cash dividend payment will be $2.2 million and $1.6 million, respectively. The payment of these dividends, including the special cash dividend, is not indicative of our ability to pay such dividends in the future.
COVID-19
The spread of a novel strain of coronavirus (“COVID-19”) has caused significant business disruptions in the United States beginning in the first quarter of 2020 and has resulted in governmental authorities implementing numerous measures to try to contain the virus, such as quarantines, shelter-in-place or total lock-down orders and business limitations and shutdowns (subject to exceptions for certain “essential” operations and businesses). Over the course of the COVID-19 pandemic, medical cannabis companies have been deemed “essential” by 29 states administering shelter-in-place orders and adult use cannabis has been deemed “essential” in eight of those states. Consequently, the impact of the COVID-19 pandemic and the related regulatory and private sector response on our financial and operating results for the period ended September 30, 2020 was somewhat mitigated as all of our borrowers were permitted to continue to operate during this pandemic and, as of December 26, 2020, we have not experienced any payment defaults by our borrowers nor have we made any concessions on any payments due.
Regardless, the full extent of the economic impact of the business disruptions caused by COVID-19 is uncertain. The outbreak of COVID-19 has severely impacted global economic activity and caused significant volatility and negative pressure in financial markets. The global impact of the outbreak has been rapidly evolving, and many countries, including the United States, have reacted by instituting quarantines, mandating business and school closures and restricting travel. As a result, the COVID-19 pandemic is negatively impacting almost every industry directly or indirectly, including the regulated cannabis industry. Although some of these measures have been lifted or scaled back, a recent resurgence of COVID-19 in certain parts of the world, including the United States, has resulted in the re-imposition of certain restrictions and may lead to more restrictions to reduce the spread of COVID-19. The extent of any effect that these disruptions may have on our operations and financial performance will depend on future developments, including possible impacts on the performance of our loans, general business activity, and ability to generate revenue, which cannot be determined. For more information see

“Risk Factors—Risks Related to Our Business and Growth Strategy—The current outbreak of COVID-19, or the future outbreak of any other highly infectious or contagious diseases, could materially and adversely impact or cause disruption to our borrowers and their operations, and in turn our ability to continue to execute our business plan.”
Risks Associated with Our Business
Our business and our ability to execute our strategy are subject to many risks. Before making a decision to invest in our common stock, you should carefully consider all of the risks and uncertainties described in “Risk Factors” immediately following this Prospectus Summary and all of the other information in this prospectus. These risks include, but are not limited to, the following:
•
We were recently formed and have limited operating history, and may not be able to successfully operate our business, integrate new assets and/or manage our growth or to generate sufficient revenue to make or sustain distributions to our stockholders.

•	Competition for the capital that we provide may reduce the return of our loans, which could adversely affect our operating results and financial condition.
•
We are externally managed by our Manager and our growth and success depends on our Manager, its key personnel and investment professionals, and our Manager’s ability to make loans on favorable terms that satisfy our investment strategy and otherwise generate attractive risk-adjusted returns; thus, if our Manager overestimates the yields or incorrectly prices the risks of our loans or if there are any adverse changes in our relationship with our Manager, we may experience losses.

•
We provide loans to established companies operating in the cannabis industry which involves significant risks, the risk to our business of strict enforcement against our borrowers of the federal illegality of cannabis, and such loans lack liquidity, and we could lose all or part of any of our loans.

•
Our ability to grow our business depends on state laws pertaining to the cannabis industry. New laws that are adverse to our borrowers may be enacted, and current favorable state or national laws or enforcement guidelines relating to cultivation, production and distribution of cannabis may be modified or eliminated in the future, which would impede our ability to grow our business under our current business plan and could materially adversely affect our business.

•
As a debt investor, we are often not in a position to exert influence on borrowers, and the stockholders and management of such companies may make decisions that could decrease the value of loans to such borrower.

•	Our growth depends on external sources of capital, which may not be available on favorable terms or at all.
•	Interest rate fluctuations could increase our financing costs, which could lead to a significant decrease in our results of operations, cash flows and the market value of our loans.
•
There are various conflicts of interest in our relationship with our Manager, including conflicts created by our Manager’s compensation arrangements with us, which could result in decisions that are not in the best interests of our stockholders.

•
Maintenance of our exemption from registration under the Investment Company Act may impose significant limits on our operations. Your investment return in our Company may be reduced if we are required to register as an investment company under the Investment Company Act.

•
We may be deemed to be “closely held” within the meaning of Section 856(a)(6) (without regard to Section 856(h)(2)) of the Code (“Closely Held”), subject to our ability to redeem certain shares of our capital stock, would result in us failing to qualify as a REIT and, subject to any required approvals by our Board and our stockholders, would trigger our dissolution and windup process.

•
Failure to qualify as a REIT for U.S. federal income tax purposes would cause us to be taxed as a regular corporation, which would substantially reduce funds available for distributions to our stockholders.

•	We may incur significant debt, and our governing documents and current credit facility contain no limit on the amount of debt we may incur.

•
We may in the future pay distributions from sources other than our cash flow from operations, including borrowings, offering proceeds or the sale of assets, which means we will have less funds available for investments or less income-producing assets and your overall return may be reduced.

•	There is currently no public market for our common stock and the value of our common stock may be volatile and could decline substantially.
If any of the factors enumerated above or in “Risk Factors” occurs, our business, financial condition, liquidity, results of operations and prospects could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you may lose some or all of your investment.
Corporate Information
Our principal executive offices are located at 525 Okeechobee Blvd., Suite 1770, West Palm Beach, FL 33401, and our telephone number at this address is (561) 510-2390. Our website is www.afcgamma.com. Information contained in, or accessible through, our website is not a part of, and is not incorporated into, this prospectus.
Restrictions on Ownership and Transfer of Securities
To assist us in complying with the limitations on the concentration of ownership of a REIT imposed by the Code, among other purposes, our Articles of Incorporation (as amended and restated by our Articles of Amendment and Restatement, which will become effective immediately prior to the completion of this offering, our “Charter”) prohibits, with certain exceptions, any person from beneficially or constructively owning more than 6.2% in value or number of shares, whichever is more restrictive, of the aggregate outstanding shares of our capital stock. Our Charter also prohibits any person from, among other things, beneficially or constructively owning shares of our capital stock that would result in us being Closely Held after June 30, 2021, or otherwise cause us to fail to qualify as a REIT. See “Description of Capital Stock—Ownership Limitations and Exceptions” for more information.
Our Charter provides that any transfer of shares of our capital stock in violation of the foregoing restrictions will result in the shares so transferred being automatically transferred to a trust for the benefit of a charitable beneficiary, and the purported transferee acquiring no rights in the shares. To the extent that, upon a transfer of shares of our capital stock pursuant to the Charter, a violation of any provision of the Charter would nonetheless be continuing, then such shares of our capital stock shall be transferred to that number of trusts, each having a distinct trustee and a charitable beneficiary or charitable beneficiaries that are distinct from those of each other trust, such that there is no violation of any provisions of the Charter. Our Charter also provides that if a transfer of shares of our capital stock would result in our capital stock being beneficially owned by less than 100 persons, the transfer will be void ab initio, and the transferee shall acquire no rights in such shares of our capital stock. If a transfer of shares of our capital stock would result in our assets being deemed “plan assets,” the transfer shall also be void ab initio. See “Description of Capital Stock—Transfer Restrictions” for more information.
Federal Income Tax Status
We intend to elect to be taxed as a REIT commencing with our taxable year ending December 31, 2020. Our qualification as a REIT depends on our ability to meet, on a continuing basis, through actual investment and operating results, various complex requirements under the Code, relating to, among other things, organizational requirements, the sources of our gross income, the composition and value of our assets, and our distribution levels. We believe that we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and that our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT.
We generally will not be subject to U.S. federal income tax on the portion of our taxable income or capital gain that is distributed to stockholders annually for as long as we qualify as a REIT. This treatment substantially eliminates the “double taxation” (i.e., at both the corporate and stockholder levels) that typically results from investment in a corporation. Under the Code, REITs are subject to numerous organizational and operational requirements, including a requirement that they distribute each year at least 90% of their REIT taxable income, computed without regard to the dividends paid deduction and our net capital gain. If we fail to qualify for taxation as a REIT for U.S. federal income tax purposes in any taxable year and the relief provisions do not apply, we will be subject to tax on our taxable income at regular corporate rates and may be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. Distributions to stockholders in any year in which we fail to qualify as a REIT will not be deductible by us, nor will we be required to make those distributions. Even if we qualify for taxation as a REIT, we may be subject to certain federal, state and local taxes on our income and assets, including taxes on any undistributed income. See “U.S. Federal Income Tax Considerations” for more information.
Distributions
Any future determination to make distributions will be at the discretion of our Board, subject to compliance with applicable law and any contractual provisions, including under agreements for indebtedness that we may incur, that restrict or limit our ability to make distributions, and will depend upon, among other factors, our results of operations, financial condition, earnings, capital requirements and other factors that our Board deems relevant.
We intend to make regular quarterly distributions to holders of our common stock. U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its REIT taxable income, without regard to the deduction for dividends paid and excluding net capital gains, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its REIT taxable income. We intend to make distributions in an amount at least equal to the amount necessary to maintain our qualification as a REIT. See “Distribution Policy” for a summary of our distribution policy and “U.S. Federal Income Tax Considerations—Taxation—Requirements For Qualification—Annual Distribution Requirements” for a summary of our distribution requirements as a REIT.
Implications of Being an Emerging Growth Company
We are an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As an emerging growth company, we are eligible and may choose to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies, including:
•	an exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”);
•	exemption from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements;
•	reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and
•
an extended transition period to defer compliance with new or revised accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards.

Following this offering, we will continue to be an emerging growth company until the earliest to occur of (i) the last day of the fiscal year during which we had total annual gross revenues of at least $1.07 billion (as indexed for inflation), (ii) the last day of the fiscal year following the fifth anniversary of the date of the first sale of common stock under this registration statement, (iii) the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt or (iv) the date on which we are deemed to be a “large accelerated filer,” as defined under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
We have elected to take advantage of the extended transition period to comply with new or revised accounting standards and to adopt certain of the reduced disclosure requirements available to emerging growth companies. As a result of the accounting standards election, we will not be subject to the same implementation timing for new or revised accounting standards as other public companies that are not emerging growth companies which may make comparison of our financials to those of other public companies more difficult. Additionally, because we have taken advantage of certain reduced reporting requirements, the information contained herein may be different from the information you receive from other public companies in which you hold stock. See “Risk Factors—Risks Related to Ownership of Our Common Stock and This Offering—We are an “emerging growth company,” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make shares of our common stock less attractive to investors” for certain risks related to our status as an emerging growth company.

The Offering
Common stock offered by us
    shares.
Common stock to be outstanding after this offering
   shares (or     shares, if the underwriters exercise their over-allotment option in full).
Over-allotment option offered by us
   shares.
Use of Proceeds
We estimate that the net proceeds to us from this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $    million (or $    million if the underwriters exercise their over-allotment option in full), based on the assumed initial public offering price of $    per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus.
We intend to use the net proceeds received from this offering (i) to repay any borrowings that are outstanding under our Revolving Credit Facility (as defined below) at consummation of this offering, if any, (ii) to fund loans related to unfunded commitments to existing borrowers, Public Company C, Private Company A, Private Company B and Private Company C, in an aggregate principal amount of approximately $19.8 million, (iii) to originate and participate in commercial loans to companies operating in the cannabis industry that are consistent with our investment strategy and (iv) for working capital and other general corporate purposes. We expect that more than 75% of our net proceeds received from this offering will be used as specified in clauses (ii) and (iii) of the foregoing sentence.
Certain of our affiliates are lenders under the Revolving Credit Agreement governing our Revolving Credit Facility and, in such capacity, such affiliates will receive the net proceeds from this offering to the extent any borrowings are outstanding under the Revolving Credit Agreement at consummation of this offering and such net proceeds are used to repay such borrowings. As of December 26, 2020, we did not have any borrowings outstanding under our Revolving Credit Facility.
Pending application of the net proceeds, we may invest the net proceeds from this offering in interest-bearing, short-term investments, including money market accounts or funds, commercial mortgage-backed securities and corporate bonds, which are consistent with our intention to qualify as a REIT and to maintain our exclusion from registration under the Investment Company Act. See “Use of Proceeds.”
Purchases by Officers and Directors
Certain of our officers and directors may purchase shares of our common stock in this offering at the public offering price. No underwriting discount will be paid on the shares of common stock purchased by our executive officers and directors in this offering. Any shares purchased by our executive officers or directors in this offering will be subject to the lock-up agreements described in “Underwriting—No Sales of Similar Securities.” We are not making loans to any of our directors, employees or other persons to purchase such shares. See “Underwriting—Purchases by Officers and Directors.”
Proposed Nasdaq symbol
“AFCG.”
Risk Factors
See “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.
The number of shares of common stock to be outstanding after this offering includes the number of shares of common stock outstanding as of December 26, 2020. This number excludes:
(i)
67,586 shares of common stock (on a pre-split basis, or 473,102 shares, on a post-split basis) expected to be reserved for future grant or issuance under our 2020 Stock Incentive Plan (after giving effect to the issuance of options referenced in clause (iii) below), which shares will automatically increase each year starting on    ,    , as more fully described in “Management—2020 Stock Incentive Plan”;

(ii)
132,414 shares of common stock (on a pre-split basis, or 926,898 shares, on a post-split basis) issuable upon exercise of options outstanding as of December 26, 2020, having a weighted-average exercise price of approximately $103.59 per share; and

(iii)
up to 100,000 shares of common stock (on a pre-split basis, or 700,000 shares on a post-split basis) issuable upon exercise of options authorized as of December 26, 2020, to be issued immediately prior to the consummation of this offering at an exercise price equal to the per share price to the public in this offering on a post-split basis.

Unless the context indicates otherwise, all information in this prospectus assumes:
(i)	882,770 shares of common stock (on a pre-split basis, or 6,179,392 shares, on a post-split basis) outstanding as of December 26, 2020;
(ii)	the underwriters will not exercise their over-allotment option in this offering;
(iii)	no issuance or exercise of stock options on or after December 26, 2020;
(iv)	no purchases of Reserved Shares by existing stockholders or their affiliates pursuant to the indications of interest, described above or pursuant to the directed share program;
(v)	the seven-for-one stock split of our common stock, which will occur immediately prior to consummation of this offering; and
(vi)	the effectiveness of our Articles of Amendment and Restatement, which will occur immediately prior to the completion of this offering.

Summary Financial and Other Data
The following table sets forth our summary financial and other data. The following data should be read in conjunction with our financial statements and the related notes thereto and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Any interim financial data is not necessarily indicative of results that may be experienced for the full year or any future reporting period, and the historical financial data presented may not be indicative of our future performance.
The following data gives effect to the seven-for-one stock split of our common stock, which will occur immediately prior to consummation of this offering.
As of and for the period from July 31, 2020 (date of commencement of operations) to September 30, 2020
Statement of Operations Data:
Revenue
Interest Income	$1,594,769
Total revenue	1,594,769

Expenses
Management fees, net (less rebate of $84,167)	142,067
General and administrative expense	204,262
Organizational expense	616,190
Professional fees	89,800
Total expenses	1,052,319

Net realized and change in unrealized gains / (losses) on loans at fair value
Change in unrealized gains / (losses) on loans at fair value, net	1,563,800
Total net realized and change in unrealized gains / (losses) on loans at fair value	1,563,800

Net Income / (loss) before income taxes	2,106,250
Income tax expense	—
Net Income / (loss)	2,106,250

Earnings per common share:
Basic earnings per common share (in dollars per share, on a post-split basis)	$0.39

Weighted average number of common shares outstanding:
Basic weighted average shares of common stock outstanding (in shares, on a post-split basis)(1)	5,376,411

Balance Sheet Data:
Total assets(1)	$82,717,823
Total liabilities	$1,862,641
Total stockholders’ equity(1)	$80,855,182

Other Financial Data:
Core Earnings(1)(2)	$542,450
Adjusted Core Earnings(1)(2)	$1,158,640
Adjusted Core Earnings per weighted average share of common stock (on a post-split basis)(1)(2)	$0.22

(1)
Does not give effect to the Additional Closing or the Series A Offering, the changes to our loan portfolio, the sale of Assigned Rights or the dividends to our stockholders subsequent to September 30, 2020. See “—Recent Developments” for additional information.

(2)
We use Core Earnings and Adjusted Core Earnings to evaluate our performance excluding the effects of certain transactions and non-GAAP adjustments we believe are not necessarily indicative of our current loan activity and operations. Each of Core Earnings and Adjusted Core Earnings is a measure that is not prepared in accordance with GAAP. We define Core Earnings as, for a given period, the net income (loss) computed in accordance with GAAP, excluding (i) non-cash equity compensation expense, (ii) Incentive Compensation, (iii) depreciation and amortization, (iv) any unrealized gains, losses or other non-cash items recorded in net income (loss) for the period, regardless of whether such items are included in other comprehensive income or loss, or in net income (loss); provided that Core Earnings does not exclude, in the case of investments with a deferred interest feature (such as OID, debt instruments with PIK interest and zero coupon securities), accrued income that we have not yet received in cash, and (v) one-time events pursuant to changes in GAAP and certain non-cash charges, in each case after discussions between our Manager and our independent directors and after approval by a majority of such independent directors. We define Adjusted Core Earnings, for a specified period, as Core Earnings excluding certain non-recurring organizational expenses (such as one-time expenses related to our formation and start-up). We believe providing Core Earnings and Adjusted Core Earnings on a supplemental basis to our net income as determined in accordance with GAAP is helpful to stockholders in assessing the overall performance of our business. Core Earnings and Adjusted Core Earnings should not be considered as substitutes for GAAP net income. We caution readers that our methodology for calculating Core Earnings and Adjusted Core Earnings may differ from the methodologies employed by other REITs to calculate the same or similar supplemental performance measures, and as a result, our reported Core Earnings and Adjusted Core Earnings may not be comparable to similar measures presented by other REITs. We also use Core Earnings to determine the fees we pay our Manager. For information on the fees we pay our Manager, see “Management Compensation.” The following table provides a reconciliation of GAAP net income to Core Earnings and Adjusted Core Earnings (in thousands, except per share data):

For the period from July 31, 2020 (date of commencement of operations) to September 30, 2020
Net Income	$2,106,250
Adjustments to net income
Non-cash equity compensation expense	—
Incentive Compensation to Manager(1)	—
Depreciation and amortization	—
Unrealized (gains), losses or other non-cash items	(1,563,800)
One-time events pursuant to changes in GAAP and certain non-cash charges	—
Core Earnings	$542,450
Adjustments to Core Earnings
Certain organizational expenses	616,190
Adjusted Core Earnings	$ 1,158,640
Basic weighted average shares of common stock outstanding (in shares, on a post-split basis)	5,376,411
Adjusted Core Earnings per Weighted Average Share (on a post-split basis)	$0.22
(1)	Our Manager has agreed to waive the Incentive Compensation for the period from July 31, 2020 (date of commencement of operations) through December 31, 2020.

RISK FACTORS
An investment in our common stock involves a high degree of risk and should be considered highly speculative. Before making an investment decision, you should carefully consider the following risk factors, which address the material risks concerning our business and an investment in our common stock. If any of the risks discussed below occur, our business, prospects, liquidity, funds from operations, internal rate of return, financial condition and results of operations, and our ability to make distributions to our stockholders could be materially and adversely affected, in which case the value of our common stock could decline significantly and you could lose all or part of your investment. Some statements in the following risk factors constitute forward-looking statements.
Risks Related to Our Business and Growth Strategy
We were recently formed and have limited operating history, and may not be able to operate our business successfully or to generate sufficient revenue to make or sustain distributions to our stockholders.
We were formed on July 6, 2020 and have limited operating history. As of December 26, 2020, our portfolio consisted of loans to eight different borrowers (such loans, collectively, our “Existing Portfolio”), and we intend to continue making loans upon completion of this offering. We are subject to all of the business risks and uncertainties associated with any new business, including the risk that we will not achieve our investment objectives and that the value of your investment could decline substantially. We cannot assure you that we will be able to operate our business successfully or profitably, or implement our operating policies. Our ability to provide attractive returns to our stockholders is dependent on our ability both to generate sufficient cash flow to pay our investors attractive distributions and to achieve capital appreciation, and we cannot assure you that we will be able to do either. There can be no assurance that we will be able to generate sufficient revenue from operations to pay our operating expenses and make or sustain distributions to stockholders. Our limited resources may also materially and adversely impact our ability to successfully implement our business plan. The results of our operations and the implementation of our business plan depend on several factors, including the availability of opportunities to make loans, the availability of adequate equity and debt financing, the federal and state regulatory environment relating to the cannabis industry (which are described below under “–Risks Related to the Cannabis Industry and Related Regulations”), conditions in the financial markets and economic conditions.
Competition for the capital that we provide may reduce the return of our loans, which could adversely affect our operating results and financial condition.
We compete as an alternative financing provider of debt financing to cannabis companies. Several competitors have recently entered the marketplace, and these competitors may prevent us from making attractive loans on favorable terms. Our competitors may have greater resources than we do and may be able to compete more effectively as a capital provider. In particular, larger companies may enjoy significant competitive advantages that result from, among other things, a lower cost of capital and enhanced operating efficiencies.
Additionally, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of loans, deploy more aggressive pricing and establish more relationships than us. Our competitors may also adopt loan structures similar to ours, which would decrease our competitive advantage in offering flexible loan terms. In addition, due to a number of factors (including but not limited to potentially greater clarity and/or unification of the laws and regulations governing cannabis by states and the federal government including through federal legislation or descheduling of cannabis, which may, in turn, encourage additional federally-chartered banks to provide their services to cannabis-related businesses), the number of entities and the amount of funds competing to provide suitable capital may increase, resulting in loans with terms less favorable to investors. Moreover, we strategically benefit from the cannabis industry’s currently constrained access to U.S. capital markets and if such access is broadened, including if the New York Stock Exchange (the “NYSE”) and/or the Nasdaq Stock Market were to permit the listing of plant-touching cannabis companies in the U.S., the demand among U.S. cannabis companies for private equity investments and debt financings, including our target loans, may materially decrease and could result in our competing with financial institutions that we otherwise would not. Any of the foregoing may lead to a decrease in our profitability, and you may experience a lower return on your investment. Increased competition in providing capital may also preclude us from making those loans that would generate attractive returns to us.

If we are unable to successfully integrate new assets and manage our growth, our results of operations and financial condition may suffer.
We may in the future significantly increase the size and/or change the mix of our portfolio of assets. We may be unable to successfully and efficiently integrate new assets into our existing portfolio or otherwise effectively manage our assets or our growth effectively. In addition, increases in our portfolio of assets and/or changes in the mix of our assets may place significant demands on our Manager’s administrative, operational, asset management, financial and other resources. Any failure to manage increases in size effectively could adversely affect our results of operations and financial condition.
We will allocate the net proceeds of this offering without input from our stockholders.
While we expect that more than 75% of our net proceeds received from this offering will be used as specified in “Use of Proceeds,” no assurance can be given that the potential identified loans will close on the anticipated terms or at all. Further, if these potential loans do not close, while we intend to use the proceeds from this offering to originate and participate in other commercial loans to companies operating in the cannabis industry that are consistent with our investment strategy, which we would expect to have similar characteristics as the terms reflected in “Use of Proceeds,” you will not be able to evaluate the exact manner in which the net proceeds of this offering will be invested or the economic merit of our future loans before purchasing our securities. As a result, we may use the net proceeds of this offering to invest in loans with which you may not agree. Additionally, our loans will be selected by our Manager with input from the Investment Committee; our stockholders will not have input into such investment decisions. Both of these factors will increase the uncertainty, and thus the risk, of investing in our securities. The failure of our Manager to apply the net proceeds of this offering effectively or to find loans that meet our loan criteria in sufficient time or on acceptable terms could result in unfavorable returns, could cause a material adverse effect on our business, financial condition, liquidity, results of operations and ability to make distributions to our stockholders, and could cause the value of our securities to decline.
Pending application of the net proceeds, we may invest the net proceeds from this offering in interest-bearing, short-term investments, including money market accounts or funds, commercial mortgage-backed securities and corporate bonds, which are consistent with our intention to qualify as a REIT and to maintain our exclusion from registration under the Investment Company Act. These investments are expected to provide a lower net return than we seek to achieve from investment in our target loans. We expect to reallocate this portion of the net proceeds into our portfolio or loans within six months, subject to the availability of appropriate loan opportunities. Our Manager intends to conduct due diligence with respect to each loan and suitable loan opportunities may not be immediately available. Even if opportunities are available, there can be no assurance that our Manager’s due diligence processes will uncover all relevant facts or that any loan will be successful.
We cannot assure you that (i) we will be able to enter into definitive agreements to invest in any new loans that meet our investment objectives, (ii) we will be successful in consummating any loan opportunities we identify or (iii) any of the loans we may make using the net proceeds of this offering will yield attractive risk-adjusted returns. Our inability to do any of the foregoing likely would materially and adversely affect our business and our ability to make distributions to our stockholders.
Our loans’ lack of liquidity may adversely affect our business.
Our Existing Portfolio includes, and our future loans will likely include, loans to private companies, which are less liquid than publicly traded securities. Certain of our target investments such as secured loans are also particularly illiquid due to a variety of factors, which may include a short life, potential unsuitability for securitization and greater difficulty of recovery in the event of a default or insolvency by the company to which we have provided a loan. The illiquidity of our loans may make it difficult for us to sell such loans if the need or desire arises. Further, applicable laws and regulations restricting the ownership and transferability of loans to regulated cannabis companies in conjunction with many parties not wishing to invest in cannabis businesses as a result of cannabis being federally illegal may make it difficult for us to sell or transfer such loans to third parties. In addition, many of the loans we make, to the extent they constitute securities, will not be registered under the relevant securities laws, resulting in a prohibition against their transfer, sale, pledge or disposition except in a transaction that is exempt from the registration requirements of, or otherwise in accordance with, those laws. As a result, we may be unable to dispose of such loans in a timely manner or at all. If we are required and able to liquidate all or a portion of our portfolio quickly, we could realize significantly less value than that which we had previously recorded for our loans and we cannot assure you that we will be able to sell our assets at a profit in the future. Further, we may face other restrictions on our ability to liquidate a loan in a company to the extent that we or our Manager have or could be attributed as having material, non-public information regarding such company. Our ability to vary our portfolio in response to changes in economic, regulatory and other conditions or changes in our strategic plan may therefore be relatively limited, which could adversely affect our results of operations and financial condition.
Our Existing Portfolio is, and our future portfolio may be, concentrated in a limited number of loans, which subjects us to an increased risk of significant loss if any asset declines in value or if a particular borrower fails to perform as expected.
Our Existing Portfolio is, and our future loans may be, concentrated in a limited number of loans. If a significant loan to one or more companies fails to perform as expected, such a failure could have a material adverse effect on our business, financial condition and operating results, and the magnitude of such effect could be more significant than if we had further diversified our portfolio. A consequence of this limited number of loans is that the aggregate returns we realize may be significantly adversely affected if a small number of loans perform poorly, if we need to write down the value of any one loan, if a loan is repaid prior to maturity and we are not able to promptly redeploy the proceeds and/or if an issuer is unable to obtain and maintain commercial success. While we intend to diversify our portfolio of loans as we deem prudent, we do not have fixed guidelines for diversification. As a result, our portfolio could be concentrated in relatively few loans and in a limited number of borrowers.
Our portfolio of loans is concentrated in certain property types or in particular industries, such as cannabis, that are subject to higher risk of foreclosure, or secured by properties concentrated in a limited number of geographic locations, economic and business downturns relating generally to such region or type of asset which may result in defaults on a number of our loans within a short time period, which may reduce our net income and the value of our common stock and accordingly reduce our ability to pay dividends to our stockholders.
We may lend to multiple borrowers that share a common sponsor. We do not have a limit on the amount of total gross offering proceeds that can be held by multiple borrowers that share the same sponsor. We may face greater credit risk to the extent a large portion of our portfolio is concentrated in loans to multiple borrowers that share the same sponsor.
Our Existing Portfolio contains loans to companies with operations that are geographically concentrated in Arizona, Arkansas, California, Connecticut, Florida, Maryland, Massachusetts, Michigan, Nevada, New Jersey, Ohio and Pennsylvania, and we will be subject to social, political and economic risks of doing business in those states and any other state in which we in the future have lending exposure.
Our Existing Portfolio contains loans to companies with operations that are geographically concentrated in Arizona, Arkansas, California, Connecticut, Florida, Maryland, Massachusetts, Michigan, Nevada, New Jersey, Ohio and Pennsylvania. Circumstances and developments related to operations in these markets that could negatively affect our business, financial condition, liquidity and results of operations include, but are not limited to, the following factors:
•	the development and growth of applicable state cannabis markets;
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the responsibility of complying with multiple and likely conflicting state and federal laws, including with respect to retail sale, distribution, cultivation and manufacturing of cannabis, licensing, banking, and insurance;

•	unexpected changes in regulatory requirements and other laws;
•	difficulties and costs of managing operations in certain locations;
•	potentially adverse tax consequences;
•	the impact of national, regional or state specific business cycles and economic instability; and
•	access to capital may be more restricted, or unavailable on favorable terms or at all in certain locations.

Loans to relatively new and small companies involve significant risks.
We primarily provide loans to established companies operating in the cannabis industry, but because the cannabis industry is relatively new and rapidly evolving, we may also from time to time provide loans to relatively new and/or small companies. Loans to relatively new and/or small companies involve a number of significant risks, including, but not limited to, the following:
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these companies may have limited financial resources and may be unable to meet their obligations, which may be accompanied by a deterioration in the value of any collateral securing our loan and a reduction in the likelihood of us realizing a return on our loan;

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they typically have shorter operating histories, narrower product lines and smaller market shares than larger and more established businesses, which tend to render them more vulnerable to competitors’ actions and market conditions (including conditions in the cannabis industry), as well as general economic downturns;

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they typically depend on the management talents and efforts of a small group of persons; therefore, the death, disability, resignation or termination of one or more of these persons could have a material adverse effect on such borrower and, in turn, on us;

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there is generally less public information about these companies. Unless publicly traded, these companies and their financial information are generally not subject to the regulations that govern public companies, and we may be unable to uncover all material information about these companies, which may prevent us from making a fully informed lending decision and cause us to lose money on our loans;

•	they generally have less predictable operating results and may require substantial additional capital to support their operations, finance expansion or maintain their competitive position;
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we, our executive officers and directors and our Manager may, in the ordinary course of business, be named as defendants in litigation arising from our loans to such borrowers and may, as a result, incur significant costs and expenses in connection with such litigation;

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changes in laws and regulations, as well as their interpretations, may have a disproportionate adverse effect on their business, financial structure or prospects compared to those of larger and more established companies; and

•	they may have difficulty accessing capital from other providers on favorable terms or at all.
We may need to foreclose on loans that are in default, which could result in losses.
We may find it necessary to foreclose on loans that are in default. Foreclosure processes are often lengthy and expensive. Results of foreclosure processes may be uncertain, as claims may be asserted by the relevant borrower or by other creditors or investors in such borrower that interfere with enforcement of our rights, such as claims that challenge the validity or enforceability of our loan or the priority or perfection of our security interests. Our borrowers may resist foreclosure actions by asserting numerous claims, counterclaims and defenses against us, including, without limitation, lender liability claims and defenses, even when the assertions may have no merit, in an effort to prolong the foreclosure action and seek to force us into a modification or buy-out of our loan for less than we are owed. Additionally, the transfer of certain collateral to us may be limited or prohibited by applicable laws and regulations. See “The loans that are in our Existing Portfolio or that we expect to make in the future may be secured by properties, that are, and will be, subject to extensive regulations, such that if such collateral was foreclosed upon those regulations may result in significant costs and materially and adversely affect our business, financial condition, liquidity and results of operations.” For transferable collateral, foreclosure or other remedies available may be subject to certain laws and regulations, including the need for regulatory disclosure and/or approval of such transfer. If federal law were to change to permit cannabis companies to seek federal bankruptcy protection, the applicable borrower could file for bankruptcy, which would have the effect of staying the foreclosure actions and delaying the foreclosure processes and potentially result in reductions or discharges of debt owed to us. Foreclosure may create a negative public perception of the collateral property, resulting in a diminution of its value. Even if we are successful in foreclosing on collateral property securing our loan, the liquidation proceeds upon sale of the underlying real estate may not be sufficient to recover our loan. Any costs or delays involved in the foreclosure or a liquidation of the underlying property will reduce the net proceeds realized and, thus, increase the potential for loss.

In the event a borrower defaults on any of its obligations to us and such debt obligations are equitized, we do not intend to directly hold such equity interests, which may result in additional losses on our loans in such entity.
The properties securing our loans may be subject to contingent or unknown liabilities that could adversely affect the value of these properties, and as a result, our loans.
Properties securing our loans may be subject to contingent, unknown or unquantifiable liabilities that may adversely affect the value of our loans. Such defects or deficiencies may include title defects, title disputes, liens or other encumbrances on properties securing our loans to borrowers. The discovery of such unknown defects, deficiencies and liabilities could affect the ability of our borrowers to make payments to us or could affect our ability to foreclose and sell the properties securing such loans, which could adversely affect our results of operations and financial condition. Further, we, our executive officers, directors and our Manager may, in the ordinary course of business, be named as defendants in litigation arising from our loans.
We may in the future foreclose and acquire properties without any recourse, or with only limited recourse, against the prior property owner with respect to contingent or unknown liabilities. As a result, if a claim were asserted against us based on ownership of any of these properties, we may have to pay substantial amounts to defend or settle the claim. If the magnitude of such unknown liabilities is high, individually or in the aggregate, our business, financial condition, liquidity and results of operations would be materially and adversely affected.
Construction loans involve an increased risk of loss.
Our loan portfolio and current pipeline includes construction loans and we may continue to invest in such loans in the future. If we fail to fund our entire commitment on a construction loan or if a borrower otherwise fails to complete the construction of a project, there could be adverse consequences associated with the loan, including, but not limited to: a loss of the value of the property securing the loan, especially if the borrower is unable to raise funds to complete it from other sources; a borrower’s claim against us for failure to perform under the loan documents; increased costs to the borrower that the borrower is unable to pay; a bankruptcy filing by the borrower; and abandonment by the borrower of the collateral for the loan.
Our investments in construction loans require us to make estimates about the fair value of land improvements that may be challenged by the Internal Revenue Service.
We invest in construction loans, the interest from which would be qualifying income for purposes of the gross income tests applicable to REITs, provided that the loan value of the real property securing the construction loan was equal to or greater than the highest outstanding principal amount of the construction loan during any taxable year. For purposes of construction loans, the loan value of the real property is generally the fair value of the land plus the reasonably estimated cost of the improvements or developments (other than personal property) that secure the loan and that are to be constructed from the proceeds of the loan. There can be no assurance that the Internal Revenue Service (“IRS”) would not challenge our estimates of the loan values of the real property.
If our Manager overestimates the yields or incorrectly prices the risks of our loans, we may experience losses.
Our Manager values our potential loans based on yields and risks, taking into account estimated future losses and the collateral securing a potential loan, if any, and the estimated impact of these losses on expected future cash flows, returns and appreciation. Our Manager’s loss estimates and expectations of future cash flows, returns and appreciation may not prove accurate, as actual results may vary from estimates and expectations. If our Manager underestimates the asset-level losses or overestimates loan yields relative to the price we pay for a particular loan, we may experience losses with respect to such loan.
Some of our portfolio loans may be recorded at fair value and, as a result, there will be uncertainty as to the value of these loans.
Some of our portfolio loans may be in the form of positions or securities that are not publicly traded. The fair value of securities and loans that are not publicly traded may not be readily determinable. Subject to the discretion of the Audit and Valuation Committee of our Board, we may value these loans quarterly, or more frequently as circumstances dictate, at fair value, which may include unobservable inputs. Because such valuations are subjective, the fair value of certain of our assets may fluctuate over short periods of time and our determinations of fair value may differ materially from the values that would have been used if a ready market for these loans existed. Our results of operations for a given period and the value of our securities generally could be adversely affected if our determinations regarding the fair value of these loans were materially higher than the values that we ultimately realize upon their disposal. The valuation process can be particularly challenging, especially if market events make valuations of certain assets more difficult, unpredictable and volatile.
Declines in market prices and liquidity in the capital markets can result in significant net unrealized depreciation of our portfolio, which in turn would reduce our net asset value.
Volatility in the capital markets can adversely affect our loan valuations. Decreases in the market values or fair values of our loans are recorded as unrealized depreciation. The effect of all of these factors on our portfolio can reduce our net asset value (and, as a result our asset coverage calculation) by increasing net unrealized depreciation in our portfolio. Depending on market conditions, we could incur substantial realized and/or unrealized losses, which could have a material adverse effect on our business, financial condition or results of operations.
The loans and other assets we will obtain may be subject to impairment charges, and we may experience a decline in the fair value of our assets.
We will periodically evaluate the loans we obtain and other assets for impairment indicators. The judgment regarding the existence of impairment indicators is based upon factors such as market conditions, borrower performance and legal structure. If we determine that an impairment has occurred, we would be required to make an adjustment to the net carrying value of the asset which could have an adverse effect on our results of operations in the period in which the impairment charge is recorded.
Such impairment charges reflect non-cash losses at the time of recognition and a subsequent disposition or sale of impaired assets could further affect our future losses or gains as they are based on the difference between the sale price received and the cost of such assets at the time of sale, as may be adjusted for amortization. If we experience a decline in the fair value of our assets, our results of operations, financial condition and our ability to make distributions to our stockholders could be materially and adversely affected.
Any credit ratings assigned to our loans will be subject to ongoing evaluations and revisions, and we cannot assure you that those ratings will not be downgraded.
Some of our loans may be rated by rating agencies such as Moody’s Investors Service, Fitch Ratings, Standard & Poor’s, DBRS, Inc. or Realpoint LLC. Any credit ratings on our loans are subject to ongoing evaluation by credit rating agencies, and we cannot assure you that any such ratings will not be changed or withdrawn by a rating agency in the future if, in its judgment, circumstances warrant. If rating agencies assign a lower-than-expected rating or reduce or withdraw, or indicate that they may reduce or withdraw, their ratings of our loans in the future, the value of our loans could significantly decline, which would adversely affect the value of our loan portfolio and could result in losses upon disposition or, in the case of our loans, the failure of borrowers to satisfy their debt service obligations to us.
Economic recessions or downturns could impair our borrowers and harm our operating results.
Because the operations of our borrowers are heavily dependent on retail sales, many of our borrowers may be susceptible to economic downturns or recessions and, during such periods, may be unable to satisfy their debt service obligations to us. Therefore, during these periods, our non-performing assets may increase and the value of our portfolio may decrease if we are required to write-down the values of our loans. Adverse economic conditions may also decrease the value of collateral securing some of our loans. Economic slowdowns or recessions could lead to financial losses in our portfolio and a decrease in our revenues, net income and asset values.
A borrower’s failure to satisfy financial or operating covenants imposed by us or other creditors could lead to defaults and, potentially, acceleration of the time when its debt obligations are due and foreclosure on its assets representing collateral for its obligations, which could trigger cross-defaults under other agreements and jeopardize our borrower’s ability to meet its obligations under the loans that we hold. We may incur expenses to the extent necessary to seek recovery upon default or to negotiate new terms with a defaulting borrower.

Our loans may be risky, and we could lose all or part of our loan.
The debt that we invest in is typically not initially rated by any rating agency, but we believe that if such loans were rated, they would be below investment grade (rated lower than “Baa3” by Moody’s Investors Service, lower than “BBB-” by Fitch Ratings or lower than “BBB-” by Standard & Poor’s Ratings Services), which under the guidelines established by these entities is an indication of having predominantly speculative characteristics with respect to the underlying company’s capacity to pay interest and repay principal. Therefore, certain of our loans may result in an above average amount of risk and volatility or loss of principal. While the loans we invest in are often secured, such security does not guarantee that we will receive principal and interest payments according to the terms of the loan, or that the value of any collateral will be sufficient to allow us to recover all or a portion of the outstanding amount of such loan should we be forced to enforce our remedies.
We may in the future enter into credit agreements with borrowers that may permit them to incur debt that ranks equally with, or senior to, the loans we extend to such companies under such credit agreements.
As of December 26, 2020, all of our borrowers are restricted from incurring any debt that ranks equally with, or senior to, our loans. Although our intended investment strategy is to construct a portfolio of loans secured with first priority liens on certain assets of our borrowers, we may in the future enter into credit agreements that rank equally with, or are subordinated to, other debt of our borrowers or that otherwise permit our borrowers to incur other debt that ranks equally with, or senior to, our loans under such credit agreements. In such case, such instruments may, by their terms, provide that the holders of such other debt are entitled to receive payment of interest or principal on or before the dates on which we are entitled to receive payments in respect of our loans. These instruments may prohibit borrowers from paying interest on or repaying our loans in the event and during the continuance of a default under such instrument or upon the occurrence of other specified events. In certain cases, we may, and may continue to, obtain unsecured guarantees from the parent entities of our borrowers in addition to the collateral provided by such borrowers and such guarantees may be effectively subordinated to any secured debt of such parent entities. Also, in the event of insolvency, liquidation, dissolution, reorganization or bankruptcy of a borrower, holders of securities ranking senior to our loan to that borrower, if any, typically are entitled to receive payment in full before we can receive any distribution in respect of our loan. After repaying such holders, the borrower may not have any remaining assets to use for repaying its obligation to us. In the case of securities or other debt ranking equally with our loans, we would have to share on an equal basis any distributions with other security holders in the event of an insolvency, liquidation, dissolution, reorganization or bankruptcy of the relevant borrower.
Our borrowers may be highly leveraged.
Some of our borrowers may be highly leveraged, which may have adverse consequences to these companies and to us as an investor. These companies may be subject to restrictive financial and operating covenants and the leverage may impair these companies’ ability to finance their future operations and capital needs. As a result, these companies’ flexibility to respond to changing business and economic conditions and to take advantage of business opportunities may be limited. Further, a leveraged company’s income and net assets will tend to increase or decrease at a greater rate than if borrowed money were not used.
There may be circumstances in which our loans could be subordinated to claims of other creditors, or we could be subject to lender liability claims.
If one of our borrowers were to go bankrupt, depending on the facts and circumstances, a bankruptcy court might re-characterize our loan and subordinate all or a portion of our claim to that of other creditors. In addition, we could be subject to lender liability claims if we are deemed to be too involved in a borrower’s business or exercise control over such borrower. For example, we could become subject to a lender’s liability claim, if, among other things, we actually render significant managerial assistance to a borrower to which we have provided a loan.

As a debt investor, we are often not in a position to exert influence on borrowers, and the stockholders and management of such companies may make decisions that could decrease the value of loans to such borrower.
As a debt investor, we are subject to the risk that a borrower may make business decisions with which we disagree and the stockholders and management of such company may take risks or otherwise act in ways that do not serve our interests. As a result, a borrower may make decisions that could decrease the value of our loan to such borrower.
Due to our borrowers’ involvement in the regulated cannabis industry, we and our borrowers have, and may continue to have, a difficult time obtaining or maintaining the various insurance policies that are desired to operate our business, which may expose us to additional risk and financial liabilities.
Insurance that is otherwise readily available, such as workers’ compensation, general liability, title insurance and directors’ and officers’ insurance, is more difficult for us and our borrowers to find and more expensive, because of our borrowers’ involvement in the regulated cannabis industry. There are no guarantees that we or our borrowers will be able to find such insurance now or in the future, or that such insurance will be available on economically viable terms. If we or our borrowers are forced to go without such insurance, it may prevent us from entering into certain business sectors, may inhibit our growth, may expose us to additional risk and financial liabilities and, in the case of an uninsured loss, may result in the loss of anticipated cash flow or the value of our loan.
Our insurance policies may not cover all losses.
There are certain types of losses, generally of a catastrophic nature, such as earthquakes, floods, hurricanes, terrorism or acts of war, which may be uninsurable or not economically insurable. Inflation, changes in building codes and ordinances, environmental considerations and other factors, including terrorism or acts of war, also might result in insurance proceeds insufficient to repair or replace an asset if it is damaged or destroyed. Under these circumstances, the insurance proceeds received with respect to an asset relating to one of our loans might not be adequate to restore our economic position with respect to our loan. Any uninsured loss could result in the loss of anticipated cash flow from, and the asset value of, the affected asset and the value of our loan related to such asset. We do not currently carry directors’ and officers’ insurance.
Subject to the approval of our Manager, our Board (which must include a majority of our independent directors) may change our investment strategies or guidelines, financing strategies or leverage policies without the consent of our stockholders.
Subject to the approval of our Manager, our Board (which must include a majority of our independent directors) may change our investment strategies or guidelines, financing strategies or leverage policies with respect to loans, originations, acquisitions, growth, operations, indebtedness, capitalization and distributions at any time without the consent of our stockholders, which could result in a loan portfolio with a different risk profile than that of our Existing Portfolio or of a portfolio comprised of our target loans. A change in our investment strategy may increase our exposure to interest rate risk, default risk and real estate market and cannabis industry fluctuations. Furthermore, a change in our asset allocation could result in our making loans in asset categories different from those described in this Prospectus. These changes could adversely affect our financial condition, results of operations, the market price of our equity and our ability to make distributions to our stockholders.
Changes in laws or regulations governing our operations, including laws and regulations governing cannabis and REITs, changes in the interpretation thereof or newly enacted laws or regulations and any failure by us to comply with these laws or regulations, could require changes to certain of our business practices, negatively impact our operations, cash flow or financial condition, impose additional costs on us or otherwise adversely affect our business.
We are subject to regulation by laws and regulations at the local, state and federal levels, including laws and regulations governing cannabis and REITs by state and federal governments. These laws and regulations, as well as their interpretation, may change from time to time, and new laws and regulations may be enacted. We cannot predict the nature and timing of future laws, regulations, interpretations or applications, or their potential effect. However, any change in these laws or regulations, changes in their interpretation, or newly enacted laws or regulations and any failure by us to comply with current or new laws or regulations or such changes thereto, could require changes to certain of our business practices, negatively impact our operations, cash flow or financial condition, impose additional costs on us or otherwise adversely affect our business.

We may not be able to obtain or maintain required licenses and authorizations to conduct our business and may fail to comply with various state and federal laws and regulations applicable to our business.
In general, lending is a highly regulated industry in the United States and we are required to comply with, among other statutes and regulations, certain provisions of the Equal Credit Opportunity Act of 1974 (the “Equal Credit Opportunity Act”) that are applicable to commercial loans, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA Patriot Act”), regulations promulgated by the Office of Foreign Asset Control, and U.S. federal and state securities laws and regulations. In addition, certain states have adopted laws or regulations that may, among other requirements, require licensing of lenders and financiers, prescribe disclosures of certain contractual terms, impose limitations on interest rates and other charges, and limit or prohibit certain collection practices and creditor remedies.
There is no guarantee that we will be able to obtain, maintain or renew any required licenses or authorizations to conduct our business or that we would not experience significant delays in obtaining these licenses and authorizations. As a result, we could be delayed in conducting certain business if we were first required to obtain certain licenses or authorizations or if renewals thereof were delayed. Furthermore, once licenses are issued and authorizations are obtained, we are required to comply with various information reporting and other regulatory requirements to maintain those licenses and authorizations, and there is no assurance that we will be able to satisfy those requirements or other regulatory requirements applicable to our business on an ongoing basis, which may restrict our business and could expose us to penalties or other claims.
Any failure to obtain, maintain or renew required licenses and authorizations or failure to comply with regulatory requirements that are applicable to our business could result in material fines and disruption to our business and could have a material adverse effect on our business, financial condition, operating results and our ability to make distributions to our stockholders.
There are material limitations with making estimates of our results for current period or other periods prior to the completion of our and our auditors’ normal review procedures for such periods.
The estimated results contained in “Prospectus Summary—Recent Developments” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Recent Developments” are not a comprehensive statement of our financial results for the quarter and year ended December 31, 2020, and have not been reviewed or audited by our independent registered public accounting firm. Our financial statements for the quarter and year ended December 31, 2020, will not be available until after this offering is completed and, consequently, will not be available to you prior to investing in this offering. The final financial results for the quarter and year ended December 31, 2020, may vary from our expectations and may be materially different from the preliminary financial estimates we have provided due to completion of quarterly and annual closing procedures, final adjustments and other developments that may arise between now, the end of such quarterly and annual period and the time the financial results for this period are finalized. Accordingly, investors should not place undue reliance on such financial information.
Ineffective internal controls could impact our business and operating results.
Our internal control over financial reporting may not prevent or detect misstatements because of its inherent limitations, including the possibility of human error, the circumvention or overriding of controls, or fraud. Even effective internal controls can provide only reasonable assurance with respect to the preparation and fair presentation of financial statements. If we fail to maintain the adequacy of our internal controls, including any failure to implement required new or improved controls, or if we experience difficulties in their implementation, our business and operating results could be harmed and the reliability of our financial statements could be compromised.
The current outbreak of COVID-19, or the future outbreak of any other highly infectious or contagious diseases, could materially and adversely impact or cause disruption to our borrowers and their operations, and in turn our ability to continue to execute our business plan.
A novel strain of COVID-19 has spread globally in 2020, including to every state in the United States. The outbreak of COVID-19 has severely impacted global economic activity and caused significant volatility and negative pressure in financial markets. The global impact of the outbreak has been rapidly evolving, and many countries, including the United States, have reacted by instituting quarantines, mandating business and school closures and restricting travel. As a result, the COVID-19 pandemic is negatively impacting almost every industry directly or indirectly, including the regulated cannabis industry. Although some of these measures have been lifted or scaled back, a recent resurgence of COVID-19 in certain parts of the world, including the United States, has resulted in the re-imposition of certain restrictions and may lead to more restrictions to reduce the spread of COVID-19. COVID-19 (or a future pandemic) could have material and adverse effects on our borrowers and their operations, as well as on our performance, financial condition, results of operations and cash flows due to, among other factors:
•	a complete or partial closure of, or other operational issues at, one or more of our borrowers’ locations resulting from government or such company’s actions;
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the temporary inability of consumers and patients to purchase our borrowers’ cannabis products due to a number of factors, including, but not limited to, illness, dispensary closures or limitations on operations, quarantine, financial hardship, and “stay at home” orders;

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difficulty accessing equity and debt capital on attractive terms, or at all, and a severe disruption and instability in the global financial markets or deteriorations in credit and financing conditions may affect our access to capital necessary to fund business operations and our borrowers’ ability to fund their business operations and meet their obligations to us;

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workforce disruptions for our borrowers, as a result of infections, quarantines, “stay at home” orders or other factors, could result in a material reduction in our borrowers’ cannabis cultivation, manufacturing, distribution and/or sales capacity;

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because of the federal regulatory uncertainty relating to the regulated cannabis industry, our borrowers have not been, and in the future likely will not be eligible, for financial relief available to other businesses;

•	restrictions on public events for the regulated cannabis industry limit the opportunity for our borrowers to market and sell their products and promote their brands;
•	delays in construction at the properties of our borrowers may adversely impact their ability to commence operations and generate revenues from projects;
•	a general decline in business activity in the regulated cannabis industry would adversely affect our ability to grow our portfolio of loans to cannabis companies; and
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the potential negative impact on the health of our personnel, particularly if a significant number of them are impacted, would result in a deterioration in our ability to ensure business continuity during a disruption.

The extent to which COVID-19 impacts our operations and those of our borrowers will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the scope, severity and duration of the outbreak, the actions taken to contain the outbreak or mitigate its impact, and the direct and indirect economic effects of the outbreak and containment measures, among others. COVID-19 presents material uncertainty and risk with respect to our performance, financial condition, results of operations and cash flows.
Changes to, or the elimination of, LIBOR may adversely affect interest expense related to our loans and investments.
Regulators and law-enforcement agencies from a number of governments, including entities in the United States, Japan, Canada and the United Kingdom, have been conducting civil and criminal investigations into whether the banks that contributed to the British Bankers’ Association (the “BBA”) in connection with the calculation of daily LIBOR may have underreported or otherwise manipulated or attempted to manipulate LIBOR. Several financial institutions have reached settlements with the U.S. Commodity Futures Trading Commission, the DOJ Fraud Section and the U.K. Financial Services Authority in connection with investigations by such authorities into submissions made by such financial institutions to the bodies that set LIBOR and other interbank offered rates. In such settlements, such financial institutions admitted to submitting rates to the BBA that were lower than the actual rates at which such financial institutions could borrow funds from other banks. Additional investigations remain ongoing with respect to other major banks, and no assurance can be made that there will not be further admissions or findings of rate setting manipulation or that improper manipulation of LIBOR or other similar inter-bank lending rates will not occur in the future.

Based on a review conducted by the Financial Conduct Authority of the U.K. (the “FCA”) and a consultation conducted by the European Commission, proposals have been made for governance and institutional reform, regulation, technical changes and contingency planning. In particular: (a) new legislation has been enacted in the United Kingdom pursuant to which LIBOR submissions and administration are now “regulated activities” and manipulation of LIBOR has been brought within the scope of the market abuse regime; (b) legislation has been proposed which if implemented would, among other things, alter the manner in which LIBOR is determined, compel more banks to provide LIBOR submissions, and require these submissions to be based on actual transaction data; and (c) LIBOR rates for certain currencies and maturities are no longer published daily. In addition, pursuant to authorization from the FCA, ICE Benchmark Administration Limited (formerly NYSE Euronext Rate Administration Limited) the (the “IBA”) took over the administration of LIBOR from the BBA on February 1, 2014. Any new administrator of LIBOR may make methodological changes to the way in which LIBOR is calculated or may alter, discontinue or suspend calculation or dissemination of LIBOR.
In a speech on July 27, 2017, Andrew Bailey, the Chief Executive of the FCA, announced the FCA’s intention to cease sustaining LIBOR after 2021. The FCA has statutory powers to require panel banks to contribute to LIBOR where necessary. The FCA has decided not to ask, or to require, that panel banks continue to submit contributions to LIBOR beyond the end of 2021. The FCA has indicated that it expects that the current panel banks will voluntarily sustain LIBOR until the end of 2021. The FCA’s intention is that after 2021, it will no longer be necessary for the FCA to ask, or to require, banks to submit contributions to LIBOR. The FCA does not intend to sustain LIBOR through using its influence or legal powers beyond that date. Recently, the IBA announced that it will be consulting on plans to extend the cessation date for certain tenors of U.S.-dollar LIBOR until 2023. Although it is possible that the IBA and the panel banks could continue to produce LIBOR on the current basis after 2021 (if they are willing and able to do so), but we cannot make assurances that LIBOR will survive in its current form, or at all. The U.S. Federal Reserve, in conjunction with the Alternative Reference Rates Committee, a steering committee comprised of large U.S. financial institutions, is considering replacing U.S.-dollar LIBOR with the Secured Overnight Financing Rate (“SOFR”), a new index calculated by short-term repurchase agreements, backed by Treasury securities. Although there have been a few issuances utilizing SOFR or the Sterling Over Night Index Average, an alternative reference rate that is based on transactions, it is unknown whether these alternative reference rates will attain market acceptance as replacements for LIBOR.
As of September 30, 2020, only one of our loans, representing approximately 6.0% of our loan portfolio based on aggregate outstanding principal balances, pays interest at a variable rate tied to LIBOR. As of December 26, 2020, three of our loans, representing approximately 25.6% of our loan portfolio based on aggregate outstanding principal balances, pays interest at a variable rate tied to LIBOR. If LIBOR is no longer available, our applicable loan documents generally allow us to choose a new index based upon comparable information. However, if LIBOR is no longer available, we may need to renegotiate some of our agreements to determine a replacement index or rate of interest. There is currently no definitive information regarding the future utilization of LIBOR or of any particular replacement rate. As such, the potential effect of any such event on our cost of capital and net investment income cannot yet be determined and any changes to benchmark interest rates could increase our financing costs, which could impact our results of operations, cash flows and the market value of our loans. In addition, the elimination of LIBOR and/or changes to another index could result in mismatches with the interest rate of loans that we are financing.
We rely on information technology in our operations, and security breaches and other disruptions in our systems could compromise our information and expose us to liability, which would cause our business and reputation to suffer.
In the ordinary course of our business, we collect and store sensitive data, including intellectual property, our proprietary business information and that of our borrowers and business partners, including personally identifiable information of our borrowers and employees, if any, on our networks. Despite our security measures, our information technology and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance or other disruptions. These incidents may be an intentional attack or an unintentional event and could involve gaining unauthorized access to our information systems or those of our borrowers for purposes of misappropriating assets, stealing confidential information, corrupting data or causing operational disruption. Any such breach could compromise our networks and the information stored there could be accessed, publicly disclosed, lost or stolen. The result of these incidents may include disrupted operations, misstated or unreliable financial data, liability for stolen assets or information, increased cybersecurity protection and insurance costs, litigation, damage to business relationships and regulatory fines and penalties. The costs related to cyber or other security threats or disruptions may not be fully insured or indemnified by other means. Although we intend to implement processes, procedures and internal controls to help mitigate cybersecurity risks and cyber intrusions, such measures will not guarantee that a cyber-incident will not occur and/or that our financial results, operations or confidential information will not be negatively impacted by such an incident. In addition, cybersecurity has become a top priority for regulators around the world, and some jurisdictions have enacted laws requiring companies to notify individuals of data security breaches involving certain types of personal data. If we fail to comply with the relevant laws and regulations, we could suffer financial losses, a disruption of our business, liability to investors, regulatory intervention or reputational damage.
Risks Related to the Cannabis Industry and Related Regulations
Cannabis remains illegal under federal law, and therefore, strict enforcement of federal laws regarding cannabis would likely result in our inability to execute our business plan.
Cannabis, other than hemp, is a Schedule I controlled substance under the U.S. Controlled Substances Act of 1970, as amended (the “CSA”). Even in states or territories that have legalized cannabis to some extent, the cultivation, possession and sale of cannabis all remain violations of federal law that are punishable by imprisonment, substantial fines and forfeiture. Moreover, individuals and entities may violate federal law if they aid and abet another in violating these federal controlled substance laws, or conspire with another to violate them, and violating the federal cannabis laws is a predicate for certain other crimes under the anti-money laundering laws or The Racketeer Influenced and Corrupt Organizations Act. Monitoring our compliance with these laws is a critical component of our business. The U.S. Supreme Court has ruled that the federal government has the authority to regulate and criminalize the sale, possession and use of cannabis, even for individual medical purposes, regardless of whether it is legal under state law.
For over five years, the U.S. government has not enforced those laws against cannabis companies complying with state law and their vendors. We would likely be unable to execute our business plan if the federal government were to reverse its long-standing hands-off approach to the state legal cannabis markets, described below, and start strictly enforcing federal law regarding cannabis.
On January 4, 2018, then acting U.S. Attorney General Jeff Sessions issued a memorandum for all U.S. Attorneys (the “Sessions Memo”) rescinding certain past the DOJ memoranda on cannabis law enforcement, including the Memorandum by former Deputy Attorney General James Michael Cole (the “Cole Memo”) issued on August 29, 2013, under the Obama administration. Describing the criminal enforcement of federal cannabis prohibitions against those complying with state cannabis regulatory systems as an inefficient use of federal investigative and prosecutorial resources, the Cole Memo gave federal prosecutors discretion not to prosecute against state law compliant cannabis companies in states that were regulating cannabis to avoid violating eight federal priorities such as avoiding youth usage. The Sessions Memo, which remains in effect, states that each U.S. Attorney’s Office should follow established principles that govern all federal prosecutions when deciding which cannabis activities to prosecute. As a result, federal prosecutors could and still can use their prosecutorial discretion to decide to prosecute even state-legal cannabis activities. Since the Sessions Memo was issued over two-and-a-half years ago, however, U.S. Attorneys have not prosecuted state law compliant entities.
Former Attorney General William Barr testified in his confirmation hearing on January 15, 2019, that he would not upset “settled expectations,” “investments,” or other “reliance interest[s]” arising as a result of the Cole Memo, and that he does not intend to use federal resources to enforce federal cannabis laws in states that have legalized cannabis “to the extent people are complying with the state laws.” He stated: “My approach to this would be not to upset settled expectations and the reliance interest that have arisen as a result of the Cole Memorandum and investments have been made and so there has been reliance on it, so I don’t think it’s appropriate to upset those interests.” He also implied that the CSA’s prohibitions of cannabis may be null in states that have legalized cannabis: “[T]he current situation … is almost like a back door nullification of federal law.” Industry observers generally have not interpreted Attorney General Barr’s comments to suggest that the DOJ would proceed with cases against participants who entered the state-legal industry after the Cole Memo had been rescinded.
Federal prosecutors have significant discretion, and no assurance can be given that the federal prosecutor in each judicial district where we make a loan will not choose to strictly enforce the federal laws governing cannabis manufacturing or distribution. Any change in the federal government’s enforcement posture with respect to state-licensed cultivation of cannabis, including the enforcement postures of individual federal prosecutors in judicial districts where we make our loans, would result in our inability to execute our business plan, and we would likely suffer significant losses with respect to our loans to cannabis industry participants in the United States, which would adversely affect our operations, cash flow and financial condition.
We believe that the basis for the federal government’s perceived détente with the cannabis industry extends beyond the strong public sentiment and ongoing prosecutorial discretion. Since 2014, versions of the U.S. omnibus spending bill have included a provision prohibiting the DOJ, which includes the Drug Enforcement Administration, from using appropriated funds to prevent states from implementing their medical-use cannabis laws. In USA vs. McIntosh, the U.S. Court of Appeals for the Ninth Circuit held that the provision prohibits the DOJ from spending funds to prosecute individuals who engage in conduct permitted by state medical-use cannabis laws and who strictly comply with such laws. The court noted that, if the provision were not continued, prosecutors could enforce against conduct occurring during the statute of limitations even while the provision were previously in force. Other courts that have considered the issue have ruled similarly, although courts disagree about which party bears the burden of proof of showing compliance or noncompliance with state law.
Our loans do not prohibit our borrowers from engaging in the cannabis business for adult-use that is permissible under state and local laws. Consequently, certain of our borrowers currently (and may in the future) cultivate adult-use cannabis with the proceeds of our loans, if permitted by such state and local laws now or in the future. This could subject our borrowers to greater and/or different federal legal and other risks as compared to businesses where cannabis is cultivated exclusively for medical use, which could materially adversely affect our business.
Our ability to grow our business depends on state laws pertaining to the cannabis industry. New laws that are adverse to our borrowers may be enacted, and current favorable state or national laws or enforcement guidelines relating to cultivation, production and distribution of cannabis may be modified or eliminated in the future, which would impede our ability to grow our business under our current business plan and could materially adversely affect our business.
Continued development of the cannabis industry depends upon continued legislative authorization of cannabis at the state level. The status quo of, or progress in, the regulated cannabis industry, while encouraging, is not assured and any number of factors could slow or halt further progress in this area. While there may be ample public support for legislative action permitting the manufacture and use of cannabis, numerous factors impact and can delay the legislative and regulatory processes. For example, many states that legalized medical-use and/or adult-use cannabis have seen significant delays in the drafting and implementation of industry regulations and issuance of licenses. In addition, burdensome regulations at the state level could slow or stop further development of the medical-use and/or adult-use cannabis industry, such as limiting the medical conditions for which medical-use cannabis can be recommended , restricting the form in which medical-use or adult-use cannabis can be consumed, or imposing significant taxes on the growth, processing and/or retail sales of cannabis, each of which could have the impact of dampening growth of the cannabis industry and making it difficult for cannabis businesses, including our borrowers, to operate profitably in those states. Any one of these factors could slow or halt additional legislative authorization of cannabis, which could harm our business prospects.
FDA regulation of cannabis could negatively affect the cannabis industry, which would directly affect our financial condition.
Should the federal government legalize cannabis for adult-use and/or medical-use, it is possible that the U.S. Food and Drug Administration (the “FDA”), would seek to regulate it under the Food, Drug and Cosmetics Act of 1938. Indeed, after the U.S. government removed hemp and its extracts from the CSA as part of the Agriculture Improvement Act of 2008, then FDA Commissioner Scott Gottlieb issued a statement reminding the public of the FDA’s continued authority “to regulate products containing cannabis or cannabis-derived compounds under the Federal Food, Drug and Cosmetic Act (the “FD&C Act”) and section 351 of the Public Health Service Act.” He also reminded the public that “it’s unlawful under the FD&C Act to introduce food containing added cannabidiol (“CBD”) or tetrahydrocannabinol (“THC”) into interstate commerce, or to market CBD or THC products, as, or in, dietary supplements, regardless of whether the substances are hemp-derived,” and regardless of whether health claims are made, because CBD and THC entered the FDA testing pipeline as the subject of public substantial clinical investigations for GW Pharmaceuticals’ Sativex (THC and CBD) and

Epidiolex (CBD). The memo added that, prior to introduction into interstate commerce, any cannabis product, whether derived from hemp or otherwise, marketed with a disease claim (e.g., therapeutic benefit, disease prevention, etc.) must first be approved by the FDA for its intended use through one of the drug approval pathways. Notably, the FDA can look beyond the product’s express claims to find that a product is a “drug.” The definition of “drug” under the FDCA includes, in relevant part, “articles intended for use in the diagnosis, cure, mitigation, treatment, or prevention of disease in man or other animals” as well as “articles intended for use as a component of [a drug as defined in the other sections of the definition].” 21 U.S.C. § 321(g)(1). In determining “intended use,” the FDA has traditionally looked beyond a product’s label to statements made on websites, on social media, or orally by the company’s representatives.
While the FDA has not yet enforced against the cannabis industry, it has sent numerous warning letters to sellers of CBD products making health claims. The FDA could turn its attention to the cannabis industry. In addition to requiring FDA approval of cannabis products marketed as drugs, the FDA could issue rules and regulations including certified good manufacturing practices related to the growth, cultivation, harvesting and processing of cannabis. It is also possible that the FDA would require that facilities where cannabis is grown register with the FDA and comply with certain federally prescribed regulations. Cannabis facilities are currently regulated by state and local governments. In the event that some or all of these federal enforcement and regulations are imposed, we do not know what the impact would be on the cannabis industry, including what costs, requirements and possible prohibitions may be enforced. If we or our borrowers are unable to comply with the regulations or registration as prescribed by the FDA, we and/or our borrowers may be unable to continue to operate our and their business in its current form or at all.
We and our borrowers may have difficulty accessing the service of banks and other financial institutions, and we may be limited in our ability to provide debt to participants in the cannabis industry, which could materially and adversely affect our business, financial condition, liquidity and results of operations.
Certain financial transactions involving proceeds from the trafficking of cannabis can form a basis for prosecution under the federal money laundering statutes, unlicensed money transmitter statute and the Bank Secrecy Act. Previous guidance issued by the Financial Crimes Enforcement Network, a division of the U.S. Department of the Treasury, clarified how financial institutions can provide services to cannabis-related businesses consistent with their obligations under the Bank Secrecy Act. While the federal government has not initiated financial crimes prosecutions against state-law compliant cannabis companies or their vendors, the government theoretically could, at least against companies in the adult-use markets. The continued uncertainty surrounding financial transactions related to cannabis activities may result in financial institutions discontinuing services to the cannabis industry or limit our ability to provide loans to the cannabis industry.
Consequently, those businesses involved in the regulated cannabis industry continue to encounter difficulty establishing banking relationships, which could increase over time. Our inability to maintain our current bank accounts or service our lending relationships would make it difficult for us to operate our business, increase our operating costs, and pose additional operational, logistical and security challenges and could result in our inability to implement our business plan.
The terms of our loans require that our borrowers make payments on such loans via check or wire transfer. Only a small percentage of financial institutions in the United States currently provide banking services to licensed companies operating in the cannabis industry. The inability of our current and potential borrowers to open accounts and continue using the services of banks will limit their ability to enter into debt arrangements with us or may result in their default under our debt agreements, either of which could materially harm our business, operations, cash flow and financial condition.
Laws and regulations affecting the regulated cannabis industry are continually changing, which could materially adversely affect our proposed operations, and we cannot predict the impact that future regulations may have on us.
Local, state and federal cannabis laws and regulations have been evolving rapidly and are subject to varied interpretations, which could require us to incur substantial costs associated with compliance or alter our business plan and could negatively impact our borrowers or prospective borrowers, which in turn could negatively impact our business. It is also possible that regulations may be enacted in the future that will be directly applicable to our proposed business. We can know neither the nature of any future laws, regulations, interpretations or applications nor the effect additional governmental regulations or administrative policies and procedures, when and if promulgated, could have on our business. For example, if cannabis is no longer illegal under federal law, we may experience a significant increase in competition. Accordingly, any change in these laws or regulations, changes in their interpretation, or newly enacted laws or regulations and any failure by us to comply with these laws or regulations, could require changes to certain of our business practices, negatively impact our operations, cash flow or financial condition, impose additional costs on us or otherwise adversely affect our business.
Applicable state laws may prevent us from maximizing our potential income.
Depending on the state, and the laws of that particular state, we may not be able to fully realize our potential to generate profit. For example, some states have residency requirements for those directly involved in the cannabis industry, which may impede our ability to contract with cannabis businesses in those states. Furthermore, cities and counties are being given broad discretion to ban certain cannabis activities. Even if these activities are legal under state law, specific cities and counties may ban them.
Loans to cannabis businesses may be forfeited to the federal government.
Any assets used in conjunction with the violation of federal law are potentially subject to federal forfeiture, even in states that have legalized cannabis. In July 2017, the DOJ issued a new policy directive regarding asset forfeiture, referred to as the “equitable sharing program.” This policy directive represents a reversal of DOJ’s policy under the Obama administration, and allows for forfeitures to proceed that are not in accord with the limitations imposed by state-specific forfeiture laws. This new policy directive could lead to increased use of asset forfeitures by local, state and federal enforcement agencies. If the federal government decides to initiate forfeiture proceedings against cannabis businesses, such as the cannabis facilities that are owned or utilized by our borrowers, our loans to our borrowers would likely be materially and adversely affected.
We may have difficulty accessing bankruptcy courts.
Because cannabis is illegal under federal law, federal bankruptcy protection is currently not available to parties who engage in the cannabis industry or cannabis-related businesses. Recent bankruptcy rulings have denied bankruptcies for dispensaries upon the justification that businesses cannot violate federal law and then claim the benefits of federal bankruptcy for the same activity and upon the justification that courts cannot ask a bankruptcy trustee to take possession of, and distribute cannabis assets as such action would violate the CSA. Therefore, we may not be able to seek the protection of the bankruptcy courts, and this could materially affect our business or our ability to obtain credit.
The loans that are in our Existing Portfolio and that we expect to make in the future may include Canadian entities within their corporate structure that have the ability to seek insolvency protections in Canada, which could materially and adversely affect our business.
The loans that are in our Existing Portfolio or that we expect to make in the future may include U.S.-based companies operating in the cannabis industry with at least one Canadian entity within their corporate structure for the purpose of listing on the CSE. In May 2020, a U.S.-based cannabis company that is listed on the CSE filed for, and was granted, insolvency protection under the Companies’ Creditors Arrangement Act pursuant to Canadian law. If the applicable borrower obtains bankruptcy protections in Canada, it could restrict our ability, or create additional costs or delays involved in our efforts, to foreclose on the collateral, which will reduce the net proceeds realized and, thus, increase the potential for loss.
The loans that are in our Existing Portfolio or that we expect to make in the future may be secured by properties, that are, and will be, subject to extensive regulations, such that if such collateral was foreclosed upon those regulations may result in significant costs and materially and adversely affect our business, financial condition, liquidity and results of operations.
The loans that are in our Existing Portfolio or that we expect to make in the future may be secured by properties that are, and will be, subject to various local laws and regulatory requirements, and we would be subject to such requirements if such collateral was foreclosed upon. Local property regulations may restrict the use of collateral or our ability to foreclose on the collateral. Among other things, these restrictions may relate to cultivation of cannabis, the use of water and the discharge of waste water, fire and safety, seismic conditions, asbestos-cleanup or hazardous material abatement requirements. Due to current statutory prohibitions, we will not own any real estate used in cannabis-related operations. While our loan agreements and related mortgages provide for foreclosure remedies, receivership remedies and/or other remedies that would allow us to cause the sale or other realization of real property collateral, the regulatory requirements and statutory prohibitions related to real property used in cannabis-related operations may cause significant delays or difficulties in realizing upon the expected value of such real property collateral. We make no assurance that existing regulatory policies will not materially and adversely affect the value of such collateral, or that additional regulations will not be adopted that would increase such potential material adverse effect. The negative affect on such collateral could have a material adverse effect on our business, financial condition, liquidity and results of operations.
Certain assets of our borrowers may not be used as collateral or transferred to us due to applicable state laws and regulations governing the cannabis industry, and such restrictions could negatively impact our profitability.
Each state that has legalized cannabis in some form has adopted its own set of laws and regulations that differ from one another. In particular, laws and regulations differ among states regarding the collateralization or transferability of cannabis-related assets, such as cannabis licenses, cannabis inventory, and ownership interests in licensed cannabis companies. Some state laws and regulations where our borrowers operate may prohibit the collateralization or transferability of certain cannabis-related assets. Other states may allow the collateralization or transferability of cannabis-related assets, but with restrictions, such as meeting certain eligibility requirements, utilization of state receiverships, and/or upon approval by the applicable regulatory authority. Prohibitions or restrictions on our or others ability to acquire certain cannabis-related assets securing the loans of our borrowers could have a material adverse effect on our business, financial condition, liquidity and results of operations. In addition, because the sales of such assets may be forced upon the borrower when time may be of the essence and available to a limited number of potential purchasers, the sales prices may be less than the prices obtained with more time in a larger market.
Liability relating to environmental matters may impact the value of properties that we may acquire upon foreclosure of the properties securing our loans.
To the extent we foreclose on properties securing our loans, we may be subject to environmental liabilities arising from such foreclosed properties. In particular, cannabis cultivation and manufacturing facilities may present environmental concerns of which we are not currently aware. Under various federal, state and local laws, an owner or operator of real property may become liable for the costs of removal of certain hazardous substances released on its property. These laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of such hazardous substances. Accordingly, if environmental contamination exists on properties we acquire or develop after acquisition, we could become subject to liability for the contamination.
The presence of hazardous substances may adversely affect an owner’s ability to sell real estate or borrow using real estate as collateral. To the extent that an owner of a property securing one of our loans becomes liable for removal costs, the ability of the owner to make payments to us may be reduced, which in turn may adversely affect the value of the relevant loan held by us and our ability to make distributions to our stockholders.
If we foreclose on any properties securing our loans, the presence of hazardous substances on a property may adversely affect our ability to sell the property and we may incur substantial remediation costs, thus harming our financial condition. The discovery of material environmental liabilities attached to any properties securing our loans could have a material adverse effect on our results of operations and financial condition and our ability to make distributions to our stockholders.
The market value of properties securing our loans acquired by us upon foreclosure may decrease if they cannot be used for cannabis related operations.
Properties used for cannabis operations, particularly cultivation and manufacturing facilities, are generally more valuable than if used for other purposes. If we foreclose on any properties securing our loans, our inability to sell the property to a licensed cannabis company for a similar use may significantly decrease the market value of the foreclosed property thereby having a material adverse effect on our business, financial condition, liquidity and results of operations.

Risks Related to Sources of Financing Our Business
Our growth depends on external sources of capital, which may not be available on favorable terms or at all.
We intend to grow by expanding our portfolio of loans, which we intend to finance primarily through newly issued equity or debt. We may not be in a position to take advantage of attractive lending opportunities for growth if we are unable, due to global or regional economic uncertainty, changes in the state or federal regulatory environment relating to our business, our own operating or financial performance or otherwise, to access capital markets on a timely basis and on favorable terms or at all. In addition, U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its REIT taxable income, without regard to the deduction for dividends paid and excluding net capital gain and certain non-cash income, and that it pay U.S. federal income tax at regular corporate rates to the extent that it annually distributes less than 100% of its taxable income. Because we intend to grow our business, this limitation may require us to raise additional equity or incur debt at a time when it may be disadvantageous to do so.
Our access to capital will depend upon a number of factors over which we have little or no control, including, but not limited to:
•	general economic or market conditions;
•	the market’s view of the quality of our assets;
•	the market’s perception of our growth potential;
•	the current regulatory environment with respect to our business; and
•	our current and potential future earnings and cash distributions.
If general economic instability or downturn leads to an inability to borrow at attractive rates or at all, our ability to obtain capital to finance our loans to borrowers could be negatively impacted. In addition, while we do not consider our Company to be engaged in the cannabis industry, banks and other financial institutions may be reluctant to enter into lending transactions with us, particularly secured lending, because we intend to invest in companies involved in the cultivation, manufacturing and sale of cannabis. To date, we have been unable to obtain outside debt financing on terms and conditions better or equivalent to our current, affiliated debt financing. If debt financing with competitive rates continues to be unavailable to us on acceptable terms, our growth may be limited and our levered return on the loans we make may be lower.
If we are unable to obtain capital on terms and conditions that we find acceptable, we likely will have to reduce the loans we make. In addition, our ability to refinance all or any debt we may incur in the future, on acceptable terms or at all, is subject to all of the above factors, and will also be affected by our future financial position, results of operations and cash flows, which additional factors are also subject to significant uncertainties, and therefore we may be unable to refinance any debt we may incur in the future, as it matures, on acceptable terms or at all. All of these events would have a material adverse effect on our business, financial condition, liquidity and results of operations.
Global economic, political and market conditions could have a significant adverse effect on our business, financial condition, liquidity and results of operations, including a negative impact on our ability to access the debt markets on favorable terms.
Downgrades by rating agencies to the U.S. government’s credit rating or concerns about its credit and deficit levels in general could cause interest rates and borrowing costs to rise, which may negatively impact both the perception of credit risk associated with our loan portfolio and our ability to access the debt markets on favorable terms. In addition, a decreased U.S. government credit rating could create broader financial turmoil and uncertainty, which may weigh heavily on our financial performance and the value of our equity.
Deterioration in the economic conditions in the Eurozone and globally, including instability in financial markets, may pose a risk to our business. In recent years, financial markets have been affected at times by a number of global macroeconomic and political events, including the following: large sovereign debts and fiscal deficits of several countries in Europe and in emerging markets jurisdictions, levels of non-performing loans on the balance sheets of European banks, the potential effect of any European country leaving the Eurozone, the potential effect of the United Kingdom leaving the European Union, and market volatility and loss of investor confidence driven by political events. Market and economic disruptions have affected, and may in the future affect, consumer confidence levels and spending, personal bankruptcy rates, levels of incurrence and default on consumer debt and home prices, among other factors. We cannot assure you that market disruptions in Europe, including the increased cost of funding for certain governments and financial institutions, will not impact the global economy, and we cannot assure you that assistance packages will be available, or if available, be sufficient to stabilize countries and markets in Europe or elsewhere affected by a financial crisis. To the extent uncertainty regarding any economic recovery in Europe negatively impacts consumer confidence and consumer credit factors, our business, financial condition and results of operations could be significantly and adversely affected.
The Chinese capital markets have also experienced periods of instability over the past several years. The current political climate has also intensified concerns about a potential trade war between the U.S. and China in connection with each country’s recent or proposed tariffs on the other country’s products. These market and economic disruptions and the potential trade war with China have affected, and may in the future affect, the U.S. capital markets, which could adversely affect our business, financial condition or results of operations.
The current global financial market situation, as well as various social and political circumstances in the U.S. and around the world (including wars and other forms of conflict, terrorist acts, security operations and catastrophic events such as fires, floods, earthquakes, tornadoes, hurricanes and global health epidemics), may contribute to increased market volatility and economic uncertainties or deterioration in the U.S. and worldwide. Additionally, the U.S. government’s credit and deficit concerns, the European sovereign debt crisis, and the potential trade war with China could cause interest rates to be volatile, which may negatively impact our ability to access the debt markets on favorable terms.
We may incur significant debt, which may subject us to restrictive covenants and increased risk of loss and may reduce cash available for distributions to our stockholders, and our governing documents and current credit facility contain no limit on the amount of debt we may incur.
Subject to market conditions and availability, we may incur significant debt through bank credit facilities (including term loans and revolving facilities), public and private debt issuances and derivative instruments, in addition to transaction or asset specific funding arrangements. The percentage of leverage we employ will vary depending on our available capital, our ability to obtain and access financing arrangements with lenders, debt restrictions contained in those financing arrangements and the lenders’ and rating agencies’ estimate of the stability of our loan portfolio’s cash flow. Our governing documents and our current credit facility contain no limit on the amount of debt we may incur, and we may significantly increase the amount of leverage we utilize at any time without approval of our stockholders. Leverage can enhance our potential returns but can also exacerbate our losses. Incurring substantial debt could subject us to many risks that, if realized, would materially and adversely affect us, including, but not limited to, the risks that:
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our cash flow from operations may be insufficient to make required payments of principal of and interest on the debt we incur or we may fail to comply with all of the other covenants contained in such debt, which is likely to result in (i) acceleration of such debt (and any other debt containing a cross-default or cross-acceleration provision) that we may be unable to repay from internal funds or to refinance on favorable terms, or at all, (ii) our inability to borrow unused amounts under our financing arrangements, even if we are current in payments on borrowings under those arrangements, and/or (iii) the loss of some or all of our assets to foreclosure or sale;

•	we may be unable to borrow additional funds as needed or on favorable terms, or at all;
•	to the extent we borrow debt that bears interest at variable rates, increases in interest rates could materially increase our interest expense;
•	our default under any loan with cross-default provisions could result in a default on other indebtedness;
•	incurring debt may increase our vulnerability to adverse economic and industry conditions with no assurance that loan yields will increase with higher financing costs;
•
we may be required to dedicate a substantial portion of our cash flow from operations to payments on the debt we may incur, thereby reducing funds available for operations, future business opportunities, stockholder distributions, including distributions currently contemplated or necessary to satisfy the requirements for REIT qualification, or other purposes; and

•	we are not able to refinance debt that matures prior to the loan it was used to finance on favorable terms, or at all.
There can be no assurance that a leveraging strategy will be successful. If any one of these events were to occur, our financial condition, results of operations, cash flow, and our ability to make distributions to our stockholders could be materially and adversely affected.
Monetary policy actions by the United States Federal Reserve could adversely impact our financial condition.
We are affected by the fiscal and monetary policies of the United States Government and its agencies, including the policies of the Federal Reserve, which regulates the supply of money and credit in the United States. The Federal Reserve raised the federal funds rate nine times during the period between December 2015 and December 2018, and has announced its intention to determine what future adjustments are appropriate to the federal funds rate over time. Changes in the federal funds rate as well as the other policies of the Federal Reserve affect interest rates, which have a significant impact on the demand for debt capital. Changes in fiscal and monetary policies are beyond our control, are difficult to predict and could materially adversely affect us.
Any lending facilities will impose restrictive covenants.
Any lending facilities which we enter would be expected to contain, customary negative covenants and other financial and operating covenants, that among other things, may affect our ability to incur additional debt, make certain loans or acquisitions, reduce liquidity below certain levels, make distributions to our stockholders, redeem debt or equity securities and impact our flexibility to determine our operating policies and loan and investment strategies. For example, such loan documents typically contain negative covenants that limit, among other things, our ability to repurchase our equity, distribute more than a certain amount of our net income or funds from operations to our stockholders, employ leverage beyond certain amounts, sell assets, engage in mergers or consolidations, grant liens, and enter into transactions with affiliates. If we fail to meet or satisfy any such covenants, we would likely be in default under these agreements, and the lenders could elect to declare outstanding amounts due and payable, terminate their commitments, require the posting of additional collateral and enforce their interests against existing collateral. We could also become subject to cross-default and acceleration rights and, with respect to collateralized debt, the posting of additional collateral and foreclosure rights upon default. Further, such restrictions could also make it difficult for us to satisfy the qualification requirements necessary to maintain our status as a REIT.
Interest rate fluctuations could increase our financing costs, which could lead to a significant decrease in our results of operations, cash flows and the market value of our loans.
Our primary interest rate exposures will relate to the financing cost of our debt. To the extent that our financing costs will be determined by reference to floating rates, the amount of such costs will depend on a variety of factors, including, without limitation, (i) for collateralized debt, the value and liquidity of the collateral, and for non-collateralized debt, our credit, (ii) the level and movement of interest rates, and (iii) general market conditions and liquidity. In a period of rising interest rates, our interest expense on floating-rate debt would increase, while any additional interest income we earn on our floating-rate loans may not compensate for such increase in interest expense. At the same time, the interest income we earn on our fixed-rate loans would not change, the duration and weighted average life of our fixed-rate loans would increase and the market value of our fixed-rate loans would decrease. Similarly, in a period of declining interest rates, our interest income on floating-rate loans would decrease, while any decrease in the interest we are charged on our floating-rate debt may not compensate for such decrease in interest income and interest we are charged on our fixed-rate debt would not change. Any such scenario could materially and adversely affect us.
Any bank credit facilities that we may use in the future to finance our operations may require us to provide collateral or pay down debt.
We may utilize bank credit facilities (including term loans and revolving facilities) to finance our loans if they become available on acceptable terms. We may not have the funds available to repay our debt at that time, which would likely result in defaults unless we are able to raise the funds from alternative sources, which we may not be able to achieve on favorable terms or at all. If we cannot meet these requirements, lenders could accelerate our indebtedness, increase the interest rate on advanced funds and terminate our ability to borrow funds from it, which could materially and adversely affect our financial condition and ability to implement our investment strategy. In addition, if a lender files for bankruptcy or becomes insolvent, our loans may become subject to bankruptcy or insolvency proceedings, thus depriving us, at least temporarily, of the benefit of such loans. Such an event could restrict our access to bank credit facilities and increase our cost of capital. The providers of bank credit facilities may also require us to maintain a certain amount of cash or set aside assets sufficient to maintain a specified liquidity position that would allow us to satisfy our collateral obligations. As a result, we may not be able to obtain leverage as fully as we would choose, which could reduce the return on our loans. If we are unable to meet these collateral obligations, our financial condition and prospects could deteriorate rapidly.
In addition, there can be no assurance that we will be able to obtain bank credit facilities on favorable terms, or at all. Banks and other financial institutions may be reluctant to enter into lending transactions with us.
Adoption of the Basel III standards and other proposed supplementary regulatory standards may negatively impact our access to financing or affect the terms of our future financing arrangements.
In response to various financial crises and the volatility of financial markets, the Basel Committee on Banking Supervision adopted the Basel III standards several years ago to reform, among other things, bank capital adequacy, stress testing, and market liquidity risk. United States regulators have elected to implement substantially all of the Basel III standards and have even implemented rules requiring enhanced supplementary leverage ratio standards, which impose capital requirements more stringent than those of the Basel III standards for the most systematically significant banking organizations in the United States. Adoption and implementation of the Basel III standards and the supplemental regulatory standards adopted by United States regulators may negatively impact our access to financing or affect the terms of our future financing arrangements due to an increase in capital requirements for, and constraints on, the financial institutions from which we may borrow.
Moreover, in January 2019, the Basel Committee published its revised capital requirements for market risk, known as Fundamental Review of the Trading Book (“FRTB”), which are expected to generally result in higher global capital requirements for banks that could, in turn, reduce liquidity and increase financing and hedging costs. The impact of FRTB will not be known until after any resulting rules are finalized and implemented by the United States federal bank regulatory agencies.
Risks Related to Our Organization and Structure
Our authorized but unissued shares of common stock and preferred stock may prevent a change in control of our Company.
The Charter authorizes us to issue shares of our common stock and preferred stock without stockholder approval, subject to certain specified limitations. In addition, subject to certain voting rights specifically provided in our Charter or by state statute, our Board may, without stockholder approval, amend the Charter from time to time to increase or decrease the aggregate number of shares of our stock or the number of shares of stock of any class or series that we have authority to issue and classify or reclassify any unissued shares of our common stock and preferred stock and set the preferences, rights and other terms of the classified or reclassified shares. As a result, our Board may, subject to certain specified limitations, establish a class or series of shares of our common stock and preferred stock that could delay or prevent a merger, third-party tender offer, change of control or similar transaction or a change in incumbent management that might involve a premium price for shares of our common stock or otherwise be in the best interests of our stockholders.
The Maryland General Corporation Law prohibits certain business combinations, which may make it more difficult for us to be acquired.
We are a Maryland corporation and subject to the Maryland General Corporation Law (“MGCL”). Under the MGCL, “business combinations” between a Maryland corporation and an “interested stockholder” or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as: (a) any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the then-outstanding voting stock of a corporation; or (b) an affiliate or associate of a corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then-outstanding stock of such corporation.

A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board of directors.
After the expiration of the five-year period described above, any business combination between a Maryland corporation and an interested stockholder must generally be recommended by the board of directors of such corporation and approved by the affirmative vote of at least:
•	80% of the votes entitled to be cast by holders of the then-outstanding shares of voting stock of such corporation; and
•
two-thirds of the votes entitled to be cast by holders of voting stock of such corporation, other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected, or held by an affiliate or associate of the interested stockholder.

These supermajority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under the MGCL, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares. The MGCL also permits various exemptions from these provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, our Board has adopted a resolution exempting any business combination with our Sponsor, Leonard M. Tannenbaum, or any of his affiliates. Consequently, the five-year prohibition and the supermajority vote requirements will not apply to a business combination between us and Leonard M. Tannenbaum or any of his affiliates. As a result, Leonard M. Tannenbaum or any of his affiliates may be able to enter into business combinations with us that may not be in the best interest of our stockholders, without compliance with the supermajority vote requirements and the other provisions of the statute. The business combination statute may discourage others from trying to acquire control of our Company and increase the difficulty of consummating any offer.
In addition, under the MGCL, holders of our “control shares” (defined as voting shares of stock that, if aggregated with all other shares of stock owned or controlled by the acquirer, would entitle the acquirer to exercise one of three increasing ranges of voting power in electing directors) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of issued and outstanding “control shares”) have no voting rights except to the extent approved by our stockholders by the affirmative vote of at least two-thirds of all of the votes entitled to be cast on the matter, excluding all interested shares. Our amended and restated bylaws (our “ Bylaws”) contain a provision exempting from the Maryland Control Share Acquisition Act any and all acquisitions by any person of shares of our capital stock. There can be no assurance that this exemption will not be amended or eliminated at any time in the future.
The Charter contains provisions that make removal of our directors difficult, which could make it difficult for our stockholders to effect changes to management.
The Charter provides that a director may only be removed for cause upon the affirmative vote of holders of a majority of the votes entitled to be cast generally in the election of directors. This requirement makes it more difficult to change our management by removing and replacing directors and may prevent a change of control that is in the best interests of our stockholders.
Our Bylaws designate the Circuit Court for Baltimore City, Maryland as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders and provide that claims relating to causes of action under the Securities Act may only be brought in federal district courts, which could limit stockholders' ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees, if any, and could discourage lawsuits against us and our directors, officers and employees, if any.
Our Bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that court does not have jurisdiction, the United States District Court for the District of Maryland, Northern Division, will be the sole and exclusive forum for (a) any Internal Corporate Claim, as such term is defined in the MGCL, (b) any derivative action or proceeding brought on our behalf (other than actions arising under federal securities laws), (c) any action asserting a claim of breach of any duty owed by any of our directors, officers or other employees to us or to our stockholders, (d) any action asserting a claim against us or any of our directors, officers or other employees arising pursuant to any provision of the MGCL or our Charter or Bylaws or (e) any other action asserting a claim against us or any of our directors, officers or other employees that is governed by the internal affairs doctrine. These choice of forum provisions will not apply to suits brought to enforce a duty or liability created by the Securities Act, the Exchange Act, or any other claim for which federal courts have exclusive jurisdiction. Furthermore, our Bylaws provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any claim arising under the Securities Act.
These exclusive forum provisions may limit the ability of our stockholders to bring a claim in a judicial forum that such stockholders find favorable for disputes with us or our directors, officers, or employees, if any, which may discourage such lawsuits against us and our directors, officers, and employees, if any. Alternatively, if a court were to find the choice of forum provisions contained in our Bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could materially adversely affect our business, financial condition, and operating results. For example, under the Securities Act, federal courts have concurrent jurisdiction over all suits brought to enforce any duty or liability created by the Securities Act, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. In addition, the exclusive forum provisions described above do not apply to any actions brought under the Exchange Act.
Ownership limitations contained in the Charter may restrict change of control or business combination opportunities in which our stockholders might receive a premium for their shares.
In order for us to qualify as a REIT, for each taxable year after our first REIT taxable year, no more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals during the last half of any taxable year. “Individuals” for this purpose include natural persons, private foundations, some employee benefit plans and trusts, and some charitable trusts. To preserve our REIT qualification, the Charter includes ownership limits based on the value and number of outstanding shares of our capital stock beginning after June 30, 2021. After June 30, 2021, our sponsor, Leonard M. Tannenbaum, may maintain an equity interest up to 24.9% in value or number of shares, whichever is more restrictive, of our Company and has received a waiver with respect to such prohibitions in the Charter. This ownership limitation could have the effect of discouraging a takeover or other transaction in which our stockholders might receive a premium for their shares over the then prevailing market price or which holders might believe to be otherwise in their best interests.
Maintenance of our exemption from registration under the Investment Company Act may impose significant limits on our operations. Your investment return in our common stock may be reduced if we are required to register as an investment company under the Investment Company Act.
We intend to conduct our operations so that we will be exempt from the provisions of the Investment Company Act pursuant to an exemption contained in 3(c)(5) thereunder. The Investment Company Act provides certain protection to investors and imposes certain restrictions on registered investment companies (including, for example, limitations on the ability of registered investment companies to incur leverage), none of which will be applicable to us.
A failure by us to maintain this exemption would require us to significantly restructure our investment strategy. For example, because affiliate transactions are generally prohibited under the Investment Company Act, we would not be able to enter into transactions with any of our affiliates if we are required to register as an investment company, which could have a material adverse effect on our ability to operate the business and pay distributions. If we were required to register as an investment company but failed to do so, we would be prohibited from engaging in our business, and criminal and civil actions could be brought against us. In addition, our contracts would be unenforceable unless a court required enforcement, and a court could appoint a receiver to take control of such entity and liquidate its business.

Rapid and steep declines in the values of our real estate-related investments may make it more difficult for us to maintain its qualification as a REIT or exemption from the Investment Company Act.
If the market value or income potential of real estate-related investments declines as a result of increased interest rates or other factors, we may need to increase our real estate loans and income and/or liquidate our non-qualifying assets in order to maintain our REIT qualification or exemption from the Investment Company Act. If the decline in real estate asset values and/or income occurs quickly, this may be especially difficult to accomplish. This difficulty may be exacerbated by the illiquid nature of any non-qualifying assets that we may own. We may have to make investment decisions that we otherwise would not make absent REIT and Investment Company Act considerations.
Our rights and the rights of our stockholders to recover on claims against our directors and officers are limited, which could reduce our and our stockholders’ recovery against them if they negligently cause us to incur losses.
The MGCL provides that a director has no liability in such capacity if he performs his duties in good faith, in a manner he reasonably believes to be in our best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. A director who performs his or her duties in accordance with the foregoing standards should not be liable to us or any other person for failure to discharge his or her obligations as a director.
The Charter and Bylaws permit and require us, to the maximum extent permitted by Maryland law, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable costs, fees and expenses in advance of final disposition of a proceeding to any individual who is a present or former director or officer and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity or any individual who, while a director or officer and at our request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, REIT, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity. With the approval of our Board, we may provide such indemnification and advance for expenses to any individual who served a predecessor of our Company in any of the capacities described above and any employee or agent of our Company or a predecessor of our Company, including our Manager and its affiliates. In addition to the indemnification provided by the Charter and Bylaws, we have entered into indemnification agreements to indemnify, and advance certain fees, costs and expenses to, our directors and certain executive officers, subject to certain standards to be met and certain other limitations and conditions. See “Certain Provisions of Maryland Law and Our Charter and Bylaws—Indemnification and Limitation of Directors’ and Officers’ Liability” for additional information.
While we do not currently do so, we are permitted, to the fullest extent permitted by law, to purchase and maintain insurance on behalf of any of our directors, officers, employees and agents, including our Manager and its affiliates, against any liability asserted against such person. This may result in us having to expend significant funds, which will reduce the available cash for distribution to our stockholders.
The Charter contains a provision requiring the process of dissolution and winding up if we are Closely Held on July 1, 2021.
As of December 26, 2020, we were Closely Held and our Sponsor currently owns 477,500 shares of our common stock (on a pre-split basis, or 3,342,500 shares, on a post-split basis) and has been granted options to purchase up to 200,994 shares of our common stock (on a pre-split basis, or 1,406,958 shares, on a post-split basis), which will become vested and exercisable upon consummation of this offering. If, on July 1, 2021, we are Closely Held then, we shall, subject to any required approvals by our Board and our stockholders, immediately take all necessary action to undertake an orderly liquidation and sale of our assets and will distribute any net sale proceeds therefrom, after the payment of or adequate provision for all known debts and liabilities and any preferential rights of the holders of any then-outstanding shares of our preferred stock, pro rata to the holders of our common stock, and following such distribution, we shall terminate and dissolve. This provision may cause us to make investment and other corporate decisions that we otherwise would not make absent such provision. If we are unable to prevent ourselves from being Closely Held and we begin the process of dissolution and winding up, we may not be able to achieve our investment objectives and the value of your investment in our common stock could decline substantially.

Investors should not expect us to redeem the Sponsor Capital Stock (as defined below) on the date it first becomes redeemable or on any particular date after it becomes redeemable.
The shares of our capital stock Beneficially Owned (as defined in “Description of Capital Stock—Ownership Limitations and Exceptions”) or Constructively Owned (as defined in “Description of Capital Stock—Ownership Limitations and Exceptions”) by our Sponsor (the “Sponsor Capital Stock”) are perpetual equity securities. Our common stock, including the Sponsor Capital Stock, has no maturity or mandatory redemption date and is not redeemable at the option of investors. By the terms of the Charter, the Sponsor Capital Stock may be redeemed by us at our option on any date during the Redemption Period (as defined below) in which we are Closely Held if tested on such date. However, any decision we may make at any time to propose a redemption of the Sponsor Capital Stock will depend, among other things, upon our financial position, liquidity, expected capital requirements, our growth strategy and other means to comply with rules to enable us to qualify as a REIT, as well as general market conditions at such time. Our right to redeem the Sponsor Capital Stock is subject to the limitations described below under “Certain Provisions of Maryland Law and Our Charter and Bylaws—Optional Redemption of Sponsor Capital Stock.” Even if our Board determines, in its discretion, that it is in the best interest of our stockholders to exercise our right to redeem Sponsor Capital Stock, we may not have sufficient funds and assets to consummate the redemption. Accordingly, investors should not expect us to redeem the Sponsor Capital Stock on the date it first becomes redeemable or on any particular date thereafter. Investors should expect that the Sponsor Capital Stock may remain outstanding indefinitely.
We may exercise our right to redeem Sponsor Capital Stock in order to prevent us from being Closely Held, which may cause us to liquidate or transfer otherwise attractive loans and/or redirect the application of our available cash.
If our Board determines, in its discretion, that it is in the best interest of our stockholders to exercise our right to redeem Sponsor Capital Stock in order for us to not be Closely Held, we may be required to liquidate or transfer loans we might otherwise continue to hold and/or use our available cash or other sources of liquidity in order to fund the consideration of such redemptions. This may result in, among other things, us foregoing loans that we might otherwise make, a reduction in the cash available for distributions to our stockholders and a lower rate of return to our stockholders than what could have been achieved but for such redemptions.
Risks Related to Our Relationship with Our Manager and its Affiliates
Our future success depends on our Manager and its key personnel and investment professionals. We may not find a suitable replacement for our Manager if our Management Agreement (as defined below) is terminated or if such key personnel or investment professionals leave the employment of our Manager or otherwise become unavailable to us.
We rely on the resources of our Manager to manage our day-to-day operations, as we do not separately employ any personnel. We rely completely on our Manager to provide us with investment advisory services and general management services. Each of our executive officers also serve as officers of our Manager. Our Manager has significant discretion as to the implementation of our investment and operating policies and strategies. Accordingly, we believe that our success depends to a significant extent upon the efforts, experience, diligence, skill and network of business contacts of the officers, key personnel and investment professionals of our Manager as well as the information and deal flow generated by such individuals. The officers, key personnel and investment professionals of our Manager source, evaluate, negotiate, close and monitor our loans; therefore, our success depends on their continued service. The departure of any of the officers, key personnel and investment professionals of our Manager could have a material adverse effect on our business.
Our Manager is not obligated to dedicate any specific personnel exclusively to us. None of our officers are obligated to dedicate any specific portion of their time to our business. Each of them may have significant responsibilities for other investment vehicles managed by affiliates of our Manager. As a result, these individuals may not always be able to devote sufficient time to the management of our business. Further, when there are turbulent conditions in the real estate markets or distress in the credit markets, the attention of our Manager’s personnel and our executive officers and the resources of our Manager may also be required by other investment vehicles managed by affiliates of our Manager.
In addition, we offer no assurance that our Manager will remain our manager or that we will continue to have access to our Manager’s officers, key personnel and investment professionals due to the termination of the Management Agreement, our Manager being acquired, our Manager being internalized by another client of our

Manager, or due to other circumstances. Currently, we are managed by our Board and its officers and by our Manager, as provided for under the management agreement, by and between us and our Manager (the “Management Agreement”). Upon consummation of this offering, the current term of the Management Agreement will expire on July 31, 2023, and will be automatically renewed for one-year terms thereafter unless otherwise terminated. Furthermore, our Manager may decline to renew the Management Agreement with 180 days’ written notice prior to the expiration of the renewal term. If the Management Agreement is terminated and we are unable to find a suitable replacement for our Manager, we may not be able to execute its investment strategy.
Our growth depends on the ability of our Manager to make loans on favorable terms that satisfy our investment strategy and otherwise generate attractive risk-adjusted returns initially and consistently from time to time.
Our ability to achieve our investment objectives depends on our ability to grow, which depends, in turn, on the management and investment teams of our Manager and their ability to identify and to make loans on favorable terms in accordance with our investment strategy as well as on our access to financing on acceptable terms. The demands on the time of the professional staff of our Manager will increase as our portfolio grows and the management of our existing portfolio may divert our Manager’s attention from future potential loans or otherwise slow our rate of investment. Our Manager may be unable to successfully and efficiently integrate new loans into our existing portfolio or otherwise effectively manage our assets or our future growth effectively. We cannot assure you that our Manager will be able to hire, train, supervise, manage and retain new officers and employees to manage future growth effectively, and any such failure could have a material adverse effect on our business. The failure to consummate loans on advantageous terms without substantial expense or delay would impede our growth, would negatively affect our results of operations and our ability to generate cash flow and make distributions to our stockholders, and could cause the value of our common stock to decline.
There are various conflicts of interest in our relationship with our Manager that could result in decisions that are not in the best interests of our stockholders.
We are subject to conflicts of interest arising out of our relationship with our Manager and its affiliates. We are managed by our Manager and our executive officers are employees of our Manager or one or more of its affiliates. There is no guarantee that the policies and procedures adopted by us, the terms and conditions of the Management Agreement or the policies and procedures adopted by our Manager and its affiliates, will enable us to identify, adequately address or mitigate these conflicts of interest.
Some examples of conflicts of interest that may arise by virtue of our relationship with our Manager include:
Manager’s advisory activities. While our Manager and its affiliates have agreed that for so long as our Manager is managing us, neither it nor any of its affiliates will sponsor or manage any other REIT that invests primarily in loans of the same kind as our Company, our Manager and its affiliates may otherwise manage other investment vehicles that have investment objectives that compete or overlap with, and may from time to time invest in, our target asset classes. This may apply to existing investment vehicles or investment vehicles that may be organized in the future. For example, our Manager and/or its affiliates intend to provide investment advisory and other management services to a to-be-formed investment vehicle whose investment objective will be to acquire equity securities of our borrowers in conjunction with our lending transactions, such as the Assigned Rights, a to-be-formed investment vehicle focused on investing in small- and medium-sized operators in the cannabis industry by providing debt and equity capital to such operators and a to-be-formed real property REIT focused on funding loans in smaller principal amounts, in each case, to be founded by our Sponsor or an affiliate of our Manager and in which our Sponsor intends to maintain significant equity interests. Consequently, we, on the one hand, and these other investment vehicles, on the other hand, may from time to time pursue the same or similar loan opportunities. To the extent such other investment vehicles seek to acquire the same target assets as us, the scope of opportunities otherwise available to us may be adversely affected and/or reduced. Our Manager or its affiliates may also give advice to such other investment vehicles that may differ from the advice given to us even though their investment objectives may be the same or similar to ours.
Allocation of loans. Our Manager and its affiliates endeavor to allocate loan opportunities in a fair and equitable manner, subject to their internal policies. The internal policies of our Manager and its affiliates, which may be amended without our consent, are intended to enable us to share equitably with any other investment vehicles that are managed by affiliates of our Manager. In general, loan opportunities are allocated taking into consideration various factors, including, among others, the relevant investment vehicles’ available capital, their investment objectives or strategies, their risk profiles and their existing or prior positions in a borrower or particular loan, their potential conflicts of interest, the nature of the opportunity and market conditions, as well as the rotation of loan opportunities. Nevertheless, it is possible that we may not be given the opportunity to participate in certain loans made by investment vehicles managed by affiliates of our Manager. In addition, there may be conflicts in the allocation of loan opportunities among us and the investment vehicles managed by affiliates of our Manager.
Co-investments. Other investment vehicles managed by affiliates of our Manager may co-invest with us or hold positions in a loan where we have also invested, including by means of splitting commitments, participating in loans or other means of syndicating loans. Such loans may raise potential conflicts of interest between us and such other investment vehicles. To the extent such investment vehicles seek to acquire the same target assets as us, subject to the internal policies of our Manager and its affiliates described above, the scope of opportunities otherwise available to us may be adversely affected and/or reduced. In such circumstances, the size of the investment opportunity in loans otherwise available to us may be less than it would otherwise have been, and we may participate in such opportunities on different and potentially less favorable economic terms than such other parties if our Manager deems such participation as being otherwise in our best interests. Furthermore, when such other investment vehicles have interests or requirements that do not align with our interests, including differing liquidity needs or desired investment horizons, conflicts may arise in the manner in which any voting or control rights are exercised with respect to the relevant borrower, potentially resulting in an adverse impact on us. If we participate in a co-investment with an investment vehicle managed by an affiliate of our Manager and such vehicle fails to fund a future advance on a loan, we may be required to, or we may elect to, cover such advance and invest additional funds. In addition, if we and such other investment vehicles invest in different classes or types of debt, equity or other investments relating to the same borrower, actions may be taken by such other investment vehicles that are adverse to our interests, including, but not limited to, during a work-out, restructuring or insolvency proceeding or similar matter occurring with respect to such loan.
Loans in which other investment vehicles managed by affiliates of our Manager hold different loans. We may invest in, acquire, sell assets to or provide financing to investment vehicles managed by affiliates of our Manager and their borrowers or purchase assets from, sell assets to, or arrange financing from any such investment vehicles and their borrowers. Any such transactions will require approval by a majority of our independent directors. There can be no assurance that any procedural protections will be sufficient to ensure that these transactions will be made on terms that will be at least as favorable to us as those that would have been obtained in an arm’s-length transaction.
Revolving Credit Facility. Certain affiliates of our Manager act as agent to and/or lenders under our Revolving Credit Facility, which provides revolving loan commitments of up to $40.0 million and bears interest at a fixed rate of 8% per annum, payable in cash in arrears. As of December 26, 2020, we did not have any borrowings outstanding under our Revolving Credit Facility. Future proceeds under the Revolving Credit Facility are available to fund investments and bridge capital contributions and for general corporate purposes. Our obligations under the Revolving Credit Agreement and the other loan documents delivered in connection therewith are secured by a first priority security interest in substantially all of our existing and future assets. The maturity date of the Revolving Credit Facility is the earlier of (i) July 31, 2021 and (ii) the closing date of any Refinancing Credit Facility (as defined below). The Revolving Credit Facility is intended to serve as a backstop until we are able to secure outside debt financing. It is possible that the interests of our Manager and its applicable affiliates could be in conflict with ours and the interests of our stockholders. Any such financing agreements will require approval by a majority of our independent directors. There can be no assurance that any procedural protections will be sufficient to ensure that these agreements will be made on terms that will be at least as favorable to us as those that would have been obtained in an arm’s-length transaction. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Revolving Credit Facility”.
Fees and expenses. We will be responsible for certain fees and expenses as determined by our Manager, including due diligence costs, legal, accounting and financial advisor fees and related costs, incurred in connection with evaluating and consummating loan opportunities, regardless of whether such loans are ultimately consummated by the parties thereto.

The ability of our Manager and its officers and employees to engage in other business activities may reduce the time our Manager spends managing our business and may result in certain conflicts of interest.
Certain of our officers and directors and the officers and other personnel of our Manager also serve or may serve as officers, directors or partners of certain affiliates of our Manager, as well as investment vehicles sponsored by such affiliates, including investment vehicles or managed accounts not yet established, whether managed or sponsored by affiliates or our Manager. Accordingly, the ability of our Manager and its officers and employees to engage in other business activities may reduce the time our Manager spends managing our business. These activities could be viewed as creating a conflict of interest insofar as the time and effort of the professional staff of our Manager and its officers and employees will not be devoted exclusively to our business; instead it will be allocated between our business and the management of these other investment vehicles.
In the course of our investing activities, we will pay Base Management Fees to our Manager and will reimburse our Manager for certain expenses it incurs. As a result, investors in our common stock will invest on a “gross” basis and receive any distributions on a “net” basis after expenses, resulting in, among other things, a lower rate of return than one might achieve through direct loans. As a result of this arrangement, our Manager’s interests may be less aligned with our interests.
Our Management Agreement with our Manager was not negotiated on an arm’s-length basis and may not be as favorable to us as if they had been negotiated with an unaffiliated third party, and the manner of determining the Base Management Fees may not provide sufficient incentive to our Manager to maximize risk-adjusted returns for our portfolio since it is based on the book value of our equity per annum and not on our performance.
We rely completely on our Manager to provide us with investment advisory services and general management services. Our executive officers also serve as officers of our Manager. Our Management Agreement was negotiated between related parties and their terms, including fees payable, may not be as favorable to us as if they had been negotiated with an unaffiliated third party.
We will pay our Manager substantial Base Management Fees regardless of the performance of our portfolio. Pursuant to the terms of our Management Agreement as will be amended upon consummation of this offering, our Manager will receive Base Management Fees that are calculated and payable quarterly in arrears in cash, in an amount equal to 0.375% of our Equity (as defined below), subject to certain adjustments, less 50% of any other fees, if any, earned and paid to our Manager during such quarter resulting from the investment advisory services and general management services rendered by our Manager under our Management Agreement. Such Base Management Fees will be calculated and payable quarterly in arrears in cash, subject to certain adjustments. Our Manager’s entitlement to the Base Management Fees, which are not based upon performance metrics or goals, might reduce its incentive to devote its time and effort to seeking loans that provide attractive risk-adjusted returns for our portfolio. Further, the Base Management Fee structure gives our Manager the incentive to maximize the book value of our equity raised by the issuance of new equity securities or the retention of existing equity value, regardless of the effect of these actions on existing stockholders. In other words, the Base Management Fee structure will reward our Manager primarily based on the size of our equity raised and not necessarily on our financial returns to stockholders. This in turn could hurt both our ability to make distributions to our stockholders and the market price of our common stock.
Upon consummation of this offering, the current term of our Management Agreement will expire on July 31, 2023, and will be automatically renewed for one-year terms thereafter unless otherwise terminated. Furthermore, our Manager may decline to renew either Management Agreement with 180 days’ written notice prior to the expiration of the renewal term. If our Management Agreement is terminated and we are unable to find a suitable replacement for our Manager, we may not be able to continue to execute our investment strategy.”
Terminating our Management Agreement for unsatisfactory performance of our Manager or electing not to renew the Management Agreement may be difficult and terminating our Management Agreement in certain circumstances requires payment of a substantial termination fee.
Terminating our Management Agreement without cause is difficult and costly. Our independent directors will review our Manager’s performance and the applicable Base Management Fees and incentive fees at least annually. Upon 180 days’ written notice prior to the expiration of any renewal term, our Management Agreement may be terminated upon the affirmative vote of at least two-thirds of our independent directors, based upon unsatisfactory performance by our Manager that is materially detrimental to us. Upon consummation of this offering, the Management Agreement will provide that upon any termination as described in the foregoing, we will pay our Manager a Termination Fee equal to five times the sum of the average annual Base Management Fees and incentive fees received from us during the 24-month period immediately preceding the most recently completed fiscal quarter prior to such termination. This provision increases the cost to us of terminating the Management Agreement and adversely affects our ability to terminate our Manager without cause.
Even if we terminate our Management Agreement for cause, we may be required to continue to retain our Manager for 30 days following the occurrence of events giving rise to a for-cause termination.
While we have the right to terminate our Management Agreement for cause without paying a Termination Fee, we must provide 30 days’ notice to our Manager in advance of any such termination, including in the event of our Manager's fraud, misappropriation of funds, embezzlement or bad faith, willful misconduct, gross negligence or reckless disregard in the performance of its duties. As a result, we would be forced to continue to pay our Manager during such 30-day period and we may not be able to find a suitable replacement for our Manager during this period or, if we were able to find a suitable replacement, we may be required to compensate the new manager while continuing to pay our terminated Manager during this 30-day period, unless our Manager waives the notice requirement. This could have an adverse effect on our business and operations, which could adversely affect our operating results and our ability to make distributions to our stockholders. See “Our Manager and our Management Agreement—Management—Termination for Cause” for additional information regarding a for-cause termination of our Management Agreement.
The incentive fees payable to our Manager under the Management Agreement may cause our Manager to select riskier loans to increase its incentive compensation.
In addition to the Base Management Fees, our Manager is entitled to receive incentive compensation under our Management Agreement. Under our Management Agreement, we will pay incentive fees to our Manager based upon our achievement of targeted levels of Core Earnings. “Core Earnings” is generally defined in our Management Agreement as, for a given period, the net income (loss) computed in accordance with GAAP, excluding (i) non-cash equity compensation expense, (ii) the incentive fee, (iii) depreciation and amortization, (iv) any unrealized gains, losses or other non-cash items recorded in net income (loss) for the period, regardless of whether such items are included in other comprehensive income or loss, or in net income (loss); provided that Core Earnings does not exclude, in the case of loans with a deferred interest feature (such as OID, debt instruments with PIK interest and zero coupon securities), accrued income that we have not yet received in cash, and (v) one-time events pursuant to changes in GAAP and certain non-cash charges after discussions between our Manager and our independent directors and after approval by a majority of such independent directors.
In evaluating loans and other management strategies, the opportunity to earn incentive fees based on Core Earnings and realized profits, as applicable, may lead our Manager to place undue emphasis on the maximization of Core Earnings and realized profits at the expense of other criteria, such as preservation of capital, in order to achieve higher incentive compensation. Loans with higher yield potential are generally riskier or more speculative. This could result in increased risk to the value of our loan portfolio.
Our Manager manages our portfolio in accordance with very broad investment guidelines and our Board does not approve each loan and financing decision made by our Manager, which may result in us making riskier loans than those currently comprising our Existing Portfolio.
While our Board periodically reviews our loan portfolios, it does not review all proposed loans. In addition, in conducting periodic reviews, such directors may rely primarily on information provided to them by our Manager. Our Investment Guidelines (as defined below) may be changed from time to time upon recommendation by our Manager and approval by a majority of our Board (which must include a majority of the independent directors of our Board) and our Manager. Furthermore, our Manager may use complex strategies and loans entered into by our Manager that may be difficult or impossible to unwind by the time they are reviewed by our Board. Our Manager has great latitude in determining the types of loans that are proper for us, which could result in loan returns that are substantially below expectations or that result in losses, which would materially and adversely affect our business operations and results. In addition, our Manager is not subject to any limits or proportions with respect to the mix of target investments that we make or that we may in the future acquire other than as necessary to maintain our exemption from registration under the Investment Company Act and our qualification as a REIT. Decisions made and loans entered into by our Manager may not fully reflect your best interests.

Our Manager may change its investment process, or elect not to follow it, without the consent of our stockholders and at any time, which may adversely affect our loans.
Our Manager may change its investment process without the consent of our stockholders and at any time. In addition, there can be no assurance that our Manager will follow its investment process in relation to the identification and underwriting of prospective loans. Changes in our Manager’s investment process may result in inferior, among other things, due diligence and underwriting standards, which may adversely affect the performance of our portfolio.
We do not have a policy that expressly prohibits our directors, managers, officers, stockholders or affiliates, as applicable, from engaging for their own account in business activities of the types conducted by us.
We do not have a policy that expressly prohibits our directors, officers, stockholders or affiliates from engaging for their own account in business activities of the types conducted by us. However, our conflicts of interest policies prohibit our directors and officers as well as employees of our Manager from engaging in any transaction that involves an actual conflict of interest with us without the approval of the Audit and Valuation Committee of our Board. In addition, our Management Agreement has limited restrictions on our Manager’s and its affiliates’ respective ability to engage in additional management or loan opportunities, which could result in our Manager or its affiliates engaging in management and investment activities that compete with us, and our conflict of interest policies acknowledge that such activities shall not be deemed a conflict of interest.
Our Manager is subject to extensive regulation as an investment adviser, which could adversely affect its ability to manage our business.
Our Manager is currently an Exempt Reporting Adviser and intends to register as an investment adviser under the Advisers Act. Our Manager may be subject to regulation as an investment adviser by various regulatory authorities that are charged with protecting the interests of its clients. Instances of criminal activity and fraud by participants in the investment management industry and disclosures of trading and other abuses by participants in the financial services industry have led the United States Government and regulators to increase the rules and regulations governing, and oversight of, the United States financial system. This activity resulted in changes to the laws and regulations governing the investment management industry and more aggressive enforcement of the existing laws and regulations. Our Manager could be subject to civil liability, criminal liability, or sanction, including revocation of its registration as an investment adviser (if relevant), revocation of the licenses of its employees, censures, fines, or temporary suspension or permanent bar from conducting business, if it is found to have violated any of these laws or regulations. Any such liability or sanction could adversely affect our Manager’s ability to manage its business. Additionally, our Manager must continually address conflicts between its interests and those of its clients, including us. In addition, the SEC and other regulators have increased their scrutiny of potential conflicts of interest. Our Manager has procedures and controls that we believe are reasonably designed to address these issues. However, appropriately dealing with conflicts of interest is complex and difficult and if our Manager fails, or appears to fail, to deal appropriately with conflicts of interest, it could face litigation or regulatory proceedings or penalties, any of which could adversely affect its ability to manage our business.
While we believe that we benefit from our Manager’s key personnel and investment professionals expertise and experience, we may not replicate the historical performance of our Manager’s key personnel and investment professionals or that of our Manager’s affiliates and we can provide no assurance that, in certain circumstances, their prior experience will not cause reputational harm for us.
We believe that we will benefit from the extensive and diverse expertise and significant financing industry experience of the key personnel and investment professionals of our Manager and its affiliates. However, investors should understand that we and our Manager are recently formed entities that have limited prior operating history upon which to evaluate our and our Manager’s likely performance and we and our Manager have not previously managed a REIT vehicle focused on providing loans for cannabis industry operators.
Additionally, in connection with their prior experience, certain of our Manager’s key personnel and its affiliates and our officers and directors have been named defendants in litigation or other legal proceedings involving their managed entities. For example, in 2015, Fifth Street Finance Corporation (“FSC”) and Fifth Street Asset Management (“Fifth Street”) and certain officers and directors of FSC and Fifth Street, including Mr. Tannenbaum and Alexander C. Frank, one of our directors, were named as defendants in actions alleging violations of Sections 10(b) and 20(a) of the Exchange Act regarding statements about the value of FSC’s assets and Fifth Street and certain officers and directors, including Mr. Tannenbaum and Mr. Frank, were named as defendants in actions alleging that the defendants breached their fiduciary duties by causing FSC to enter into an unfair Investment Advisory Agreement with Fifth Street and engaging in a scheme designed to artificially inflate FSC’s assets. In addition, in 2018, Fifth Street Management, LLC (“FSM”), during a time in which Mr. Tannenbaum was an affiliate, was subject to a cease and desist order from the SEC (the “Order”) relating to allegations of improper allocation of expenses to clients and failures relating to its review of a client’s valuation model. The Order was limited to FSM and no individual or FSM affiliated entity was subject to the Order at any time. Additionally, each of these matters have been resolved with no admission of wrongdoing by any party and the dismissals of all claims against each of the named individuals but we cannot provide assurance that these prior legal proceedings or future legal proceedings involving us, our Manager, our Manager’s key personnel or investment professionals or its affiliates or our officers or directors will not cause reputational harm for us.
In addition to other analytical tools, our Manager may utilize financial models to evaluate loan opportunities, the accuracy and effectiveness of which cannot be guaranteed.
In addition to other analytical tools, our Manager may utilize financial models to evaluate loan opportunities, the accuracy and effectiveness of which cannot be guaranteed. In all cases, financial models are only estimates of future results which are based upon assumptions made at the time that the projections are developed. There can be no assurance that our Manager’s projected results will be attained and actual results may vary significantly from the projections. General economic and industry-specific conditions, which are not predictable, can have an adverse impact on the reliability of projections.
Our Manager’s and its affiliates’ liability is limited under the Management Agreement, and we have agreed to indemnify our Manager against certain liabilities. As a result, we could experience poor performance or losses for which our Manager and its affiliates would not be liable.
Pursuant to the Management Agreement, our Manager does not assume any responsibility other than to render the services called for thereunder in good faith and will not be responsible for any action of our Board in following or declining to follow its advice or recommendations. Under the terms of the Management Agreement, our Manager, its affiliates, and any of their respective members, stockholders, managers, partners, trustees, personnel, officers, directors, employees, consultants and any person providing sub-advisory services to our Manager (collectively, the “Manager Parties”) will not be liable to us for acts or omissions performed in accordance with and pursuant to the Management Agreement, except by reason of acts constituting bad faith, willful misconduct, gross negligence, or reckless disregard of their duties under the relevant Management Agreement. In addition, we have agreed to indemnify the Manager Parties with respect to all losses, damages, liabilities, demands, charges and claims of any nature whatsoever, and any and all expenses, costs and fees related thereto, arising from acts or omissions of the Manager Parties not constituting bad faith, willful misconduct, gross negligence, or reckless disregard of duties, performed in good faith in accordance with and pursuant to the Management Agreement. We have also entered into indemnification agreements with our Manager to indemnify and advance certain fees, costs and expenses to the members of the Investment Committee of our Manager, subject to certain limitations to be set forth in such indemnification agreements. These protections may lead our Manager to act in a riskier manner when acting on our behalf than it would when acting for its own account.
Risks Related to Our Taxation as a REIT
Failure to qualify as a REIT would cause us to be taxed as a regular corporation, which would substantially reduce funds available for distributions to our stockholders.
We intend to operate in a manner so as to qualify as a REIT for U.S. federal income tax purposes. We believe that our organization and proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT. However, we cannot assure you that we will qualify as such. This is because qualification as a REIT involves the application of highly technical and complex provisions of the Code, and regulations promulgated by the U.S. Treasury Department thereunder (“Treasury Regulations”) as to which there are only limited judicial and administrative interpretations and involves the determination of facts and circumstances not entirely within our control. In addition, while we intend to take the position that we and certain of our affiliates are treated as separate entities for purposes of determining whether we qualify as a REIT, there can be no guarantee that the IRS will agree with our position. If we and certain of our affiliates are treated as the same entity for this purpose, we may not qualify as a REIT. Furthermore, future legislation, new regulations, administrative interpretations or court decisions may significantly change the U.S. tax laws or the application of the U.S. tax laws with respect to qualification as a REIT for federal income tax purposes or the federal income tax consequences of such qualification.
If we fail to qualify as a REIT in any taxable year, we will face serious tax consequences that will substantially reduce the funds available for distributions to our stockholders because:
•	we would not be allowed a deduction for distributions paid to stockholders in computing our taxable income and would be subject to U.S. federal income tax at regular corporate rates;
•	we could be subject to increased state and local taxes; and
•	unless we are entitled to relief under statutory provisions, we would not be able to re-elect to be taxed as a REIT for four taxable years following the year in which we were disqualified.
In addition, if we fail to qualify as a REIT, we will no longer be required to make distributions to remain qualified as a REIT for U.S. federal income tax purposes. As a result of all these factors, our failure to qualify as a REIT could impair our ability to expand its business and raise capital, and it would adversely affect the value of our common stock.
Even if we qualify as a REIT, we may face other tax liabilities that reduce our cash flows.
Even if we qualify for taxation as a REIT, we may be subject to certain federal, state and local taxes on our income and assets, including taxes on any undistributed income, tax on income from some activities conducted as a result of a foreclosure, and state or local income, property and transfer taxes. In addition, in order to meet the REIT qualification requirements or to avert the imposition of a 100% tax that applies to certain gains derived by a REIT from dealer property or inventory, we may hold certain assets through one or more to-be-formed taxable REIT subsidiaries that will be subject to corporate-level income tax at regular rates. In addition, if we lend money to a taxable REIT subsidiary (including loans to partnerships or limited liability companies in which a taxable REIT subsidiary owns an interest), the taxable REIT subsidiary may be unable to deduct all or a portion of the interest paid to us, which could result in an increased corporate-level tax liability. Any of these taxes would decrease cash available for distribution to our stockholders.
REIT distribution requirements could adversely affect our ability to exercise our business plan and liquidity and may force us to borrow funds during unfavorable market conditions.
In order to maintain our REIT status and to meet the REIT distribution requirements, we may need to borrow funds on a short-term basis or sell assets, even if the then-prevailing market conditions are not favorable for these borrowings or sales. In addition, we may need to reserve cash (including proceeds from this offering) to satisfy our REIT distribution requirements, even though there are attractive lending opportunities that may be available. To qualify as a REIT, we must distribute to our stockholders at least 90% of our net taxable income each year, without regard to the deduction for dividends paid and excluding capital gains and certain non-cash income. In addition, we will be subject to corporate income tax to the extent we distribute less than 100% of our taxable income, including any net capital gain. We intend to make distributions to our stockholders to comply with the requirements of the Code for REITs and to minimize or eliminate our corporate income tax obligation to the extent consistent with our business objectives. Our cash flows from operations may be insufficient to fund required distributions as a result of differences in timing between the actual receipt of income and the recognition of income for U.S. federal income tax purposes, or the effect of non-deductible capital expenditures, the creation of reserves or required debt service or amortization payments. In addition, if the IRS were to disallow certain of our deductions, such as management fees, depreciation or interest expense, by alleging that we, through our business operations and/or loan agreements with state-licensed cannabis borrowers, are subject to Section 280E of the Code or otherwise, we could be unable to meet the distribution requirements and would fail to qualify as a REIT. Likewise, any governmental fine on us would not be deductible, and the inability to deduct such fines could cause us to be unable to satisfy the distribution requirement.
The insufficiency of our cash flows to cover its distribution requirements could have an adverse impact on its ability to raise short- and long-term debt or sell equity securities in order to fund distributions required to maintain its REIT status. In addition, we will be subject to a 4% nondeductible excise tax on the amount, if any, by which distributions paid by us in any calendar year are less than the sum of 85% of our ordinary income,

95% of our capital gain net income and 100% of our undistributed income from prior years. To address and/or mitigate some of these issues, we may make taxable distributions that are in part paid in cash and in part paid in our equity. In such cases, our stockholders may have tax liabilities from such distributions in excess of the cash they receive. The treatment of such taxable stock distributions is not entirely clear, and it is possible the taxable stock distribution will not count towards our distribution requirement, in which case adverse consequences could apply.
Complying with REIT requirements may cause us to forego otherwise attractive opportunities or to liquidate otherwise attractive loans.
To qualify as a REIT for U.S. federal income tax purposes, we must continually satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets and the amounts we distribute to our stockholders. In order to meet these tests, we may be required to forego loans that we might otherwise make or liquidate loans we might otherwise continue to hold. Thus, compliance with the REIT requirements may hinder our performance by limiting our ability to make and/or maintain ownership of certain otherwise attractive loans.
Temporary investment of the net offering proceeds of the offering in short-term securities and income from such investment generally will allow us to satisfy various REIT income and asset qualifications, but only during the one-year period beginning on the date we receive such net offering proceeds. If we are unable to invest a sufficient amount of the net proceeds of this offering in qualifying real estate assets within such one-year period, we could fail to satisfy the gross income tests and/or we could be limited to investing all or a portion of any remaining funds in cash or cash equivalents. If we fail to satisfy such income test, unless we are entitled to relief under certain provisions of the Code, we could fail to qualify as a REIT.
The tax on prohibited transactions will limit our ability to engage in certain loans involving the sale or other disposition of property or that would otherwise subject us to a 100% penalty tax.
A REIT’s net income from prohibited transactions is subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property, other than foreclosure property, held as inventory or primarily for sale to customers in the ordinary course of business. Although we do not intend to hold a significant amount of assets as inventory or primarily for sale to customers in the ordinary course of our business, the characterization of an asset sale as a prohibited transaction depends on the particular facts and circumstances. The Code provides a safe harbor that, if met, allows a REIT to avoid being treated as engaged in a prohibited transaction. We may sell certain assets in transactions that do not meet all of the requirements of such safe harbor if we believe the transaction would nevertheless not be a prohibited transaction based on an analysis of all of the relevant facts and circumstances. If the IRS were to successfully argue that such a sale was in fact a prohibited transaction, we would be subject to a 100% penalty tax with respect to such sale. In addition, in order to avoid the prohibited transactions tax, we may choose not to engage in certain sales, even though the sales might otherwise be beneficial to it.
Legislative, regulatory or administrative tax changes related to REITs could materially and adversely affect our business.
At any time, the U.S. federal income tax laws or Treasury Regulations governing REITs, or the administrative interpretations of those laws or regulations, may be changed, possibly with retroactive effect. We cannot predict if or when any new U.S. federal income tax law, regulation or administrative interpretation, or any amendment to any existing U.S. federal income tax law, regulation or administrative interpretation, will be adopted, promulgated or become effective or whether any such law, regulation or interpretation may take effect retroactively. We and our stockholders could be adversely affected by any such change in, or any new, U.S. federal income tax law, regulation or administrative interpretation.
Dividends payable by REITs generally do not qualify for reduced tax rates applicable to qualified dividend income.
The maximum U.S. federal income tax rate for certain qualified dividends payable to individual U.S. stockholders is 20%. Dividends payable by REITs, however, are generally not qualified dividends and therefore are not eligible for taxation at the reduced rates. However, to the extent such dividends are attributable to certain dividends that we receive from a taxable REIT subsidiary or to income from a prior year that was retained by us and subject to corporate tax, such dividends generally will be eligible for the reduced rates that apply to qualified dividend income. The more favorable rates applicable to regular corporate dividends could cause investors who are individuals to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the stock of REITs, including our equity. However, through the 2025 tax year, individual U.S. stockholders may be entitled to claim a deduction in determining their taxable income of 20% of ordinary REIT dividends (dividends other than capital gain dividends and dividends attributable to qualified dividend income received by us, if any), which temporarily reduces the effective tax rate on these dividends to a maximum federal income tax rate of 29.6% for those years. If we fail to qualify as a REIT, such stockholders may not claim this deduction with respect to dividends paid by us. Stockholders are urged to consult tax advisers regarding the effect of this change on the effective tax rate with respect to REIT dividends.
If we were considered to actually or constructively pay a “preferential dividend” to certain of our stockholders, our status as a REIT could be adversely affected.
In order to qualify as a REIT, we must annually distribute to our stockholders at least 90% of its REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gain and certain non-cash income. In order for distributions to be counted as satisfying the annual distribution requirements for REITs, and to provide us with a REIT-level tax deduction, the distributions must not be “preferential dividends,” unless we are a “publicly offered REIT,” which we currently are not, but expect to be following this offering. A dividend is not a preferential dividend if the distribution is pro rata among all outstanding shares of stock within a particular class, and in accordance with the preferences among different classes of stock as set forth in our organizational documents. Currently, there is uncertainty as to the IRS’s position regarding whether certain arrangements that REITs have with their stockholders could give rise to the inadvertent payment of a preferential dividend (e.g., the pricing methodology for stock purchased under a distribution reinvestment program inadvertently causing a greater than 5% discount on the price of such stock purchased). There is no de minimis exception with respect to preferential dividends; therefore, if the IRS were to take the position that we inadvertently paid a preferential dividend, we may be deemed to have failed the 90% distribution test, and our status as a REIT could be terminated for the year in which such determination is made if we were unable to cure such failure. While we believe that our operations will be structured in such a manner that we will not be treated as inadvertently paying preferential dividends, we can provide no assurance to this effect.
The ability of our Board to revoke our REIT election without stockholder approval may cause adverse consequences to our stockholders.
The Charter provides that our Board may revoke or otherwise terminate our REIT election, without the approval of our stockholders, if our Board determines that it is no longer in our best interest to attempt to, or continue to, qualify as a REIT. If we cease to qualify as a REIT, we would become subject to U.S. federal income tax on our net taxable income and we generally would no longer be required to distribute any of our net taxable income to our stockholders, which may have adverse consequences on the total return to our stockholders.
Complying with REIT requirements may limit our ability to hedge our operational risks effectively and may cause us to incur tax liabilities.
The REIT provisions of the Code may limit our ability to hedge risks relating to its operations. Any income from a hedging transaction that we enter into to manage risk of interest rate changes, price changes or currency fluctuations with respect to borrowings made or to be made, if properly identified under applicable Treasury Regulations, does not constitute “gross income” for purposes of the 75% or 95% gross income tests. To the extent that we enter into other types of hedging transactions, the income from those transactions will likely be treated as non-qualifying income for purposes of both of the gross income tests.
To the extent the business interest deductions of our subsidiaries, if any, are deferred or disallowed, our taxable income may exceed our cash available for distributions to stockholders.
Code Section 163(j) limits the deductibility of “business interest” for both individuals and corporations. Certain real property trades or businesses are permitted to elect out of this limitation, but we do not expect it to be available to us. To the extent our interest deductions or those of our subsidiaries, if any, are deferred or disallowed under Code Section 163(j) or any other provision of law, our taxable income may exceed our cash available for distribution to our stockholders. As a result, there is a risk that we may have taxable income in excess of cash available for distribution. In that event, we may need to borrow funds or take other action to satisfy the REIT distribution requirements for the taxable year in which this “phantom income” is recognized.
We may be deemed to be Closely Held, which, subject to our ability to redeem certain shares of our capital stock, would result in us failing to qualify as a REIT and, subject to any required approvals by our Board and our stockholders, would trigger our dissolution and windup process.
We may be deemed to be Closely Held due to our Sponsor’s percentage ownership of our capital stock. As of the date of this prospectus, our Sponsor Beneficially Owns   % and Constructively Owns   % of our capital stock. Although our Board has the right to redeem any and all of the Sponsor Capital Stock in order to comply with the applicable holding requirements to prevent us from being deemed to be Closely Held on June 30, 2021, our Board may choose to not exercise its right or any amount of redemptions of the Sponsor Capital Stock may be insufficient to prevent us from being deemed to be Closely Held. If we are deemed to be Closely Held after June 30, 2021, we would fail to qualify as a REIT and we would be taxed as a regular corporation, which would substantially reduce funds available for distribution to our stockholders. Accordingly, we would not be allowed a deduction for distributions paid to stockholders in computing our taxable income and would be subject to U.S. federal income tax at the regular corporate rate for the entire 2021 taxable year and in subsequent years. Additionally, we could be subject to increased state and local taxes, and, unless we are entitled to relief under statutory provisions, we would not be able to re-elect to be taxed as a REIT until our 2026 taxable year. See “—Risks Related to Our Taxation as a REIT—Failure to qualify as a REIT would cause us to be taxed as a regular corporation, which would substantially reduce funds available for distributions to our stockholders” for additional information. Further, if, on July 1, 2021, we are Closely Held, then, we will, subject to any required approvals by our Board and our stockholders, immediately take all necessary action to undertake an orderly liquidation and sale of our assets and will distribute any net sale proceeds therefrom, after the payment of, or adequate provision for, all known debts and liabilities and any preferential rights of the holders of any then-outstanding shares of our preferred stock, pro rata to the holders of our common stock, and following such distribution, we shall terminate and dissolve. See “Risks Related to Our Organization and Structure—The Charter contains a provision requiring the process of dissolution and winding up if we are Closely Held on July 1, 2021” for additional information.
Risks Related to Ownership of Our Common Stock and This Offering
There has been no public market for our common stock prior to this offering, and you may not be able to resell our shares at or above the price you paid, or at all.
We have applied to list our common stock on Nasdaq, but an active trading market for our common stock may never develop following this offering. If an active trading market for our common stock does not develop after this offering, the market price and liquidity of our common stock will be materially and adversely affected. You may not be able to sell your shares quickly or at the market price if trading in our common shares is not active. Negotiations between us and the underwriters will determine the offering price for our common stock and the offering price may bear no relationship to the market price for our common stock after this offering. In addition, the market price of our common stock may decline below the offering price. Furthermore, an inactive market may also impair our ability to raise capital by selling shares of our common stock and may impair our ability to enter into strategic partnerships or acquire companies or products by using our shares of common stock as consideration.
Certain of our existing principal stockholders and entities affiliated with our directors have indicated an interest in purchasing a substantial percentage of the shares of our common stock in this offering at the initial public offering price per share. To the extent that such entities purchase shares in this offering, it would reduce the available public float for our shares because these entities may be restricted under the volume limitations of Rule 144 from selling the shares. As a result, any purchase of shares by such entities in this offering may reduce the liquidity of our common shares compared to what it would have been had these shares been purchased by investors that were not affiliated with us.

If you purchase shares of our common stock in this offering, you will experience immediate dilution.
The offering price of the share of our common stock is higher than the projected net tangible book value per share of our common stock outstanding upon the completion of the offering. Accordingly, if you purchase shares of our common stock in this offering, you will experience immediate dilution in the net tangible book value per share of our common stock. This means that investors that purchase shares of our common stock in this offering will pay a price per share of our common stock that exceeds the per common share net tangible book value of our assets. See “Dilution.”
The market price for our common stock may be volatile, which could contribute to the loss of all or part of your investment.
Prior to this offering, there has not been a public market for our common stock. Accordingly, the initial public offering price for the shares of our common stock may not be indicative of the price that will prevail in the trading market, if any, that develops following this offering. If an active market for our common stock develops and continues, the trading price of our common stock following this offering is likely to be highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control.
Some of the factors that could negatively affect or result in fluctuations in the market price of our common stock include:
•	our actual or projected operating results, financial condition, cash flows and liquidity or changes in business strategy or prospects;
•	changes in governmental policies, regulations or laws;
•	loss of a major funding source or inability to obtain new favorable funding sources in the future;
•	equity issuances by us, or share resales by our stockholders, or the perception that such issuances or resales may occur;
•	actual, anticipated or perceived accounting or internal control problems;
•	publication of research reports about us, the real estate industry or the cannabis industry;
•	our value of the properties securing our loans;
•	changes in market valuations of similar companies;
•	adverse market reaction to any increased indebtedness we may incur in the future;
•	additions to or departures of the executive officers or key personnel supporting or assisting us from our Manager or its affiliates, including our Manager’s investment professionals;
•	speculation in the press or investment community about us or other similar companies;
•	our failure to meet, or the lowering of, our earnings estimates or those of any securities analysts;
•
increases in market interest rates, which may lead investors to demand a higher distribution yield for our common stock (if we have begun to make distributions to our stockholders) and which could cause the cost of our interest expenses on our debt to increase;

•	failure to qualify or maintain our qualification as a REIT or exclusion from the Investment Company Act;
•	price and volume fluctuations in the stock market generally; and
•	general market and economic conditions, including the state of the credit and capital markets.
Any of the factors listed above could materially adversely affect your investment in our common stock, and our common stock may trade at prices significantly below the initial public offering price, which could contribute to a loss of all or part of your investment. In such circumstances the trading price of our common stock may not recover and may experience a further decline.
In addition, broad market and industry factors could materially adversely affect the market price of our common stock, irrespective of our operating performance. The stock market in general, and Nasdaq and the market for cannabis-related companies and REITs have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of ours, may not be predictable. For example, the COVID-19 outbreak continues to rapidly evolve and the extent to which the outbreak may impact our business and the business of our borrowers will depend on future developments, which are highly uncertain and cannot be predicted with confidence. A loss of investor confidence in the market for finance companies or for those companies in the cannabis industry or the stocks of other companies which investors perceive to be similar to us, the opportunities in the finance or cannabis market or the stock market in general, could depress our stock price regardless of our business, financial condition, results of operations or growth prospects.
We could be subject to securities class action litigation.
In the past, securities class action litigation has often been brought against a company following a period of volatility or decline in the market price of its securities. If we face such litigation, it could result in substantial costs and a diversion of management’s attention and resources, which could materially adversely affect our business, financial condition, results of operation and growth prospects.
If securities analysts do not publish research or reports about our business or if they publish negative reports or downgrade our stock, the price of our common stock could decline.
The trading market for our common stock will rely in part on the research and reports that industry or financial analysts publish about us, our business, our markets and our competitors. We do not control these analysts. If securities analysts do not cover our common stock after the completion of this offering, the lack of research coverage may materially adversely affect the market price of our common stock. Furthermore, if one or more of the analysts who do cover us downgrade our stock or if those analysts issue other unfavorable commentary about us or our business, our stock price would likely decline. If one or more of these analysts cease coverage of us or fails to regularly publish reports on us, we could lose visibility in the market and interest in our stock could decrease, which in turn could cause our stock price or trading volume to decline and may also impair our ability to expand our business with existing customers and attract new customers.
The value of our equity securities could be materially and adversely affected by our level of cash distributions.
The value of the equity securities of a company whose principal business is similar to ours is based primarily upon investors’ perception of its growth potential and its current and potential future cash distributions, whether from operations, sales or refinancings, and is secondarily based upon the market value of its underlying assets. For that reason, our equity may be valued at prices that are higher or lower than our net asset value per share. To the extent we retain operating cash flow for investment purposes, working capital reserves or other purposes, these retained funds, while increasing the value of our underlying assets, may not correspondingly increase the price at which our equity could trade. Our failure to meet investors’ expectations with regard to future earnings and cash distributions likely would materially and adversely affect the valuation of our equity.
Future sales of our capital stock or other securities convertible into our capital stock could cause the value of our common stock to decline and could result in dilution of your shares of our common stock.
Our Board is authorized, without your approval, to cause us to issue additional shares of our common stock or to raise capital through the creation and issuance of our preferred stock, debt securities convertible into common stock, options, warrants and other rights, on terms and for consideration as our Board in its sole discretion may determine.
Sales of substantial amounts of our capital stock or other securities convertible into our capital stock could cause the valuation of our capital stock to decrease significantly. We cannot predict the effect, if any, of future sales of our equity, or the availability of our equity for future sales, on the value of our equity. Sales of substantial amounts of our equity by any large stockholder, or the perception that such sales could occur, may adversely affect the valuation of our equity.

Future offerings of debt securities, which would rank senior to our common stock upon a bankruptcy liquidation, and future offerings of equity securities that may be senior to our common stock for the purposes of dividend and liquidating distributions, may adversely affect the value of our capital stock.
In the future, we may attempt to increase our capital resources by making offerings of debt securities or additional offerings of equity securities. For example, we are planning a preferred stock issuance, to be completed by January 15, 2021 in order for us to qualify as a REIT. See “Description of Capital Stock—Preferred Stock—Planned Preferred Issuance” for more information. Upon bankruptcy or liquidation, holders of our debt securities, lenders with respect to any of our borrowings and holders of our preferred stock, if any, will receive a distribution of our available assets prior to the holders of our common stock. Additional equity offerings by us may dilute the holdings of our existing stockholders or reduce the valuation of our common stock. Our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control. As a result, we cannot predict or estimate the amount, timing or nature of our future offerings, and purchasers of our common stock in this offering bear the risk of our future offerings reducing the valuation of our common stock and diluting their ownership interest.
We may in the future pay distributions from sources other than our cash flow from operations, including borrowings, offering proceeds or the sale of assets, which means we will have less funds available for investments or less income-producing assets and your overall return may be reduced.
We may in the future pay distributions from sources other than from our cash flow from operations. We intend to fund the payment of regular distributions to our stockholders entirely from cash flow from our operations. However, we may from time to time not generate sufficient cash flow from operations to fully fund distributions to stockholders. Therefore, if we choose to pay a distribution, we may choose to use cash flows from financing activities, including borrowings (including borrowings secured by our assets) and net proceeds of this or a prior offering, from the sale of assets or from other sources to fund distributions to our stockholders.
To the extent that we fund distributions from sources other than cash flows from operations, including borrowings, offering proceeds or proceeds from asset sales, the value of your investment will decline, and such distributions may constitute a return of capital and we may have fewer funds available for the funding of loans or less income-producing assets and your overall return may be reduced. Further, to the extent distributions exceed our earnings and profits, a stockholder’s basis in our stock will be reduced and, to the extent distributions exceed a stockholder’s basis, the stockholder will be required to recognize capital gain.
There is a risk that you may not receive distributions as holders of our common stock or that such dividends may not grow over time.
We intend to make to make regular quarterly distributions to our stockholders, consistent with our intention to qualify as a REIT for U.S. federal income tax purposes. However, any future determination to actually pay dividends will be at the discretion of our Board, subject to compliance with applicable law and any contractual provisions, including under agreements for indebtedness, that restrict or limit our ability to pay dividends, and will depend upon, among other factors, our results of operations, financial condition, earnings, capital requirements and other factors that our Board deems relevant. We therefore cannot assure you that we will achieve investment results and other circumstances that will allow us to make a specified level of cash distributions or year-to-year increases in cash distributions.
As one of our significant stockholders and a significant beneficial owner of our Manager, our Sponsor, Leonard M. Tannenbaum, can exert significant influence over our corporate actions and important corporate matters.
Upon the completion of this offering, our Sponsor, Leonard M. Tannenbaum, will beneficially own approximately    % of our outstanding equity (or    % if the underwriters exercise their option to purchase additional shares in full). Our Sponsor currently owns 477,500 shares of our common stock (on a pre-split basis, or 3,342,500 shares, on a post-split basis) and has been granted options to purchase up to 200,994 shares of our common stock (on a pre-split basis, or 1,406,958 shares, on a post-split basis), which will become vested and exercisable upon consummation of this offering. Our Sponsor also owns over 70% of the outstanding equity of Advanced Flower Capital Management, LLC, the parent company of our Manager (the “Parent Manager”).

Similarly, Jonathan Kalikow, our Head of Real Estate and one of our directors, and Robyn Tannenbaum, our Managing Director, Origination, Investor Relations and Marketing, currently own 5% and 10% of the Parent Manager, respectively. Our Sponsor also serves as our Chief Executive Officer, and Robyn Tannenbaum is his wife.
Our Sponsor and, to a lesser extent, Mrs. Tannenbaum and Mr. Kalikow could therefore exert substantial influence over our corporate matters, such as electing directors and approving material mergers, acquisitions, strategic partnerships or other business combination transactions, as applicable. This concentration of ownership may discourage, delay or prevent a change in control which could have the dual effect of depriving our stockholders from an opportunity to receive a premium for their equity as part of a sale of our Company and otherwise reducing the price of such equity.
We are an “emerging growth company,” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make shares of our common stock less attractive to investors.
We are an “emerging growth company” as defined in the JOBS Act, and we have elected to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, an extended transition period for complying with new or revised accounting standards and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we will rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile. We may take advantage of these reporting exemptions until we are no longer an emerging growth company. We will remain an emerging growth company until the earliest to occur of (i) the last day of the fiscal year during which our total annual revenue equals or exceeds $1.07 billion (subject to adjustment for inflation), (ii) the last day of the fiscal year following the fifth anniversary of this offering, (iii) the date on which we have, during the previous three year period, issued more than $1.0 billion in non-convertible debt or (iv) the date on which we are deemed to be a “large accelerated filer” under the Exchange Act.
We will incur significant new costs as a result of becoming a public company, and such costs may increase when we cease to be an emerging growth company.
As a public company, we will incur significant legal, accounting, insurance and other expenses that we have not incurred as a private company, including costs associated with public company reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as amended (the “Dodd-Frank Act”), the listing requirements of Nasdaq and other applicable securities rules and regulations. Compliance with these rules and regulations may significantly increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources. As a result, our executive officers’ attention may be diverted from other business concerns, which could adversely affect our business and results of operations. Furthermore, the expenses incurred by public companies generally for reporting and corporate governance purposes have been increasing. We expect compliance with these public reporting requirements and associated rules and regulations to increase expenses, particularly after we are no longer an emerging growth company, although we are currently unable to estimate theses costs with any degree of certainty. We could be an emerging growth company for up to five full fiscal years, although circumstances could cause us to lose that status earlier as discussed above, which could result in our incurring additional costs applicable to public companies that are not emerging growth companies.
In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us and our business may be adversely affected.
If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results or prevent fraud. As a result, stockholders could lose confidence in our financial and other public reporting, which would materially adversely affect our business and the trading price of our common stock.
Effective internal controls over financial reporting are necessary for us to provide reliable financial reports and are designed to prevent fraud. Any failure to implement required new or improved controls, or difficulties encountered in their implementation could cause us to fail to meet our reporting obligations. Pursuant to Section 404 of the Sarbanes-Oxley Act, our management will be required to report upon the effectiveness of our internal control over financial reporting beginning with the annual report for our fiscal year ending December 31, 2021. When we lose our status both as an emerging growth company and a smaller reporting company, our independent registered public accounting firm will be required to attest to the effectiveness of our internal control over financial reporting. The rules governing the standards that must be met for management to assess our internal control over financial reporting are complex and require significant documentation, testing and possible remediation. Any testing by us conducted in connection with Section 404 of the Sarbanes-Oxley Act, or any subsequent testing by our independent registered public accounting firm, may reveal deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses or that may require prospective or retroactive changes to our financial statements or identify other areas for further attention or improvement. Inadequate internal controls could also cause investors to lose confidence in our reported financial information, which could materially adversely affect the trading price of our common stock.
Our disclosure controls and procedures may not prevent or detect all errors or acts of fraud.
Upon the completion of this offering, we will become subject to the periodic reporting requirements of the Exchange Act. We designed our disclosure controls and procedures to reasonably assure that information we must disclose in reports we file or submit under the Exchange Act is accumulated and communicated to management, and recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC. We believe that any disclosure controls and procedures or internal controls and procedures, no matter how well-conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met.
These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. For example, our directors or executive officers could inadvertently fail to disclose a new relationship or arrangement causing us to fail to make any related party transaction disclosures. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by an unauthorized override of the controls. Accordingly, because of the inherent limitations in our control system, misstatements due to error or fraud may occur and not be detected.
Changes to, or interpretations of, financial accounting standards may affect our results of operations and could cause us to change our business practices.
We prepare our financial statements in accordance with GAAP. These accounting principles are subject to interpretation by the Financial Accounting Standards Board, the SEC and various bodies formed to interpret and create accounting rules and regulations. Changes in accounting rules can have a significant effect on our reported financial results and may affect our reporting of transactions completed before a change is announced. Changes to those rules or the questioning of current practices may materially adversely affect our financial results, including those contained in this filing, or the way we conduct our business.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
All statements in this prospectus other than statements of current or historical facts are “forward-looking statements.” These forward-looking statements are based on our current intent, belief, expectations and views of future events. You can identify these forward-looking statements often, but not always, by words or phrases such as “can,” “could,” “continuing,” “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “ongoing,” “plan,” “predict,” “potential,” “project,” “should,” “seeks,” “believe,” “likely to” and similar words, phrases or expressions.
These statements are only predictions and involve estimates, known and unknown risks, assumptions, uncertainties and other factors that could cause our actual results, performance or achievements to be materially different from those expressed or implied by such forward-looking statements. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of the factors discussed in “Risk Factors” beginning on page 23 of this prospectus and elsewhere in this prospectus. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include, but are not limited to, statements about:
•	use of proceeds of this offering;
•	our business and investment strategy;
•	the impact of COVID-19 on our business and the global economy;
•	the ability of our Manager to locate suitable loan opportunities for us, monitor and actively manage our loan portfolio and implement our investment strategy;
•	allocation of loan opportunities to us by our Manager;
•	our projected operating results;
•
actions and initiatives of the U.S. or state governments and changes to government policies and the execution and impact of these actions, initiatives and policies, including the fact that cannabis remains illegal under federal law;

•	the estimated growth in and evolving market dynamics of the cannabis market;
•	the demand for cannabis cultivation and processing facilities;
•	shifts in public opinion regarding cannabis;
•	the state of the U.S. economy generally or in specific geographic regions;
•	economic trends and economic recoveries;
•	the amount and timing of our cash flows, if any, from our loans;
•	our ability to obtain and maintain financing arrangements;
•	our expected leverage;
•	changes in the value of our loans;
•	our expected portfolio of loans;
•	our expected investment and underwriting process;
•	rates of default or decreased recovery rates on our loans;
•	the degree to which any interest rate or other hedging strategies may or may not protect us from interest rate volatility;
•	changes in interest rates and impacts of such changes on our results of operations, cash flows and the market value of our loans;
•	interest rate mismatches between our loans and our borrowings used to fund such loans;

•	the departure of any of the executive officers or key personnel supporting and assisting us from our Manager or its affiliates;
•	impact of and changes in governmental regulations, tax law and rates, accounting guidance and similar matters;
•	our ability to maintain our exclusion or exemption from registration under the Investment Company Act;
•	our ability to qualify and maintain our qualification as a REIT for U.S. federal income tax purposes;
•	estimates relating to our ability to make distributions to our stockholders in the future;
•	our understanding of our competition; and
•	market trends in our industry, interest rates, real estate values, the securities markets or the general economy.
You should read this prospectus and the documents that we refer to in this prospectus completely and with the understanding that our actual future results may be materially different from and worse than what we expect. Moreover, we operate in a rapidly evolving environment. New risk factors and uncertainties emerge from time to time and it is not possible for our management to predict all the risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.
You should not rely upon forward-looking statements as predictions of future events. The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS
We estimate that our net proceeds from this offering, after deducting underwriting discounts and commissions and other estimated offering expenses payable by us, will be approximately $    million, based on an assumed initial public offering price of $    per share, which is the mid-point of the estimated offering price range set forth on the front cover of this prospectus (or approximately $    million if the underwriters exercise their over-allotment option in full).
A $1.00 increase or decrease in the assumed initial public offering price of $    per share would increase or decrease, as applicable, the net proceeds to us from this offering by approximately $    million, assuming the number of shares offered by us, as set forth on the front cover of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase or decrease of one million shares of common stock offered by us would increase or decrease, as applicable, the net proceeds to us from this offering by approximately $    million, assuming the assumed initial public offering price remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.
We intend to use the net proceeds received from this offering (i) to repay any borrowings that are outstanding under our Revolving Credit Facility at consummation of this offering, if any, (ii) to fund loans related to unfunded commitments to existing borrowers, Public Company C, Private Company A, Private Company B and Private Company C, in an aggregate principal amount of approximately $19.8 million, (iii) to originate and participate in commercial loans to companies operating in the cannabis industry that are consistent with our investment strategy and (iv) for working capital and other general corporate purposes. We expect that more than 75% of our net proceeds received from this offering will be used as specified in clauses (ii) and (iii) of the foregoing sentence to complete funding of loans with the following anticipated characteristics:
Loans Expected to Be Funded with Net Proceeds(1)
No. of Loans	7
Expected Aggregate Principal Amount	$80.0 - $90.0 million
Wtd. Average OID Range	2.0% - 6.0%
Wtd. Average Cash Interest Rate Range	12.0% - 14.0%
Wtd. Average PIK Interest Range	2.0% - 4.0%
Percentage of Loans with Floating Rate Interest Range	75.0% - 100.0%
Percentage of Loans with Amortization During Term Range	90.0% - 100.0%
Percentage of Loans with Prepayment Penalty Range	75.0% - 100.0%
Wtd. Average Unused Loan Fee Range	1.0% - 5.0%
Wtd. Average YTM IRR Range	17.0% - 25.0%
Real Estate Collateral Coverage Range	1.00x - 2.08x
(1)
The above table provides a summary of various unfunded commitments and non-binding term sheets relating to current financing arrangements we intend to fund utilizing proceeds from this offering, subject to the closing of the loans subject to term sheets. Other than the unfunded commitments to existing borrowers, Public Company C, Private Company A, Private Company B and Private Company C, representing an aggregate principal amount of approximately $19.8 million, we have not entered into binding definitive commitments relating to these loans. As of December 26, 2020, we have executed non-binding term sheets in connection with three loans representing approximately $62.7 million of anticipated loan commitments and have each entered into a period of exclusivity (ranging from 45 to 60 days) with respect to such proposed loans with two of the three prospective borrowers paying us expense deposits to cover the direct costs of our due diligence and underwriting process. We are currently completing our underwriting process and negotiating definitive loan documents for each of these three potential loan investments. However, these three potential loans remain subject to satisfactory completion of our underwriting and due diligence processes, definitive documentation and final approval by the Investment Committee. As a result, no assurance can be given that any of these potential loans will close on the anticipated terms or at all. If these potential loans do not close, we intend to use the proceeds from this offering to originate and participate in other commercial loans to companies operating in the cannabis industry that are consistent with our investment strategy, which we would expect to have similar characteristics as the terms reflected in this table.

Certain of our affiliates are Lenders under the Revolving Credit Agreement governing our Revolving Credit Facility and, in such capacity, such affiliates will receive the net proceeds from this offering to the extent any borrowings are outstanding under the Revolving Credit Agreement at consummation of this offering and such net proceeds are used to repay such borrowings. As of December 26, 2020, we did not have any borrowings outstanding under our Revolving Credit Facility.

The Revolving Credit Facility bears interest at a fixed rate of 8% per annum, payable in cash in arrears. The use of proceeds from borrowings under the Revolving Credit Facility were to fund loans and bridge capital contributions, and general corporate purposes. The maturity date of the Revolving Credit Facility is the earlier of (i) July 31, 2021 and (ii) the closing date of any Refinancing Credit Facility. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Revolving Credit Facility” and “Certain Relationships and Related Party Transactions—Transactions With Related Parties” for more information.
Our general goal is to invest the net proceeds from this offering within three to nine months following completion of this offering which will depend on the amount of time necessary to evaluate a loan’s suitability based on our investment criteria. However, we cannot predict if or when we will identify and fund loans that meet our investment criteria so as to permit us to invest the net proceeds of this offering. Pending application of the net proceeds, we may invest the net proceeds from this offering in interest-bearing, short-term investments, including money market accounts or funds, commercial mortgage-backed securities and corporate bonds, which are consistent with our intention to qualify as a REIT and to maintain our exclusion from registration under the Investment Company Act.

DISTRIBUTION POLICY
Following the completion of this offering, we intend to make regular quarterly distributions to our stockholders, consistent with our intention to qualify as a REIT for U.S. federal income tax purposes. U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its REIT taxable income, without regard to the deduction for dividends paid and excluding net capital gains and certain non-cash income, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its REIT taxable income. As a result, in order to satisfy the requirements for us to qualify as a REIT and generally not be subject to U.S. federal income and excise tax, we intend to make regular quarterly distributions of all or substantially all of our REIT taxable income to our stockholders out of assets legally available therefor. REIT taxable income as computed for purposes of the foregoing tax rules will not necessarily correspond to our net income as determined for financial reporting purposes, or our Core Earnings as described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Financial Measures and Indicators—Core Earnings.” See “U.S. Federal Income Tax Considerations—Taxation—Requirements for Qualification—Annual Distribution Requirements” for a summary of our distribution requirements as a REIT.
Any future determination to actually pay dividends or other distributions will be at the discretion of our Board, subject to compliance with applicable law and any contractual provisions, including under agreements for indebtedness we may incur, that restrict or limit our ability to pay dividends, and will depend upon, among other factors, our results of operations, financial condition, earnings, capital requirements, the annual distribution requirements under the REIT provisions of the Code, our REIT taxable income and other factors that our Board deems relevant. Under the MGCL, we generally may only pay a dividend or other distribution if, after giving effect to the distribution, we would be able to pay our indebtedness as it becomes due in the usual course of business and our total assets exceed our total liabilities.
To the extent that our cash available for distribution is less than the amount required to be distributed under the REIT provisions of the Code, we may be required to fund distributions from working capital or through equity, equity-related or debt financings or, in certain circumstances, asset sales, as to which our ability to consummate loans in a timely manner on favorable terms, or at all, cannot be assured, or we may make a portion of the Required Distribution in the form of a taxable stock distribution or distribution of debt securities.
In December 2020, we declared (i) a regular cash dividend of $2.45 per share of our common stock (on a pre-split basis, or $0.35 per share, on a post-split basis), relating to the period since our inception through the fourth quarter of 2020, to be paid on December 30, 2020 to stockholders of record as of December 23, 2020 and (ii) a special cash dividend of $1.85 per share of our common stock (on a pre-split basis, or approximately $0.26 per share, on a post-split basis) to be paid on December 30, 2020 to stockholders of record as of December 23, 2020. The total amount of the regular cash dividend payment and the special cash dividend payment will be $2.2 million and $1.6 million, respectively. The payment of these dividends, including the special cash dividend, is not indicative of our ability to pay such dividends in the future.

CAPITALIZATION
The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2020 as follows:
•	on an actual basis;
•
on a pro forma basis, giving effect to (i) the sale and issuance by us of shares of our common stock in connection with the Additional Closing for consideration of approximately $15.19 per share (on a post-split basis), after giving effect to the reallocation of organizational costs, (ii) the sale and issuance by us of shares of our Series A Preferred Stock in connection with the Series A Offering for consideration of $1,000 per share and (iii) the seven-for-one stock split of our common stock, which will occur immediately prior to consummation of this offering;

•
on a pro forma as adjusted basis, giving effect to (i) the sale and issuance by us of shares of our common stock in connection with the Additional Closing for consideration of approximately $15.19 per share (on a post-split basis), after giving effect to the reallocation of organizational costs, (ii) the sale and issuance by us of shares of our Series A Preferred Stock in connection with the Series A Offering for consideration of $1,000 per share, (iii) the seven-for-one stock split of our common stock, which will occur immediately prior to consummation of this offering, and (iv) the sale and issuance by us of shares of our common stock in this offering, based upon the assumed initial public offering price of $  per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us and giving effect to the use of proceeds described herein.

Unless the context indicates otherwise, all information in this section assumes the seven-for-one stock split of our common stock, which will occur immediately prior to consummation of this offering. The pro forma as adjusted information set forth in the table below is illustrative only and will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing. The pro forma as adjusted information assumes the underwriters will not exercise their over-allotment option in this offering. You should read this table together with “Selected Financial Data,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Description of Capital Stock” and our financial statements and related notes included elsewhere in this prospectus.
	As of September 30, 2020
	Actual	Pro Forma	Pro Forma as Adjusted(1)
	(in dollars except share data)
Cash and cash equivalents	$31,247,004	$43,652,004
Debt:
Revolving Credit Facility	—	—
Stockholders’ equity:
Preferred stock, $0.01 par value per share: 10,000 shares authorized and no shares issued and outstanding (actual); 10,000 shares authorized and 125 shares of Series A Preferred Stock issued and outstanding (pro forma and pro forma as adjusted)	—	1
Common stock: $0.01 par value per share: 15,000,000 shares authorized, 768,059 shares (on a pre-split basis) issued and outstanding (actual); 15,000,000 shares authorized, 6,179,392 shares issued and outstanding (pro forma); 15,000,000 shares authorized, shares issued and outstanding (pro forma as adjusted)	7,681	61,794
Additional paid-in capital	78,741,251	91,092,136
Accumulated earnings	2,106,250	2,106,250
Total stockholders’ equity	80,855,182	93,260,182
Total Capitalization	80,855,182	93,260,182
(1)
Each $1.00 increase or decrease in the assumed initial public offering price of $    per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, would increase or decrease, as applicable, the amount of our pro forma as adjusted cash and cash equivalents and total stockholders’ equity by $    million, assuming that the number of

shares offered by us, as set forth on the cover page of this prospectus, remains the same, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. An increase or decrease of one million shares in the number of shares offered by us would increase or decrease, as applicable, the amount of our pro forma as adjusted cash and cash equivalents and total stockholders’ equity by $    million, assuming an initial public offering price of $    per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.
If the underwriters’ option to purchase additional shares of our common stock from us were exercised in full, pro forma as adjusted cash and cash equivalents, additional paid-in capital, total stockholders’ equity, total capitalization and shares of common stock outstanding as of September 30, 2020 would be $   , $   , $   , $   and    , respectively.

DILUTION
If you invest in our common stock in this offering, your ownership interest will be diluted to the extent of the difference between the initial public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock immediately after this offering. Unless the context indicates otherwise, all information in this section assumes the seven-for-one stock split of our common stock, which will occur immediately prior to consummation of this offering.
Net tangible book value per share of our common stock is determined by dividing our total tangible assets less our total liabilities by the number of shares of common stock outstanding. Pro forma net tangible book value per share of our common stock is calculated as net tangible book value per share of our common stock after giving effect to (i) the sale and issuance by us of shares of our common stock in connection with the Additional Closing for consideration of approximately $15.19 per share (on a post-split basis), after giving effect to the reallocation of organizational costs, (ii) the sale and issuance by us of shares of our Series A Preferred Stock in connection with the Series A Offering for consideration of $1,000 per share and (iii) the seven-for-one stock split of our common stock, which will occur immediately prior to consummation of this offering. Pro forma as adjusted net tangible book value per share of our common stock is calculated as pro forma net tangible book value per share of our common stock (i) after giving effect to the sale of     shares of common stock in this offering at the assumed initial public offering price of $   , which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses and giving effect to the use of proceeds described herein and (ii) assuming the underwriters will not exercise their over-allotment option in this offering.
Our historical net tangible book value as of September 30, 2020 was $80.9 million, or approximately $15.04 per share of common stock (on a post-split basis). Without taking into account any other changes in such net tangible book value after September 30, 2020 other than to give effect to such events as required to calculate pro forma as adjusted net tangible book value, our pro forma as adjusted net tangible book value as of September 30, 2020 would have been $    million, or $    per share of common stock (on a post-split basis). This represents an immediate increase in pro forma as adjusted net tangible book value of $    per share to our existing common stockholders and an immediate dilution in pro forma as adjusted net tangible book value of $    per share to investors (on a post-split basis) purchasing shares of common stock in this offering at the assumed initial public offering price.
The following table illustrates this dilution on a per share basis to new investors.
Assumed initial public offering price per share of our common stock		$
Historical net tangible book value per share of our common stock as of September 30, 2020 (on a post-split basis)	$15.04
Increase in net tangible book value per share of our common stock attributable to the pro forma transactions	$0.05
Increase in net tangible book value per share of our common stock attributable to this offering	$
Pro forma as adjusted net tangible book value per share of our common stock, as adjusted to give effect to the pro forma transactions and this offering
Dilution per share to new investors participating in this offering (1)		$
(1)	Dilution is determined by subtracting the pro forma as adjusted net tangible book value per share from the assumed initial public offering price paid by a new investor for a share of our common stock.
Each $1.00 increase (decrease) in the assumed initial public offering price of $    per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, would increase or decrease, as applicable, our pro forma as adjusted net tangible book value per share of our common stock to new investors by approximately $   , and would increase or decrease, as applicable, dilution per share to investors purchasing shares of our common stock in this offering by approximately $   , assuming that the number of shares of common stock offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us and giving effect to the use of proceeds described herein. Similarly, each one million increase or decrease in the number of shares of common stock offered by us would increase or decrease, as applicable, our pro forma as adjusted net tangible book value by approximately $    per share of our common stock and increase or decrease, as applicable, the dilution to investors purchasing shares of our common stock in this offering by approximately $    per share, assuming the assumed initial public offering price of $    per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.
To the extent that any outstanding options to purchase shares of our common stock are exercised, new options are issued under our compensatory stock plans or we issue additional shares of common stock in the future, there will be further dilution to investors participating in this offering.
The following table presents, as of September 30, 2020, the differences between the existing common stockholders and the new investors purchasing shares of our common stock in this offering with respect to the number of shares purchased from us, the total consideration paid or to be paid to us, which includes net proceeds received from the issuance of common stock and cash received from the exercise of stock options, and the average price per share paid or to be paid to us at an assumed initial public offering price of $   per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, before deducting underwriting discounts and commissions and estimated offering expenses:
	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Existing common stockholders	5,376,411(1)		$76,805,875		$14.29
New investors

Total
(1)
Number of shares in this table reflects the seven-for-one stock split of our common stock, which will occur immediately prior to consummation of this offering, but does not reflect the number of shares of common stock sold to investors in connection with the Additional Closing in November 2020. Number of actual shares purchased by existing common stockholders as of September 30, 2020 was 768,059 shares.

Each $1.00 increase or decrease in the assumed initial public offering price of $    per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, would increase or decrease, as applicable, the total consideration paid by new investors and total consideration paid by all common stockholders by approximately $    million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us and giving effect to the use of proceeds described herein.
Except as otherwise indicated, the above discussion and tables assume no exercise of the underwriters’ over-allotment option. If the underwriters exercise their over-allotment option in full, our existing common stockholders would own   % and our new investors would own   % of the total number of shares of our common stock outstanding upon completion of this offering.

SELECTED FINANCIAL DATA
The following table sets forth our selected financial data. The following data should be read in conjunction with our financial statements and the related notes thereto and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Interim financial data is not necessarily indicative of results that may be experienced for the full year or any future reporting period, and the historical financial data presented may not be indicative of our future performance.
The following data gives effect to the seven-for-one stock split of our common stock, which will occur immediately prior to consummation of this offering.
As of and for the period from July 31, 2020 (date of commencement of operations) to September 30, 2020
(in dollars except share data)
Statement of Operations Data:
Revenue
Interest Income	$1,594,769
Total revenue	1,594,769

Expenses
Management fees, net (less rebate of $84,167)	142,067
General and administrative expense	204,262
Organizational expense	616,190
Professional fees	89,800
Total expenses	1,052,319

Net realized and change in unrealized gains / (losses) on loans at fair value
Change in unrealized gains / (losses) on loans at fair value, net	1,563,800
Total net realized and change in unrealized gains / (losses) on loans at fair value	1,563,800

Net Income / (loss) before income taxes	2,106,250
Income tax expense	—
Net Income / (loss)	$2,106,250

Earnings per common share:
Basic earnings per common share (in dollars per share, on a post-split basis)	$0.39

Weighted average number of common shares outstanding:
Basic weighted average shares of common stock outstanding (in shares, on a post-split basis)(1)	5,376,411

Balance Sheet Data:
Assets
Loans held at fair value (cost of $45,539,161 net)	$47,102,961
Loan receivable at carrying value (less allowance of $0 at September 30, 2020)	3,559,156
Cash and cash equivalents	31,247,004
Interest receivable	783,673
Prepaid expenses and other assets	25,029
Total assets(1)	$82,717,823

As of and for the period from July 31, 2020 (date of commencement of operations) to September 30, 2020
(in dollars except share data)

Liabilities
Interest reserve	$1,400,000
Accrued management fees, net	142,067
Accrued direct administrative expenses	202,534
Accounts payable and other liabilities	118,040
Total liabilities	1,862,641

Stockholders’ Equity
Preferred stock, par value $0.01 per share, 10,000 shares authorized at September 30, 2020 and no shares issued and outstanding at September 30, 2020	—
Common stock, par value $0.01 per share, 15,000,000 shares authorized at September 30, 2020 and 5,376,411 shares (on a post-split basis) issued and outstanding at September 30, 2020	53,764
Additional paid-in-capital	78,741,251
Accumulated earnings / (deficit)	2,106,250
Total stockholders’ equity(1)	80,855,182
Total liabilities and stockholders’ equity	$82,717,823

Net cash provided by / (used in) operating activities	$(56,428)
Net cash provided by / (used in) investing activities	$(642,660)
Net cash provided by / (used in) financing activities	$31,946,092
(1)
Does not give effect to the Additional Closing or the Series A Offering, the changes to our portfolio investments, the sale of Assigned Rights or the dividends to our stockholders subsequent to September 30, 2020. See “Prospectus Summary—Recent Developments” for additional information.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
The following discussion and analysis of our financial condition and results of operations should be read together with the financial statements and related notes that are included elsewhere in this prospectus. This discussion contains forward-looking statements that reflect our current expectations and views of future events, which involve risks and uncertainties. Our actual results and the timing of selected events could differ materially from those anticipated in such forward-looking statements. Factors that could cause or contribute to those differences include, but are not limited to, those discussed above in “Risk Factors” and those identified below and elsewhere in this prospectus. See “Special Note Regarding Forward-Looking Statements.”
Overview
We are a commercial real estate finance company founded in July 2020 by a veteran team of investment professionals. We originate, structure, underwrite and manage senior secured loans and other types of loans for established cannabis industry operators in states that have legalized medicinal and/or adult use cannabis. As states continue to legalize cannabis for medical and adult use, an increasing number of companies operating in the cannabis industry need financing. Due to the capital constrained cannabis market which does not typically have access to traditional bank financing, we believe we are well positioned to become a prudent financing source to established cannabis industry operators given our stringent underwriting criteria, size and scale of operations and institutional infrastructure. Our objective is to provide attractive risk-adjusted returns over time through cash distributions and capital appreciation by providing loans to state law compliant cannabis companies. The loans we originate will primarily be structured as senior loans secured by real estate, equipment, licenses and/or other assets of the loan parties to the extent permitted by applicable laws and the regulations governing such loan parties. Our targeted borrowers will sometimes be publicly traded on the CSE in Canada and/or OTC in the United States. Our loans will typically have up to a five-year maturity and contain amortization and/or cash flow sweeps. As of December 26, 2020, members of our management team, provided by our Manager, and the members of the Investment Committee of our Manager, who advises on our investments and operations, have sourced loans worth approximately $4.7 billion across the cannabis industry in various states while maintaining a robust pipeline of potentially actionable opportunities.
We are externally managed by our Manager, AFC Management, LLC, a Delaware limited liability company, pursuant to the terms of our Management Agreement.
We commenced operations on July 31, 2020. We are incorporated in Maryland and intend to elect and qualify to be taxed as a REIT, commencing with our taxable year ending December 31, 2020. We generally will not be subject to U.S. federal income taxes on our taxable income to the extent that we annually distribute all or substantially all of our taxable income to stockholders and maintain our intended qualification as a REIT. We also intend to operate our business in a manner that will permit us to maintain our exemption from registration under the Investment Company Act.
We are an “emerging growth company,” as defined in the JOBS Act, and we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the extended transition period to comply with new or revised accounting standards and to adopt certain of the reduced disclosure requirements available to emerging growth companies. As a result of the accounting standards election, we will not be subject to the same implementation timing for new or revised accounting standards as other public companies that are not emerging growth companies which may make comparison of our financials to those of other public companies more difficult. Additionally, because we have taken advantage of certain reduced reporting requirements, the information contained herein may be different from the information you receive from other public companies in which you hold stock. See “Risk Factors—Risks Related to Ownership of Our Common Stock and This Offering—We are an “emerging growth company,” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make shares of our common stock less attractive to investors” for certain risks related to our status as an emerging growth company.
We could remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1.07 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1.0 billion in non-convertible debt during the preceding three year period.
Revenues
We operate as one operating segment and are primarily focused on financing senior secured loans and other types of loans for established cannabis industry operators in states where medical and/or adult use cannabis is legal. These loans are generally held for investment and are secured by real estate, equipment, licenses and other assets of the loan parties to the extent permitted by the applicable laws and the regulations governing such loan parties.
We generate revenue primarily in the form of interest income on loans. The majority of our loans currently accrue interest at a fixed rate. As of September 30, 2020, only one of our loans, representing approximately 6.0% of our loan portfolio based on aggregate outstanding principal balances, pays interest at a variable rate tied to LIBOR. As of December 26, 2020, three of our loans, representing approximately 25.6% of our loan portfolio based on aggregate outstanding principal balances, pays interest at a variable rate tied to LIBOR. Going forward, we intend to have the majority of our loans by aggregate commitments accrue at floating rates. Interest on our loans are generally payable monthly or quarterly. The principal amount of our loans and any accrued but unpaid interest thereon generally become due at the applicable maturity date. In many cases, our interest income includes a PIK component for a portion of the total interest. The PIK interest, computed at the contractual rate specified in each applicable loan agreement, is accrued in accordance with the terms of such loan agreement and added to the principal balance of the loan and recorded as interest income. The PIK interest added to the principal balance is typically amortized and paid in accordance with the applicable loan agreement. In cases where the loans do not amortize, the PIK interest is collected and recognized upon repayment of the outstanding principal. We also generate revenue from OID, which is also recognized as interest income from loans over the initial term of the applicable loans. Delayed draw loans earn interest or unused fees on the undrawn portion of the loan, which is recognized as interest income in the period earned. Other fees, including prepayment fees and exit fees, are also recognized as interest income when received. Any such fees will be generated in connection with our loans and recognized as earned in accordance with GAAP.
Expenses
Our primary operating expenses is the payment of Base Management Fees and incentive fees under our Management Agreement with our Manager and the allocable portion of overhead and other expenses paid or incurred on our behalf, excepting only those expenses that are specifically the responsibility of our Manager pursuant to our Management Agreement. We bear all other costs and expenses of our operations and transactions, including (without limitation) fees and expenses relating to:
•	organizational and offering expenses;
•	quarterly valuation expenses;
•	fees payable to third parties relating to, or associated with, making loans and valuing loans (including third-party valuation firms);
•	fees and expenses associated with investor relations and marketing efforts (including attendance at investment conferences and similar events);
•	federal and state registration fees;
•	any exchange listing fees;
•	federal, state and local taxes;

•	independent directors’ fees and expenses;
•	brokerage commissions;
•	costs of proxy statements, stockholders’ reports and notices; and
•	costs of preparing government filings, including periodic and current reports with the SEC.
Income Taxes
We are a Maryland corporation and will elect to be taxed as a REIT under the Code, commencing with our taxable year ending December 31, 2020. We believe that our proposed method of operation will enable us to qualify as a REIT. However, no assurances can be given that our beliefs or expectations will be fulfilled, since qualification as a REIT depends on us satisfying numerous asset, income and distribution tests which depends, in part, on our operating results.
To qualify as a REIT, we must meet a number of organizational and operational requirements, including a requirement that we distribute annually to our stockholders at least 90% of our REIT taxable income prior to the deduction for dividends paid. To the extent that we distribute less than 100% of our REIT taxable income in any tax year (taking into account any distributions made in a subsequent tax year under Sections 857(b)(9) or 858 of the Code), we will pay tax at regular corporate rates on that undistributed portion. Furthermore, if we distribute less than the sum of 1) 85% of our ordinary income for the calendar year, 2) 95% of its capital gain net income for the calendar year, and 3) any undistributed shortfall from its prior calendar year (the “Required Distribution”) to our stockholders during any calendar year (including any distributions declared by the last day of the calendar year but paid in the subsequent year), then we are required to pay a non-deductible excise tax equal to 4% of any shortfall between the Required Distribution and the amount that was actually distributed. The 90% distribution requirement does not require the distribution of net capital gains. However, if we elect to retain any of our net capital gain for any tax year, we must notify our stockholders and pay tax at regular corporate rates on the retained net capital gain. Our stockholders must include their proportionate share of the retained net capital gain in their taxable income for the tax year, and they are deemed to have paid the REIT’s tax on their proportionate share of the retained capital gain. Furthermore, such retained capital gain may be subject to the nondeductible 4% excise tax. If it is determined that our estimated current year taxable income will be in excess of estimated dividend distributions (including capital gain dividend) for the current year from such income, we will accrue excise tax on estimated excess taxable income as such taxable income is earned. The annual expense is calculated in accordance with applicable tax regulations. Excise tax expense is included in the line item income tax expense.
Factors Impacting our Operating Results
The results of our operations are affected by a number of factors and primarily depend on, among other things, the level of our net interest income, the market value of our assets and the supply of, and demand for, commercial real estate debt and other financial assets in the marketplace. Our net interest income, which includes the accretion and amortization of OID, is recognized based on the contractual rate and the outstanding principal balance of the loans we originate. Interest rates will vary according to the type of loan, conditions in the financial markets, creditworthiness of our borrowers, competition and other factors, some of which cannot be predicted with any certainty. Our operating results may also be impacted by credit losses in excess of initial anticipations or unanticipated credit events experienced by borrowers.
Changes in Fair Value of Our Assets.
We generally hold our target investments as long-term loans; however, we may occasionally classify some of our loans as held for sale. We may carry our loans at fair value or amortized cost in our balance sheet. As of September 30, 2020, all loans held for investment and loans held for sale are both carried at fair value within loans held at fair value in our balance sheets, with changes in fair value recorded through earnings.
We evaluate our loans on a quarterly basis and fair value is determined by our Board through its independent Audit and Valuation Committee. We use an independent third-party valuation firm to provide input in the valuation of all of our unquoted investments, which we consider along with other various subjective and objective factors in making our evaluations. As of September 30, 2020, one of our loans was trading on the secondary market with observable trades and actionable broker quotes and such loan was therefore not valued with the assistance of our independent valuation firm as our Board considered recent trades and broker quotes to be indicative of fair value. Subsequent to September 30, 2020, the quoted loan investment was disposed of at an amount greater than the value recorded at September 30, 2020. We intend to continue to use an independent third-party valuation firm to assist in the valuation of all unquoted investments.
Our loans are typically valued using a yield analysis, which is typically performed for non-credit impaired loans to borrowers. To determine fair value using a yield analysis, a current price is imputed for the loan based upon an assessment of the expected market yield for a similarly structured loan with a similar level of risk. In the yield analysis, we consider the current contractual interest rate, the maturity and other terms of the loan relative to risk of the borrower and the specific loan. A key determinant of risk, among other things, is the leverage through the loan relative to the enterprise value of the borrower. As loans held by us are substantially illiquid with no active transaction market, we depend on primary market data, including newly funded loans, as well as secondary market data with respect to high-yield debt instruments and syndicated loans, as inputs in determining the appropriate market yield, as applicable. Changes in market yields may change the fair value of certain of our loans. Generally, an increase in market yields may result in a decrease in the fair value of certain of our loans, however this is mitigated to the extent our loans bear interest at a floating rate.
Due to the inherent uncertainty of determining the fair value of loans that do not have a readily available market value, the fair value of our loans may fluctuate from period to period. Additionally, the fair value of our loans may differ significantly from the values that would have been used had a ready market existed for such loans and may differ materially from the values that we may ultimately realize. Further, such loans are generally subject to legal and other restrictions on resale or otherwise are less liquid than publicly traded securities. If we were required to liquidate our investment in a loan in a forced or liquidation sale, we could realize significantly less than the value at which we had recorded such loan investment.
Changes in Market Interest Rates and Effect on Net Interest Income
Interest rates are highly sensitive to many factors, including fiscal and monetary policies and domestic and international economic and political considerations, as well as other factors beyond our control. We will be subject to interest rate risk in connection with our assets and our related financing obligations.
Our operating results will depend in large part on differences between the income earned on our assets and our cost of borrowing. The cost of our borrowings generally will be based on prevailing market interest rates. During a period of rising interest rates, our borrowing costs generally will increase (a) while the yields earned on our leveraged fixed-rate loan assets will remain static, and (b) at a faster pace than the yields earned on our leveraged floating-rate loan assets, which could result in a decline in our net interest spread and net interest margin. The severity of any such decline would depend on our asset/liability composition at the time as well as the magnitude and duration of the interest rate increase. Further, an increase in short-term interest rates could also have a negative impact on the market value of our target investments. If any of these events happen, we could experience a decrease in net income or incur a net loss during these periods, which could adversely affect our liquidity and results of operations.
Interest Rate Cap Risk
We originate and may in the future acquire floating-rate assets. These are assets in which the loans may be subject to periodic and lifetime interest rate caps and floors, which limit the amount by which the asset’s interest yield may change during any given period. However, our borrowing costs pursuant to our financing agreements may not be subject to similar restrictions. Therefore, in a period of increasing interest rates, interest rate costs on our borrowings could increase without limitation by caps, while the interest-rate yields on our floating-rate assets would effectively be limited. In addition, floating-rate assets may be subject to periodic payment caps that result in some portion of the interest being deferred and added to the principal outstanding. This could result in our receipt of cash income from such assets in an amount that is less than the amount that we would need to pay the interest cost on our related borrowings. These factors could lower our net interest income or cause a net loss during periods of rising interest rates, which would harm our financial condition, cash flows and results of operations.
In July 2017, the Financial Conduct Authority announced its intention to phase out LIBOR by the end of 2021 and the IBA recently announced that it will be consulting on plans to extend the cessation date for certain tenors of U.S.-dollar LIBOR until 2023. It is not possible to predict the effect of any changes in the methods by which

LIBOR is determined or regulatory activity related to LIBOR’s phase out. If LIBOR is no longer available, our applicable loan documents generally allow us to choose a new index based upon comparable information Any of these proposals or consequences could have a material adverse effect on our interest expenses. For further information on the risks associated with the elimination of LIBOR, please see “Risk Factors—Risks Related to Our Business and Growth Strategy—Changes to, or the elimination of, LIBOR may adversely affect interest expense related to our loans and investments.”
Interest Rate Mismatch Risk
We may fund a portion of our origination of loans, or of loans that we may in the future acquire, with borrowings that are based on LIBOR, while the interest rates on these assets may be fixed or indexed to LIBOR or another index rate. Accordingly, any increase in LIBOR will generally result in an increase in our borrowing costs that would not be matched by fixed-rate interest earnings and may not be matched by a corresponding increase in floating-rate interest earnings. Any such interest rate mismatch could adversely affect our profitability, which may negatively impact distributions to our stockholders.
Our analysis of risks is based on our Manager’s experience, estimates, models and assumptions. These analyses rely on models which utilize estimates of fair value and interest rate sensitivity. Actual economic conditions or implementation of decisions by our Manager and our management may produce results that differ significantly from the estimates and assumptions used in our models and the projected results.
Market Conditions
We believe that favorable market conditions, including an imbalance in supply and demand of credit to cannabis operating companies, have provided attractive opportunities for non-bank lenders, such as us, to finance commercial real estate loans and other loans that exhibit strong fundamentals but also require more customized financing structures and loan products than regulated financial institutions can presently provide. Additionally, to the extent that additional states legalize cannabis (with five states recently doing so as a result of the 2020 elections), our addressable market will increase. We intend to continue our track record of capitalizing on these opportunities and growing the size of our portfolio.
Credit Risk
We are subject to varying degrees of credit risk in connection with our loans and interest receivable. Our Manager seeks to mitigate this risk by seeking to originate loans, and may in the future acquire loans, of higher quality at appropriate prices given anticipated and unanticipated losses, by employing a comprehensive review and selection process and by proactively monitoring originated and acquired loans. Nevertheless, unanticipated credit losses could occur that could adversely impact our operating results.
We expect to be subject to varying degrees of credit risk in connection with holding our portfolio of loans. We will have exposure to credit risk on our commercial real estate loans and other targeted types of loans. Our Manager will seek to manage credit risk by performing deep credit fundamental analysis of potential assets and through the use of non-recourse financing, when and where available and appropriate.
Credit risk will also be addressed through our Manager’s on-going review, and loans will be monitored for variance from expected prepayments, defaults, severities, losses and cash flow on a quarterly basis.
Other than the acquisition of our initial portfolio of loans, we have originated all of our loans and intend to continue to originate our loans, but we may in the future also acquire loans from time to time. Our Investment Guidelines are not subject to any limits or proportions with respect to the mix of target investments that we make or that we may in the future acquire other than as necessary to maintain our exemption from registration under the Investment Company Act and our qualification as a REIT. Our investment decisions will depend on prevailing market conditions and may change over time in response to opportunities available in different interest rate, economic and credit environments. As a result, we cannot predict the percentage of our capital that will be invested in any individual target investment at any given time.
Our loan portfolio as of September 30, 2020 is concentrated with the top three borrowers representing approximately 65% of the funded principal and approximately 75% of the total funded commitments. The largest loan represented approximately 44% of the funded principal and approximately 45% of the total funded commitments as of September 30, 2020. Our largest borrower as of September 30, 2020 was a vertically integrated multi-state operator with operations in AZ, CT, MA, MD, MI and PA. The senior term loan provided to such borrower had $23.2 million outstanding principal as of September 30, 2020 and an unfunded commitment of $9.1 million. This senior term loan accrues interest at a rate of 13.0% per annum, payable in cash, plus 4.0% per annum PIK. This senior term loan has an OID of 7.9% and requires the payment of certain fees including an unused loan fee of 2.0% and an agency fee paid to our Manager of 1.0% of the outstanding principal amount, paid annually (in advance), which was fully rebated to our stockholders as a Base Management Fee Rebate. This senior term loan also has a 2.0% exit fee, a 12-month non-call feature, and prepayment fees of 4.0% and 2.0% for prepayments occurring within 24 months and 36 months, respectively. Subsequent to September 30, 2020, the senior term loan was amended to, among other things, upsize the incremental loan facility from $2.0 million to $2.5 million and provide for our funding of such $2.0 million incremental loan facility. Our total commitments were increased to $34.0 million and the outstanding principal of the senior term loan increased to $33.0 million, with additional OID of 14.9% on the $2.0 million of our increased commitment. This senior term loan contains certain representations and warranties, affirmative covenants, negative covenants and conditions that are customarily required for similar financings, including covenants that limit the borrower’s ability to incur, create, or assume certain unsecured indebtedness, and borrower’s ability to engage in certain mergers, consolidations, and asset sales. This senior term loan also requires borrower to comply with certain financial maintenance covenants (measured at the end of each fiscal quarter) including a minimum adjusted EBITDA, minimum free cash flow, maximum total leverage ratio, minimum fixed charge coverage ratio and minimum cash balance. This senior term loan also contains customary events of default (subject, in certain instances, to specified grace periods) including, but not limited to, the failure to make payments of interest or premium, if any, on, or principal under the loans, the failure to comply with certain covenants and agreements specified in the credit agreement, defaults in respect of certain other indebtedness and certain events relating to bankruptcy or insolvency. If any event of default occurs, the principal, premium, if any, interest and any other monetary obligations on all the then outstanding amounts under the senior term loans may become due and payable immediately. Upon the occurrence of an event of default, a default interest rate of an additional 5.0% may be applied to the outstanding principal balance, and the Manager may declare all outstanding obligations immediately due and payable (subject, in certain instances, to specified grace periods) and take such other actions as set forth in the credit agreement. Upon the occurrence of certain bankruptcy and insolvency events, the obligations under the credit agreement would automatically become due and payable.
We calculate current expected credit losses (“CECL”) for loans receivable based on the methodology issued by the FASB in Accounting Standards Update (“ASU”) No. 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The standard replaced the incurred loss impairment methodology pursuant to GAAP with a methodology that reflects CECL on both the outstanding balances and unfunded commitments on loans held for investment and requires consideration of a broader range of historical experience adjusted for current conditions and reasonable and supportable forecast information to inform credit loss estimates (the “CECL Reserve”). Increases and decreases to expected credit losses will impact earnings and are recorded within provision for CECL in our statements of operations. The CECL Reserve relating to outstanding balances on loans receivable required under ASU No. 2016-13 is a valuation account that is deducted from the amortized cost basis of our loans receivable in our balance sheets. The CECL Reserve relating to unfunded commitments on loans receivable is recorded within other liabilities in our balance sheets. As of September 30, 2020, the CECL Reserve was zero.
Real Estate Risk
Commercial real estate loans are subject to volatility and may be affected adversely by a number of factors, including, but not limited to, national, regional and local economic conditions (which may be adversely affected by industry slowdowns and other factors); local real estate conditions; changes or continued weakness in specific industry segments; construction quality, age and design; demographic factors; and retroactive changes to building or similar codes. In addition, decreases in property values reduce the value of the collateral and the potential proceeds available to a borrower to repay the underlying loan or loans, as the case may be, which could also cause us to suffer losses.

Risk Management
To the extent consistent with maintaining our REIT qualification and our exemption from registration under the Investment Company Act, we seek to manage risk exposure by closely monitoring our portfolio and actively managing the financing, interest rate, credit, prepayment and convexity (a measure of the sensitivity of the duration of a loan to changes in interest rates) risks associated with holding our portfolio of loans. Generally, with the guidance and experience of our Manager:
•	we manage our portfolio through an interactive process with our Manager and service our self-originated loans through our Manager’s servicer;
•	we invest in a mix of floating- and fixed-rate loans to mitigate the interest rate risk associated with the financing of our portfolio;
•
we actively employ portfolio-wide and asset-specific risk measurement and management processes in our daily operations, including utilizing our Manager’s risk management tools such as software and services licensed or purchased from third-parties and proprietary analytical methods developed by our Manager; and

•
we seek to manage credit risk through our due diligence process prior to origination or acquisition and through the use of non-recourse financing, when and where available and appropriate. In addition, with respect to any particular target investment, prior to origination or acquisition our Manager’s investment team evaluates, among other things, relative valuation, comparable company analysis, supply and demand trends, shape-of-yield curves, delinquency and default rates, recovery of various sectors and vintage of collateral.

Recent Developments
Preliminary December 31, 2020 Estimates
Our estimated net income allocable to our common stockholders for the   -month period ended    , 2020 was approximately $   million or $   per common share (after giving effect to the seven-for-one stock split of our common stock, which will occur immediately prior to consummation of this offering). Net income of approximately $   million was comprised of approximately $   million in total revenues, incurred operating expenses of approximately $   million and a net change unrealized gain on investments of $   million. This reflects only the first months of our fourth quarter. We estimate that our total revenues for the fourth quarter will be in the range of $   million to $   million assuming   , and expect net income for the quarter to be in the range of $   million to $   million or $   to $   per common share (after giving effect to the seven-for-one stock split of our common stock, which will occur immediately prior to consummation of this offering). These estimated ranges are preliminary and may change. We and our auditors have not begun our normal quarterly and annual closing and review procedures for the quarter and year ended December 31, 2020, and there can be no assurance that final results for our fourth quarter or annual period will not differ from our estimated results, including as a result of the    month of our fourth quarter or as a result of quarter-end and annual closing procedures or review adjustments. In addition, the estimates for this  -month period and the fourth quarter will be subject to quarter and year-end closing procedures and/or adjustments, and should not be viewed as a substitute for full interim and annual financial statements prepared in accordance with GAAP that have been reviewed and/or audited by our auditors. These preliminary results could change materially and are not necessarily indicative of the results to be achieved for our fourth quarter or any future period. As a result of the foregoing considerations and the other limitations described herein, investors are cautioned not to place undue reliance on this preliminary financial information.
As a result of our operating activities during the quarter ended September 30, 2020, including our closed loan originations described above under “Our Portfolio” and based on our management’s expectation that our operating results for the three months ended December 31, 2020 will be comparable to our operating results for the period from July 31, 2020 (date of commencement of operations) through September 30, 2020, we anticipate the book value per share of our common stock, which is computed in accordance with GAAP, will be between approximately $   and $   per common share (after giving effect to the seven-for-one stock split of our common stock, which will occur immediately prior to the consummation of this offering) as of December 31, 2020. Our estimated range of book value per share is preliminary and subject to completion of our normal quarterly closing and review procedures for the quarter ended December 31, 2020. Given the timing of our estimate, however, the actual book value per share of our common stock as of December 31, 2020 may differ materially, including as a result of our year-end closing procedures, review adjustments and other developments that may arise between now and the time our financial results for the three months ended December 31, 2020 are finalized. Accordingly, you should not place undue reliance on our estimate. This estimated range has been prepared by, and is the responsibility of, our management and has not been reviewed or audited or subjected to any other procedures by our independent registered public accounting firm. Accordingly, our independent registered public accounting firm does not express an opinion or any other form of assurance with respect to this estimate. See “Risk Factors—Risks Related to Our Business and Growth Strategy—There are material limitations with making estimates of our results for current period or other periods prior to the completion of our and our auditors’ normal review procedures for such periods,” “Risk Factors,” “Special Note Regarding Forward-Looking Statements,” “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes thereto included elsewhere in this prospectus.
Additional Equity Private Placement Closing
In November 2020, on a pre-split basis, we sold and issued 114,711 shares of our common stock in our Additional Closing at a purchase price of $106.31 per share, after giving effect to the reallocation of organizational costs, and with gross proceeds of approximately $12.3 million.
In December 2020, we sold and issued 125 shares of our Series A Preferred Stock in the Series A Offering, at a purchase price of $1,000 per share, with gross proceeds of $125,000 in cash. See “Description of Capital Stock” for additional information regarding our Series A Preferred Stock.
Updates to Our Loan Portfolio
In October 2020, we sold our loan to Public Company B with a principal amount of $7.0 million and received proceeds of approximately $7.35 million. As of September 30, 2020, the loan was recorded on the balance sheet with a fair value of approximately $7.32 million and had an original maturity date of January 2024.
In October 2020, we amended the credit agreement governing our loan to Private Company A allowing for Private Company A’s exercise of its right to access the incremental loan facility in the principal amount of $2.5 million, of which $2.0 million was to be funded by us and $500,000 was to be funded by the other lender under the facility. Our total commitment under the credit agreement was increased from $32.0 million to $34.0 million. The total commitment for all lenders under the credit agreement was increased to $42.5 million. We funded our portion of $2.0 million of the incremental loan in October 2020 and received OID of approximately 14.9% of the funded incremental principal amount.
In November 2020, we amended the credit agreement governing our loan to Subsidiary of Public Company C to upsize the commitment amount of the bridge loan to the borrower from $5.0 million to $9.0 million. The amendment did not change any other material terms of the credit agreement governing such loan. We funded the remaining $4.0 million of the bridge loan in November 2020 and received OID of approximately 22.5% of the funded incremental principal amount.
In November 2020, we entered into a credit agreement with Private Company C, to provide senior secured term loan commitments of $22.0 million. We funded $11.0 million of such commitments at closing, and Private Company C may draw on the remaining commitments until the one year anniversary of the closing date. The outstanding amount of the term loans bears interest at a rate of (i) LIBOR plus 12.0% per annum, subject to a 1.0% floor, paid in cash and (ii) 4.0% per annum PIK, subject to a step down to 2.0% per annum upon occurrence of the Step Down Trigger. Commencing on December 1, 2021, Private Company C must make monthly amortization payments equal to 10.0% of the aggregate principal amount of the funded term loans (together with any capitalized interest) in equal installments. The remaining outstanding balance of the terms loans have a maturity date of December 1, 2025. The obligations of Private Company C under the credit agreement are secured by substantially all of its assets. Under the credit agreement, Private Company C is required to pay (a) an unused fee of 5.0% per annum on any unused commitments under the credit agreement, until the one year anniversary of the closing date, (b) an agent fee, equal to 1.0% of the outstanding amount of the term loans, on each yearly anniversary of the closing of the credit agreement, and (c) an exit fee, equal to 7.0% of the aggregate loan commitment amount, at maturity (or, if earlier, upon full repayment of the loans, including upon acceleration of the loans). If Private Company C prepays the outstanding terms loans prior to maturity for any reason (other than in connection with monthly amortization and certain other limited mandatory prepayments), the prepaid amounts will be subject to a make-whole amount during the first year following the closing date, a 4.0% prepayment premium during the second year following the closing date, and a 3.0% prepayment premium during the third year following the closing date. The term loans are also subject to OID of 4.0% of the aggregate loan commitment amount.
In November 2020, we funded an additional $5.9 million of undrawn principal of our senior term loan to Private Company A for the acquisition of a new collateral property pursuant to the terms of the credit agreement. After funding, the outstanding balance of the loan was approximately $32.6 million and the remaining undrawn commitments equaled approximately $1.4 million.
In December 2020, we entered into a credit agreement with Subsidiary of Public Company D, to provide a senior secured term loan of $10.0 million. The outstanding amount of the term loan bears interest at a rate of 12.875% per annum and has a maturity date of December 18, 2024. The obligations of Public Company D under the credit agreement are secured by substantially all of its assets. If Subsidiary of Public Company D prepays the outstanding term loan prior to maturity for any reason (other than in connection with certain mandatory prepayments), the prepaid amounts will be subject to a make-whole amount during the first eighteen months following the closing date, a 6.44% prepayment premium between eighteen months through thirty months following the closing date and a 3.22% prepayment premium between thirty months through forty-two months following the closing date. The term loan is also subject to OID of 1.875% of the total loan amount.
In December 2020, we entered into a credit agreement with Private Company D, to provide a senior secured term loan of $12.0 million. The outstanding amount of the term loan bears interest at a rate of (i) 13.0% per annum and (ii) 2.0% per annum PIK. Commencing in January 2022, Private Company D must make monthly amortization payments equal to 5.0% per annum of the aggregate principal amount of the funded term loan (together with any PIK interest that has been capitalized and added to the outstanding principal balance of the loan as of January 1, 2022) in equal installments. The remaining outstanding balance of the term loans has a maturity date of January 1, 2026. The obligations of Private Company D under the credit agreement are secured by substantially all of its assets. Under the credit agreement, Private Company D is required to pay (a) an agent fee, equal to 1.0% of the outstanding amount of the term loans, on each yearly anniversary of the closing of the credit agreement and (b) an exit fee, equal to 2.0% of the aggregate loan commitment amount, at maturity (or, if earlier, upon full repayment of the loans, including upon acceleration of the loans). If Private Company D prepays the outstanding term loan prior to maturity for any reason (other than in connection with monthly amortization and certain mandatory prepayments), the prepaid amounts will be subject to a make-whole amount during the first year following the closing date, a 4.0% prepayment premium during the second year following the closing date, a 3.0% prepayment premium during the third year following the closing date and a 2.0% prepayment premium during the fourth year following the closing date. The term loan is also subject to OID of 8.8% of the aggregate loan commitment amount.
Sale of Assigned Rights
In October 2020, we sold to AFC Warehouse, our affiliate which is also managed by our Manager, Assigned Rights to acquire and/or assign (i) a warrant to purchase 540,732 shares of common stock of Private Company A at an exercise price of $0.01 per share and (ii) a warrant to purchase 551,768 shares of common stock of Private Company A at an exercise price of $0.75 per share for an aggregate purchase price of $217,783, representing the fair value of such Assigned Rights as of the date of such sale, as determined by our Board (based on various subjective and objective factors, including input from an independent third-party valuation firm) and approved by AFC Warehouse.
In November 2020, we also sold to AFC Warehouse an Assigned Right to acquire and/or assign a warrant to purchase 3,000,000 common shares of Public Company C at an exercise price of $0.375 per share for an aggregate purchase price of $858,216, representing the fair value of such Assigned Right as of the date of such sale, as determined by our Board (based on various subjective and objective factors, including input from an independent third-party valuation firm) and approved by AFC Warehouse.

Dividends Declared Per Share
In December 2020, we declared (i) a regular cash dividend of $2.45 per share of our common stock (on a pre-split basis, or $0.35 per share, on a post-split basis), relating to the period since our inception through the fourth quarter of 2020, to be paid on December 30, 2020 to stockholders of record as of December 23, 2020 and (ii) a special cash dividend of $1.85 per share of our common stock (on a pre-split basis, or approximately $0.26 per share, on a post-split basis) to be paid on December 30, 2020 to stockholders of record as of December 23, 2020. The total amount of the regular cash dividend payment and the special cash dividend payment will be $2.2 million and $1.6 million, respectively. The payment of these dividends, including the special cash dividend, is not indicative of our ability to pay such dividends in the future.
COVID-19
The spread of a novel strain of COVID-19 has caused significant business disruptions in the United States beginning in the first quarter of 2020 and has resulted in governmental authorities implementing numerous measures to try to contain the virus, such as quarantines, shelter-in-place or total lock-down orders and business limitations and shutdowns (subject to exceptions for certain “essential” operations and businesses). Over the course of the COVID-19 pandemic, medical cannabis companies have been deemed “essential” by 29 states administering shelter-in-place orders and adult use cannabis has been deemed “essential” in eight of those states. Consequently, the impact of the COVID-19 pandemic and the related regulatory and private sector response on our financial and operating results for the period ended September 30, 2020 was somewhat mitigated as all of our borrowers were permitted to continue to operate during this pandemic and, as of December 26, 2020, we have not experienced any payment default by our borrowers nor have we made any concessions on any payments due.
Regardless, the full extent of the economic impact of the business disruptions caused by COVID-19 is uncertain. The outbreak of COVID-19 has severely impacted global economic activity and caused significant volatility and negative pressure in financial markets. The global impact of the outbreak has been rapidly evolving, and many countries, including the United States, have reacted by instituting quarantines, mandating business and school closures and restricting travel. As a result, the COVID-19 pandemic is negatively impacting almost every industry directly or indirectly, including the regulated cannabis industry. Although some of these measures have been lifted or scaled back, a recent resurgence of COVID-19 in certain parts of the world, including the United States, has resulted in the re-imposition of certain restrictions and may lead to more restrictions to reduce the spread of COVID-19. The extent of any effect that these disruptions may have on our operations and financial performance will depend on future developments, including possible impacts on the performance of our loans, general business activity, and ability to generate revenue, which cannot be determined. For more information see “Risk Factors—Risks Related to Our Business and Growth Strategy—The current outbreak of COVID-19, or the future outbreak of any other highly infectious or contagious diseases, could materially and adversely impact or cause disruption to our borrowers and their operations, and in turn our ability to continue to execute our business plan.”
Results of Operations
We commenced operations on July 31, 2020 and therefore, have no period to compare results for the period from July 31, 2020 to September 30, 2020. For the period presented, our Manager has been reimbursed for approximately $165,000 for out-of-pocket costs incurred on our behalf.
In connection with the commencement of our operation on July 31, 2020, we acquired a portfolio of loans from multiple affiliates at fair value of approximately $46.8 million. An original issue discount was recorded related to the portfolio of loans acquired at fair value. The original issue discount was approximately equivalent to $4.9 million of unaccreted OID associated with the underlying loans in the portfolio, which were originated prior to July 31, 2020 in arm’s-length transactions. We accrete or amortize any discounts or premiums on loans held for investment over the life of the related loan held for investment utilizing the effective interest method.
Our net income allocable to our common stockholders for the period from July 31, 2020 to September 30, 2020 was approximately $2.10 million or $2.74 per common share (or $0.39 per common share after giving effect to the seven-for-one stock split of our common stock, which will occur immediately prior to consummation of this offering). Net income of approximately $2.10 million was comprised of approximately $1.59 million in total revenues, operating expenses of approximately $1.05 million and a net change in unrealized gain on loans of $1.56 million.
Investments in loans are recorded on the trade date at cost, which reflects the amount of principal funded net of any original issue discounts. An unrealized gain arises when the value the loan portfolio exceeds its cost and an unrealized loss arises when the value of the loan portfolio is less than its cost. The net change in unrealized gain of $1.56 million for the period from July 31, 2020 (date of commencement of operations) through September 30, 2020 was mainly driven by the net change in the valuation of the loans.
For the period beginning July 31, 2020 (date of commencement of operations) and ending on September 30, 2020, we incurred fees payable to our manager for a Base Management Fee of $142,067, which was net of a Base Management Fee Rebate of $84,167. Our Manager has agreed to waive the Incentive Compensation for the period from July 31, 2020 (date of commencement of operations) through December 31, 2020, which, for the period from July 31, 2020 (date of commencement of operations) through September 30, 2020 represented a rebate of zero dollars due to the fact that Core Earnings did not meet the Hurdle Amount (as defined below).
These results were accomplished over a period of two months with a loan portfolio that represented approximately 68% of the shareholder equity capital invested as of September 30, 2020. Subsequent to September 30, 2020, an additional $24.7 million of principal was invested at a weighted average interest coupon of approximately 14%, plus average OID of 6.9%, PIK interest of 3.4% and agent fees of 0.7%.
Loan Portfolio
As of September 30, 2020, our portfolio of loans held at fair value included six loans held for investment and one loan held for sale. The aggregate originated commitment under these loans was approximately $69.9 million and outstanding principal was approximately $48.7 million as of September 30, 2020. During the period from July 31, 2020 to September 30, 2020, we funded approximately $2.5 million of outstanding principal. As of September 30, 2020, we had one floating-rate loan, representing approximately 6.0% of our loan portfolio based on aggregate outstanding principal balances, that had a LIBOR floor of 2.5%. References to LIBOR or “L” are to 30-day LIBOR (unless otherwise specifically stated).
The following tables summarize our loans held at fair value as of September 30, 2020:
	As of September 30, 2020
	Fair Value(2)	Carrying Value(1)	Outstanding Principal(1)	Weighted Average Remaining Life (Years)(3)
Senior Term Loan	$47,102,961	$45,539,161	$48,660,311	2.7
Total loans held at fair value	$47,102,961	$45,539,161	$48,660,311	2.7
(1)	The difference between the Carrying Value and the Outstanding Principal amount of the loans consists of unaccreted purchase discount, deferred loan fees and loan origination costs.
(2)	Refer to footnote 12 to our financial statements titled “Fair Value.”
(3)	Weighted average remaining life is calculated based on the fair value of the loans as of September 30, 2020.
The following table presents changes in loans held at fair value as of and for the period from July 31, 2020 (commencement of operations) to September 30, 2020:
	Principal	Origination Costs and Loan Fees	Fair Value
Loans	$46,080,604	$(2,974,054)	$43,106,550
Change in unrealized gains / (losses) on loans at fair value, net	—	—	1,563,800
Additional funding	2,500,000	(320,000)	2,180,000
Accretion of original issue discount	—	172,904	172,904
PIK Interest	79,707	—	79,707
Total loans held at fair value	$48,660,311	$(3,121,150)	$47,102,961

As of September 30, 2020, our portfolio included one loan receivable at carrying value. The originated commitment under this loan was approximately $4 million and outstanding principal was approximately $3.6 million as of September 30, 2020. During the period from July 31, 2020 to September 30, 2020, we received repayments of $0.1 million of outstanding principal.
The following table presents changes in loans receivable at carrying value as of and for the period from July 31, 2020 (commencement of operations) to September 30, 2020:
	Principal	Origination Costs and Loan Fees	Carrying Value
Loan receivable	$3,700,718	$(4,428)	$3,696,290
Principal repayment of loans	(137,340)	—	(137,340)
Accretion of original issue discount	—	206	206
Total loans receivable at carrying value	$3,563,378	$(4,222)	$3,559,156
We may make modifications to loans, including loans that are in default. Loan terms that may be modified include interest rates, required prepayments, maturity dates, covenants, principal amounts and other loan terms. The terms and conditions of each modification vary based on individual circumstances and will be determined on a case by case basis. Our Manager monitors and evaluates each of our loans held for investment and has maintained regular communications with borrowers regarding the potential impacts of the COVID-19 pandemic on our loans.
Key Financial Measures and Indicators
As a commercial real estate finance company, we believe the key financial measures and indicators for our business are Core Earnings, Adjusted Core Earnings, book value per share and dividends declared per share.
Core Earnings and Adjusted Core Earnings
In addition to using certain financial metrics prepared in accordance with GAAP to evaluate our performance, we also use Core Earnings and Adjusted Core Earnings to evaluate our performance excluding the effects of certain transactions and non-GAAP adjustments we believe are not necessarily indicative of our current loan activity and operations. Each of Core Earnings and Adjusted Core Earnings is a measure that is not prepared in accordance with GAAP. We define Core Earnings as, for a specified period, the net income (loss) computed in accordance with GAAP, excluding (i) non-cash equity compensation expense, (ii) Incentive Compensation, (iii) depreciation and amortization, (iv) any unrealized gains, losses or other non-cash items recorded in net income (loss) for the period, regardless of whether such items are included in other comprehensive income or loss, or in net income (loss); provided that Core Earnings does not exclude, in the case of investments with a deferred interest feature (such as OID, debt instruments with PIK interest and zero coupon securities), accrued income that we have not yet received in cash, and (v) one-time events pursuant to changes in GAAP and certain non-cash charges, in each case after discussions between our Manager and our independent directors and after approval by a majority of such independent directors. We define Adjusted Core Earnings, for a specified period, as Core Earnings excluding certain non-recurring organizational expenses (such as one-time expenses related to our formation and start-up).
We believe providing Core Earnings and Adjusted Core Earnings on a supplemental basis to our net income as determined in accordance with GAAP is helpful to stockholders in assessing the overall performance of our business. Core Earnings and Adjusted Core Earnings should not be considered as substitutes for GAAP net income. We caution readers that our methodology for calculating Core Earnings and Adjusted Core Earnings may differ from the methodologies employed by other REITs to calculate the same or similar supplemental performance measures, and as a result, our reported Core Earnings and Adjusted Core Earnings may not be comparable to similar measures presented by other REITs.
We also use Core Earnings to determine the fees we pay our Manager. For information on the fees we pay our Manager, see “Management Compensation.”

The following table provides a reconciliation of GAAP net income to Core Earnings and Adjusted Core Earnings (in thousands, except per share data):
For the period from July 31, 2020 (date of commencement of operations) to September 30, 2020
Net Income	$2,106,250
Adjustments to net income
Non-cash equity compensation expense	—
Incentive Compensation to Manager (1)	—
Depreciation and amortization	—
Unrealized (gain), losses or other non-cash items	(1,563,800)
One-time events pursuant to changes in GAAP and certain non-cash charges	—
Core Earnings	$542,450

Adjustments to Core Earnings
Certain organizational expenses	616,190
Adjusted Core Earnings	$1,158,640
Basic weighted average shares of common stock outstanding (in shares, on a post-split basis)	5,376,411
Adjusted Core Earnings per weighted Average Share (on a post-split basis)	$0.22
(1)	Our Manager has agreed to waive the Incentive Compensation for the period from July 31, 2020 (date of commencement of operations) through December 31, 2020.
Book Value Per Share
We believe that book value per share is helpful to stockholders in evaluating our growth as we scale our equity capital base and continue to invest in our target investments. The book value per share of our common stock as of September 30, 2020 was $105.27 on a pre-split basis.
Dividends Declared Per Share
For the period from July 31, 2020 (date of commencement of operations) through September 30, 2020, we did not declare dividends. In December 2020, we declared (i) a regular cash dividend of $2.45 per share of our common stock (on a pre-split basis, or $0.35 per share, on a post-split basis), relating to the period since our inception through the fourth quarter of 2020, to be paid on December 30, 2020 to stockholders of record as of December 23, 2020 and (ii) a special cash dividend of $1.85 per share of our common stock (on a pre-split basis, or approximately $0.26 per share, on a post-split basis) to be paid on December 30, 2020 to stockholders of record as of December 23, 2020. The total amount of the regular cash dividend payment and the special cash dividend payment will be $2.2 million and $1.6 million, respectively. The payment of these dividends, including the special cash dividend, is not indicative of our ability to pay such dividends in the future.
Liquidity and Capital Resources
Liquidity is a measure of our ability to meet potential cash requirements, including ongoing commitments to repay borrowings, fund and maintain our assets and operations, make distributions to our stockholders and meet other general business needs. We use significant cash to purchase our target investments, repay principal and interest on our borrowings, make distributions to our stockholders and fund our operations.
Our primary sources of cash generally consist of unused borrowing capacity under our financing sources, the net proceeds of future offerings, payments of principal and interest we receive on our portfolio of assets and cash generated from our operating results. We expect that our primary sources of financing will be, to the extent available to us, through (a) credit facilities and (b) public and private offerings of our equity and debt securities. In the future, we may utilize other sources of financing to the extent available to us.
As of September 30, 2020, all of our cash was unrestricted and totaled approximately $31.2 million.

The sources of financing for our target investments are described below.
Revolving Credit Facility
Pursuant to the Secured Revolving Credit Agreement, dated August 18, 2020 (as may be amended, supplemented, amended and restated or otherwise modified from time to time, the “Revolving Credit Agreement”), by and among our Company, as borrower, AFC Finance, LLC, an entity wholly-owned by our Sponsor, and Gamma Lending Holdco LLC, an entity controlled by Jonathan Kalikow, our Head of Real Estate and one of our directors, and his father, each as lenders, and AFC Finance, LLC, as agent, our Revolving Credit Facility provides revolving loan commitments of up to $40.0 million (of which AFC Finance, LLC has provided $30.0 million in commitments, and Gamma Lending Holdco LLC has provided $10.0 million in commitments) and bears interest at a fixed rate of 8% per annum, payable in cash in arrears. As of December 26, 2020, we did not have any borrowings outstanding under our Revolving Credit Facility. Future proceeds under the Revolving Credit Facility are available to fund loans and bridge capital contributions and for general corporate purposes. We did not incur any fees or costs related to the origination of the Revolving Credit Facility and we are not required to pay any commitment fees under the Revolving Credit Agreement. Our obligations under the Revolving Credit Agreement and the other loan documents delivered in connection therewith are secured by a first priority security interest in substantially all of our existing and future assets. The maturity date of the Revolving Credit Facility is the earlier of (i) July 31, 2021 and (ii) the closing date of any credit facility where the proceeds are incurred to refund, refinance or replace the Revolving Credit Agreement with an aggregate principal amount equal to or greater than $50.0 million (any such financing, a “Refinancing Credit Facility”). The Revolving Credit Agreement provides for certain covenants, including requiring us to deliver financial information and any notices of default, and conducting business in the normal course. To the best of our knowledge, as of December 26, 2020, we were in compliance in all material respects with all covenants contained in our Revolving Credit Agreement. In addition, the Revolving Credit Agreement contains customary events of default. In the case of an event of default, the lenders may terminate the commitments under the secured revolving credit facility and require immediate repayment of all outstanding borrowings. Such termination and acceleration will occur automatically in the event of certain bankruptcy events.
Other Credit Facilities, Warehouse Facilities and Repurchase Agreements
In the future, we may also use other sources of financing to fund the origination or acquisition of our target investments, including other credit facilities and other secured and unsecured forms of borrowing. These financings may be collateralized or non-collateralized and may involve one or more lenders. We expect that these facilities will typically have maturities ranging from two to five years and may accrue interest at either fixed or floating rates.
Capital Markets
We may seek to raise further equity capital and issue debt securities in order to fund our future investments in loans.

Cash Flows
The following table sets forth changes in cash, cash equivalents and restricted cash for the period from July 31, 2020 to September 30, 2020:
Period from July 31, 2020 to September 30, 2020
Net Income / (loss)	$2,106,250
Adjustments to reconcile net income / (loss) to net cash provided by / (used in) operating activities	(2,162,678)
Net cash provided by / (used in) operating activities	(56,428)
Net cash provided by / (used in) investing activities	(642,660)
Net cash provided by / (used in) financing activities	31,946,092
Change in cash, cash equivalents and restricted cash	$31,247,004
During the period from July 31, 2020 to September 30, 2020, cash, cash equivalents and restricted cash increased by $31.2 million.
Net Cash Used in Operating Activities
For the period from July 31, 2020 to September 30, 2020, net cash used in operating activities totaled $56,428. For the period from July 31, 2020 to September 30, 2020, adjustments to net income related to operating activities primarily included net change in unrealized gain on loans at fair value of $1.6 million, accretion of deferred loan origination fees and other discounts of $0.2 million and change in other assets and liabilities of $0.3 million.
Net Cash Used in Investing Activities
For the period from July 31, 2020 to September 30, 2020, net cash used in investing activities totaled $642,660. The net cash used in investing activities was primarily a result of the cash used for the origination and funding of loans held for investment exceeding the cash received from principal repayment of loans held for investment for the period from July 31, 2020 to September 30, 2020.
Net Cash Provided by Financing Activities
For the period from July 31, 2020 to September 30, 2020, net cash provided by financing activities totaled $31.9 million and related to proceeds from the issuance of our common stock of $31.9 million.
Contractual Obligations and Other Commitments
Our contractual obligations as of September 30, 2020 are as follows:
	Less than 1 year	1-3 years	3-5 years	More than 5 years	Total
Unfunded Commitments	$21,561,105	—	—	—	$21,561,105
Total	$21,561,105	—	—	—	$21,561,105
As of September 30, 2020, all unfunded commitments are due in less than one year. Subsequent to September 30, 2020, commitments increased to $112.94 million of which $92.2 million of principal was funded.
We may enter into certain contracts that may contain a variety of indemnification obligations. The maximum potential future payment amount we could be required to pay under these indemnification obligations may be unlimited.

Off-Balance Sheet Arrangements
Off-balance sheet commitments consist of unfunded commitments on delayed draw loans. Other than as set forth in this prospectus, we do not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured investment vehicles, special purpose entities or variable interest entities, established to facilitate off-balance sheet arrangements or other contractually narrow or limited purposes. Further, we have not guaranteed any obligations of unconsolidated entities or entered into any commitment or intend to provide additional funding to any such entities.
Leverage Policies
We currently do not intend to have leverage of more than one times equity and intend to have substantially less drawn on any revolving credit agreements. Leverage is primarily used to provide capital for forward commitments until additional equity is raised or additional medium- to long-term financing is arranged. This policy is subject to change by management and our Board.
Dividends
We will elect to be taxed as a REIT for United States federal income tax purposes and, as such, anticipate annually distributing to our stockholders at least 90% of our REIT taxable income, prior to the deduction for dividends paid and our net capital gain. If we distribute less than 100% of our REIT taxable income in any tax year (taking into account any distributions made in a subsequent tax year under Sections 857(b)(9) or 858 of the Code), we will pay tax at regular corporate rates on that undistributed portion. Furthermore, if we distribute less than the sum of (i) 85% of our ordinary income for the calendar year, (ii) 95% of our capital gain net income for the calendar year and (iii) any Required Distribution to our stockholders during any calendar year (including any distributions declared by the last day of the calendar year but paid in the subsequent year), then we are required to pay non-deductible excise tax equal to 4% of any shortfall between the Required Distribution and the amount that was actually distributed. Any of these taxes would decrease cash available for distribution to our stockholders. The 90% distribution requirement does not require the distribution of net capital gains. However, if we elect to retain any of our net capital gain for any tax year, we must notify our stockholders and pay tax at regular corporate rates on the retained net capital gain. The stockholders must include their proportionate share of the retained net capital gain in their taxable income for the tax year, and they are deemed to have paid the REIT’s tax on their proportionate share of the retained capital gain. Furthermore, such retained capital gain may be subject to the nondeductible 4% excise tax. If we determine that our estimated current year taxable income (including net capital gain) will be in excess of estimated dividend distributions (including capital gains dividends) for the current year from such income, we accrue excise tax on a portion of the estimated excess taxable income as such taxable income is earned.
To the extent that our cash available for distribution is less than the amount required to be distributed under the REIT provisions of the Code, we may be required to fund distributions from working capital or through equity, equity-related or debt financings or, in certain circumstances, asset sales, as to which our ability to consummate transactions in a timely manner on favorable terms, or at all, cannot be assured, or we may make a portion of the Required Distribution in the form of a taxable stock distribution or distribution of debt securities.
Quantitative and Qualitative Disclosures about Market Risk
We are exposed to market risks in the ordinary course of our business. These risks primarily relate to fluctuations in interest rates. Our loans are typically valued using a yield analysis, which is typically performed for non-credit impaired loans to borrowers. Changes in market yields may change the fair value of certain of our loans. Generally, an increase in market yields may result in a decrease in the fair value of certain of our loans, however this is mitigated to the extent our loans bear interest at a floating rate. As of September 30, 2020, a decrease of 50 bps or increase of 50 bps of the market yield would result in a change in unrealized gain / (loss) of $0.4 million and $(0.3) million, respectively. As of September 30, 2020, we had one floating-rate loan, representing approximately 6.0% of our loan portfolio based on aggregate outstanding principal balances, subject to a 2.5% LIBOR floor and LIBOR was 0.15%. We estimate that a hypothetical 100 basis points increase or decrease in LIBOR would not affect our interest income due to the LIBOR floor on our loans. This assumes that the LIBOR floor of our floating-rate loans remains at 2.5%.

Critical Accounting Policies and Estimates
Our financial statements are prepared in accordance with GAAP which requires the use of estimates and assumptions that involve the exercise of judgment as to future uncertainties. In accordance with SEC guidance, the following discussion addresses the accounting policies that we believe apply to us based on the nature of our initial operations. Our most critical accounting policies involve decisions and assessments that could affect our reported assets and liabilities, as well as our reported revenues and expenses. We believe that all of the decisions and assessments used to prepare our financial statements are based upon reasonable assumptions given the information available to us at that time. Our critical accounting policies and accounting estimates will be expanded over time as we fully implement our strategy. Those accounting policies and estimates that we believe are most critical to an investor’s understanding of our financial results and condition and require complex management judgment are discussed below.
Loans Held at Fair Value
We originate commercial real estate debt and related instruments generally to be held for investment. Although we generally hold our target investments as long-term loans, we may occasionally classify some of our loans as held for sale. We may carry our loans at fair value or amortized cost in our balance sheet. As of September 30, 2020, all loans held for investment and all loans held for sale were carried at fair value within loans held at fair value in our balance sheets, with changes in fair value recorded through earnings. Refer to footnote 12 to our financial statements for more information on the valuations of the loans.
Loans are generally collateralized by real estate, equipment, licenses and/or other assets of borrowers. The extent of any credit deterioration associated with the performance and/or value of the underlying collateral property and the financial and operating capability of the borrower could impact the expected amounts received. We monitor performance of our loans held for investment portfolio under the following methodology: (i) borrower review, which analyzes the borrower’s ability to execute on its original business plan, reviews its financial condition, assesses pending litigation and considers its general level of responsiveness and cooperation; (ii) economic review, which considers underlying collateral (i.e. leasing performance, unit sales and cash flow of the collateral and its ability to cover debt service, as well as the residual loan balance at maturity); (iii) property review, which considers current environmental risks, changes in insurance costs or coverage, current site visibility, capital expenditures and market perception; and (iv) market review, which analyzes the collateral from a supply and demand perspective of similar property types, as well as from a capital markets perspective.
We accrete or amortize any discounts or premiums on loans held for investment over the life of the related loan held for investment utilizing the effective interest method.
We follow ASC 825-10, Recognition and Measurement of Financial Assets and Financial Liabilities (“ASC 825-10”), which provides companies the option to report selected financial assets and liabilities at fair value. ASC 825-10 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities and to more easily understand the effect of the company’s choice to use fair value on its earnings. ASC 825-10 also requires entities to display the fair value of the selected assets and liabilities on the face of the balance sheet. We have elected the ASC 825-10 option to report selected financial assets and liabilities at fair value. With the exception of the line items entitled “prepaid expenses and other assets,” “loans receivable” and “interest reserve,” which are reported at amortized cost, all assets and liabilities approximate fair value on the balance sheet. The carrying value of the lines titled “interest receivable,” “accrued management fees,” “accrued direct administrative expenses” and “accounts payable and other liabilities” approximate fair value due to their short maturity.
We also follow ASC 820-10, Fair Value Measurements and Disclosures (“ASC 820-10”), which expands the application of fair value accounting. ASC 820-10 defines fair value, establishes a framework for measuring fair value in accordance with GAAP and expands disclosure of fair value measurements. ASC 820-10 determines fair value to be the price that would be received for an investment in a current sale, which assumes an orderly transaction between market participants on the measurement date. ASC 820-10 requires us to assume that the loan is sold in its principal market to market participants or, in the absence of a principal market, the most advantageous market, which may be a hypothetical market. Market participants are defined as buyers and sellers in the principal or most advantageous market that are independent, knowledgeable, and willing and able to transact. In accordance with ASC 820-10, we have considered its principal market as the market in which we exit our investments with the greatest volume and level of activity. ASC 820-10 specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. In accordance with ASC 820-10, these inputs are summarized in the three broad levels listed below:
•	Level 1—Valuations based on quoted prices in active markets for identical assets or liabilities that we have the ability to access.
•	Level 2—Valuations based on quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.
•	Level 3—Valuations based on inputs that are unobservable and significant to the overall fair value measurement.
If inputs used to measure fair value fall into different levels of the fair value hierarchy, a loan’s level is based on the lowest level of input that is significant to the fair value measurement. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the loan. This includes loans that are valued using “bid” and “ask” prices obtained from independent third-party pricing services or directly from brokers.
Financial instruments with readily available quoted prices generally will have a higher degree of market price observability and a lesser degree of judgment inherent in measuring fair value. As such, we obtain and analyze readily available market quotations provided by pricing vendors and brokers for all of our loans for which quotations are available. In determining the fair value of a particular loan, pricing vendors and brokers use observable market information, including both binding and non-binding indicative quotations.
GAAP requires disclosure of fair value information about financial and nonfinancial assets and liabilities, whether or not recognized in the financial statements, for which it is practical to estimate the value. In cases where quoted market prices are not available, fair values are based upon the application of discount rates to estimated future cash flows using market yields, or other valuation methodologies. Any changes to the valuation methodology will be reviewed by our management to ensure the changes are appropriate. The methods used may produce a fair value calculation that is not indicative of net realizable value or reflective of future fair values. Furthermore, while we anticipate that the valuation methods are appropriate and consistent with other market participants, the use of different methodologies, or assumptions, to determine the fair value of certain financial and nonfinancial assets and liabilities could result in a different estimate of fair value at the reporting date. We use inputs that are current as of the measurement date, which may fall within periods of market dislocation, during which price transparency may be reduced.
Stock Option Valuation
During the period commencing July 31, 2020 through September 30, 2020, we granted 115,208 options (on a pre-split basis, or 806,456 options, on a post-split basis) at an exercise price of $103.00 per share on a pre-split basis, under the 2020 Stock Incentive Plan on August 29, 2020. We estimated the grant date fair market value of each of these awards at zero dollars per share. Unless our common stock becomes listed or quoted on a recognized national securities exchange, the options will not be exercisable and will expire worthless. Due to the uncertain and contingent nature of the options, it could not be determined more likely than not that such listing or quotation would occur and therefore no fair market value could be determined on the applicable grant date.
The following table summarizes the (i) non-vested options granted, (ii) vested options granted and (iii) forfeited options granted to certain of our directors and officers as well as employees of our Manager as of September 30, 2020 on a pre-split basis:
Restricted Stock Options Granted
Non-vested	16,474
Vested	98,734
Forfeited	—
Balance at September 30, 2020	115,208
Subsequent to September 30, 2020, 2,362 options (on a pre-split basis, or 16,534 options, on a post-split basis) were forfeited and reissued under the 2020 Stock Incentive Plan. On November 4, 2020, we granted 19,568 options (on a pre-split basis, or 136,976 options, on a post-split basis) at an exercise price of $107.00 per share on a pre-split basis, under the 2020 Stock Incentive Plan, to certain of our directors and officers as well as employees of our Manager. On December 21, 2020, subject to the consummation of this offering, we approved the issuance of 100,000 options (on a pre-split basis, or 700,000 options, on a post-split basis) to be issued immediately prior to the consummation of this offering at an exercise price equal to the per share price to the public in this offering on a post-split basis, under the 2020 Stock Incentive Plan, to certain of our directors and officers as well as employees of our Manager. We estimated the grant date fair market value of each of these awards at zero dollars per share. Unless our common stock becomes listed or quoted on a recognized national securities exchange, all options will not be exercisable and will expire worthless. Due to the uncertain and contingent nature of the options, it could not be determined more likely than not that a public listing would occur and therefore no fair market value could be determined on the applicable grant date.
The options granted to Mr. Tannenbaum, Mrs. Tannenbaum, Thomas L. Harrison, Alexander C. Frank, Tomer J. Tzur, Jodi Hanson Bond, Robert Levy and our former directors under the 2020 Stock Incentive Plan vest at the time of such grant, and the options granted to all other participants under the 2020 Stock Incentive Plan vest over a four-year period with a one-year cliff and thereafter on a straight-line basis over the remaining three years, subject to the continued service by such participant.
Revenue Recognition
Interest income from loans is accrued based on the outstanding principal amount and the contractual terms of each loan. Revenue from OID is also recognized in interest income from loans over the initial loan term as a yield adjustment using the effective interest method. Delayed draw loans earn interest or unused fees on the undrawn portion of the loan, which is recognized as interest income in the period earned. Other fees, including prepayment fees and exit fees, are also recognized as interest income when received. Any such fees will be generated in connection with our investments and recognized as earned in accordance with GAAP.
Payment-in-Kind Interest
We have loans in our portfolio that contain PIK provisions. The PIK interest computed at the contractual rate specified in each applicable agreement, is accrued and added to the principal balance of the loan and recorded as interest income. The PIK interest added to the principal balance is typically amortized and paid in accordance with the loan agreements. In cases where the loans do not amortize, the PIK interest is collected and recognized upon repayment of the outstanding principal. To maintain our status as a REIT, this non-cash source of income must be paid out to stockholders in the form of dividends for the year earned, even though we have not yet collected the cash.
Net Interest Margin and Interest Expense
Net interest margin in our statement of operations serves to measure the performance of our loans held for investment as compared to our use of debt leverage.
Income Taxes
We are a Maryland corporation and will elect to be taxed as a REIT under the Code, commencing with our taxable year ending December 31, 2020. We believe that our proposed method of operation will enable us to qualify as a REIT. However, no assurances can be given that our beliefs or expectations will be fulfilled, since qualification as a REIT depends on us satisfying numerous asset, income and distribution tests which depends, in part, on our operating results.
To qualify as a REIT, we must meet a number of organizational and operational requirements, including a requirement that we distribute annually to our stockholders at least 90% of our REIT taxable income prior to the deduction for dividends paid and our net capital gain. To the extent that we distribute less than 100% of our REIT taxable income in any tax year (taking into account any distributions made in a subsequent tax year under Sections 857(b)(9) or 858 of the Code), we will pay tax at regular corporate rates on that undistributed portion. Furthermore, if we distribute less than the sum of 1) 85% of our ordinary income for the calendar year, 2) 95% of our capital gain net income for the calendar year, and 3) any Required Distributions to our stockholders during any calendar year (including any distributions declared by the last day of the calendar year but paid in the subsequent year), then we are required to pay a non-deductible excise tax equal to 4% of any shortfall between the Required Distribution and the amount that was actually distributed. The 90% distribution requirement does not require the distribution of net capital gains. However, if we elect to retain any of our net capital gain for any tax year, we must notify our stockholders and pay tax at regular corporate rates on the retained net capital gain. The stockholders must include their proportionate share of the retained net capital gain in their taxable income for the tax year, and they are deemed to have paid the REIT’s tax on their proportionate share of the retained capital gain. Furthermore, such retained capital gain may be subject to the nondeductible 4% excise tax. If it is determined that our estimated current year taxable income will be in excess of estimated dividend distributions (including capital gain dividend) for the current year from such income, we accrue excise tax on estimated excess taxable income as such taxable income is earned. The annual expense is calculated in accordance with applicable tax regulations. Excise tax expense is included in the line item income tax expense.
FASB ASC Topic 740, Income Taxes (“ASC 740”), prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. We have analyzed our various federal and state filing positions and believe that our income tax filing positions and deductions are well documented and supported as of September 30, 2020. Based on our evaluation, there is no reserve for any uncertain income tax positions. Accrued interest and penalties, if any, are included within other liabilities in the balance sheets.
JOBS Act Accounting Election
As an emerging growth company under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, we can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this exemption from new or revised accounting standards and, therefore, will not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. We intend to rely on other exemptions provided by the JOBS Act, including without limitation, not being required to comply with the auditor attestation requirements of Section 404(b) of Sarbanes-Oxley. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.
We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year following the fifth anniversary of the consummation of this offering, (ii) the last day of the fiscal year in which we have total annual gross revenue of at least $1.07 billion, (iii) the last day of the fiscal year in which we are deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock held by non-affiliates exceeded $700.0 million as of the last business day of the second fiscal quarter of such year, or (iv) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.
Recent Accounting Pronouncements
In March 2020, the FASB issued ASU No. 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting, which provides optional expedients and exceptions for applying GAAP to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. The amendments apply only to contracts, hedging relationships, and other transactions that reference LIBOR or another reference rate expected to be discontinued because of reference rate reform. ASU No. 2020-04 is effective for all entities as of March 12, 2020 through December 31, 2022. We are currently evaluating the impact of adopting this ASU on our financial statements.

BUSINESS
Overview
We are a commercial real estate finance company founded in July 2020 by a veteran team of investment professionals. We originate, structure, underwrite and manage senior secured loans and other types of loans for established cannabis industry operators in states that have legalized medicinal and/or adult use cannabis. As states continue to legalize cannabis for medical and adult use, an increasing number of companies operating in the cannabis industry need financing. Due to the capital constrained cannabis market which does not typically have access to traditional bank financing, we believe we are well positioned to become a prudent financing source to established cannabis industry operators given our stringent underwriting criteria, size and scale of operations and institutional infrastructure. Our objective is to provide attractive risk-adjusted returns over time through cash distributions and capital appreciation by providing loans to state law compliant cannabis companies. The loans we originate will primarily be structured as senior loans secured by real estate, equipment, licenses and/or other assets of the loan parties to the extent permitted by applicable laws and the regulations governing such loan parties. Our targeted borrowers will sometimes be publicly traded on the CSE in Canada and/or OTC in the United States. Our loans will typically have up to a five-year maturity and contain amortization and/or cash flow sweeps. As of December 26, 2020, members of our management team, provided by our Manager, and the members of the Investment Committee of our Manager, who advises on our investments and operations, have sourced loans worth approximately $4.7 billion across the cannabis industry in various states while maintaining a robust pipeline of potentially actionable opportunities.
We are externally managed by our Manager, AFC Management, LLC. Our Manager’s professionals have extensive financing capabilities and experience, having collectively completed $10 billion of gross real estate and financing cash flow transactions since 1998. In addition, the employees of our Manager have extensive capabilities in originating, underwriting and managing real estate and related financings. We believe our relationship with our Manager benefits us by providing access to a robust pipeline of potentially actionable opportunities, an extensive relationship network of cannabis industry operators and significant back-office personnel to assist in origination and management of loans.
We will elect to be taxed as a REIT under the Code, commencing with our taxable year ending December 31, 2020. We believe that our proposed method of operation will enable us to qualify as a REIT. However, no assurances can be given that our beliefs or expectations will be fulfilled, since qualification as a REIT depends on us continuing to satisfy numerous asset, income and distribution tests described under “U.S. Federal Income Tax Considerations—Taxation,” which in turn depends, in part, on our operating results and ability to obtain financing.
As of December 26, 2020, we have originated and funded loans totaling approximately $135.0 million in aggregate original principal amount to companies operating in the cannabis industry, have approximately $92.5 million of loans outstanding and are committed to approximately $19.8 million in additional loans and commitments from existing loans, with approximately $485.2 million of potential loans actively under review in our pipeline. The Audit and Valuation Committee of our Board assists our Board in its oversight of the determination of the fair value of assets that are not publicly traded or for which current market values are not readily available by evaluating various subjective and objective factors, including input provided by an independent valuation firm that we currently retain to provide input on the valuation of such assets. See “Management—Audit and Valuation Committee” of this Prospectus.
Our Manager
We are externally managed by our Manager pursuant to our Management Agreement. Our Manager is comprised of 13 investment and other professionals. All our investment decisions will be made by our Manager, subject to general oversight by the Investment Committee and our board of directors. The Investment Committee members and our management team provided by our Manager have over 100 combined years of lending industry experience. Assuming this offering is consummated at the midpoint of the estimated offering price range set forth on the cover page of this prospectus, our Manager and its affiliates will manage several externally-managed vehicles totaling over $200 million in assets, including our Company and AFC Warehouse, one of our affiliates.
Our Manager’s senior leadership team includes Leonard M. Tannenbaum, Jonathan Kalikow, and Robyn Tannenbaum, who currently comprise the Investment Committee members of our Manager. Leonard M. Tannenbaum, our Sponsor and Chief Executive Officer, has 25 years of investment management experience. He has taken three entities public and has managed several externally-managed investment vehicles with approximately $5.0 billion of assets under management in the aggregate. During his career, Mr. Tannenbaum has underwritten over 500 loans with over $10.0 billion in principal value. Jonathan Kalikow, our Head of Real Estate, has 25 years of experience focused on hard money lending in commercial real estate transactions. Through his funds, he currently manages approximately $2 billion in assets. Mr. Tannenbaum personally has invested approximately $47.8 million into us and is our largest shareholder. Additionally, a fund controlled by Mr. Kalikow has invested approximately $9.6 million in us.
As of December 26, 2020, the members of our management team, provided by our Manager, and the Investment Committee members of our Manager have reviewed 229 loans, of which we have funded ten loans, entered into non-binding term sheets for three loans and are currently evaluating 31 loans. Our Manager employs stringent underwriting standards, that analyze, among other factors, loan collateral, cash flows of the borrower, the financial condition of the borrower, borrower’s prior experience in the cannabis industry, and/or state regulatory dynamics.
Pursuant to our Management Agreement with our Manager, our Manager will manage our loans and our day-to-day operations, subject at all times to the further terms and conditions set forth in our Management Agreement and such further limitations or parameters as may be imposed from time to time by our Board. Under our Management Agreement, our Manager has contractual responsibilities to us, including to provide us with a management team, who will be our executive officers, and the Investment Committee. Our Manager will use its commercially reasonable efforts to perform its duties under our Management Agreement.
Upon consummation of this offering, the initial term of our Management Agreement shall continue until July 31, 2023. After the initial term, our Management Agreement shall automatically renew every year for an additional one-year period, unless we or our Manager elect not to renew. Our Management Agreement may be terminated by us or our Manager under certain specified circumstances.
Upon consummation of this offering, our Management Agreement will provide that upon the date on which our equity equals or exceeds $1,000,000,000, we may, at our election, provide our Manager with a written offer for an internalization transaction in which our Manager will contribute all of its assets to us, or in the alternative, the equity owners of our Manager will contribute 100% of the outstanding equity interest in our Manager to us. If the offer price of such internalization transaction has not been agreed prior to the date that is the three-month anniversary of the date on which our equity equals or exceeds $1,000,000,000, then we shall have the right, but not the obligation, to consummate such internalization transaction, effective as of such date, at an internalization price equal to five times the sum of (i) the average annual Base Management Fee and (ii) the average annual Incentive Compensation, in each case, earned by our Manager during the 12-month period immediately preceding the most recently completed fiscal quarter.
For additional information, see “Our Manager and Our Management Agreement.”
Market Overview
The following is a summary of the current macroeconomic trends that guide our current investment strategy:
The Cannabis Market is Rapidly Growing
The state regulated cannabis sector has been growing exponentially. The United States retail cannabis market was expected to generate between approximately $15.5 billion to $18.9 billion in total sales for 2020. The annual U.S. retail cannabis sales have also been projected to rise to between approximately $30.2 billion and $37.0 billion by 2024. Cannabis companies have been, and are expected to continue, expanding to new markets. The demand for cannabis has been rising due to the increased accessibility of cannabis and a wide range of benefits for both, medical and adult use. We believe a continuation in this increase in demand will result in significant demand for capital on behalf of cannabis industry operators. We believe that by lending to strong operators within the cannabis industry, we can finance a large share of the market as consolidation occurs. Some of the market drivers, challenges and opportunities related to cannabis are summarized below.
•	Market Drivers:
○	Increasing numbers of patients and customers purchasing cannabis in state legal programs
○
Increasing legalization of cannabis, including the recent legalization of medicinal and/or adult use cannabis, as applicable, by Arizona, Mississippi, Montana, New Jersey, and South Dakota in each of their most recent respective state elections.

○	Wide range of benefits for both medical and adult use
○	Growing medical applications
•	Market Challenges:
○	Stringent state-by-state regulation and lengthy license approval process
○	High cost and complex distribution channel
○	Large illicit market
•	Market Opportunities:
○	U.S. cannabis industry is estimated to have a total economic impact of greater than $106 billion by 2024
○	Interest-bearing loans as a type of loan in the cannabis industry increased to 37% in 2019 from 22% in 2017
○	Constrained public and private equity markets including lack of access to traditional debt capital
Legislative Reform Continues to Move Forward
Cannabis legalization and the support of legalization continues to grow in the United States. Americans support ending cannabis prohibition. Gallup’s 2020 survey found that approximately 68% of Americans support legalizing cannabis. The poll also found that the support has become bipartisan, with 83% of Democrats, 72% of Independents, and 48% of Republicans supporting the legalization of cannabis. A separate poll conducted by Medscape Medical News in September 2018 found that approximately 80% of health care providers support the legalization of medical cannabis, and a 2015 United Nations Report revealed that 183 million people worldwide already use cannabis. In the United States, 36 states and several territories have legalized medical cannabis, and fifteen of those states and the District of Columbia have fully legalized cannabis for adult use. Most states with legalized cannabis declared cannabis companies as “essential businesses” during the COVID-19 pandemic, permitting them to remain open while residents sheltered in place. According to a study from the Journal of Addictive Diseases, medical cannabis users with mental health conditions reported a 91% increase in use of medical cannabis on average since the beginning of COVID-19 pandemic to the date of the study. In the November 2020 election, five states voted on medical and adult use cannabis legalization measures. Four states legalized adult use cannabis: Arizona, New Jersey, Montana and South Dakota. In addition, South Dakota legalized medicinal cannabis, as did Mississippi. Several additional states are actively considering legalizing medical and/or adult use cannabis. The increasing legalization and de-stigmatization of cannabis present a unique market opportunity for us to finance the expansion of cannabis industry operators.
Several cannabis reform bills are pending in the U.S. Congress. Most significantly:
•	The Secure and Fair Enforcement (“SAFE”) Banking Act of 2019 would allow financial institutions legally to provide services to state-licensed and compliant.
○	The HEROES Act, passed by the House of Representatives for COVID-19 relief, includes those provisions from the SAFE Banking Act.
•
The Marijuana Opportunity, Reinvestment and Expungement Act would remove cannabis entirely from the list of scheduled substances under the Controlled Substances Act and eliminate criminal penalties for manufacturing, distributing, or possessing cannabis, and among other measures would also establish certain measures for social and criminal justice and impose a federal tax on cannabis products.

•
The Strengthening the Tenth Amendment Through Entrusting States (“STATES”) Act provides that the CSA's prohibitions “shall not apply to any person acting in compliance with state law relating to the manufacture, production, possession, distribution, dispensation, administration, or delivery of marijuana.” While cannabis would remain a CSA schedule I controlled substance, the STATES Act would permit state legal cannabis activities by creating a carve-out to the CSA, which in turn would remove the risk of federal anti-money-laundering and RICO claims. The STATES Act would not fully legalize cannabis on a national level, and would allow states to continue to prohibit cannabis or limit its legality.

President-elect Biden's presidential campaign position on cannabis falls short of full legalization. According to the Biden campaign website: “A Biden Administration will support the legalization of cannabis for medical purposes and reschedule cannabis as a CSA schedule II drug so researchers can study its positive and negative impacts. This will include allowing the VA to research the use of medical cannabis to treat veteran-specific health needs.” He has pledged to “decriminalize” cannabis, which may be reasonably interpreted to mean that the U.S. Attorney General under his administration will order U.S. Attorneys not to enforce federal cannabis prohibition against state law compliant entities and others legally transacting business with them. Indeed, the Biden-Sanders Unity Platform, which was released at the time President-elect Biden won the Democratic Party nomination for President, affirmed that his administration would seek to “[d]ecriminalize marijuana use and legalize marijuana for medical purposes at the federal level”; “allow states to make their own decisions about legalizing recreational use”; and “automatically expunge all past marijuana convictions for use and possession.”
While President-elect Biden's promise to decriminalize likely would mean that the federal government would not criminally enforce the schedule II status against state legal entities, the implications are not entirely clear. Although the U.S. Attorney General could order federal prosecutors not to interfere with cannabis businesses operating in compliance with states' laws, the President alone cannot legalize medical cannabis, and as states have demonstrated, legalizing medical cannabis can take many different forms. While rescheduling cannabis to CSA schedule II would ease certain research restrictions, it would not make the state medical or adult use programs federally legal. Additionally, President-elect Biden has not appointed any known proponents of cannabis legalization to the Office of National Drug Control Policy transition team. Furthermore, while industry observers are hopeful that changes in Congress, along with a Biden presidency, will increase the chances of banking reform, such as the SAFE Banking Act, we cannot provide assurances that a bill legalizing cannabis would be approved by Congress.
Certain potential market participants feel constrained due to federal legislation
Due to discrepancies in state and federal regulations regarding cannabis and complicated know-your-customer obligations, federally-chartered institutional banks have felt constrained from providing full services to cannabis-related businesses. Since cannabis currently remains illegal at the federal level, federally-chartered banks that engage in business with the cannabis industry are considered to potentially be putting their federal banking charters at risk by engaging in cannabis-related funding. Moreover, each state has different licenses, requirements, and regulations, thus creating inconsistencies between markets and the need for specific state-by-state diligence, creating a void market space for us.
Inefficient capital markets
Companies that cultivate, process, manufacture, distribute, or dispense cannabis (i.e., plant-touching cannabis companies) in the United States are not currently permitted to list on the NYSE, the Nasdaq Stock Market or the Toronto Stock Exchanges. Thus, plant-touching cannabis companies are presently relegated to listing equity stock on less prominent exchanges or markets, such as the CSE in Canada or the OTC in the United States. As a result, companies with cannabis operations in the U.S. are seeking alternative sources of financing, which has allowed lenders to command strong risk-adjusted returns in the origination of loans with significant collateral. Furthermore, financing is not broadly available for companies operating in the cannabis industry seeking to raise first lien debt capital.
Lack of financing alternatives among cannabis industry operators
Cannabis industry operators do not have many flexible capital alternatives, with typical real estate sale-leaseback transactions subject to long-term leases. For example, certain competitors with typical REIT land ownership models have long-term leases averaging approximately 16 years. We believe there is significant demand for debt financing for cannabis industry operators to finance their growth whereby operators retain ownership of their real estate. Furthermore, we believe shorter-term financing is superior to long-term sale-leaseback transactions on a risk-adjusted basis given the ability to repatriate and redeploy capital more quickly in the evolving industry.

Our Competitive Strengths
We expect opportunities to provide loans in the cannabis market to rise due to states’ continued legalization of cannabis and the growth of state cannabis programs. We believe we are well positioned to become a strong financing source of choice for cannabis industry operators due to the following factors:
Leading loan origination platform in high-growth market with extensive barriers to entry: Through AFC’s size and scale of operations, as well as our incumbency and institutional infrastructure, we believe we are well positioned to become a strong financing source of choice for cannabis companies. Currently, we are able to take advantage of the capital supply/demand imbalance to further our intention to generate strong risk-adjusted returns by providing operators debt capital. Additionally, as states continue to legalize cannabis, the demand for capital to fund operations should increase and we believe we will be positioned to continue funding these borrowers both as an investment lender and institutional capital provider to an expanding universe of operators.
Compelling risk-adjusted returns vs. other real estate property types: We seek to obtain strong risk-adjusted YTM IRR with average annual gross cash returns on our loans within the range of 12% to 20% through coupons, OID, prepayment or exit fees, and other fees. Our Manager expects to earn agency and other fees related to the services it provides to us and, upon consummation of this offering, 50% of any such fees will reduce the Base Management Fees paid by us to our Manager. As a result of such reduction, we will be credited by our Manager with the value of such fees to our investors’ returns.
Experienced Management Team: Our Manager administers our business activities and day-to-day operations subject to the overall supervision of our Board. Our Manager’s team is comprised of leading professionals with extensive and diverse expertise and significant financing industry experience. We believe that the length and breadth of this team’s financing experience and their ability to source and execute a wide variety of loans is one of our significant competitive advantages.
Strong Underlying Collateral: Our loans are primarily secured by real property and certain personal property, including licenses, equipment and other assets to the extent permitted by applicable laws and the regulations governing our borrowers. As of December 26, 2020, our portfolio of loans had real estate collateral coverage of approximately 1.28 times our aggregate funded principal amount of such loans. Some of our targeted borrowers have their equity securities listed for public trading on the CSE or OTC.
Flexible Structure: We believe we have a more flexible funding structure, with the ability to redeploy funding more quickly than the typical REIT land ownership models. Our funding structure commits and funds loans with an average maturity of four years with significant prepayment protections whereas certain competitors with typical REIT land ownership models have long-term leases averaging approximately 16 years. The duration of our loans, as compared to the length of leases usually employed by REIT land ownership models, allows us to redeploy our capital with more flexibility as market changes occur instead of being locked in for longer periods of time. This model also allows our borrowers to retain control of their real estate assets, which is important to their businesses and allows for more flexibility regarding their capital structure.
Significant Sponsor Investment: Our Sponsor, Leonard M. Tannenbaum, who also serves as our Chief Executive Officer, invested approximately $47.8 million in our Company in August 2020. The Sponsor’s investment was structured to include a combination of cash and a transfer of loan assets at cost to us. The investment resulted with our Sponsor directly and indirectly acquiring approximately 477,500 shares of our common stock (on a pre-split basis, or 3,342,500 shares, on a post-split basis), or approximately    % of our common stock upon completion of this offering (or    % if the underwriters exercise their option to purchase additional shares in full). Additionally, a fund controlled by Jonathan Kalikow, our Head of Real Estate, one of our directors and an affiliate of our Manager, invested approximately $9.6 million in cash in our Company in August 2020. Our Sponsor, through AFC Finance, LLC, an entity wholly-owned by our Sponsor, and Gamma Lending Holdco LLC, an entity controlled by Mr. Kalikow and his father, have also provided us with our Revolving Credit Facility. The Revolving Credit Facility provides revolving loan commitments of up to $40.0 million and bears interest at a fixed rate of 8% per annum, payable in cash in arrears. As of December 26, 2020, we did not have any borrowings outstanding under our Revolving Credit Facility. We did not incur any fees or costs related to the origination of the Revolving Credit Facility and we are not required to pay any commitment fees under the

Revolving Credit Agreement. Our obligations under the Revolving Credit Agreement are secured by a first priority security interest in substantially all of our existing and future assets. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Revolving Credit Facility.”
Our Growth Strategy
Objective
Our objective is to provide attractive risk-adjusted returns over time through cash distributions and capital appreciation. We intend to achieve this objective by sourcing, underwriting, structuring and funding loans to state law compliant cannabis companies.
Over the past 16 months, our Manager and its affiliates have had access to over $4.0 billion of potential loan opportunities. We believe we are well positioned to take advantage of the supply and demand imbalance that exists in the market. As the cannabis industry continues to evolve and to the extent that additional states legalize cannabis, the demand for capital continues to increase as operators seek to enter and build out new markets. We provide borrowers an institutional and flexible alternative for financing. As we continue to grow our equity base, we believe we can commit to additional transactions with strong risk-adjusted returns to diversify our portfolio and act as a lead agent on larger deals that we can syndicate.
We intend to primarily focus on cannabis industry operators with strong collateral, in the form of real estate, equipment, licenses, and other assets owned by the borrower. Our Manager will regularly evaluate loans and we currently retain an independent third-party valuation firm to provide input on the valuation of unquoted assets, which our Manager considers along with various other subjective and objective factors when making any such evaluation. The collateral underlying our loans is located in states in the U.S. that we believe have attractive regulatory environments for companies operating in the cannabis industry, economic conditions and commercial real estate fundamentals.
Key elements of our strategy include:
•	Targeting loans for origination and investment that typically have the following characteristics:
○	principal balance greater than $10 million;
○	real estate collateral coverage of at least one times the principal balance;
○	secured by commercial real estate properties, including cannabis cultivation facilities, processing facilities and dispensaries; and
○	well-capitalized sponsors with substantial experience in particular real estate sectors and geographic markets.
•
Diversifying our financing sources with increased access to equity and debt capital, which may provide us with a lower overall cost of funding and the ability to hold larger loan sizes, among other things.

We draw upon our Manager’s expertise in sourcing, underwriting, structuring and funding capabilities to implement our growth strategy. We believe that our current growth strategy provides significant potential opportunities to our stockholders for attractive risk-adjusted returns over time. However, to capitalize on the appropriate loan opportunities at different points in the economic and real estate investment cycle, we may modify or expand our growth strategy from time to time.
Underwriting and Investment Process
Pursuant to the Management Agreement that was entered into between our Manager and us, our Manager will manage our loans and day-to-day operations, subject at all times to the further terms and conditions set forth in the Management Agreement and such further limitations or parameters as may be imposed from time to time by our Board. See “Our Manager and Our Management Agreement” for additional information.
Our Manager’s rigorous underwriting and investment process enables us to source, screen and ultimately provide senior secured loans to established cannabis industry participants in states that have legalized medicinal and/or adult use cannabis. Our Manager as well as our management team, provided by our Manager, and our Board are attuned to the macro-environment and political environment as they relate to the lending and cannabis industries.

We expect to benefit from the tested method of capital allocation and on-going investment monitoring developed by our Manager. The primary objectives of the investment process are for it to be repeatable, dependable, and produce attractive risk-adjusted returns. The primary components of the investment process are as follows:
Origination		Underwriting		Investment Committee		Legal Documentation and Post-Closing
•	Direct origination platform works to create enhanced yields by originating and structuring loans, as well as putting in enhanced controls	•	Disciplined underwriting process leads to a highly selective approach	•	Focused on managing credit risk through comprehensive investment review process	•	Investment team works alongside external counsel to negotiate credit agreements and collateral liens

•	Platform drives increased deal flow, which provides for improved loan selectivity	•	Potential loans are screened based on four key criteria: company profile, state dynamics, regulatory matters and real estate asset considerations	•	The Investment Committee must approve each loan before commitment papers are issued	•	Emphasis is placed on financial covenants and limitations on actions that may be adverse to lenders

•	Allows for specific portfolio construction and a focus on higher quality companies	•
Other tools that we frequently use to verify data include, but are not limited to: appraisals, quality of earnings, environmental reports, site visits, comparable company analyses and background checks
•
Members of the Investment Committee currently include: Leonard M. Tannenbaum, Jonathan Kalikow and Robyn Tannenbaum. It is intended that the Investment Committee will be expanded to five members consisting of the three current members and our to-be-named Managing Director, Portfolio Management and General Counsel
						•	Portfolio is proactively managed to monitor ongoing performance, in some instances, through seats on borrowers’ boards of directors or board observer rights

•	As of December 26, 2020, 34 active loans in pipeline at various stages in the diligence process	•	As of December 26, 2020, we had passed on 185 of 229 sourced loans due to, among other reasons, lack of collateral, lack of cash flow, stage of company, no previous experience and state dynamics
Origination
Our Manager has a team of experienced commercial real estate and lending investment professionals who have well-established relationships with companies operating in the cannabis industry, mortgage brokers, investment banks, third-party providers and investors that generate attractive loan opportunities in our target asset class. Our outbound sourcing efforts and inbound screening of opportunities has enabled us to evaluate $4.0 billion of opportunities in 16 months.
We believe our broad origination capabilities enable credit selection discipline. We have a direct origination platform which typically creates enhanced yields due to our ability to originate, participate, document, and put in enhanced controls in the structuring of the loans. This platform enables us to have access to a larger investment universe, increasing our ability to be selective and allowing for specific portfolio construction and a focus on higher quality companies.
Our Manager’s origination team meets regularly to evaluate new loan opportunities, employing a highly collaborative approach to investing. Upon its receipt of an actionable request, our Manager’s deal team prepares a standardized template (an “Early Read Memo”) that serves as the initial recommendation to the Investment Committee with respect to initially pursuing such opportunity. This Early Read Memo contains key property metrics, including, without limitation, property characteristics, preliminary loan terms and structure. Our Manager’s origination team takes a bottom-up, enterprise value-oriented approach to underwriting, focusing on collateral valuation, multiple exit strategies and downside principal protection. The goal of our Manager is to identify key issues and decisions early in the process, including, without limitation, issues relating to the preliminary pricing, asset quality, market, borrower or capital structure.
Pricing
Our Manager also evaluates the Early Read Memo prepared by the deal team to evaluate the likely financing terms, comparable market transactions and the impact of the loan on our overall portfolio construction from a diversification and return standpoint. Loans are priced based on our Manager’s view of liquidity and market conditions. Our Manager confirms that the required pricing generates an appropriate expected return on any given loan. Key model inputs include: the loan’s credit spread; OID and exit fees (if any); the timing and amount of future funding; the expected tenor and cost of asset-level financing; expected timing of repayments; likelihood of a loan extension past initial maturity; extension fees (if any); the cost of servicing; and an estimate of our management, general and administrative expenses. Model assumptions and pricing methodology are adjusted as needed based on prevailing market conditions, investor sentiment and activity and portfolio allocations and concentrations at the time of pricing. Returns on targets are not a reliable indicator of future performance and no guarantee or assurance is given that such returns will be achieved or that an investment in our Company will not result in a loss. Target return rates are based on our good faith and reasonable assumptions. Actual events or conditions may differ materially from these assumptions, and therefore, actual returns could be substantially lower.
Term Sheet and Due Diligence
Upon the decision to further pursue a loan investment, our Manager’s deal team negotiates and executes a term sheet. Term sheets are issued subject to due diligence and the final approval of the Investment Committee. Upon receipt of an executed term sheet and an expense deposit from the borrower, our Manager’s deal team commences full due diligence and preparation of documentation. Our Manager’s deal team inspects each property and assesses competitive properties in the surrounding market.
Underwriting
Once an attractive lending opportunity has been identified, we move quickly to evaluate the merits and risks associated with the loan. We evaluate loans by subjecting them to a rigorous underwriting process, guided by a series of internal approval stages. Potential loans are screened based on the following key criteria: company profile, state dynamics, regulatory matters, and real estate considerations. We subject all loans to a rigorous underwriting process which is designed to assess all important aspects of the loan. The diligence tools we utilize to verify data include, but are not limited to, appraisals, quality of earnings reports, environmental reports, site visits, comparable company analyses, background checks and local regulatory restrictions. Certain factors that we evaluate include:
•	Borrower and Operations
○	Type of operations – cultivation, processing, manufacturing and distribution
○	Mix analysis – wholesale vs. retail
○	State regulatory approval
○	Quality of management – cultivation experience and financial expertise, among other factors
○	Brand analysis – owned brands or produce for others
○	Quality control analysis – testing, operational procedures, remediation procedures
○	Construction projects – historical ability to hit budget and timeline
•	Real Estate and Structure
○	Type of cultivation (outdoor, greenhouse, indoor), processing capabilities, and distribution abilities

○	Size, construction, and suitability of the facility
○	Total land and hard/soft costs analysis to determine total basis and estimate replacement costs
○	Visual and/or physical site visit to inspect the land, facilities, and specific systems in use
○	Real estate metrics:
•	Loan to Cost
•	Loan to Value (appraised for cannabis use)
•	Loan to Value (alternative use)
•	State by State Analysis
○	Legislative environment of every state a company operates in
○	Probability analysis of legislative changes in each state
○	Growing conditions and seasonality within the state
○	Local planning and permits
○	Current political climate and importance of cannabis
○	License dynamics – number and type (vertical, single)
•	Loan Analysis
○	Loan size and capital structure overview – current and pro forma
○	Loan economics – interest rate, OID, exit fees, prepayment penalties, etc.
○	Loan security – real estate, licenses, parent guaranty, cash flow, trademarks, etc.
○	Thorough covenant analysis and remedies to breach
○	Review of the agent and participants in the syndication process
○	Risks and mitigants of the loan – credit risk, business risk, structure risk, etc.
○
If the borrower offers us an Assigned Right to acquire warrants and/or equity of the borrower as part of the consideration for us to provide a loan to such borrower, we will sell the Assigned Right to a third-party buyer on the market or to one of our affiliates, subject to such affiliate’s separate approval process and our related transactions policy.

•	Financial Analysis and Metrics
○	Historical and projected cash flow analysis
○	Capital structure analysis – current and pro forma for the loan
○	Loans are structured with covenants such as maximum leverage ratio, debt service coverage ratio, fixed charge coverage ratio, minimum EBITDA, and minimum cash
○	Cost per gram of the product
○	Full financial model – vertically integrated, wholesaler, distributor, etc.
•	License Analysis
○	Fully examine the licenses owned in each state
○	Review the licenses under application in each state
○	Evaluate the transferability of license(s) held by the company
○	Analyze the valuation and marketplace for licenses in each state

Assessments of Property Condition
As part of the underwriting and closing process, our Manager obtains the third-party reports and other documentation described below:
•
Appraisal. An independent appraisal, or an update of an independent appraisal, that meets the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation, or the guidelines in Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, is generally required in connection with the origination or acquisition of each loan. In some cases, however, the value of the subject property collateral may be established based on total cost basis, a cash flow analysis, a recent sales price or another method or benchmark of valuation, without reference to any appraisal report.

•
Environmental Assessment. A Phase I environmental assessment is performed by a qualified third- party consultant to identify and evaluate potential environmental issues in connection with the subject property collateral. Depending on the findings of the initial environmental assessment, any of the following may be required: additional environmental testing and review, such as a Phase II environmental assessment with respect to the property; an environmental insurance policy; remediation activities; the establishment of an operations and maintenance plan by the borrower; and/or a guaranty or reserve with respect to environmental matters. If a Phase I or Phase II report already exists from a qualified consultant, we may utilize the information in that report along with a reliance letter from the consultant who performed the report.

•
Engineering Assessment. In general, our Manager requires that an engineering firm inspect the subject property collateral to assess the structure, exterior walls, roofing, interior structure, parking, fire suppression systems, ADA compliance, and/or mechanical and electrical systems. Based on the resulting report, our Manager determines the appropriate response, which may include, but is not limited to, modifications to the contemplated loan terms, or additional reserve requirements for any recommended immediate repairs, corrections or replacements and any identified deferred maintenance.

•
Seismic Report. For investments in geographic regions that are known to be seismically active, we may retain third-party consultants to determine if earthquake insurance is required and, if required, the appropriate amount for the asset and situation.

•
Insurance. The borrower is required to provide to us evidence of, and our Manager typically reviews (with the assistance of both counsel and an independent insurance consultant), various forms of insurance, including: (i) title insurance insuring the lien of the subject property collateral; (ii) casualty insurance; (iii) flood insurance, if applicable and available; and (iv) business interruption or rent loss insurance. In addition, our Manager typically requires the borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the property in an amount customarily required by institutional lenders

Legal Diligence and Loan Documentation
Concurrently with the due diligence process, our Manager’s deal team engages outside legal counsel to conduct legal diligence and negotiate loan documentation. With the assistance of outside counsel, our Manager’s deal team confirms that each loan complies with the negotiated terms in the term sheet, as well as all required REIT regulations, our continued exclusion or exemption from registration under the Investment Company Act and our investment guidelines.
Review and Approval
Following the completion of due diligence and loan documentation, our Manager’s deal team prepares a memorandum summarizing its analytical and due diligence findings and presents the memorandum to the Investment Committee. The Investment Committee reviews, among other things, property details, market fundamentals, borrower creditworthiness, investment structure, cash flow underwriting and deal risks and mitigating factors prior to issuing an approval for funding. Our Manager’s investment decisions are based on prevailing market conditions and may change over time in response to opportunities available in different interest rate, economic and credit environments. The investment approval relies on a rigorous, iterative process with numerous checks and balances and constant engagement throughout the deal process and strives for consensus decision-making for all investments.
Closing
Following final approval of a loan, our Manager moves efficiently to close the loan transaction. The closing process includes: completion of any outstanding business and legal due diligence items; finalization of third-party reports; finalization of investment documents and verification of the sources and uses of funds; completion of the closing statement and funding memorandum; review of the title company closing statement with the escrow agent; coordination of funding with our Manager’s treasury and operations groups; coordination with any financing provider; loan closing and funding; and delivery of final files to the custodian and the servicer. A full closing checklist evidencing these items must be executed by all relevant parties in order for a funding wire to be initiated.
Post-Closing Asset Management
Our portfolio is proactively managed to monitor ongoing performance. Our Manager reviews periodic financial statements as well as financial covenant compliance as required per the respective credit agreements. Our Manager regularly meets with borrowers to discuss financial results, market trends and general business matters. Additionally, our Manager typically will make annual site visits to borrowers’ facilities.
Investment Committee
The Investment Committee overseeing loans for us will be focused on managing our credit risk through a comprehensive investment review process. As part of the investment process, the Investment Committee must approve each loan before commitment papers are issued.
In addition, the Audit and Valuation Committee of our Board assists our Board in its oversight of the determination of the fair value of assets that are not publicly traded or for which current market values are not readily available by evaluating various subjective and objective factors, including input provided by an independent valuation firm that we currently retain to provide input on the valuation of such assets. See “Management—Audit and Valuation Committee” of this Prospectus.
Our Portfolio
As of December 26, 2020, our loan portfolio had a weighted-average YTM IRR of 21.7% and was secured by real estate, cash flows, licenses and with respect to certain of our loans, substantially all assets in the borrowers and certain of their subsidiaries. The YTM IRR on our loans is comprised of (i) OID, (ii) cash interest, (iii) PIK interest, which is capitalized and added to the outstanding principal balance of the applicable loan, (iv) amortization, (v) unused fees, (vi) prepayment premiums, (vii) make-whole premiums, (viii) late fees, (ix) arranger fees and (x) Assigned Rights, which we promptly sell. During the period from July 31, 2020 (date of commencement of operations) through December 26, 2020, we sold all of our Assigned Rights to our affiliate, AFC Warehouse, using a sale price based on fair value as determined by our Board, based on various subjective and objective factors, including input from an independent third-party valuation firm that we currently retain to provide input on the valuation of such assets. Certain of our loans have exit fees and extension fees, which are not included in our YTM IRR calculations.

Loan#	Original Funding Date(1)	Original Loan Maturity	Maturity With Extensions	Our Total Commitment	Percentage of Total Portfolio	Total OID(2)(5)	Principal Balance as of 12/26/2020	Exit Fees	Cash Interest Rate	PIK Interest	Fixed/ Floating	Amortization During Term	Prepayment Penalty(3)	Extension Fee(s)	Unused Loan Fee	YTM IRR(3)(5)
Public Co. A - Real Estate Loan	7/3/2019	6/27/2021	12/27/2021	$2,940,000	2.6%	1.9%	$2,940,000	N/A	10.5%	N/A	Floating	No	Yes	2.0%	N/A	13.5%
Public Co. A - Equipment Loan	8/5/2019	3/5/2024	3/5/2024	4,000,000	3.5%	7.6%	3,352,176	5.0%	12.0%	N/A	Floating	Yes	Yes	N/A	N/A	13.9%
Public Co. B	1/31/2020	7/24/2021	7/24/2022	5,000,000	4.4%	1.3%	4,373,781	N/A	16.0%	N/A	Fixed	Yes	Yes	2.0%	N/A	19.4%
Sub. of Public Co. C(4)	2/12/2020	2/18/2025	2/18/2025	15,000,000	13.3%	19.0%	12,024,064	2.5%	16.8%	3.0%	Fixed	Yes	Yes	N/A	0.5%	28.6%
Private Co. A	5/8/2020	5/8/2024	5/8/2024	34,000,000	30.1%	7.9%	33,344,325	2.0%	13.0%	4.0%	Fixed	Yes	Yes	N/A	2.0%	23.4%
Private Co. B	9/10/2020	9/1/2023	9/1/2023	8,000,000	7.1%	4.0%	2,522,846	6.0%	13.0%	4.0%	Fixed	Yes	Yes	N/A	5.0%	24.2%
Private Co. C	11/5/2020	12/1/2025	12/1/2025	22,000,000	19.5%	4.0%	11,907,763	7.0%	13.0%	4.0%	Floating	Yes	Yes	N/A	5.0%	21.7%
Sub. of Public Co. D	12/18/2020	12/18/2024	12/18/2024	10,000,000	8.9%	1.9%	10,000,000	N/A	12.9%	N/A	Fixed	No	Yes	N/A	N/A	14.2%
Private Co. D	12/23/2020	1/1/2026	1/1/2026	12,000,000	10.6%	8.8%	12,000,000	2.0%	13.0%	2.0%	Fixed	Yes	Yes	N/A	N/A	19.8%
		SubTotal		$ 112,940,000	100.0%	7.4%	$ 92,464,954	3.1%	13.5%	2.9%				Wtd Average		21.7%

Information as of December 26, 2020 unless otherwise specified. Borrower names have been kept confidential due to confidentiality agreement obligations.
(1)	All loans originated prior to July 31, 2020 were purchased from an affiliated entity at fair value plus accrued interest on July 31, 2020.
(2)	Loans originated before July 31, 2020 were acquired by us, net of unaccreted OID, which we accrete to income over the remaining term of the loan.
(3)	Assumes no prepayment penalties or early payoffs.
(4)
Loan to Subsidiary of Public Company C includes a $3.0 million initial funding of a $15.0 million aggregate loan commitment, which has interest that includes 3.0% PIK interest. The amortization of the loan exceeds PIK interest. The loan also includes two early advances totaling $9.0 million against the $15.0 million aggregate loan commitment, with a 19.0% interest rate. Statistics shown are for the $15.0 million loan commitment, except the weighted average interest rate, which is based on the weighted average interest rate as of December 26, 2020.

(5)
YTM IRR for Public Company A, subsidiary of Public Company C, Private Company A and Private Company D is enhanced by purchase discounts attributed to the fair value of equity warrants that were separated from the loans prior to our acquisition of such loans. The purchase discounts accrete to income over the respective remaining terms of such loans.

Illustrative Description of Borrowers:
Public Company A
Single-state cultivator, producer and full-service brand fulfillment partner that produces a wide range of products in the Nevada market. Public Company A operates a +/- 400,000 square foot greenhouse and 55,000 square foot processing and custom packaging facility, which is capable of producing 140,000 pounds of dry flower per year.
Public Company B
Vertically integrated multi-state cultivator, distributor and retailer of medical and recreational cannabis in the U.S. Public Company B operates through multiple cultivation sites and dispensaries. Additionally, Public Company B has licenses and facilities in ten states and 20 brands.
Subsidiary of Public Company C
Single-state vertically-integrated cultivator and retailer with operations in Florida, one of the fastest growing markets in the United States. Operations consist of two greenhouse cultivation facilities, multiple dispensaries and a car delivery system to extend its retail network.
Private Company A
Multi-state operator with operations in six states. Private Company A is a vertically integrated cultivator and retailer of both medical and adult-use cannabis that primarily operates under its own brand. Private Company A’s business segments include cultivation, extraction and processing, retail products, and dispensaries.
Private Company B
Single-state operator currently constructing an indoor cultivation facility to wholesale product to the medical and adult use markets in Michigan. Private Company B produces high-end cannabis strains and intends to focus on the high-end, top-tier cannabis niche. The management team has over 20 years’ experience in the cannabis industry, including ten years in Michigan.
Private Company C
Single-state vertically integrated cultivator and retailer of medical cannabis. Private Company C operates under a Chapter 20 Clinical Registrant license and has partnered to collaborate on multifaceted studies to substantiate safety and positive therapeutic outcomes. Private Company C currently operates a cultivation facility and three dispensaries with the ability to add three additional dispensary locations.

Subsidiary of Public Company D
Public Company D participates in the medical and adult use market across Canada and in several US states where cannabis has been legalized for therapeutic or adult use. Subsidiary of Public Company D, is a premier medical marijuana cultivator, processor and distributor in Pennsylvania. Public Company D also has operators in California, New Jersey and Utah.
Private Company D
Single-state operator who operates five dispensaries, the maximum amount of dispensaries for any operator, in the State of Ohio. Private Company D historical focus has been dispensary operations and has licenses in other states, where it also operates dispensaries.
Collateral Overview
Our loans are secured by various types of assets of our borrowers, including real property and certain personal property, including licenses, equipment, and other assets to the extent permitted by applicable laws and the regulations governing our borrowers. The below represents the real estate collateral securing our loans as of December 26, 2020. The values in the table below were measured at the time of underwriting and based on various sources of data available at such time.
						Real Estate
Borrower	Date	Our Total Commitment	Percentage of Total Portfolio	Total Funded Debt Issuance	Our Percentage of the Total Loan	Estimated Real Estate Value(1)	Real Estate Collateral Coverage	Implied Real Estate Collateral	Our Real Estate Collateral Coverage
Public Co. A - Real Estate Loan(2)	7/3/2019	$2,940,000	2.6%	$30,000,000	9.8%	$107,000,000	3.57x	$10,486,000	3.57x
Public Co. A - Equipment Loan	8/5/2019	$4,000,000	3.5%	$20,000,000	20.0%	—	—	—	—
Public Co. B(3)	1/31/2020	$5,000,000	4.4%	$20,000,000	25.0%	$53,100,000	2.66x	$13,275,000	2.66x
Subsidiary of Public Co. C(4)	2/12/2020	$15,000,000	13.3%	$15,000,000	100.0%	$31,178,600	2.08x	$31,178,600	2.08x
Private Co. A(5)	5/8/2020	$34,000,000	30.1%	$42,500,000	80.0%	$51,384,281	1.21x	$41,107,425	1.21x
Private Co. B(6)	9/10/2020	$8,000,000	7.1%	$8,000,000	100.0%	$14,556,107	1.82x	$14,556,107	1.82x
Private Co. C(7)	11/5/2020	$22,000,000	19.5%	$22,000,000	100.0%	$23,733,032	1.08x	$23,733,032	1.08x
Subsidiary of Public Co. D(8)	12/18/2020	$10,000,000	8.9%	$120,000,000	8.3%	$26,058,332	0.22x	$2,171,528	0.22x
Private Co. D(9)	12/23/2020	$12,000,000	10.6%	$12,000,000	100.0%	$7,500,000	0.63x	$7,500,000	0.63x
		$112,940,000	100.0%	$289,500,000	39.0%	$314,510,351	1.09x	$144,007,691	1.28x

(1)
To the extent the applicable loan is intended to fund any acquisitions and/or construction, the applicable figure includes expected total basis on such future construction and/or acquisitions plus appraised value.

(2)	Public Company A real estate is based on cost basis.
(3)	Public Company B real estate is based on cost basis.
(4)
Subsidiary of Public Company C real estate is based on an existing cultivation property and the completed and stabilized value of a to-be-built facility. The anticipated completion date for the to-be-built facility is November 2021.

(5)
Private Company A real estate is based on the costs basis of various facilities constituting real estate collateral, plus anticipated capital expenditures for one facility that is being converted for cannabis cultivation purposes. The conversion is anticipated to be completed in February 2021.

(6)	Private Company B real estate is based on the expected total cost basis of a to-be-built facility, as completed. The anticipated completion date for the to-be-built facility is July 2021.
(7)
Private Company C real estate is based on the cost basis of two facilities, including the capital expenditures for one facility that is being converted for cannabis cultivation purposes. The construction of the to-be-converted facility is divided into six phases. The first phase was completed in December 2020, and the anticipated completion date for the remaining phases of construction is November 2021.

(8)	Subsidiary of Public Company D real estate based on total cost basis.
(9)	Private Company D real estate is based on appraised value.
Government Regulation
Our operations are subject to regulation, supervision, and licensing under various United States, state, provincial, and local statutes, ordinances and regulations. In general, lending is a highly regulated industry in the United States and we are required to comply with, among other statutes and regulations, certain provisions of the Equal Credit Opportunity Act, the USA Patriot Act, regulations promulgated by the Office of Foreign Asset Control, and U.S. federal and state securities laws and regulations. In addition, certain states have adopted laws or regulations that may, among other requirements, require licensing of lenders and financiers, prescribe disclosures of certain contractual terms, impose limitations on interest rates and other charges, and limit or prohibit certain collection practices and creditor remedies. We are required to comply with the applicable laws and regulations in the states in which we do business. We actively monitor proposed changes to relevant legal and regulatory requirements in order to maintain our compliance.
The Dodd-Frank Act
The Dodd-Frank Act made significant structural reforms to the financial services industry. For example, pursuant to the Dodd-Frank Act, various federal agencies have promulgated, or are in the process of promulgating, regulations with respect to various issues that may affect our Company. Certain regulations have already been adopted and others remain under consideration by various governmental agencies, in some cases past the deadlines set in the Dodd-Frank Act for adoption. It is possible that regulations that will be adopted in the future will apply to us or that existing regulations that are currently not applicable to us will begin to apply to us as our business evolves.
Investment Company Act
We have not been and are not currently required to be registered under the Investment Company Act pursuant to Section 3(c)(5) (the “Section 3(c)(5) Exemption”) of the Investment Company Act.
Section 3(a)(1)(A) of the Investment Company Act defines an investment company as any issuer that is or holds itself out as being engaged primarily in the business of investing, reinvesting or trading in securities. Section 3(a)(1)(C) of the Investment Company Act defines an investment company as any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of the issuer’s total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis, which we refer to as the 40% test. Real estate mortgages are excluded from the term “investment securities.”
We rely on the exception set forth in Section 3(c)(5) of the Investment Company Act, which excludes from the definition of investment company “[a]ny person who is not engaged in the business of issuing redeemable securities, face-amount certificates of the installment type or periodic payment plan certificates, and who is primarily engaged in one or more of the following businesses . . . (C) purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.” The SEC generally requires that, for the exception provided by Section 3(c)(5) to be available, at least 55% of an entity’s assets be comprised of mortgages and other liens on and interests in real estate, also known as “qualifying interests,” and at least another 25% of the entity’s assets must be comprised of additional qualifying interests or real estate-type interests (with no more than 20% of the entity’s assets comprised of miscellaneous assets). We believe we qualify for the exemption under this section and our current intention is to continue to focus on originating and investing in loans collateralized significantly by real estate. However, if, in the future, we do acquire non-real estate assets without the acquisition of substantial real estate assets, we may qualify as an “investment company” and be required to register as such under the Investment Company Act, which could have a material adverse effect on us.
The Investment Company Act provides certain protections and imposes certain restrictions on registered investment companies, none of which are currently applicable to us. Our governing documents do not permit any transfer of shares of our common stock that would result in us becoming subject to regulation as an investment company. If we were required to register as an investment company under the Investment Company Act, we would become subject to substantial regulation with respect to our capital structure (including our ability to use leverage), management, operations, transactions with affiliated persons (as defined in the Investment Company Act), portfolio composition, including restrictions with respect to diversification and industry concentration, and other matters.
Competition
We operate in a competitive market for the origination and acquisition of attractive lending opportunities. We compete with a variety of institutional investors, including other REITs, debt funds, specialty finance companies, savings and loan associations, banks, mortgage bankers, insurance companies, institutional investors, investment banking firms, financial institutions, private equity and hedge funds, and other entities. Some of our competitors are substantially larger and have considerably greater financial, technical and marketing resources than we do. Several of our competitors, including other REITs, have recently raised, or are expected to raise, significant amounts of capital and may have investment objectives that overlap with our investment objectives, which may create additional competition for lending and other investment opportunities. Some of our competitors may have a lower cost of funds and access to funding sources that may not be available to us or are only available to us on substantially less attractive terms. Many of our competitors are not subject to the operating constraints associated with REIT tax compliance or maintenance of an exclusion or exemption from the Investment Company Act. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments and establish more lending relationships than we do. Competition may result in realizing fewer investments, higher prices, acceptance of greater risk, greater defaults, lower yields or a narrower spread of yields over our borrowing costs. In addition, competition for attractive investments could delay the investment of our capital.
In the face of this competition, we have access to our Manager’s professionals and their industry expertise, which may provide us with a competitive advantage in competing effectively for attractive investment opportunities and help us assess risks and determine appropriate pricing for certain potential investments. We also believe we have a more flexible funding structure than our competitors with typical REIT land ownership models, given our ability to redeploy funding more quickly. Our funding structure commits and funds loans with an average maturity of four years with significant prepayment protections whereas certain competitors with typical REIT land ownership models have long-term leases averaging approximately 16 years. The duration of our loans, as compared to the length of leases usually employed by REIT land ownership models, allows us to redeploy our capital with more flexibility as market changes occur instead of being locked in for longer periods of time. This model also allows our borrowers to retain control of their real estate assets, which is important to their businesses and allows for more flexibility regarding their capital structure. Although we believe our Manager’s expertise and our flexible funding structure provide us with valuable competitive advantages, we may not be able to achieve our business goals or expectations due to the competitive risks that we face. For additional information concerning these competitive risks, see “Risk Factors—Risks Related to Our Business and Growth Strategy.”
Staffing
We are externally managed by our Manager pursuant to the Management Agreement between our Manager and us. Our officers also serve as officers or employees of our Manager and/or its affiliates. We do not have any employees. See “Our Manager and our Management Agreement—Management Agreement.”
Facilities
We currently maintain our executive offices at 525 Okeechobee Blvd., Suite 1770, West Palm Beach, FL 33401 and 777 West Putnam Ave., Greenwich, CT 06830. Our Florida office is leased by our Manager or one of its affiliates from a third party and pursuant to the terms of our Management Agreement, we reimburse our Manager (or its affiliate, as applicable) for certain expenses relating to such offices (including our pro-rata portion of rent, telephone, printing, mailing, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses), as well as expenses relating to disaster backup recovery sites and facilities maintained for us, our affiliates, our loans or our Manager or its affiliates, in each case, as required for our operation. Our Connecticut office is leased by our Manager or one of its affiliates from Mr. Tannenbaum and pursuant to the terms of our Management Agreement, we reimburse our Manager (or its affiliate, as applicable) for certain expenses relating to such office (including our pro-rata portion of telephone, printing, mailing, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses), as well as expenses relating to disaster backup recovery sites and facilities maintained for us, our affiliates, our loans or our Manager or its affiliates as required for our operation. We do not have to reimburse our Manager for rent for the use of this office space. Mr. Kalikow operates out of New York from property that he owns and is reimbursed by the Manager for certain expenses relating to such office (including our pro-rata portion of telephone, printing, mailing, utilities, office furniture, equipment machinery and other office, internal and overhead expenses), as well as expenses relating to disaster backup recovery sites and, in turn, pursuant to the terms of our Management Agreement, we reimburse the Manager for such expenses. We do not have to reimburse our Manager for rent for the use of this office space. We consider our current office space adequate for our current operations.
Legal Proceedings
From time to time, we may become involved in litigation or other legal proceedings relating to claims arising from the ordinary course of business. Furthermore, third-parties may try to seek to impose liability on us in connection with our loans. As of December 26, 2020, we were not subject to any material legal proceedings.

MANAGEMENT
We operate under the direction of our Board, which is responsible for directing the management of our business and affairs. Our Board has retained our Manager to manage our loans and day-to-day operations, subject to the terms of our Management Agreement and the supervision of our Board. We do not have any employees. Our loans are sourced and overseen by the members of our Manager’s senior leadership team, which currently consists of 13 investment and other professionals who are employees of our Manager and/or its affiliates and certain of whom are also our officers.
Directors and Executive Officers
The following table sets forth certain information concerning our directors and our executive officers, who, alongside our Manager, assist in our day-to-day operations:
Directors and Executive Officers	Age	Position/Title
Thomas L. Harrison	73	Lead Independent Director (Class I)
Leonard M. Tannenbaum	49	Chief Executive Officer, Chairman and Director (Class I)
Jonathan Kalikow	50	Head of Real Estate and Director (Class II)
Robert Levy	55	Independent Director (Class II)
Jodi Hanson Bond	50	Independent Director (Class II)
Alexander C. Frank	62	Independent Director (Class III)
Tomer J. Tzur	49	Independent Director (Class III)
Thomas Geoffroy	46	Chief Financial Officer and Treasurer
Robyn Tannenbaum	35	Managing Director, Origination, Investor Relations and Marketing
Thomas L. Harrison, L.H.D. — Lead Independent Director (Class I). Mr. Harrison has served as our lead independent director since July 2020. Mr. Harrison is currently a Senior Operating Partner at Merida Capital Partners, a private equity firm investing across the cannabis ecosystem a position he has held since April 2019. In addition, Mr. Harrison brings 30 years of experience in marketing, communications and brand positioning. He formerly founded Harrison & Star Business Group in October 1987, a healthcare marketing agency that was sold to Omnicom Group Inc. (“Omnicom”) in 1992. He is Chairman Emeritus of Diversified Agency Services, a division of Omnicom and the world’s largest group of marketing services companies, a position he has served since April 1997. He is currently a board member for MainStem, the leading purchasing platform in the state-regulated cannabis industry, as well as EighthICON Holdings, a cannabis MSO owning the Cheech & Chong cannabis brand. Mr. Harrison has also been sitting on the board of Madison Logic since June 2016, a business-to-business account based management marketing company and on the boards of ACTV8me, an advertising attribution technology company and GreenLotus Brands, a seller of branded hemp CBD consumer products since January 2020. Mr. Harrison is on the Board and acts as lead director for Fifth Street, a credit asset manager with a nationwide platform. In addition, he was previously the Chairman of the Corporate Governance and Nominating Committee for Zynerba Pharmaceuticals Inc., a leader in pharmaceutically-produced cannabinoid therapies from January 2015 to May 2019. Mr. Harrison provides our Board with an important combination of marketing, cannabis industry and financial expertise. His past experiences as a Chairman and his current service on the board of two companies, make him instrumental in helping our Board implement business and financial industry.
Leonard M. Tannenbaum — Chief Executive Officer, Chairman and Director (Class I). Mr. Tannenbaum has served as our Chief Executive Officer and as Chairman and a director since July 2020. Mr. Tannenbaum is responsible for our overall management and, in his capacity as a principal of the Manager, leads the Investment Committee, which is responsible for overseeing investment processes including origination, credit underwriting, risk analysis and loan approvals. Mr. Tannenbaum has extensive leadership experience, including his experience as the founder of Fifth Street Asset Management, Inc., a credit asset manager with a nationwide platform (“FSAM”), and its Chief Executive Officer from its inception in 1998 until October 2017 when substantially all of its assets were sold to Oaktree Capital Management. Prior to such sale to Oaktree, FSAM had a core focus on disciplined credit investing across multiple economic cycles, and issued billions of dollars in public equity, private capital and public debt securities. FSAM made flexible investments across capital structures to growing middle market companies, primarily in conjunction with private equity sponsors. It managed approximately

$5 billion of assets across multiple private investment vehicles and two publicly-traded business development companies. FSAM is expected to be dissolved and liquidated in the first half of 2021 and since its asset sale to Oaktree, it has had no revenue generating operations and makes no investments. Mr. Tannenbaum has a controlling interest in FSAM. Subsequent to the sale to Oaktree in 2017, Mr. Tannenbaum founded LMT Investments, a single family office and one of our affiliates that is focused on allocating capital across various strategies including credit (from the Tannenbaum Strategic Credit Fund, a $100 million fund), equities and real estate. Mr. Tannenbaum graduated from The Wharton School of the University of Pennsylvania, where he received a B.S. in economics. Subsequent to his undergraduate degree from the University of Pennsylvania, he received an MBA in Finance from The Wharton School as part of the submatriculation program. He is also a holder of the Chartered Financial Analyst designation and is a member of The Wharton Graduate Executive Board. Mr. Tannenbaum brings extensive industry and leadership experience to our Board. He provides our Board with critical understanding of our business and knowledge of how to craft and execute on our business and strategic plans. He is the founder, and a substantial stockholder, of our Company.
Jonathan Kalikow — Head of Real Estate and Director (Class II). Mr. Kalikow has served as our Head of Real Estate and as a director since July 2020. He has been the president and founder of Gamma Real Estate, a boutique commercial real estate firm, since he founded it in October 2014, based in New York City. The firm lends on real estate nationwide, owns a portfolio of approximately 5,000 apartments and several office properties, including an 850 unit residential building on Sutton Place in Manhattan. Prior to co-founding Gamma Real Estate, Jonathan Kalikow spent 18 years on Wall Street investing across industries and asset classes as a proprietary trader at Morgan Stanley and then as a hedge fund trader and portfolio manager. Mr. Kalikow is a graduate of the Wharton School of Business with bachelor’s degrees in Real Estate and Finance. He also holds a juris doctor from Fordham University School of Law and is a member of the New York State Bar Association. Mr. Kalikow’s extensive experience in the real estate and finance industries provides our Board with deep industry experience. Mr. Kalikow’s management experience and understanding of the real estate industry make him an ideal choice to act as our director.
Alexander C. Frank — Independent Director (Class III). Mr. Frank has served as an independent director since July 2020. Mr. Frank has more than 30 years’ experience in financial and operational infrastructure. He previously worked at Fifth Street, which he joined in September 2011 and during his tenure through September 2017, he held various positions and was responsible for the operations of the company during his tenure from 2011 to 2017. Since retiring in September 2017, Mr. Frank has served as a board member at Fifth Street. He was the Chief Operating Officer and Chief Financial Officer of Fifth Street from the time of its initial public offering in 2014 to its sale to Oaktree in 2017. From September 2008 to March 2011, he served as a Managing Director and Chief Financial Officer of Chilton Investment Company LLC, a global investment management firm. Prior to that, Mr. Frank spent over 22 years at Morgan Stanley, having served as global head of institutional operations, global corporate controller and chief financial officer of U.S. broker/dealer operations and global treasurer. In his roles, he oversaw various securities infrastructure services, creating efficiencies throughout the organization, and managed all aspects of the internal and external financial control and reporting functions. Mr. Frank began his career in audit and tax accounting at Arthur Andersen LLP before joining Morgan Stanley in 1985. He received an M.B.A. from the University of Michigan and a B.A. from Dartmouth College. Mr. Frank brings to our Board a deep knowledge of financial management. He provides our Board with key insights to the financial markets, capital raising activities, and the management of a large, complex business.
Robert Levy — Independent Director (Class II). Mr. Levy has served as our independent director since December 2020. Currently, Mr. Levy works as a Managing Member at LBX Acquisitions, a position he has held since January 2018. Prior to launching LBX Investments, Mr. Levy co-founded Big V Capital (“BVC”) in March of 2016, where he oversaw and underwrote the partnership’s 11 Southeastern U.S. shopping center acquisitions and managed all capital raising (both debt and equity) and asset management efforts. Prior to BVC, Mr. Levy was the Chief Operating Officer of the Real Estate Group at Benefit Street Partners, a multi-strategy credit manager with over $11.0 billion in assets under management from May 2015 to June 2016. Prior to Benefit Street Partners, Mr. Levy held various leadership positions at Centerline Capital Group, including Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, and a member of the Board of Trustees. Centerline was a multifamily finance and investment management company with over $13 billion in debt and equity under management. Mr. Levy received his M.B.A. from the Leonard M. Stern School of Business at New York University and his B.A. in Economics from Northwestern University. Mr. Levy brings to our Board a critical management experience in capital raising within the finance industry.

Jodi Hanson Bond. — Independent Director (Class II). Ms. Bond has served as our independent director since December 2020. Currently, Ms. Bond serves as the Chief Executive Officer of Quantum Wave Strategies, LLC, a position she has held since March 2020, and as the President of DevryBV Sustainable Strategies, a position she has held since August 2020. Additionally, Ms. Bond has been serving as a Corporate Director at Fifth Street since March 2017. Prior to those experiences, she was the Executive Vice President and Head of Government and Industry Relations at Chubb Limited from October 2017 until September 2019. From October 2011 to October 2017, Ms. Bond held the position of Senior Vice President International at the U.S. Chamber of Commerce and as the President and a Board of Director for the following U.S. Chamber of Commerce subsidiaries: U.S.-Colombia Business Council, Association of American Chambers of Commerce of Latin America and the Caribbean, Brazil-U.S. Business Council, U.S.-Argentina Business Council, and U.S.-Cuba Business Council. Ms. Bond is also a member of the National Association of Corporate Directors and the Economic Club of Washington. Ms. Bond received her M.A. in Government from John Hopkins University and her B.A. in Politics from Whitman College. Ms. Bond’s experience as a global business practitioner and her executive leadership positioning for corporate advancement and business strategy development across various countries bring meaningful insight to our Board.
Tomer J. Tzur — Independent Director (Class III). Mr. Tzur has served as an independent director since July 2020. Mr. Tzur has over 15 years’ experience in management consulting. Currently, Mr. Tzur works as a Senior Managing Director and Partner at The Boston Consulting Group (“BCG”), a position he has held since January 2009. As a leader in BCG’s Consumer Practice, Mr. Tzur advises global consumer companies on go to market, operations, strategy and M&A related topics. In this capacity, Mr. Tzur has supported a number of major food and beverage and distributions players’ evaluation of the cannabis space. Mr. Tzur joined BCG in September 2001 in New York and spent 2003 to 2004 in BCG’s Mumbai office before returning to New York. He relocated to Israel to start and lead BCG’s Tel Aviv office in 2011, and in 2017 joined BCG’s Miami office. Prior to BCG, Mr. Tzur built a restaurant business and served for three years in the Israel Defense Forces. Mr. Tzur received his M.B.A. from the Wharton School at the University of Pennsylvania, his M.A. in International Studies from University of Pennsylvania, and his B.A. in International Relations from the Hebrew University. Mr. Tzur brings to our Board a wealth of experience in consumer goods, sales marketing and pricing, operations, and strategy topics - his knowledge of which significantly benefits the discussions of our Board.
Thomas Geoffroy — Chief Financial Officer and Treasurer. Mr. Geoffroy has served as our Chief Financial Officer since July 2020. Mr. Geoffroy has 20 years of accounting and finance experience with expertise in financial reporting, operations and internal controls for the financial services industry including extensive investment fund experience. He served as the Chief Financial Officer for Fifth Street, Vice President since from August 2019 to July 2020 and prior to that he worked at United Capital Markets Inc. from March 2014 to August 2019. From August 2012 to December 2013, Mr. Geoffroy worked as Controller at Ares Management, and before that he served as Vice President of Fund Administration and Financial Reporting at S.A.C. Capital Advisors from 2011 and 2012. He has previously held a variety of positions including Chief Financial Officer and Finance and Operations Principal, General Securities Principal and Chief Compliance Officer for a registered broker-dealer specializing in structured finance products. Mr. Geoffroy spent 9 years as a CPA with Ernst & Young where he was a Senior Manager in the Financial Services Organization’s hedge fund audit practice. He is a licensed Certified Public Accountant and member of the American Institute of Certified Public Accountants. Mr. Geoffroy’s extensive accounting and finance experience, including his many years as a CPA, make him an ideal choice to act as our Chief Financial Officer and Treasurer.
Robyn Tannenbaum — Managing Director, Origination, Investor Relations and Marketing. Mrs. Tannenbaum has served as our Managing Director, Origination, Investor Relations and Marketing since July 2020. Mrs. Tannenbaum has over 7 years’ experience focusing on mergers and acquisitions and leveraged loans to healthcare companies. Additionally, she has 5 years of experience as an investor relations professional within the finance industry. Mrs. Tannenbaum formerly served as Head of Investor Relations at Fifth Street from March 2014 to October 2017 and as a Vice President in Healthcare mergers and acquisitions at CIT Group Inc. Subsequent to her time at Fifth Street, from October 2017 through July 2020, she founded and worked at REC Investor Relations, a boutique investor relations and marketing consulting firm advising healthcare and financial services companies. She graduated summa cum laude with a B.S. in Finance, with a concentration in Marketing and a Public Relations minor from Lehigh University. Mrs. Tannenbaum brings deep experience in investor relations within the finance industry, bringing meaningful insight as the Managing Director, Origination, Investor Relations and Marketing.

Some of our directors and executive officers act, and some of our future directors and executive officers may act, as directors and executive officers of our Manager, its affiliates and other investment vehicles managed by our Manager, as applicable, and such directors and executive officers may own interests in such other entities from time to time.
Board of Directors
Our Board has the responsibility for establishing broad corporate policies and for our overall performance and direction, and generally oversees our day-to-day operations. Our Board monitors and performs an oversight role with respect to our business and affairs, including with respect to investment practices and performance, compliance with regulatory requirements and the services, expenses and performance of certain of our service providers. Among other things, our Board elects our officers and either directly, or by delegation to the Audit and Valuation Committee and/or Compensation Committee, as applicable, reviews and monitors the services and activities performed by our Manager and our officers.
Our directors keep informed about our business by attending meetings of our Board and its committees and through supplemental reports and communications with our Manager and our executive officers. Our non-management directors meet regularly in an executive session without the presence of our officers or management directors to review, among other matters, the performance of our Chief Executive Officer and senior management. In addition, our non-management directors will meet in executive session at other times at the request of any non-management director. Our independent directors also meet in executive session at least once a year. Our Lead Independent Director, Mr. Harrison, acts as the presiding independent director and presides at meetings of the independent directors or non-management directors.
Our Board has designated Mr. Harrison, one of our independent directors, to serve as Lead Independent Director. The Lead Independent Director serves as the liaison between management and the independent directors. The Lead Independent Director’s duties include facilitating communication with our Board and presiding over regularly conducted executive sessions of the independent directors. It is the role of the Lead Independent Director to review matters such as our Board meeting agendas, meeting schedule sufficiency and, where appropriate, other information provided to the directors; however, all directors are encouraged to, and in fact do, consult with management on each of the above topics. The Lead Independent Director and each of the other directors communicate regularly with the Chairman of our Board and our Chief Executive Officer regarding appropriate agenda topics and other matters related to our Board.
Under the Bylaws, our Board may designate a chairperson to preside over the meetings of our Board and meetings of the stockholders and to perform such other duties as may be assigned to him or her by our Board. We do not have a fixed policy as to whether the chairperson of our Board should be an independent director and we believe that our flexibility to select our chairman and reorganize our leadership structure from time to time is in the best interests of our Company and our stockholders. Presently, Mr. Tannenbaum serves as the Chairman of the Board. We believe that we are best served through our existing leadership structure with Mr. Tannenbaum serving as an executive Chairman of our Board combined with Mr. Harrison serving as Lead Independent Director. We believe that Mr. Tannenbaum’s extensive industry and leadership experience and critical understanding of our business and knowledge of how to craft and execute on our business and strategic plans qualifies him to serve as the Chairman of the Board, and his relationship with the Manager provides an effective bridge between our Board and our Manager, thus ensuring an open dialogue between our Board and our Manager and that both groups act with a common purpose.
We believe that the leadership structure of our Board must be evaluated on a case by case basis and that our existing Board leadership structure provides sufficient independent oversight over our Manager. In addition, we believe that the current governance structure, when combined with the functioning of the independent director component of our Board and our overall corporate governance structure, strikes an appropriate balance between strong and consistent leadership and independent oversight of our business and affairs. However, we re-examine our corporate governance policies on an ongoing basis to ensure that they continue to meet our needs.

Classification of Directors
Our Board consists of seven directors, classified into three classes serving staggered three-year terms, as follows:
•	Class I, consisting of Mr. Harrison and Mr. Tannenbaum, with initial terms expiring at the annual meeting of stockholders to be held in 2021;
•	Class II, consisting of Mr. Kalikow, Mr. Levy and Ms. Bond, with initial terms expiring at the annual meeting of stockholders to be held in 2022; and
•	Class III, consisting of Mr. Frank and Mr. Tzur, with initial terms expiring at the annual meeting of stockholders to be held in 2023.
At each annual meeting of stockholders, at least one class of directors will be elected to succeed the class whose terms are then expiring and each director will hold office for the term for which he or she is elected and until his or her successor is duly elected and qualifies. At any meeting of stockholders, the presence in person or by proxy of stockholders entitled to cast a majority of the votes entitled to be cast at such meeting on any matter constitutes a quorum. A plurality of the votes cast at a meeting of stockholders duly called and at which a quorum is present is sufficient to elect a director.
Although a majority of our entire Board may establish, increase or decrease the number of directors, the number thereof shall never be less than the minimum number required by the MGCL (which is one), nor more than 11, and a decrease may not have the effect of shortening the term of any incumbent director. Any director may resign at any time or may be removed only for cause, and then only by the stockholders upon the affirmative vote of at least a majority of all the votes entitled to be cast generally in the election of directors.
Except as may be provided by our Board in setting the terms of any class or series of preferred stock, a vacancy created by an increase in the number of directors or otherwise may be filled only by the affirmative vote of a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the full term of the class in which the vacancy occurred and until a successor is elected and qualifies.
We believe our Board collectively has the experience, qualifications, attributes and skills to effectively oversee the management of our Company, including a high degree of personal and professional integrity, an ability to exercise sound business judgment on a broad range of issues, sufficient experience and background to have an appreciation of the issues facing our Company, a willingness to devote the necessary time to board of directors duties, a commitment to representing the best interests of our Company and our stockholders and a dedication to enhancing stockholder value.
Director Independence
Our Board reviews any relationship that each of our directors has with us, either directly or indirectly, that could interfere with exercising independent judgment in carrying out a director’s responsibilities. Our Board has determined that Mr. Harrison, Mr. Frank, Mr. Tzur, Mr. Levy and Ms. Bond meet the independence standards as set forth by the rules, regulations and listing standards of the Nasdaq Stock Market and the applicable rules of the SEC.
Role of Our Board of Directors in Risk Oversight
One of the key functions of our Board is informed oversight of our risk management process. Our Board administers this oversight function directly, with support from its three standing committees, the Audit and Valuation Committee, Compensation Committee and the Nominating and Corporate Governance Committee, each of which addresses risks specific to its respective areas of oversight. In particular, as more fully described below, our Audit and Valuation Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit and Valuation Committee also monitors compliance with legal and regulatory requirements and the review and approval of our related party transactions, in addition to oversight of the performance of our internal audit function. Because the Audit and Valuation Committee is already charged with approving our related party transactions, our Board has charged the Audit and Valuation Committee with overseeing amounts payable to our Manager pursuant to our Management Agreement and making recommendations to our Board with respect to our

Board’s approval of the renewal of our Management Agreement. Our Compensation Committee is generally responsible for discharging the Board’s responsibilities relating to the compensation, if any, of our executive officers and directors, overseeing the expense reimbursement of our Manager and its affiliates for compensation paid by such entities to their respective employees pursuant to our Management Agreement, the administration and implementation of our incentive and equity-based compensation plans, including the 2020 Stock Incentive Plan, and the preparation of reports on or relating to executive compensation required by the rules and regulations of the SEC. Our Nominating and Corporate Governance Committee provides oversight with respect to corporate governance and ethical conduct and monitors the effectiveness of our corporate governance guidelines, including whether such guidelines are successful in preventing illegal or improper liability-creating conduct.
Our Manager has also established an Investment Committee for us, the members of which consist of employees of our Manager and/or its affiliates, and which currently includes certain affiliates of our Manager and certain of our officers. The Investment Committee works in conjunction with our Board to manage our credit risk through a comprehensive investment review process.
In addition, our Board and the Audit and Valuation Committee meet regularly with our Manager and consider the feedback our Manager provides concerning the risks related to our enterprise, business, operations and strategies. Our Manager regularly reports to our Board and the Audit and Valuation Committee on our loan portfolio and the risks related thereto, asset impairments, leverage position, affiliate payments (including payments made and expenses reimbursed pursuant to the terms of the Management Agreement), compliance with applicable covenants under the agreements governing our indebtedness, compliance with our qualification as a REIT and compliance with our exemption from registration as investment company under the Investment Company Act. Members of our Board are routinely in contact with our Manager and our executive officers, as appropriate, in connection with their consideration of matters submitted for the approval of our Board or the Audit and Valuation Committee and the risks associated with such matters.
We believe that the extent of our Board’s (and its committees’) role in risk oversight complements the Board’s leadership structure because it allows our independent directors, through the two fully independent Board committees, executive sessions with the independent auditors, and otherwise, to exercise oversight of risk without any conflict that might discourage critical review.
We believe that a board of directors’ role in risk oversight must be evaluated on a case by case basis and that our Board’s role in risk oversight is appropriate. However, we re-examine the manner in which our Board administers its oversight function on an ongoing basis to ensure that it continues to meet our needs.
Committees of the Board of Directors
Our Board has three committees: the Audit and Valuation Committee, Compensation Committee and the Nominating and Corporate Governance Committee, each of which meets the Nasdaq independence standards and other governance requirements for such a committee. The principal functions of each committee are briefly described below. Additionally, our Board may from time to time establish other committees to facilitate our Board’s oversight of management of our business and affairs. The charters of the Audit and Valuation Committee, Compensation Committee and the Nominating and Corporate Governance Committee will be available on our website at www.afcgamma.com/investors upon the completion of this offering. The information on, or otherwise accessible through, our website does not constitute a part of this prospectus.
Audit and Valuation Committee. The Audit and Valuation Committee charter defines the Audit and Valuation Committee’s principal functions, including oversight related to:
•	the integrity of our financial statements;
•	the qualifications and independence of any independent registered public accounting firm engaged by us;
•	the performance of our internal audit function and any independent registered public accounting firm;
•	the determination of the fair value of assets that are not publicly traded or for which current market values are not readily available; and
•	the entry and monitoring of related party transactions.

The Audit and Valuation Committee assists our Board in its management of our Company. In particular, the Audit and Valuation Committee (i) serves as an independent party to monitor our financial reporting processes and internal control system; (ii) discusses the audit conducted by our independent registered public accounting firm; (iii) provides an open avenue of communication among our independent registered public accounting firm, our management and our Board; and (iv) serves as an independent party to review, approve and monitor our related party transactions. The members of the Audit and Valuation Committee are appointed by our Board to serve in accordance with the Bylaws and at the discretion of our Board and may be removed or replaced by our Board at any time.
The Audit and Valuation Committee consists of no fewer than three directors. Except as may otherwise be permitted by the rules of Nasdaq and the SEC, each member of the Audit and Valuation Committee shall, in the determination of our Board be (1) an “independent director” that (a) satisfies the independence and other requirements established by Nasdaq and (b) meets the independence requirements of Section 10A of the Exchange Act, and SEC Rule 10A-3(b)(1) under the Exchange Act and (2) financially literate, as determined by our Board in its business judgment, or must become financially literate within a reasonable period of time after his or her appointment to the Audit and Valuation Committee. In addition, the Audit and Valuation Committee shall at all times include at least one member who has accounting or related financial management expertise, as our Board’s interprets such qualification in its business judgment.
The responsibilities of the Audit and Valuation Committee include, but are not limited to, appointment, compensation, retention and oversight of any independent registered public accounting firm engaged by us, discuss and review guidelines and policies with respect to risk assessment and risk management, review the adequacy of our internal audit function, assist in performing oversight responsibilities for the internal control systems and disclosure procedures, recommend to our Board whether the financial statements should be included in reports made available to its stockholders and meet periodically with management to discuss any of the above or any identified issues.
The Audit and Valuation Committee is also responsible for reviewing and approving our related party transactions, including matters related to our Management Agreement. Because the Audit and Valuation Committee is already charged with approving our related party transactions, our Board has charged the Audit and Valuation Committee with overseeing amounts payable to our Manager pursuant to our Management Agreement and making recommendations to our Board with respect to our Board’s approval of the renewal of our Management Agreement. The Audit and Valuation Committee and our Board must approve any renewal of our Management Agreement.
Our Audit and Valuation Committee currently consists of three members, Mr. Harrison, Mr. Frank and Mr. Levy, with Mr. Frank serving as chairperson. Our Board has affirmatively determined that Mr. Harrison, Mr. Frank and Mr. Levy each meet the definition of “independent director” based on the Nasdaq independence standards, and satisfy the independence requirements of Rule 10A-3 of the Exchange Act. Our Board has also determined that (i) Mr. Frank and Mr. Levy each qualify as an “audit committee financial expert” under SEC rules and regulations and (ii) each member of the Audit and Valuation Committee is “financially literate” as the term is defined by Nasdaq listing standards.
Compensation Committee. The Compensation Committee charter defines the Compensation Committee’s principal functions, including:
•	discharging the Board’s responsibilities relating to the compensation, if any, of our executive officers and directors;
•	overseeing the expense reimbursement of our Manager and its affiliates for compensation paid by such entities to their respective employees pursuant to our Management Agreement;
•	administering and implementing our incentive and equity-based compensation plans, including the 2020 Stock Incentive Plan; and
•	preparing reports on or relating to executive compensation required by the rules and regulations of the SEC.

The Compensation Committee has the sole authority to retain and terminate compensation consultants to assist in the evaluation of compensation matters and the sole authority to approve the fees and other retention terms of such compensation consultants. The Compensation Committee, with input from its compensation consultant, if any, and our Manager, discusses and considers potential risks that arise from our compensation practices, policies and programs.
The Compensation Committee consists of no fewer than three directors. Except as may otherwise be permitted by the rules of Nasdaq, each member of the Compensation Committee shall, in the determination of our Board be an “independent director” that satisfies the independence and other requirements established by Nasdaq. The members of the Compensation Committee shall also qualify as “non-employee directors” within the meaning of Rule 16b-3 promulgated under the Exchange Act. Our Compensation Committee currently consists of three members, Mr. Levy, Ms. Bond and Mr. Harrison, with Mr. Harrison serving as chairperson. Our Board has affirmatively determined that all directors who serve on the Compensation Committee are independent under Nasdaq rules and qualify as non-employee directors within the meaning of Rule 16b-3 promulgated under the Exchange Act.
Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee charter defines the Nominating and Corporate Governance Committee’s principal functions, including:
•	identifying and recommending candidates to fill vacancies on our Board and for election by the stockholders;
•	recommending committee assignments for members to our Board;
•	facilitating our Board’s annual evaluation of the performance of our Board, its committees and individual directors; and
•	developing and recommending to our Board appropriate corporate governance policies, practices and procedures for our Company.
The Nominating and Corporate Governance Committee consists of no fewer than three directors. Except as may otherwise be permitted by the rules of Nasdaq, each member of the Nominating and Corporate Governance Committee shall, in the determination of our Board be an “independent director” that satisfies the independence and other requirements established by Nasdaq.
Our Nominating and Corporate Governance Committee currently consists of three members, Ms. Bond, Mr. Harrison and Mr. Frank, with Mr. Frank serving as chairperson. Our Board has affirmatively determined that all directors who serve on the Nominating and Corporate Governance Committee are independent under Nasdaq rules.
Other Committees. Our Board may appoint from among its member one or more other committees, composed of one or more directors, to serve at the pleasure of our Board from time to time.
Code of Business Conduct and Ethics
We have adopted a code of business conduct and ethics that seeks to identify and mitigate conflicts of interest between us and our employees, if any, directors and officers. However, we cannot assure you that these policies or the conduct of our business in accordance with applicable provisions of law will always be successful in eliminating or minimizing the influence of such conflicts, and if they are not successful, decisions could be made that might fail to reflect fully the interests of our stockholders. Among other matters, our code of business conduct and ethics will be designed to deter wrongdoing and to promote:
•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;
•	compliance with applicable laws, rules and regulations;
•	prompt internal reporting of violations of the code of business conduct and ethics or applicable laws to appropriate persons identified in the code;

•	accountability for adherence to the code of business conduct and ethics;
•	the protection of our legitimate business interests, including its assets and corporate opportunities; and
•	confidentiality of information entrusted to directors, officers and employees, if any, by us and our borrowers.
Any waiver of the code of business conduct and ethics for our directors or executive officers must be approved by our Board, and any such waiver shall be promptly disclosed as required by law and Nasdaq regulations.
Limitations on Liabilities and Indemnification of Directors and Officers
To the maximum extent permitted by Maryland law in effect from time to time, our Charter authorizes us to obligate ourselves, and our Bylaws obligate us, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:
•	any present or former director or officer who is made or threatened to be made a party to, or witness in, a proceeding by reason of his or her service in that capacity; or
•
any individual who, while a director or officer of our Company and at our request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity.

The Charter and Bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of ours or a predecessor of ours.
We have entered into indemnification agreements with our directors and certain executive officers that provide for indemnification and advance of expenses to the maximum extent permitted by Maryland law. We do not currently carry directors’ and officers’ insurance. See “Certain Provisions of Maryland Law and Our Charter and Bylaws—Indemnification and Limitation of Directors’ and Officers’ Liability” for additional information regarding the limitations on liabilities and indemnification of our directors and executive officers.
Compensation Committee Interlocks and Insider Participation
None of our executive officers serves, or in the past has served, as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our Board or our Compensation Committee. None of the members of our Compensation Committee is, or has ever been, our officer or employee.
Compensation of Our Directors
We pay each of our directors an annual retainer of $30,000 in cash in equal quarterly payments of $7,500. Upon consummation of this offering, we will increase the annual retainer for each of our directors to $50,000 in cash in equal quarterly payments of $12,500. Each director is entitled to reimbursement of reasonable expenses associated with attending board meetings. However, we do not pay our directors any fees for attending individual board or committee meetings. The Audit and Valuation Committee chairperson receives an additional $25,000 annual retainer in cash in equal quarterly payments of $6,250. The Compensation Committee chairperson receives an additional $10,000 annual retainer in cash in equal quarterly payments of $2,500. The Nominating and Corporate Governance Committee chairperson receives an additional $5,000 annual retainer in cash in equal quarterly payments of $1,250. If a director is also one of our executive officers, we will not pay any compensation to such person for services rendered as a director. Additionally, our directors are entitled to receive awards in the future under our 2020 Stock Incentive Plan. For additional information regarding our 2020 Stock Incentive Plan, see “—2020 Stock Incentive Plan.”

Compensation of Our Executive Officers
We do not have any employees nor do we intend to hire any employees who will be compensated directly by us. Our loans are sourced and overseen by the members of our senior team, which currently consists of 13 investment and other professionals who are employees of our Manager and/or its affiliates. Each of our executive officers, including each executive officer who serves as a director, is employed by our Manager and/or its affiliates and receives compensation for his or her services, including services performed on our behalf, from our Manager and/or its affiliates, as applicable, except we may award equity-based incentive awards for our executive officers under our 2020 Stock Incentive Plan. Instead, we pay our Manager the fees described under “Management Compensation” and we indirectly bear the costs of the compensation paid to our executive officers through expense reimbursements we pay to our Manager or its affiliates, as applicable. Pursuant to our Management Agreement, we reimburse our Manager or its affiliates, as applicable, for our allocable share of the compensation, including annual base salary, bonus, any related withholding taxes and employee benefits, paid to (i) our Manager’s personnel serving as our Chief Executive Officer, General Counsel, Chief Compliance Officer, Chief Financial Officer, Chief Marketing Officer and Managing Director, as applicable, based on the percentage of his or her time spent managing our affairs and (ii) other corporate finance, tax, accounting, internal audit, legal, risk management, operations, compliance and other non-investment personnel of the Manager and its affiliates who spend all or a portion of their time managing our affairs; provided that we are not obligated to reimburse our Manager or its affiliates, as applicable, for any compensation paid to Mr. Tannenbaum, Mr. Kalikow or Mrs. Tannenbaum. Our share of such costs are based upon the percentage of time devoted by such personnel of our Manager or its affiliates to our affairs. We do not currently, nor do we intend to, pay any compensation directly to our officers, except we may award equity-based incentive awards for our officers under our 2020 Stock Incentive Plan. Our executive officers are entitled to receive awards in the future under our 2020 Stock Incentive Plan. For additional information regarding fees paid to our Manager and our reimbursement obligations related to compensation of our executive officers, see “Management Compensation.” For additional information regarding our 2020 Stock Incentive Plan, see “—2020 Stock Incentive Plan.”
The following table sets forth all compensation paid to or accrued by those named executive officers for whom we are able to quantify such compensation for services the named executive officer rendered to us during the fiscal period presented.
Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Thomas Geoffroy(1)(2)	2020	$18,750	—	—	—	—	—	—	$18,750
(Chief Financial Officer)
(1)
Mr. Geoffroy is an employee of our Manager and is not paid compensation by us. Amounts in the columns entitled “Salary,” “Bonus” and “All Other Compensation” represent the compensation expense, including annual base salary and bonus, that is allocable to us based on the percentage of time he spent managing our affairs in 2020 in his capacity as Chief Financial Officer.

(2)
Mr. Geoffroy was granted a total of 3,090 options (on a pre-split basis, or 21,630 options, on a post-split basis), but the grant date fair market value of these awards were estimated at zero dollars per share. Mr. Geoffroy will be granted up to an additional 500 options (on a pre-split basis, or 3,500 options, on a post-split basis) immediately prior to the consummation of this offering.

2020 Stock Incentive Plan
Our Board has, with the approval of our stockholders, adopted the 2020 Stock Incentive Plan to promote the success of our Company and the interests of our stockholders by providing an additional means for us to attract, motivate, retain and reward directors, officers, employees and other eligible persons through the grant of awards and incentives. Equity-based awards are also intended to further align the interests of award recipients and our stockholders. Included below is a summary of some of the key terms of the 2020 Stock Incentive Plan.
It is our intention that, until our total equity capital reaches $200.0 million, (i) Leonard M. Tannenbaum shall be eligible to receive up to 90% of the options awarded under the 2020 Stock Incentive Plan, which he may elect to allocate to our other officers, employees or consultants, subject to the approval of the Compensation Committee of the Board, and (ii) other persons performing key management roles to be selected from time to time by Mr. Tannenbaum in his sole discretion (“Eligible Management”). The options granted to Mr. Tannenbaum,

Mrs. Tannenbaum, Mr. Harrison, Mr. Frank, Mr. Tzur, Ms. Bond, Mr. Levy and our former directors under the 2020 Stock Incentive Plan will immediately vest at the time of such grant and the options granted to any other Eligible Management under the 2020 Stock Incentive Plan shall vest over a four-year period with a one-year cliff and thereafter on a straight-line basis over the remaining three years. Upon the date on which our total equity capital exceeds $200.0 million, the allocation of the 2020 Stock Incentive Plan will be as determined by the Administrator (defined below).
All vested options granted under the 2020 Stock Incentive Plan will become exercisable at the earlier of the consummation of this offering and a Change of Control Event (as defined in the 2020 Stock Incentive Plan). Options will have an ordinary term of seven years, which term will be subject to earlier termination in the event that an option holder’s employment or service terminates.
Administration. The Compensation Committee has been appointed as the initial administrator of the 2020 Stock Incentive Plan. The Compensation Committee may delegate some or all of its authority with respect to the 2020 Stock Incentive Plan to another committee of directors, and certain limited authority to grant awards to employees may be delegated to one or more of our officers. The appropriate acting body, be it our Board, a committee within its delegated authority, or an officer within his or her delegated authority, is referred to herein as the “Administrator.” The Administrator has broad authority under the 2020 Stock Incentive Plan, including the authority to grant awards to participants it selects and to determine the terms and conditions of all awards.
Eligibility. Persons eligible to receive awards under the 2020 Stock Incentive Plan include our officers or employees or officers and employees of our subsidiaries, if any, our directors, and certain directors and consultants and our other service providers.
Authorized Shares. The current maximum number of shares of our common stock that may be delivered pursuant to awards under the 2020 Stock Incentive Plan (the “Share Limit”) equals 300,000 shares of common stock (on a pre-split basis). The Share Limit will automatically increase on    ,    , in an amount equal to     percent (   %) of the total number of shares of common stock outstanding on    ,     and on     of each year, for the period commencing on (and including)    ,     and ending on (and including)    ,    , in an amount equal to     percent (   %) of the total number of shares of common stock outstanding on the last day of the preceding calendar   . Notwithstanding the foregoing, the Board may act prior to     of a given year to provide that there will be no     increase in the Share Limit for such year or that the increase in the Share Limit for such year will be a lesser number of shares of common stock than would otherwise occur pursuant to the preceding sentence. Shares that are subject to or underlie awards that expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under the 2020 Stock Incentive Plan will not be counted against the Share Limit and will again be available for subsequent awards under the 2020 Stock Incentive Plan. Shares that are exchanged by a participant or withheld by us as full or partial payment in connection with any award granted under the 2020 Stock Incentive Plan, as well as any shares exchanged by a participant or withheld by us to satisfy tax withholding obligations related to any award granted under the 2020 Stock Incentive Plan, will not be counted against the Share Limit and will again be available for subsequent awards under the 2020 Stock Incentive Plan. To the extent that an award is settled in cash or a form other than shares, the shares that would have been delivered had there been no such cash or other settlement will not be counted against the Share Limit and will again be available for subsequent awards under the 2020 Stock Incentive Plan.
Types of Awards. The 2020 Stock Incentive Plan authorizes stock options, stock appreciation rights, restricted stock, stock bonuses, stock units and other forms of awards granted or denominated in our common stock or units of our common stock. The 2020 Stock Incentive Plan retains flexibility to offer competitive incentives and to tailor benefits to specific needs and circumstances. Any award may be structured to be paid or settled in cash. We currently intend to grant stock options to participants in the 2020 Stock Incentive Plan, but we may also grant any other type of award available under the 2020 Stock Incentive Plan in the future.
A stock option is the right to purchase shares of our common stock at a future date at a specified price per share (the “Exercise Price”). The per share Exercise Price of an option generally may not be less than the fair market value of a share of our common stock on the date of grant. The maximum term of an option is ten years from the date of grant. An option may either be an incentive stock option or a nonqualified stock option. Options generally may not be transferred to third parties for value and do not include dividend equivalent rights.

Change in Control. Upon the occurrence of a change in control event, each then-outstanding award granted under the 2020 Stock Incentive Plan will terminate, subject to any provision that has been made by the Administrator, through a plan of reorganization or otherwise, for the survival, substitution, assumption, exchange or other continuation or settlement of any award. The Administrator also has broad authority to provide for the accelerated vesting of outstanding awards in connection with a change in control event.
Transfer Restrictions. Subject to certain exceptions contained in the 2020 Stock Incentive Plan, awards under the 2020 Stock Incentive Plan generally are not transferable by the recipient other than by will or the laws of descent and distribution and are generally exercisable, during the recipient’s lifetime, only by the recipient.
Adjustments. As is customary in incentive plans of this nature, the Share Limit and the number and kind of shares available under the 2020 Stock Incentive Plan and any outstanding awards, as well as the exercise or purchase prices of awards, and performance targets and periods under certain types of performance-based awards, are subject to adjustment in the event of certain reorganizations, mergers, combinations, conversions, recapitalizations, stock splits, stock dividends, or other similar events that change the number or kind of shares outstanding, and extraordinary dividends or distributions of property to the stockholders.
Tax Withholding. Participants in the 2020 Stock Incentive Plan are responsible for the payment of any federal, state or local taxes that we are required by law to withhold upon any option exercise or vesting or other tax event for other awards. Subject to approval by the Administrator, participants may elect to have any applicable tax withholding obligations satisfied by authorizing us to withhold shares of common stock to be issued pursuant to an option exercise or vesting of other awards, or through the delivery of previously acquired shares owned by the participant.
No Limit on Other Authority. The 2020 Stock Incentive Plan does not limit the authority of our Board or any committee to grant awards or authorize any other compensation, with or without reference to our common stock, under any other plan or authority.
Termination of or Changes to the 2020 Stock Incentive Plan. Our Board may amend or terminate the 2020 Stock Incentive Plan at any time and in any manner. Stockholder approval for an amendment will be required only to the extent then required by applicable law or deemed necessary or advisable by our Board. Outstanding awards, as well as the Administrator’s authority with respect thereto, generally will continue following the expiration or termination of the 2020 Stock Incentive Plan.

OUR MANAGER AND OUR MANAGEMENT AGREEMENT
General
We are externally managed and advised by our Manager, an Exempt Reporting Adviser which intends to register as an investment adviser under the Advisers Act and an affiliate of Mr. Tannenbaum, Mrs. Tannenbaum and Mr. Kalikow. Each of our officers is an employee of our Manager and/or its affiliates, and certain of our officers are members of its Investment Committee. The executive offices of our Manager are located at 525 Okeechobee Blvd., Suite 1770, West Palm Beach, FL 33401 and the telephone number of our Manager’s executive offices is (561) 510-2390.
Manager
We have entered into our Management Agreement with our Manager for its services in managing our loans and day-to-day operations and to otherwise perform services for us as discussed below. Under our Management Agreement, our Manager has contractual responsibilities to us, including to provide us with a management team, who will be our executive officers, and the Investment Committee.
Our Manager is a Delaware limited liability company and a wholly-owned subsidiary of the Parent Manager, which is beneficially owned by Leonard M. Tannenbaum, Robyn Tannenbaum, other members of the Tannenbaum family and Jonathan Kalikow. Mr. Tannenbaum, Mrs. Tannenbaum and Mr. Kalikow beneficially own over 70%, 10% and 5% of the outstanding equity of the Parent Manager, respectively. Our Manager is expected to affect an internal reorganization in 2021 whereby, among other things, (i) certain of its employees and the applicable employment agreements will be transferred to the Parent Manager or an affiliate of our Manager and (ii) our Manager and the Parent Manager or an affiliate of our Manager shall enter into certain employment services contracts with terms to be agreed in regards to employment services to be provided to our Manager by certain employees of the Parent Manager.
Management
We will be managed by our Board and our executive officers and by our Manager, as provided for under our Management Agreement, which is summarized below.
Pursuant to our Management Agreement, our Manager will manage our loans and our day-to-day operations, subject at all times to the further terms and conditions set forth in our Management Agreement and such further limitations or parameters as may be imposed from time to time by our Board. Our Manager will use its commercially reasonable efforts to perform its duties under our Management Agreement.
In connection with its management and operation of our business activities, our Manager may retain, at our sole cost and expense, such services of persons and firms as our Manager deems necessary or advisable. In addition, subject to the approval of our Board (which shall not be unreasonably withheld), our Manager may enter into one or more sub-advisory agreements with other investment managers (each, a “Sub-Manager”) pursuant to which our Manager may obtain the services of such Sub-Manager(s) to assist our Manager in providing the investment advisory services required to be provided by our Manager under our Management Agreement. Any compensation payable to a Sub-Manager will be the responsibility of our Manager.
Our Manager shall be responsible for preparing, or causing to be prepared, at our sole cost and expense: (i) any reports and other information relating to any proposed or consummated loan as may be reasonably requested; (ii) all reports, financial or otherwise, with respect to us, reasonably required by our Board; (iii) all materials and data necessary to complete such reports and other materials, including an annual audit of our books of accounts by a nationally recognized independent accounting firm; and (iv) regular reports for our Board to enable our Board to review our acquisitions, portfolio composition and characteristics, credit quality, performance and compliance with the policies approved by our Board.
Indemnification and Liability
Our Management Agreement provides for customary indemnification of our Manager and its affiliates, and certain of our and their respective members, stockholders, managers, partners, trustees, personnel, officers, directors, employees, consultants and Sub-Managers, as applicable. Additionally, we have entered into indemnification agreements with the members of the Investment Committee provided by our Manager that provide for indemnification and advance of expenses to the maximum extent permitted by Maryland law. We have also entered into indemnification agreements with the members of the Investment Committee of our Manager for indemnification and advance of expenses to the maximum extent permitted by Maryland law. Neither we nor the Manager currently carry directors’ and officers’ insurance. The Management Agreement also provides that our Manager, its affiliates, and any of their respective members, stockholders, managers, partners, trustees, personnel, officers, directors, employees, consultants and any person providing sub-advisory services to our Manager (collectively, the “Manager Parties”) will not be liable to us for acts or omissions performed in accordance with and pursuant to the Management Agreement, except by reason of acts constituting bad faith, willful misconduct, gross negligence, or reckless disregard of their duties under the relevant Management Agreement.
Term
The initial term of our Management Agreement shall continue until July 31, 2023. After the initial term, our Management Agreement shall automatically renew every three years for an additional three-year period, unless we or our Manager elect not to renew. We may decline to renew our Management Agreement upon 180 days prior written notice and the affirmative vote of at least two-thirds of our independent directors that there has been unsatisfactory performance by our Manager that is materially detrimental to us taken as a whole. In such event, we shall pay our Manager a termination fee (the “Termination Fee”) equal to five times the sum of (i) the average annual Base Management Fee and (ii) the average annual Incentive Compensation, in each case, earned by our Manager during the 24-month period immediately preceding the most recently completed fiscal quarter. Our Manager may decline to renew our Management Agreement upon 180 days prior written notice and without payment of any termination fee by either party. We and our Manager have agreed that it is both of our intention that if our Management Agreement is not terminated prior to our equity equaling or exceeding $1,000,000,000, then we and our Manager (or the equity owners of our Manager) shall contemplate effecting an Internalization Transaction (as defined below) pursuant to our Management Agreement.
Upon the consummation of this offering, our Management Agreement will be amended such that (i) after the initial term, the Management Agreement shall automatically renew every year for an additional one-year period, unless we or our Manager elect not to renew and (ii) the Termination Fee shall equal three times the sum of (i) the average annual Base Management Fee and (ii) the average annual Incentive Compensation, in each case, earned by our Manager during the 12-month period immediately preceding the most recently completed fiscal quarter.
Termination for Cause
We may terminate our Management Agreement effective upon 30 days’ prior written notice, without payment of any termination fee, if (i) our Manager, its agents or its assignees breach any material provision of our Management Agreement and such breach shall continue for a period of 30 days after written notice thereof specifying such breach and requesting that the same be remedied in such 30-day period (or 45 days after written notice of such breach if our Manager takes steps to cure such breach within 30 days of the written notice); (ii) there is a commencement of any proceeding relating to our Manager’s bankruptcy or insolvency, including an order for relief in an involuntary bankruptcy case or our Manager authorizing or filing a voluntary bankruptcy petition; (iii) any Manager change of control occurs that a majority of the independent directors determines is materially detrimental to us taken as a whole; (iv) our Manager is dissolved; or (v) our Manager commits fraud against us, misappropriates or embezzles our funds, or acts, or fails to act, in a manner constituting bad faith, willful misconduct, gross negligence or reckless disregard in the performance of its duties under this Agreement; provided, however, that if any of the actions or omissions described in this clause (v) are caused by an employee, personnel and/or officer of our Manager or one of its affiliates and our Manager (or such affiliate) takes all necessary and appropriate action against such person and cures the damage caused by such actions or omissions within 30 days of our Manager’s actual knowledge of its commission or omission, we shall not have the right to terminate our Management Agreement.
Our Manager may terminate our Management Agreement effective upon 60 days’ prior written notice in the event that we default in the performance or observance of any material term, condition or covenant contained in our Management Agreement and such default shall continue for a period of 30 days after written notice thereof specifying such default and requesting that the same be remedied in such 30-day period. We are required to pay to our Manager the Termination Fee if our Management Agreement is terminated pursuant to the preceding sentence. Additionally, our Manager may terminate our Management Agreement if we are required to register as an investment company under the Investment Company Act, in which case we shall not be required to pay a termination fee.
Internalization of our Manager
Upon the date on which our equity equals or exceeds $1,000,000,000 (such date, the “Internalization Trigger Date”), our Manager shall provide us with a written offer for an internalization transaction in which our Manager will contribute all of its assets to us, or in the alternative, the equity owners of our Manager will contribute 100% of the outstanding equity interest in our Manager to us (such transaction an “Internalization Transaction”). The initial offer price will be as determined by our Manager and set forth in any such initial written offer. Upon receipt of our Manager’s initial offer, a special committee of our Board consisting solely of our independent directors (the “Internalization Committee”) may accept our Manager’s proposal or submit a counter offer. If an Internalization Transaction is not consummated pursuant to our Manager’s initial offer or our Manager’s counter offer, our Manager and we agree to enter into good faith negotiations for the consummation of an Internalization Transaction with an offer price to be agreed. Notwithstanding the foregoing, if an Internalization Transaction has not been consummated prior to the end of the term of our Management Agreement during which the Internalization Trigger Date has occurred, then on the last day of such term, we shall have the right, but not the obligation, to consummate an Internalization Transaction, effective as of the last day of such term, at an internalization price (the “Internalization Price”) equal to five times the sum of (i) the average annual Base Management Fee and (ii) the average annual Incentive Compensation, in each case, earned by our Manager during the 12-month period immediately preceding the most recently completed fiscal quarter.
At the time of consummation of an Internalization Transaction, all assets of our Manager or 100% of the equity interest in our Manager shall be conveyed to and acquired by us in exchange for the consideration to be paid for the Internalization Transaction. Consummation of any Internalization Transaction agreed to between us and our Manager is conditioned upon the satisfaction of the following conditions: (i) our receipt of a fairness opinion from a nationally-recognized investment banking firm to the effect that the consideration to be paid by us for the assets and equity of our Manager is fair, from a financial point of view, to our stockholders who are not affiliated with our Manager or its affiliates; (ii) the approval of the acquisition by the Internalization Committee; and (iii) the approval of our stockholders holding a majority of the votes cast on such Internalization Transaction proposal at a meeting of stockholders duly called and at which a quorum is present, any of which conditions may be waived by us, in our sole discretion.
The price to be paid to our Manager in any Internalization Transaction may be payable in cash, shares of our common stock or a combination at the discretion of the Internalization Committee. The value of any our common stock paid as partial or full consideration of any Internalization Transaction shall be calculated based on the volume-weighted average of the closing market price of our common stock for the ten consecutive trading days immediately preceding the date with respect to which value must be determined; provided, however, that if our common stock is not traded on a securities exchange at the time of closing of any such Internalization Transaction, then the number of shares of common stock shall be determined by agreement between our Board and our Manager or, in the absence of such agreement, the Internalization Price shall be paid in cash.
Upon the consummation of this offering, our Management Agreement will be amended such that, upon the Internalization Trigger Date, we may, at our election, provide our Manager with a written offer for an Internalization Transaction. The initial offer price will be as determined by the Internalization Committee and set forth in any such initial written offer. Upon receipt of our initial offer, our Manager may accept our proposal or submit a counter offer. If an Internalization Transaction is not consummated pursuant to our initial offer or our Manager’s counter offer, our Manager and we agree to enter into good faith negotiations for the consummation of an Internalization Transaction with an offer price to be agreed. Notwithstanding the foregoing, if the offer price of such Internalization Transaction has not been agreed prior to the date that is the three-month anniversary of the Internalization Trigger Date, then we shall have the right, but not the obligation, to consummate an Internalization Transaction, effective as of such date, at an Internalization Price equal to five times the sum of (i) the average annual Base Management Fee and (ii) the average annual Incentive Compensation, in each case, earned by our Manager during the 12-month period immediately preceding the most recently completed fiscal quarter.

Investment Guidelines
We have adopted investment guidelines (the “Investment Guidelines”) which require us and our Manager to abide by certain investment strategies which include, but are not limited to: (i) not making loans that would cause us to fail to qualify as a REIT, or that would cause us to be regulated as an investment company under the Investment Company Act; (ii) not making loans that would cause us to violate any law, rule or regulation of any governmental body (excluding any federal cannabis laws) or any securities exchange or that would otherwise not be permitted by our governing documents; (iii) requiring the approval of the Investment Committee for all loans made by us; and (iv) until appropriate loans that align with our overall investment strategy are identified, permitting our Manager to invest our available cash in interest-bearing, short-term investments, including money market accounts or funds, commercial mortgage backed securities and corporate bonds, subject to the requirements for our qualification as a REIT.
Our Investment Guidelines may only be amended, restated, modified, supplemented or waived pursuant to the approval of (i) a majority of our entire Board (which must include a majority of our independent directors) and (ii) our Manager.
Investment Committee
Pursuant to our Management Agreement, our Manager has established an Investment Committee for us, the members of which consist of employees of our Manager and/or its affiliates and which currently includes certain of our Manager’s affiliates and certain of our officers. The Investment Committee has the following responsibilities: (i) reviewing loan opportunities for us presented to it by senior investment professionals of our Manager and (ii) reviewing our loan portfolios for compliance with the Investment Guidelines established pursuant to our Management Agreement at least on a quarterly basis, or more frequently as necessary. All our loans require the approval of the Investment Committee.
The members of the Investment Committee currently consist of Mr. Tannenbaum, Mrs. Tannenbaum and Mr. Kalikow. Any action to be taken by the Investment Committee requires the approval of a majority of the members of the Investment Committee; provided that during any time that the Investment Committee is comprised of less than five (5) members, any action by the Investment Committee shall require unanimous approval of all members of the Investment Committee. It is intended that the Investment Committee will be expanded to five (5) members consisting of the three current members and our to-be-named Managing Director, Portfolio Management and General Counsel.
Manager Succession Plan
The members of our Manager have delegated the management of the business and affairs of our Manager to Leonard M. Tannenbaum, as managing member (the “Managing Member”). Pursuant to our Manager’s operating agreement, the Managing Member will hold office until such Managing Member resigns or is removed pursuant to our Manager’s operating agreement. The Managing Member shall be automatically removed as such in the event of his or her (i) death, insanity, permanent physical or mental disability, (ii) withdrawal as a member of our Manager in accordance with our Manager’s operating agreement or (iii) the forfeiture of the Managing Member’s interest in our Manager in accordance with our Manager’s operating agreement.
For so long as we remain externally managed, (i) upon the resignation or removal of Leonard M. Tannenbaum as the Managing Member, the members of our Manager will appoint Robyn Tannenbaum as the Managing Member and (ii) upon the resignation or removal of Robyn Tannenbaum as the Managing Member, the members of our Manager will appoint Jonathan Kalikow as the Managing Member.
Co-Investments
Certain investment opportunities in loans, which may be suitable for us, may also be suitable for other accounts, private funds, pooled investment vehicles or other entities managed or advised, directly or indirectly, by our Manager, Mr. Tannenbaum, Mrs. Tannenbaum, Mr. Kalikow or any of their or our respective affiliates or entities in which any such person is an executive, in each case, excluding AFC Warehouse Holdings, LLC (“AFC Warehouse”), our affiliate that is also managed by our Manager (such accounts, private funds, pooled investment vehicles and other entities, collectively, the “Ancillary Entities”), and, subject to compliance with the Manager COI Policy (as defined below) and our code of business conduct and ethics, our Manager may allocate such loans and participate in such loans on behalf of Ancillary Entities under such allocation process as our Manager deems reasonable under the circumstances in good faith.
Manager Biographical Information
Biographical information of the management team provided by our Manager, who serve as our executive officers, and the members of the Investment Committee is included above under “Management—Directors and Executive Officers.”
Promoter
We were incorporated in Maryland on July 6, 2020. Leonard M. Tannenbaum is the promoter of our Company because he was our founder and organizer. Mr. Tannenbaum serves as our Chief Executive Officer, as one of our directors and as the Chief Executive Officer of our Manager.

MANAGEMENT COMPENSATION
General
Under our Management Agreement, we pay a Base Management Fee (defined below) and Incentive Compensation (defined below) to our Manager. Pursuant to our Management Agreement, we are also obligated to reimburse our Manager or its affiliates for certain expenses of our Manager and its affiliates paid or incurred on our behalf. We may also grant equity-based awards and incentives to our Manager and other eligible awardees under our 2020 Stock Incentive Plan from time to time. For the period beginning on July 31, 2020 (date of commencement of operations) and ending on September 30, 2020, we paid our Manager a Base Management Fee of $142,067, which was net of a Base Management Fee Rebate of $84,167. Our Manager has agreed to waive the Incentive Compensation for the period from July 31, 2020 (date of commencement of operations) through December 31, 2020.
Unless specifically set forth in this section captioned “Management Compensation,” the discussion herein regarding management compensation (including, without limitation, the number of shares related to periods prior to the consummation of this offering) gives effect to the seven-for-one stock split of our common stock, which will occur immediately prior to consummation of this offering.
Summary Compensation Table
For the period from July 31, 2020 (date of commencement of operations) to September 30, 2020(1)
Gross Base Management Fee	$226,234
Base Management Fee Rebate(2)(3)	84,167
Base Management Fees	$142,067
Incentive Compensation(4)	$—
(1)
Does not reflect the amendment to our Management Agreement, which will occur upon consummation of this offering. Upon consummation of this offering, our Management Agreement shall be amended such that (A) the Base Management Fees (i) shall be in an amount equal to 0.375% of our Equity, determined as of the last day of each quarter, and (ii) will be reduced by only 50% of the aggregate amount of any applicable fees counted toward the Base Management Fee Rebate; and (B) the Hurdle Amount used in calculating the Incentive Compensation will equal the product of (i) 2% and (ii) Adjusted Capital as of the last day of the immediately preceding fiscal quarter.

(2)
For the period from July 31, 2020 (date of commencement of operations) to September 30, 2020, our Base Management Fee was reduced by a Base Management Fee Rebate equal to 100% of the aggregate amount of any other fees earned and paid to our Manager during the applicable period resulting from the investment advisory services and general management services rendered by it under our Management Agreement, including any syndication, structuring, diligence, monitoring or agency fees relating to our loans, but excluding the Incentive Compensation. Upon the consummation of this offering, the Management Agreement will be amended such that the Base Management Fee Rebate will only equal 50% of the aggregate amount of any such fees described in the preceding sentence.

(3)
For the period from July 31, 2020 (date of commencement of operations) to September 30, 2020, the Base Management Fee Rebate consisted solely of agency fees charged to our borrowers and paid to our Manager for its role as agent to the lenders under the applicable credit agreements. We expect that the Base Management Fee Rebate will continue to consist solely of agency fees for the foreseeable future.

(4)	Our Manager has agreed to waive the Incentive Compensation for the period from July 31, 2020 (date of commencement of operations) through December 31, 2020.
Base Management Fees
Our Manager receives base management fees (“Base Management Fees”) that are calculated and payable quarterly in arrears in cash, in an amount equal to 0.4375% of our Equity (as defined below), determined as of the last day of each such quarter. The Base Management Fees are reduced by the aggregate amount of any other fees earned and paid to our Manager during such quarter resulting from the investment advisory services and general management services rendered by it under our Management Agreement, including any syndication, structuring, diligence, monitoring or agency fees relating to our loans, but excluding the Incentive Compensation (as defined below). Upon consummation of this offering, our Management Agreement shall be amended such that the Base Management Fees (i) shall be in an amount equal to 0.375% of our Equity, determined as of the last day of each quarter, and (ii) will be reduced by only 50% of the aggregate amount of any such fees described in the preceding sentence. Under no circumstances will the Base Management Fees be less than zero. Our Equity, for purposes of calculating the Base Management Fees, could be greater than or less than the amount of stockholders’ equity shown on our financial statements. The Base Management Fees are payable independent of the performance of our loan portfolio.
For purposes of computing the Base Management Fees, “Equity” means, as of any date (i) the sum of (A) the net proceeds from all of our issuances of equity securities since our inception through such date (allocated on a pro rata daily basis for such issuances during the fiscal quarter of any such issuance), plus (B) our retained earnings at the end of the most recently completed fiscal quarter determined in accordance with GAAP (without taking into account any non-cash equity compensation expense incurred in current or prior periods), less (ii) (A) any amount that we have paid to repurchase our common stock since our inception through such date, (B) any unrealized gains and losses and other non-cash items that have impacted stockholders’ equity as reported in our financial statements prepared in accordance with GAAP through such date; and (C) one-time events pursuant to changes in GAAP, and certain non-cash items not otherwise described above, through such date, in each case as determined after discussions between our Manager and our independent directors and approval by a majority of our independent directors.
Base Management Fee Estimate
For the 12 months following this offering, we estimate we will pay our Manager approximately $    million in Base Management Fees (or approximately $    million if the underwriters exercise their over-allotment option in full), assuming:
•
we issue approximately $    million of our common stock in this offering, with net proceeds to us of approximately $    million, after deducting underwriting discounts and commissions and other estimated offering expenses payable by us, based on an assumed initial public offering price of $    per share, which is the mid-point of the estimated offering price range set forth on the front cover of this prospectus (or approximately $    million if the underwriters exercise their over-allotment option in full);

•	we distribute all of our net income to holders of our common stock;
•
our Manager does not earn or receive any fees for the 12 months following this offering resulting from the investment advisory services and general management services rendered by it under our Management Agreement other than Incentive Compensation;

•
there are no unrealized gains or losses, other non-cash items that have impacted stockholders’ equity, or one-time events pursuant to changes in GAAP, in each case during the 12 months following this offering; and

•	we do not repurchase or sell any shares of our capital stock during the 12 months following this offering.
The foregoing is solely an estimate of the Base Management Fees that we will pay to our Manager for the 12 months following this offering and is based on the beliefs and assumptions of management as of the date of this prospectus. The foregoing estimate is subject to numerous risks, uncertainties and assumptions and may be affected by known and unknown risks, trends, uncertainties and factors that are beyond our control. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. See “Special Note Regarding Forward-Looking Statements” and “Risk Factors.”
Incentive Compensation
In addition to the Base Management Fees, our Manager receives incentive compensation (“Incentive Compensation” or “Incentive Fees”) with respect to each calendar quarter (or portion thereof that our Management Agreement is in effect) based upon our achievement of targeted levels of Core Earnings (as defined below). To the extent earned by our Manager, the Incentive Compensation will be payable to our Manager quarterly in arrears in cash.
No Incentive Compensation is payable with respect to any fiscal quarter unless our Core Earnings for such quarter exceed the amount equal to the product of (i) 1.75% and (ii) the Hurdle Amount. The Incentive

Compensation for any fiscal quarter will otherwise be calculated as the sum of (i) the product (the “Catch-Up Amount”) of (A) 50% and (B) the amount of our Core Earnings for such quarter, if any, that exceeds the Hurdle Amount, but is less than or equal to 166-2/3% of the Hurdle Amount and (ii) the product (the “Excess Earnings Amount”) of (A) 20% and (B) the amount of our Core Earnings for such quarter, if any, that exceeds 166-2/3% of the Hurdle Amount.
Upon consummation of this offering, our Management Agreement shall be amended such that the Hurdle Amount will equal the product of (i) 2% and (ii) Adjusted Capital as of the last day of the immediately preceding fiscal quarter.
For the purposes of computing Incentive Compensation:
•
“Adjusted Capital” means the sum of (i) cumulative gross proceeds generated from issuances of the shares of our capital stock (including any distribution reinvestment plan), less (ii) distributions to our investors that represent a return of capital and amounts paid for share repurchases pursuant to any share repurchase program.

•
“Core Earnings” means, for a given period, the net income (loss) for such period, computed in accordance with GAAP, excluding (i) non-cash equity compensation expense, (ii) Incentive Compensation, (iii) depreciation and amortization, (iv) any unrealized gains or losses or other non-cash items that are included in net income for the applicable reporting period, regardless of whether such items are included in other comprehensive income or loss, or in net income and (v) one-time events pursuant to changes in GAAP and certain non-cash charges, in each case as determined after discussions between our Manager and our independent directors and approval by a majority of our independent directors. For the avoidance of doubt, (a) the exclusion of depreciation and amortization in the calculation of Core Earnings shall only apply to depreciation and amortization related to our investments that are structured as debt to the extent that we foreclose upon the property or properties underlying such debt and (b) Core Earnings shall not exclude under clause (iv) above, in the case of investments with a deferred interest feature (such as OID, debt instruments with PIK interest and zero coupon securities), accrued income that we have not yet received in cash.

The calculation methodology for computing Incentive Compensation will look through any derivatives or swaps as if we owned the reference assets directly. Therefore, net interest, if any, associated with a derivative or swap (which represents the difference between (i) the interest income and fees received in respect of the reference assets of such derivative or swap and (ii) the interest expense paid by us to the derivative or swap counterparty) will be included in the calculation of Core Earnings for purposes of the Incentive Compensation.
Incentive Compensation Clawback
Once Incentive Compensation is earned and paid to our Manager, it is not refundable, notwithstanding any losses incurred by us in subsequent periods, except that if our aggregate Core Earnings for any fiscal year do not exceed the amount equal to the product of (i) 7.0% and (ii) our Adjusted Capital as of the last day of the immediately preceding fiscal year (such amount, the “Annual Hurdle Amount”), our Manager will be obligated to pay us (such obligation to pay, the “Clawback Obligation”) an amount equal to the aggregate Incentive Compensation that was earned and paid to our Manager during such fiscal year (such amount, the “Clawback Amount”); provided that under no circumstances will the Clawback Amount be more than the amount to which the Annual Hurdle Amount exceeds our aggregate Core Earnings for the specified fiscal year. The Clawback Obligation is determined on an annual basis and any Incentive Compensation earned during a specified fiscal year will not be subject to the Clawback Obligation with respect to the Incentive Compensation earned during any prior or subsequent fiscal year.
Upon consummation of this offering, our Management Agreement shall be amended such that the Annual Hurdle Amount shall equal the product of (i) 8.0% and (ii) our Adjusted Capital as of the last day of the immediately preceding fiscal year.
The aggregate Core Earnings, Annual Hurdle Amount, Clawback Amount and any components thereof for the initial and final fiscal years that our Management Agreement is in effect will be prorated based on the number of days during the initial and final fiscal years, respectively, that our Management Agreement is in effect, to the extent applicable.

Incentive Compensation Illustration
The following illustration sets forth a simplified graphical representation of the calculation of our quarterly Incentive Compensation in accordance with our Management Agreement after consummation of this offering, without consideration to any Clawback Obligation.
Quarterly Incentive Fee on Core Earnings
Core Earnings (expressed as a percentage of Adjusted Capital as of the last day of the immediately preceding fiscal quarter)

Percentage of Core Earnings allocated to the incentive fee on income
Incentive Compensation Example
The following table sets forth a simplified, hypothetical example of a quarterly Incentive Compensation calculation in accordance with our Management Agreement, as in effect after consummation of this offering, without consideration to any Clawback Obligation. Our actual results may differ materially from the following example.
This example of a quarterly Incentive Compensation calculation assumes the following:
•	Adjusted Capital as of the last day of the immediately preceding fiscal quarter of $100 million; and
•	Core Earnings before the Incentive Compensation for the specified quarter representing a quarterly yield of 20.9% on Adjusted Capital as of the last day of the immediately preceding fiscal quarter.
Under these assumptions, the hypothetical quarterly Incentive Compensation payable to our Manager would be $1,045,000 million as calculated below:
		Illustrative Amount	Calculation
1.	What are the Core Earnings?	$5,225,000	Assumed to be a 5.2% quarterly or 20.9% per annum return on Adjusted Capital as of the last day of the immediately preceding fiscal quarter ($100 million).

2.	What is the Hurdle Amount?	$2,000,000	The hurdle rate (2.0% quarterly or 8.0% per annum) multiplied by Adjusted Capital as of the last day of the immediately preceding fiscal quarter ($100 million).

3.	What is the Catch-Up Amount?	$666,667
The catch-up incentive rate (50.0%) multiplied by the amount that Core Earnings ($5.2 million) exceeds the Hurdle Amount ($2 million), but is less than or equal to 166-2/3% of the Hurdle Amount (approximately $3.3 million).

4.	What is the Excess Earnings Amount?	$378,333	The excess earnings incentive rate (20%) multiplied by the amount of Core Earnings ($5.2 million) that exceeds 166-2/3% of the Hurdle Amount (approximately $3.3 million).

5.	What is the Incentive Compensation?	$1,045,000	The sum of the Catch-Up Amount (approximately $666,667) and the Excess Earnings Amount (approximately $378,333).

The foregoing is solely a hypothetical example of a quarterly Incentive Compensation that we could pay to our Manager for a given fiscal quarter and is based on the simplified assumptions described above.
Non-GAAP Metrics Used in Hypothetical Example
As used in this prospectus, we use hypothetical Equity, Adjusted Capital, Catch-up Amount and Excess Earnings Amount only as measures in the calculation of the financial metrics that we are required to calculate under the terms of the Management Agreement. All of the adjustments made in our calculation of these metrics are adjustments that were made in calculating our performance for purposes of the required financial metrics under the Management Agreement, and are presented in a manner consistent with the reporting of the metrics to the Manager. Additionally, the terms Equity, Adjusted Capital, Core Earnings, Catch-up Amount and Excess Earnings Amount are not defined under GAAP and are not measures of stockholder equity, capitalization, operating income or operating performance presented in accordance with GAAP. Our Equity, Adjusted Capital, Core Earnings, Catch-up Amount and Excess Earnings Amount have limitations as analytical tools, and when assessing our stockholder equity, capitalization, operating income and operating performance, you should not consider Equity, Adjusted Capital, Core Earnings, Catch-up Amount and Excess Earnings Amount in isolation, or as a substitute for stockholder equity, capitalization and operating income or other consolidated income statement data prepared in accordance with GAAP. Additionally, other companies may calculate Equity, Adjusted Capital, Core Earnings, Catch-up Amount and Excess Earnings Amount differently than we do, limiting their usefulness as comparative measures.
Further, we note that, as presented in the above table, Adjusted Capital, Core Earnings, Catch-up Amount and Excess Earnings Amount are hypothetical non-GAAP financial measures and reconciliation of those numbers to the most directly comparable financial measure prepared in accordance with GAAP are not provided in this prospectus as they are derived from our actual historical financials and are meant to serve as an illustrative tool to assist the investor in understanding how our Manager’s fees would be calculated based on hypothetical assumptions pursuant to the terms of the Management Agreement.
Expense Reimbursement
We pay all of our costs and expenses and reimburse our Manager and/or its affiliates for expenses of our Manager and/or its affiliates paid or incurred on our behalf, excepting only those expenses that are specifically the responsibility of our Manager pursuant to our Management Agreement. Pursuant to our Management Agreement, we reimburse our Manager and/or its affiliates, as applicable, for our allocable share of the compensation, including annual base salary, bonus, any related withholding taxes and employee benefits, paid to (i) personnel of our Manager and/or its affiliates, as applicable, serving as our Chief Executive Officer (except when the Chief Executive Officer serves as a member of the Investment Committee), General Counsel, Chief Compliance Officer, Chief Financial Officer, Chief Marketing Officer, and Managing Director, as applicable, based on the percentage of his or her time spent managing our affairs and (ii) other corporate finance, tax, accounting, internal audit, legal, risk management, operations, compliance and other non-investment personnel of the Manager and/or its affiliates who spend all or a portion of their time managing our affairs; provided that we are not obligated to reimburse our Manager or its affiliates, as applicable, for any compensation paid to Mr. Tannenbaum, Mr. Kalikow and Mrs. Tannenbaum. Our share of such costs is based upon the percentage of time devoted by such personnel of our Manager and/or its affiliates to our affairs. Costs and expenses paid or incurred by the Manager on our behalf are reimbursed monthly in cash to the Manager and are made regardless of whether any cash distributions are made to our stockholders.
Termination Fee
Upon termination of our Management Agreement, a Termination Fee will be payable to our Manager by us in cash in the event that (i) we decline to renew our Management Agreement, without cause, upon 180 days prior written notice and the affirmative vote of at least two-thirds of our independent directors that there has been unsatisfactory performance by our Manager that is materially detrimental to us taken as a whole, or (ii) our Management Agreement is terminated by our Manager (effective upon 60 days’ prior written notice) based upon our default in the performance or observance of any material term, condition or covenant contained in our Management Agreement and such default continuing for a period of 30 days after written notice thereof specifying such default and requesting that the same be remedied in such 30-day period. Upon the consummation of this offering, the Termination Fee will be equal to three times the sum of (i) the average annual Base Management Fee and (ii) the average annual Incentive Compensation, in each case, earned by our Manager during the 12-month period immediately preceding the most recently completed fiscal quarter prior to the date of termination.
Grants of Equity Compensation to Our Manager
Pursuant to the 2020 Stock Incentive Plan, we may grant equity-based awards and incentives to employees or executive officers of our Manager and other eligible awardees under the 2020 Stock Incentive Plan from time to time. These equity-based awards under our 2020 Stock Incentive Plan create incentives to improve long-term stock price performance and focus on long-term business objectives, create substantial retention incentives for award recipients and enhance our ability to pay compensation based on our overall performance, each of which further align the interests of our Manager and the other eligible awardees with our stockholders. For additional information regarding our 2020 Stock Incentive Plan, see “Management—2020 Stock Incentive Plan.”

PRINCIPAL STOCKHOLDERS
The following provides certain information regarding the beneficial ownership of our common stock as of December 26, 2020, and as adjusted to reflect the sale of common stock offered by us in this offering with respect to:
•	each person known by us to beneficially own 5% or more of the outstanding shares of our common stock;
•	each member of our Board upon the consummation of this offering;
•	all of our current directors and executive officers as a group; and
•	the members of our Board upon the consummation of this offering and our executive officers as a group.
Unless otherwise noted below, the address of each beneficial owner listed in the table below is 525 Okeechobee Blvd., Suite 1770, West Palm Beach, FL 33401.
We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that each person or entity named in the table below has sole voting and investment power with respect to all shares of common stock that he, she or it beneficially owns, subject to applicable community property laws.
Applicable percentage of beneficial ownership prior to this offering is based on 6,179,392 shares of common stock that were outstanding as of December 26, 2020, after giving effect to the seven-for-one stock split of our common stock, which will occur immediately prior to the consummation of this offering. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have deemed shares of our common stock subject to options that are currently vested and exercisable held by that person, or that will become exercisable and vest within 60 days of December 26, 2020 to be outstanding, but we have not deemed these shares to be outstanding for computing the percentage ownership of any other person. Applicable percentage ownership after this offering is based on      shares of common stock to be outstanding after this offering, after giving effect to the issuance of shares of our common stock that we expect to be sold in this offering and the exercise of all options vested and exercisable within 60 days after this offering.
	Shares Beneficially Owned Before Offering		Shares Beneficially Owned After Offering Assuming No Exercise of the Underwriters’ Option		Shares Beneficially Owned After Offering Assuming Full Exercise of the Underwriters’ Option
Name of Beneficial Owner	Shares	%	Shares	%	Shares	%
5% Stockholders:
Leonard M. Tannenbaum(1)	4,749,458	62.6%
Gamma Lending Holdco LLC(2)	668,500	10.8%
AFCG RM1, LLC(3)	531,615	8.6%

Directors and Executive Officers:
Leonard M. Tannenbaum(1)	4,749,458	62.6%
Jonathan Kalikow(2)	668,500	10.8%
Thomas L. Harrison(4)	11,428	*
Tomer J. Tzur(5)	7,939	*
Alexander C. Frank(6)	8,085	*
Jodi Hanson Bond(7)	11,208	*
Thomas Geoffroy	3,269	*
Robert Levy(8)	1,400	*
Robyn Tannenbaum(9)	34,160	*
All directors and executive officers as a group (9 persons)	5,495,447	72.0%
(*)	Represents beneficial ownership of less than 1%.

(1)
Includes (i) 3,342,500 shares of common stock, (ii) 776,958 shares of common stock which Mr. Tannenbaum has the right to acquire pursuant to outstanding and vested stock options that will be exercisable upon the consummation of this offering and (iii) up to 630,000 shares of common stock which Mr. Tannenbaum will have the right to acquire pursuant to stock options that will be granted immediately prior to the consummation of this offering and will become vested upon such grant and exercisable upon consummation of this offering.

(2)
Gamma Lending Holdco LLC, is a Delaware limited partnership (“GLO”), whose sole General Partner is GRE Lending Opportunities LLC, a Delaware limited liability company (“GLO GP”). GLO GP is a wholly owned subsidiary of Gamma Real Estate LLC (“GRE”), Jonathan Kalikow owns 50% of the economic and voting interests in GRE and N. Richard Kalikow, father of Jonathan Kalikow, owns the remaining 50% of the economic and voting interests of GRE.

(3)
AFCG RM1, LLC, is a Delaware limited liability company and the Manager serves as its manager. Mr. Tannenbaum is the sole manager of the Manager. Pursuant to the terms of AFCG RM1, LLC’s operating agreement, upon the consummation of this offering, the shares of our common stock held by AFCG RM1, LLC will be promptly distributed to its members and AFCG RM1, LLC will be dissolved. There are approximately 85 members of AFCG RM1, LLC, each of whom beneficially own less than 1% of the shares of our common stock. Mr. Tannenbaum disclaims beneficial ownership of those shares.

(4)
Includes (i) 10,028 shares of common stock and (ii) 700 shares of common stock which Mr. Harrison has the right to acquire pursuant to outstanding and vested stock options that will be exercisable upon the consummation of this offering and (iii)  up to 700 shares of common stock which Mr. Harrison will have the right to acquire pursuant to stock options that will be granted immediately prior to the consummation of this offering and will become vested upon such grant and exercisable upon consummation of this offering.

(5)
Includes (i) 6,539 shares of common stock and (ii) 700 shares of common stock which Mr. Tzur has the right to acquire pursuant to outstanding and vested stock options that will be exercisable upon the consummation of this offering and (iii) up to 700 shares of common stock which Mr. Tzur will have the right to acquire pursuant to stock options that will be granted immediately prior to the consummation of this offering and will become vested upon such grant and exercisable upon consummation of this offering.

(6)
Includes (i) 6,685 shares of common stock and (ii) 700 shares of common stock which Mr. Frank has the right to acquire pursuant to outstanding and vested stock options that will be exercisable upon the consummation of this offering and (iii) up to 700 shares of common stock which Mr. Frank will have the right to acquire pursuant to stock options that will be granted immediately prior to the consummation of this offering and will become vested upon such grant and exercisable upon consummation of this offering.

(7)
Includes (i) 9,808 shares of common stock and (ii) 700 shares of common stock which Ms. Bond has the right to acquire pursuant to outstanding and vested stock options that will be exercisable upon the consummation of this offering and (iii) up to 700 shares of common stock which Ms. Bond will have the right to acquire pursuant to stock options that will be granted immediately prior to the consummation of this offering and will become vested upon such grant and exercisable upon consummation of this offering.

(8)
Includes the up to 1,400 shares of common stock which Mr. Levy will have the right to acquire pursuant to stock options that will be granted immediately prior to the consummation of this offering and will become vested upon such grant and exercisable upon consummation of this offering.

(9)
Includes (i) 20,160 shares of common stock which Mrs. Tannenbaum has the right to acquire pursuant to outstanding stock options that will be exercisable upon the consummation of this offering and (iii) up to 14,000 shares of common stock which Mrs. Tannenbaum will have the right to acquire pursuant to stock options that will be granted immediately prior to the consummation of this offering and will become vested upon such grant and exercisable upon consummation of this offering.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Transactions with Related Parties
Since our formation, we have engaged in the following transactions with our directors, executive officers or holders of more than 5% of our outstanding share capital and their affiliates, which we refer to as our related parties.
The Initial Portfolio Transaction
We acquired our initial portfolio of loans at fair value of approximately $46,802,840 and cash from AFC Warehouse, LLC and LMT Investments, LLC, each of which is wholly-owned by our Sponsor, in exchange for the issuance of 477,500 shares of our common stock (on a pre-split basis, or 3,342,500 shares, on a post-split basis) on July 31, 2020 (date of commencement of operations). The initial portfolio consisted of loans to Public Company A, Public Company B, Subsidiary of Public Company C and Private Company A, as well as one loans to other entities that we subsequently sold after our acquisition.
Revolving Credit Agreement
On August 18, 2020, we entered into the Revolving Credit Agreement pursuant to which our Sponsor, through AFC Finance, LLC, an entity wholly-owned by our Sponsor, and Gamma Lending Holdco LLC, an entity controlled by Jonathan Kalikow, our Head of Real Estate and one of our directors, and his father, provided our Revolving Credit Facility. The Revolving Credit Facility provides revolving loan commitments of up to $40.0 million (of which AFC Finance, LLC has provided $30.0 million in commitments, and Gamma Lending Holdco LLC has provided $10.0 million in commitments) and bears interest at a fixed rate of 8% per annum, payable in cash in arrears. As of December 26, 2020, we have not yet drawn on, or paid any fees under, our Revolving Credit Facility since entering into the Revolving Credit Agreement on August 18, 2020. Future proceeds under the Revolving Credit Facility are available to fund loans and bridge capital contributions and for general corporate purposes. We did not incur any fees or costs related to the origination of the Revolving Credit Facility and we are not required to pay any commitment fees under the Revolving Credit Agreement. Our obligations under the Revolving Credit Agreement and the other loan documents delivered in connection therewith are secured by a first priority security interest in substantially all of our existing and future assets. The maturity date of the Revolving Credit Facility is the earlier of (i) July 31, 2021 and (ii) the closing date of any Refinancing Credit Facility. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Revolving Credit Facility.”
We intend to use the net proceeds received from this offering to, among other things, repay any borrowings that are outstanding under our Revolving Credit Facility at consummation of this offering. Accordingly, our affiliates that serve as lenders under the Revolving Credit Agreement governing our Revolving Credit Facility will receive the net proceeds from this offering used to repay borrowings under the Revolving Credit Agreement.
Management Agreement
Pursuant to our Management Agreement, our Manager, a Delaware limited liability company and wholly-owned subsidiary of the Parent Manager, which is an entity that is over 70%, 10% and 5% beneficially owned by our Sponsor, Mrs. Tannenbaum and Mr. Kalikow, respectively, manages our loans and our day-to-day operations, subject at all times to the further terms and conditions set forth in our Management Agreement and such further limitations or parameters as may be imposed from time to time by our Board.
Our Manager receives Base Management Fees that are calculated and payable quarterly in arrears in cash, in an amount equal to 0.4375% of our equity, determined as of the last day of each such quarter. Upon consummation of this offering, our Management Agreement shall be amended such that the Base Management Fees (i) shall be in an amount equal to 0.375% of our Equity, determined as of the last day of each quarter, and (ii) will be reduced by only 50% of the aggregate amount of any other fees earned and paid to our Manager during such quarter resulting from the investment advisory services and general management services rendered by it under our Management Agreement, including any syndication, structuring, diligence, monitoring or agency fees relating to our loans, but excluding the Incentive Compensation (as defined below). Under no circumstances will the Base Management Fees be less than zero.

In addition to the Base Management Fees, our Manager receives Incentive Compensation with respect to each calendar quarter (or portion thereof that our Management Agreement is in effect) based upon our achievement of targeted levels of Core Earnings. To the extent earned by our Manager, the Incentive Compensation will be payable to our Manager quarterly in arrears in cash.
For the period beginning on July 31, 2020 (date of commencement of operations) and ending on September 30, 2020, we paid our Manager a Base Management Fee of $142,067, which was net of a Base Management Fee Rebate of $84,167.
Our Manager has agreed to waive the Incentive Compensation for the period from July 31, 2020 (date of commencement of operations) through December 31, 2020.
We pay all of our costs and expenses and reimburse our Manager or its affiliates for expenses of our Manager and its affiliates paid or incurred on our behalf, excepting only those expenses that are specifically the responsibility of our Manager pursuant to our Management Agreement.
Upon consummation of this offering, our Management Agreement will provide that, upon termination of our Management Agreement, a Termination Fee will be payable to our Manager by us in cash under certain circumstances. The Termination Fee will be equal to three times the sum of (i) the average annual Base Management Fee and (ii) the average annual Incentive Compensation, in each case, earned by our Manager during the 12-month period immediately preceding the most recently completed fiscal quarter prior to the date of termination.
Refer to “Our Manager and Our Management Agreement” and “Management Compensation” for more information.
Connecticut and New York Offices
We currently maintain one of our executive offices at 777 West Putnam Ave., Greenwich, CT 06830. This office is leased by our Manager or one of its affiliates from Mr. Tannenbaum and pursuant to the terms of our Management Agreement, we reimburse our Manager (or its affiliate, as applicable) for certain expenses relating to such office (including our pro-rata portion of telephone, printing, mailing, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses), as well as expenses relating to disaster backup recovery sites and facilities maintained for us, our affiliates, our loans or our Manager or its affiliates as required for our operation. We do not have to reimburse our Manager for rent for the use of this office space. Our expenses related to this office have been less than $120,000 since inception. Mr. Kalikow operates out of New York from property that he owns and is reimbursed by the Manager for certain expenses relating to such office (including our pro-rata portion of telephone, printing, mailing, utilities, office furniture, equipment machinery and other office, internal and overhead expenses), as well as expenses relating to disaster backup recovery sites and, in turn, pursuant to the terms of our Management Agreement, we reimburse the Manager for such expenses. We do not have to reimburse our Manager for rent for the use of this office space. Our expenses related to this officer have been less than $120,000 since inception.
Investments in Loans
From time to time, we may co-invest in loans with other investment vehicles managed by our management or our affiliates, including our Manager, and their borrowers, including by means of splitting commitments, participating in loans or other means of syndicating loans. We are not obligated to provide, nor have we provided, any financial support to the other managed investment vehicles. As such, our risk is limited to the carrying value of our investment in any such loan. As of and for the period from July 31, 2020 to December 26, 2020, there were no co-invested loans held by us.
Assigned Rights
In connection with our investments in loans, we may from time to time receive an Assigned Right to acquire warrants and/or equity of a borrower. We will sell any Assigned Rights, and the sale may be to one of our affiliates, subject to any such affiliate’s separate approval process and our related transactions policy, or a third-party buyer on the market.
As of and for the period from July 31, 2020 (date of commencement of operations) to September 30, 2020, we did not have any Assigned Rights which were assigned or sold.

In October 2020, we sold to AFC Warehouse, our affiliate which is also managed by our Manager, Assigned Rights to acquire and/or assign (i) a warrant to purchase 540,732 shares of common stock of Private Company A at an exercise price of $0.01 per share and (ii) a warrant to purchase 551,768 shares of common stock of Private Company A at an exercise price of $0.75 per share for an aggregate purchase price of $217,783, representing the fair value of such Assigned Rights as of the date of such sale, as determined by our Board (based on various subjective and objective factors, including input from an independent third-party valuation firm) and approved by AFC Warehouse.
In November 2020, we also sold to AFC Warehouse an Assigned Right to acquire and/or assign a warrant to purchase 3,000,000 common shares of Public Company C at an exercise price of $0.375 per share for an aggregate purchase price of $858,216, representing the fair value of such Assigned Right as of the date of such sale, as determined by our Board (based on various subjective and objective factors, including input from an independent third-party valuation firm) and approved by AFC Warehouse.
Under the terms of its governing documents, AFC Warehouse will cease making new investments and, subject to any required approval by its board of directors and equity holders, will immediately take all necessary action to liquidate its assets and dissolve upon consummation of this offering. This means that any future Assigned Rights will be sold to a third-party buyer on the market or one of our affiliates other than AFC Warehouse, which may be managed by our Manager or its affiliates. Upon the dissolution of AFC Warehouse, Mr. Tannenbaum intends to form a new entity to which we may sell future Assigned Rights, subject to such entity’s separate approval process and our related transactions policy. Our Manager intends to provide investment advisory and other management services to this entity and Mr. Tannenbaum is expected to be a significant equity holder in such entity.
Potential Conflicts of Interest
Prospective investors should note that we and our Manager, and our respective affiliates, including AFC Warehouse, and each of their respective stockholders, directors, officers, partners and employees, may be subject to various conflicts of interest in our and their relationships. These conflicts of interest include, without limitation, the following:
Generally. Prospective investors should be aware that there may be occasions when we and our Manager and its affiliates encounter potential conflicts of interest in connection with our activities, including the allocation of loan opportunities among entities managed by our Manager or any of its affiliates. If any matter arises that our Manager determines in its good faith judgment constitutes an actual or potential conflict of interest, our Manager may take such actions as may be necessary or appropriate to ameliorate such conflict (and upon taking such actions, our Manager will be relieved of any responsibility for such conflict to the fullest extent permitted by law and shall be deemed to have satisfied its fiduciary duties related thereto to the fullest extent permitted by law). These actions may include, by way of example and without limitation, disposing of the security giving rise to the conflict of interest, appointing an independent fiduciary or consulting the Audit and Valuation Committee or another committee of our Board. There can be no assurance that our Manager will solve all conflicts of interest in a manner that is favorable to us. See “Risk Factors—Risks Related to Our Relationship with Our Manager and its Affiliates.”
Consultants. Our Manager may retain certain consultants to provide services to (or with respect to) us or certain current or prospective borrowers in which they invest. Such consultants generally may provide services in relation to the identification, acquisition, holding and disposition of loans to borrowers. Although our Manager may seek to retain consultants with a view to reducing costs, ultimately, a number of factors may result in limited or no cost savings from such retention. Our Manager also seeks to reduce potential conflicts of interest resulting from such arrangements by structuring compensation packages for such persons in a manner that our Manager believes will align such persons’ interests with those of our stockholders.
Diverse Investor Group. Our investors may have conflicting investment, tax, regulatory and other interests with respect to their investment in us. The conflicting interests of individual investors may relate to or arise from, among other things, the nature of loans made by us, the structuring or the acquisition of loans and the timing of disposition of loans. As a consequence, conflicts of interest may arise in connection with decisions made by our Manager, including with respect to the nature or structuring of loans, that may be more beneficial for one investor or one set of investors than for another investor or another set of investors, particularly with respect to investors’ individual tax situations. In selecting and structuring loans appropriate for us, our Manager will consider the investment and tax objectives of our Company and our investors as a whole, not the loan, investment or other objectives of our Company or any investor individually.
Competition for Loan Opportunities. To the extent permitted by our governing documents and the governing documents of any other entities, our Manager and/or its affiliates may advise, manage or operate other investment vehicles in addition to us, including other entities with respect to loans similar to those sought by us. In such cases, subject to certain limitations, co-investment opportunities may be proposed to such other entities. Additionally, co-investment opportunities may be proposed to us in a manner permitted by the constituent documents of such other entities.
Personnel. Certain of our personnel provided by our Manager, our Manager and/or its affiliates, including the directors and officers thereof, may devote only a portion of, or in some cases none of, their time to the provision of advisory and management services to us and such persons may have significant obligations unrelated to us or the provision of advisory and management services. Such personnel will provide the time necessary for the proper performance of their duties to us, even though they are involved in other activities (including those related to other investment vehicles, including but not limited to AFC Warehouse and those independent of us).
No Separate Counsel. We do not have counsel separate and independent from that of our Manager. In the event any dispute or controversy arises in which our interests, on the one hand, are in conflict with those of our Manager and/or our respective affiliates, on the other hand, we, our Manager and/or such affiliates, as the case may be, may be required to retain our or their own counsel, as our Manager may decide. No separate counsel has been retained by us or our Manager to act on behalf of investors.
Corporate Opportunities. Under the Charter and Bylaws, none of our directors or officers, including any officer or director who also serves as a director, officer or employee of our Manager, or serves on the Investment Committee, shall be obligated, in their capacity as such, to offer us the opportunity to participate in any business or investing activity or venture that falls within our Investment Guidelines that is presented to such person, other than in their capacity as our officer or director.
Conflicts of Interest Policy
Our Manager has adopted a Conflicts of Interest Policy (the “Manager COI Policy”), which sets out our Manager’s conflict of interest policies and procedures relating to its investment advisory activities and is to be used as a guide for compliance with applicable legal standards, the federal securities laws, and our Manager’s policies. In its capacity as investment manager to us and other entities, including our affiliate, AFC Warehouse, our Manager acts as a fiduciary and thus owes us and them a series of duties, including a general duty to act at all times in their best interest and avoid actual and apparent conflicts of interest. Our Manager is currently an Exempt Reporting Adviser and intends to register as an investment adviser under the Advisers Act. The Manager COI Policy sets forth guidelines and best practices to ensure our Manager complies with all legal and regulatory requirements.
Our Manager’s Chief Compliance Officer has overall responsibility for implementing and monitoring the Manager COI Policy and, when applicable, our Manager’s overall compliance program, including ensuring the effectiveness of the policies and procedures contained in the Manager COI Policy. Our Manager’s Chief Compliance Officer may delegate certain responsibilities, including, without limitation, the granting or withholding of any consents or pre-approvals required by the Manager COI Policy, or the making of other determinations pursuant to the Manager COI Policy, to one or more of our Manager’s partners, members, owners, principals, directors, officers, supervisors and employees, and any other person who provides investment advice on behalf of our Manager and is subject to the supervision and control of our manager (collectively, Covered Persons), in each case acting under the supervision of our Manager’s Chief Compliance Officer (or under the supervision of another person designated by our Manager’s Chief Compliance Officer), but shall retain overall responsibility for our Manager’s compliance program. In the event that our Manager’s Chief Compliance Officer personally is required to obtain any consents, pre-approvals or other determinations pursuant to the Manager COI Policy that would, with respect to any other Covered Person, be made by our Manager’s Chief Compliance Officer himself, then in such cases our Manager’s Chief Financial Officer shall be responsible for granting or making any such consents, pre-approvals or other determinations with respect to our Manager’s Chief Compliance Officer. Our Manager has also adopted a conflicts of interest policy which sets out its policies and procedures in connection with activities it undertakes with our affiliate, AFC Warehouse.

Related Person Transaction Policy
Prior to the consummation of this offering, our Board will adopt a written related person transaction policy. The purpose of this policy will be to describe the procedures used to identify, review, approve and disclose, if necessary, any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which (x) we were, are, or will be a participant, (y) the aggregate amount involved will or may be expected to exceed $120,000 and (z) a related person had, has, or will have a direct or indirect interest. For purposes of this policy, a related person is (i) any person who is, or at any time since the beginning of our last fiscal year was, an executive officer, director or director nominee of ours, (ii) any person who is known to be the beneficial owner of more than 5% of our common stock, (iii) any immediate family member of any of the foregoing persons, or (iv) any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position with significant decision making influence, or in which all the related persons, in the aggregate, have a 10% or greater beneficial ownership interest. Under this policy, the Audit and Valuation Committee will be responsible for reviewing, approving or ratifying each related person transaction or proposed transaction. In determining whether to approve or ratify a related person transaction, the Audit and Valuation Committee will consider all relevant facts and circumstances of the related person transaction available to it and will approve only those related person transactions that are in, or not inconsistent with, our best interests and the best interests of our stockholders, as the Audit and Valuation Committee determines in good faith. No member of the Audit and Valuation Committee will be permitted to participate in any consideration of a related person transaction with respect to which that member or any of his or her immediate family is a related person.
These policies may not be successful in eliminating the influence of conflicts of interest or related person transactions. If they are not successful, decisions could be made that might fail to reflect fully the interests of all stockholders.

POLICIES WITH RESPECT TO CERTAIN ACTIVITIES
The following is a discussion of our investment policies and our policies with respect to certain other activities, including financing matters. Subject to the approval of our Manager, these policies may be amended or revised from time to time at the discretion of our Board (which must include a majority of our independent directors), without a vote of our stockholders. Any change to any of these policies by our Board and our Manager, however, would be made only after a thorough review and analysis of that change, in light of then-existing business and other circumstances, and then only if, in the exercise of its business judgment, our Board and our Manager believe that it is advisable to do so in our and our stockholders’ best interests. We cannot assure you that our investment objectives will be attained.
Investments in Loans and Other Lending Policies
We were founded to pursue activities in financing senior secured loans and other types of loans for established cannabis industry operators in states that have legalized medicinal and/or adult use cannabis. Our intended investment strategy is to construct a portfolio of first lien real estate loans with YTM IRR with average annual gross cash returns on our loans within the range of 12% to 20% through coupons, OID, prepayment or exit fees, and other fees and blended projected IRR of approximately 20% over an anticipated one to five-year holding period. We may also invest in other senior loans secured by real estate, equipment, licenses and/or other assets of the loan parties to the extent permitted by applicable laws and the regulations governing such loan parties. In connection with our loan activities, we may engage in the origination, syndication and servicing of loans.
We may invest in new originations or purchase participations in existing syndications, each of which may be of any credit quality, have any combination of principal and interest payment structures, and be of any size and of any lien position. The real estate securing our loans may include, among other things, cannabis cultivation facilities, processing facilities and dispensaries. Given our focus as a financing partner for the cannabis industry, we do not expect our loans to be insured or guaranteed by any government agency. Subject to compliance with our Investment Guidelines as described in the section entitled “Our Manager and Our Management Agreement—Investment Guidelines,” there are no limitations on the amount or percentage of our total assets that may be invested in any one loan or the concentration in any one type of loan.
Our Manager utilizes a rigorous underwriting and investment process to enables us to source, screen and ultimately deploy our capital through senior secured loans and other types of loans that are consistent with our Investment Guidelines and our overall investment strategy. For more information on the principles and procedures we employ in our underwriting and investment process in connection with the acquisition of our investment assets, see “Business—Underwriting and Investment Process.”
Investments in Real Estate or Interests in Real Estate
We do not intend to invest in any real estate or interests in real estate other than security interests in real estate pledged as collateral for loans held by us. Such security interest may be in real estate consisting of, among other things, cannabis cultivation facilities, processing facilities and dispensaries, and such real estate may be in any geographic area within states that have legalized medicinal and/or adult use cannabis.
Investments in Equity
In connection with our investments in loans, we may from time to time receive an Assigned Right to acquire warrants and/or equity of a borrower. We will sell any Assigned Rights, and the sale may be to one of our affiliates, subject to any such affiliate’s separate approval process and our related transactions policy, or a third-party buyer on the market.
Investments in Securities of or Interests in Persons Primarily Engaged in Real Estate Activities or Other Issuers
We do not intend to underwrite or invest in any securities of other REITs, other entities engaged in real estate related activities or other issuers. Generally speaking, other than the loans described above in the section entitled “—Investments in Loans and Other Lending Policies,” we do not expect to engage in any significant investment activities with other entities. We do not intend to engage in the purchase and sale (or turnover), trading, underwriting or agency distribution of securities of other issuers.

Disposition Policy
Although we do not currently have any plans to dispose of our existing loans, we will consider doing so, subject to compliance with our Investment Guidelines, if our Manager, Investment Committee and/or Board, as applicable, determines that a sale or other disposition of our loans would be in our interests based on the price being offered for the loan, the operating performance of the loan parties, the tax consequences of the disposition and other factors and circumstances surrounding the proposed disposition.
Equity Capital and Debt Financing Policies
If our Board determines that additional capital is required or appropriate, we may raise such funds through offerings of equity or debt securities, entering into credit facilities and borrowing thereunder, and/or retaining cash flow (subject to the distribution requirements applicable to REITs and our desire to minimize our U.S. federal income tax obligations) or any combination of these methods. In the event that our Board determines to raise additional equity or debt capital, it has the authority, without any action by our stockholders, to issue additional common stock, preferred stock or debt securities, including senior securities, in any manner and on such terms and for such consideration as it deems appropriate, at any time, subject to compliance with applicable law and the rules and requirements for listed companies on Nasdaq. However, we do not intend to offer our securities in exchange for property. Existing stockholders will have no preemptive right to additional shares issued in any offering, and any offering might cause a dilution of investment.
We do not have a formal policy limiting the amount of debt we may incur and our Board has broad authority to approve our incurrence of debt. We will consider a number of factors in evaluating the amount of debt that we may incur, which may include, among other things, then-current economic conditions, relative costs of debt and equity capital, market values of our loans, general market conditions, outlook for the level, slope, and volatility of interest rates, the creditworthiness of our financing counterparties, fluctuations in the market price of our common stock, growth and acquisition opportunities and assumptions regarding our future cash flow. Although we are not required to maintain any particular leverage ratio, we expect to employ prudent amounts of leverage and, when appropriate, to use debt as a means of providing additional funds for the acquisition of loans, to refinance existing debt or for general corporate purposes. For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Leverage Policies.”
Our Board may establish a class or series of shares of our common stock and preferred stock that could delay or prevent a merger, third-party tender offer, change of control or similar transaction or a change in incumbent management that might involve a premium price for shares of our common stock or otherwise be in the best interests of our stockholders. Additionally, preferred stock could have distribution, voting, liquidation and other rights and preferences that are senior to those of our common stock.
We may, under certain circumstances, purchase common or preferred stock in the open market or in private transactions with our stockholders, if those purchases are approved by our Board. Our Board has no present intention of causing us to repurchase any shares, and any action would only be taken in conformity with applicable federal and state laws and the applicable requirements for qualifying as a REIT.
Reporting Policies
We intend to make available to our stockholders our annual reports, including our audited financial statements. After this offering, we will become subject to the information reporting requirements of the Exchange Act. Pursuant to those requirements, we will be required to file annual and periodic reports, proxy statements and other information, including audited financial statements certified by independent public accountants, with the SEC.

DESCRIPTION OF CAPITAL STOCK
The following description of certain terms of our stock and our Charter and our Bylaws as they will be in effect at the time of completion of the offering. For a complete we refer to our Charter and our Bylaws, the forms of which are filed as exhibits to the registration statement of which this prospectus forms a part.
General
We have the authority to issue 15,010,000 shares of stock, consisting of 15,000,000 shares of common stock, $0.01 par value per share (“our common stock”), and 10,000 shares of preferred stock, $0.01 par value per share (“our preferred stock”). Immediately after completion of this offering,     shares of our common stock and 125 shares of our Series A Preferred Stock will be issued and outstanding. Our Board, with the approval of a majority of the entire our Board and without any action by our stockholders, may amend the Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue. Under Maryland law, our stockholders generally are not liable for our debts or obligations solely as a result of their status as stockholders.
Common Stock
Our Board may reclassify any unissued shares of our common stock from time to time into one or more classes or series of stock. Subject to certain provisions of, and except as may otherwise be specified in the Charter, and subject to the rights of the holders of our preferred stock, if any, and any other class or series of stock hereinafter classified and designated by our Board:
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the holders of our common stock shall have the exclusive right to vote for the election of directors and on all other matters requiring stockholder action, each share entitling the holder thereof to cast one vote on each matter submitted to a vote of stockholders;

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dividends or other distributions may be declared and paid or set apart for payment upon our common stock out of any assets or our funds legally available for the payment of distributions, but only when, as, and if, authorized by our Board; and

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upon our voluntary or involuntary liquidation, dissolution or winding up, our net assets legally available for distribution shall, after the payment of or adequate provision for all known debts and liabilities and any preferential rights of the holders of any then-outstanding shares of our preferred stock, be distributed pro rata to the holders of our common stock.

Preferred Stock
Our Board may classify any unissued shares of our preferred stock and reclassify any previously classified but unissued shares of our preferred stock of any class or series from time to time, into one or more classes or series of stock.
Series A Preferred Stock. In order for us to qualify as a REIT and satisfy the principles of Section 856(a)(5) of the Code, our stock must be beneficially owned by 100 or more persons. Therefore, on December 18, 2020, we issued 125 shares of Series A Preferred Stock to 125 investors. The Series A Preferred Stock entitles the holders thereof to receive cumulative cash dividends at a rate per annum of 12.0% of the liquidation preference of $1,000 per share plus all accumulated and unpaid dividends thereon. We generally may not declare or pay, or set apart for payment, any dividend or other distribution on any shares of our stock ranking junior to the Series A Preferred Stock as to dividends, including our common stock, or redeem, repurchase or otherwise make payments on any such shares, unless full, cumulative dividends on all outstanding shares of Series A Preferred Stock have been declared and paid or set apart for payment for all past dividend periods. The holders of the Series A Preferred Stock generally have no voting rights except in limited circumstances, including certain amendments to the Charter and the authorization or issuance of equity securities senior to or on parity with the Series A Preferred Stock. The Series A Preferred Stock is not convertible into shares of any other class or series of our stock. The Series A Preferred Stock is senior to all other classes and series of shares of our stock as to dividend and redemption rights and rights upon our liquidation, dissolution and winding up. Holders of outstanding shares of Series A Preferred Stock are entitled to a liquidation preference of $1,000 per share plus all accrued and unpaid dividends thereon and any redemption premium then in effect.

Upon written notice to each record holder of our Series A Preferred Stock as to the effective date of redemption, we may redeem the shares of our outstanding Series A Preferred Stock at our option, in whole or in part, at any time for cash at a redemption price equal to $1,000 per share, for a total of $125,000 for the 125 shares outstanding, plus all accrued and unpaid dividends thereon to and including the date fixed for redemption, plus a redemption premium of $50 per share if the shares are redeemed on or before December 31, 2021. Shares of the Series A Preferred Stock that are redeemed shall no longer be deemed outstanding shares of the Company and all rights of the holders of such shares will terminate.
Classified or Reclassified Shares
Prior to the issuance of classified or reclassified shares of any class or series of stock, our Board by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of our stock; (b) specify the number of shares to be included in the class or series; (c) set or change, subject to the provisions of the Charter and Bylaws and subject to the express terms of any class or series of our stock outstanding at the time, the preferences, conversion or other rights, voting powers (including exclusive voting rights, if any), restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause us to file articles supplementary with the State Department of Assessments and Taxation of Maryland.
Stockholders’ Consent in Lieu of Meeting
The MGCL generally provides that, unless the charter of the corporation authorizes stockholder action by less than unanimous consent, holders of common stock may take action by consent in lieu of a meeting only if it is given by all such stockholders entitled to vote on the matter. The Charter and Bylaws do not provide for action by common stockholders by less than unanimous consent.
Distributions
Our Board from time to time may authorize and we may pay to our stockholders such dividends or other distributions in cash or other property, including in shares of one class of our capital stock payable to holders of shares of another class of our stock, as our Board in its discretion shall determine. See “Distribution Policy” above for a description of our current distribution policy.
Corporate Opportunities
Under the Charter, none of our directors or officers, including any officer or director who also serves as a director, officer or employee of our Manager, or serves on the Investment Committee, shall be obligated, in their capacity as such, to offer us the opportunity to participate in any business or investing activity or venture that falls within our Investment Guidelines (as described above under “Our Manager and Our Management Agreement—Investment Guidelines”) that is presented to such person, other than in their capacity as our officer or director.
Ownership Limitations and Exceptions
Subject to certain exceptions as described in the Charter, the following restrictions apply to our common stock:
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After June 30, 2021, (1) no person, other than an Excepted Holder (defined below), shall Beneficially Own (defined below) or Constructively Own (defined below) shares of our capital stock in excess of the “Aggregate Stock Ownership Limit,” which is defined as 6.2% in value or number of shares, whichever is more restrictive, of the aggregate outstanding shares of our capital stock and (2) no Excepted Holder shall Beneficially Own or Constructively Own shares of our capital stock in excess of the Excepted Holder Limit (defined below) for such Excepted Holder.

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No person shall Beneficially Own or Constructively Own shares of our capital stock to the extent that such Beneficial Ownership or Constructive Ownership of our capital stock would result in us (i) being Closely Held (defined below) after June 30, 2021 (without regard to whether the ownership interest is held during the last half of a taxable year), or (ii) otherwise failing to qualify as a REIT (including, but not limited to, Beneficial Ownership or Constructive Ownership that would result in us owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by us from such tenant would cause us to fail to satisfy any of the gross income requirements of Section 856(c) of the Code).
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Any transfer of shares of our capital stock that, if effective, would result in our capital stock being beneficially owned by less than 100 persons (determined under the principles of Section 856(a)(5) of the Code) after January 15, 2021 shall be void ab initio, and the intended transferee shall acquire no rights in such shares of our capital stock.

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Any transfer of shares of our capital stock that, if effective, would cause our assets to be deemed “plan assets” within the meaning of Department of Labor regulation 20 C.F.R. 2510.3-101 for purposes of ERISA or Section 4975 of the Code shall be void ab initio, and the intended transferee shall acquire no rights in such shares of our capital stock.

Additionally, our Board, in its sole discretion, may exempt (prospectively or retroactively) a person from the Aggregate Stock Ownership Limit and may establish or increase an Excepted Holder Limit for such person if: (i) our Board obtains such representations, covenants and undertakings (X) from such person as are reasonably necessary to ascertain that no individual’s Beneficial or Constructive Ownership of such shares of our capital stock will be in violation of the provisions of the Charter described in the second bullet above and (Y) as our Board may deem appropriate in order to conclude that granting the exemption and/or establishing or increasing the Excepted Holder Limit, as the case may be, will not otherwise cause us to lose our status as a REIT; and (ii) such person agrees that any violation or attempted violation of such representations, covenants or undertakings (or other action that is contrary to the restrictions contained in the Charter) will result in such shares of our capital stock being automatically transferred to a trust in accordance with the Charter.
Our Board may from time to time increase the Aggregate Stock Ownership Limit for one or more persons and decrease the Aggregate Stock Ownership Limit for all other persons; provided, however, that the decreased Aggregate Stock Ownership Limit will not be effective for any person whose percentage of ownership of our capital stock is in excess of such decreased Aggregate Stock Ownership Limit until such time as such person’s percentage of ownership of our capital stock equals or falls below the decreased Aggregate Stock Ownership Limit, but any further acquisition of our capital stock by any such person (other than a person for whom an exemption has been granted pursuant to a provision of the Charter or an Excepted Holder) in excess of such percentage ownership of our capital stock will be in violation of the Aggregate Stock Ownership Limit; and provided further, that the new Aggregate Stock Ownership Limit would not allow five or fewer persons (taking into account all Excepted Holders) to Beneficially Own or Constructively Own more than 49.9% in value of the outstanding shares of our capital stock.
Any person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of shares of our capital stock that will or may violate the ownership limits or any of the other restrictions on ownership and transfer described above, or who would have owned shares of our capital stock transferred to the trust as described below, must immediately give us written notice of such event or, in the case of a proposed or attempted transaction, give us at least 15 days prior written notice and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT.
“Beneficial Ownership” shall mean ownership of our capital stock by a person, whether the interest in the shares of our capital stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Sections 856(h)(1)(B) and 856(h)(3)(A) of the Code. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.
“Closely Held” shall mean, as of a given date, that we, as of such date, is “closely held” within the meaning of Section 856(a)(6) (without regard to Section 856(h)(2)) of the Code.
“Constructive Ownership” shall mean ownership of our capital stock by a person, whether the interest in the shares of our capital stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.

“Excepted Holder” shall mean any of our stockholders for whom an Excepted Holder Limit is created by the Charter or our Board pursuant to the Charter and shall include Leonard M. Tannenbaum.
“Excepted Holder Limit” shall mean for each Excepted Holder, provided that the affected Excepted Holder agrees to comply with the requirements established by the Charter or our Board and, subject to adjustment pursuant to certain provisions of the Charter, the percentage limit established for such Excepted Holder by the Charter or our Board. An Excepted Holder Limit has been established permitting Leonard M. Tannenbaum to Beneficially Own or Constructively Own up to 24.9%, in value or number of shares, whichever is more restrictive, of the outstanding shares of our capital stock.
Transfer Restrictions
Under the Charter and Bylaws, if any transfer of shares of our capital stock occurs which, if effective, would result in any person Beneficially Owning or Constructively Owning shares of our capital stock in violation of the restrictions outlined above under “Ownership Limitations and Exceptions”:
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then that number of shares of our capital stock the Beneficial Ownership or Constructive Ownership of which otherwise would cause such person to violate the ownership limitations (rounded up to the next whole share) shall be automatically transferred to a trust for the benefit of a charitable beneficiary, as described in the Charter, effective as of the close of business on the business day prior to the date of such transfer, and such person shall acquire no rights in such shares; or

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if the transfer to the trust described in the preceding clause would not be effective for any reason to prevent violation of the Aggregate Stock Ownership Limit or the Excepted Holder Limit, as applicable, our being Closely Held or our otherwise failing to qualify as a REIT, then the transfer of that number of shares of our capital stock that otherwise would cause any person to violate such provisions of the Charter, shall be void ab initio, and the intended transferee shall acquire no rights in such shares of our capital stock.

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to the extent that, upon a transfer of shares of our capital stock pursuant to the Charter, a violation of any provision of the Charter would nonetheless be continuing (for example, where the ownership of shares of our capital stock by a single trust would violate the 100 stockholder requirement applicable to REITs), then shares of our capital stock shall be transferred to that number of trusts, each having a distinct trustee and a charitable beneficiary or charitable beneficiaries that are distinct from those of each other trust, such that there is no violation of any provisions of the Charter.

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Shares of our capital stock held in the trust will be issued and outstanding shares. The prohibited owner will not benefit economically from ownership of any shares of our capital stock held in the trust and will have no rights to distributions and no rights to vote or other rights attributable to the shares of our capital stock held in the trust. The trustee of the trust will exercise all voting rights and receive all distributions with respect to shares held in the trust for the exclusive benefit of the charitable beneficiary of the trust. Any distribution made before we discover that the shares have been transferred to a trust as described above must be repaid by the recipient to the trustee upon our demand. Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee will have the authority to rescind as void any vote cast by a prohibited owner before our discovery that the shares have been transferred to the trust and to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary of the trust. However, if we have already taken irreversible corporate action, then the trustee may not rescind and recast the vote.

Shares of our capital stock transferred to the trustee are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price paid by the prohibited owner for the shares (or, in the case of a devise or gift, the market price at the time of such devise or gift) and (ii) the market price on the date we, or our designee, accepts such offer. We may reduce the amount so payable to the prohibited owner by the amount of any distribution that we made to the prohibited owner before it discovered that the shares had been automatically transferred to the trust and that are then owed by the prohibited owner to the trustee as described above, and we may pay the amount of any such reduction to the trustee for distribution to the charitable beneficiary. We have the right to accept such offer until the trustee has sold the shares of our capital stock held in the trust as discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates, and the trustee must distribute the net proceeds of the sale to the prohibited owner and must distribute any distributions held by the trustee with respect to such shares to the charitable beneficiary.
If we do not buy the shares, the trustee must, within 20 days of receiving notice from us of the transfer of shares to the trust, sell the shares to a person designated by the trustee who could own the shares without violating the ownership limits or the other restrictions on ownership and transfer of our capital stock. After the sale of the shares, the interest of the charitable beneficiary in the shares transferred to the trust will terminate and the trustee must distribute to the prohibited owner an amount equal to the lesser of (i) the price paid by the prohibited owner for the shares (or, if the prohibited owner did not give value for the shares in connection with the event causing the shares to be held in the trust (for example, in the case of a gift, devise or other such transaction), the market price of the shares on the day of the event causing the shares to be held in the trust) and (ii) the sales proceeds (net of any commissions and other expenses of sale) received by the trust for the shares. The trustee may reduce the amount payable to the prohibited owner by the amount of any distribution that we paid to the prohibited owner before it discovered that the shares had been automatically transferred to the trust and that are then owed by the prohibited owner to the trustee as described above. Any net sales proceeds in excess of the amount payable to the prohibited owner must be paid immediately to the charitable beneficiary, together with any distributions thereon. In addition, if, prior to the discovery by us that shares of our capital stock have been transferred to a trust, such shares of stock are sold by a prohibited owner, then such shares will be deemed to have been sold on behalf of the trust and, to the extent that the prohibited owner received an amount for such shares that exceeds the amount that such prohibited owner was entitled to receive, such excess amount must be paid to the trustee upon demand.
In addition, if our Board determines that a transfer or other event has occurred that would violate the restrictions on ownership and transfer of our capital stock described above, our Board may take such action as it deems advisable to refuse to give effect to or to prevent such transfer, including, but not limited to, causing us to redeem shares of our capital stock, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer.
Every owner of 5% or more (or such lower percentage as required by the Code or the regulations promulgated thereunder) of outstanding shares of any class of our capital stock, within 30 days after the end of each taxable year, must give us written notice stating the stockholder’s name and address, the number of shares of each class of our capital stock that the stockholder Beneficially Owns and a description of the manner in which the shares are held. Each such owner must provide us such additional information as we may request in order to determine the effect, if any, of the stockholder’s Beneficial Ownership on our status as a REIT and to ensure compliance with the Aggregate Stock Ownership Limit and each Excepted Holder Limit. In addition, each person who is a Beneficial Owner or Constructive Owner of shares of our capital stock and each person (including the stockholder of record) who is holding shares of our capital stock for a Beneficial Owner or Constructive Owner must, on request, provide to us such information as we may request in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance and to ensure compliance with the Aggregate Stock Ownership Limit and each Excepted Holder Limit.
Any certificates representing shares of our capital stock will bear a legend referring to the restrictions on ownership and transfer described above.
These restrictions on ownership and transfer of our capital stock will not apply if our Board determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT or that compliance is no longer required in order for us to qualify as a REIT.
The restrictions on ownership and transfer of our capital stock described above could delay, defer or prevent a transaction or a change in control that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders.
Other Rights
Holders of shares of our common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any other securities of our Company.

Transfer Agent and Registrar
The transfer agent and registrar for our common stock will be      .
Listing
We intend to apply to list our common stock on Nasdaq under the symbol “AFCG.”

CERTAIN PROVISIONS OF MARYLAND LAW AND OUR CHARTER AND BYLAWS
The following description of the terms of our stock and of certain provisions of Maryland law is only a summary. For a complete description, we refer you to the MGCL and to our Charter and our Bylaws, the forms of which are filed as exhibits to the registration statement of which this prospectus forms a part.
Board of Directors
The Charter and Bylaws provide that our number of directors initially shall be seven, which number may be increased or decreased only by our Board pursuant to the Bylaws, but shall never be less than the minimum number required by the MGCL (which is one), nor more than 11. The directors (other than any director elected solely by holders of one or more classes or series of our preferred stock) shall be classified, with respect to the terms for which they severally hold office, into three classes, as nearly equal in number as possible as determined by our Board, one class (“Class I”) to hold office initially for a term expiring at the next succeeding annual meeting of stockholders, another class (“Class II”) to hold office initially for a term expiring at the second succeeding annual meeting of stockholders and another class (“Class III”) to hold office initially for a term expiring at the third succeeding annual meeting of stockholders, with the members of each class to hold office until their successors are duly elected and qualify. At each annual meeting of the stockholders, the successors to the class of directors whose term expires at such meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election and until their successors are duly elected and qualify, or until their earlier removal or resignation.
Vacancies. The directors may fill any vacancy, whether resulting from an increase in the number of directors or otherwise, on our Board in the manner provided in the Bylaws.
Under the Bylaws, until such time as we become subject to Section 3-804(c) of the MGCL, any vacancy on our Board for any cause other than an increase in the number of directors may be filled by a majority of the remaining directors, even if the remaining directors do not constitute a quorum; any vacancy in the number of directors created by an increase in the number of directors may be filled by a majority vote of the entire our Board; and any individual so elected as director shall serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualifies. Under the Charter, we have elected, effective at such time as we become eligible under Section 3-802 of the MGCL to make the election provided for under Section 3-804(c) of the MGCL, that, except as may be provided by our Board in setting the terms of any class or series of our preferred stock, any and all vacancies on our Board may be filled only by the affirmative vote of a majority of the directors remaining in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the class in which such vacancy occurred and until a successor is elected and qualifies.
Voting. The action of a majority of the directors present at a meeting at which a quorum is present shall be the action of our Board, unless the concurrence of a greater proportion is required for such action by applicable law, the Charter or the Bylaws.
Removal of Directors. Subject to the rights of holders of shares of one or more classes or series of our preferred stock to elect or remove one or more directors, any director, or the entire our Board, may be removed from office at any time, but only for cause and then only by the affirmative vote of a majority of the votes entitled to be cast generally in the election of directors. For the purpose of this provision, “cause” shall mean, with respect to any particular director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to us through bad faith or active and deliberate dishonesty.
Election of Directors. Except as may otherwise be provided in the Charter with respect to holders of any class or series of our preferred stock, a plurality of all the votes cast at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to elect a director. Holders of shares of our common stock have no right to cumulative voting in the election of directors. Consequently, the holders of a majority of the outstanding shares of our common stock can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors.

Optional Redemption of Sponsor Capital Stock
Subject to the terms and conditions of the Charter, if, at any time during the period (the “Redemption Period”) commencing on June 1, 2021 and prior to June 30, 2021, we are Closely Held, then we may, at our option, redeem any or all shares of Sponsor Capital Stock, from time to time during the Redemption Period, at a redemption price equal to the fair market value of such shares (as determined by an independent valuation firm selected by our Board and approved by the holders of such shares, which approval shall not be unreasonably withheld, conditioned or delayed), plus any declared and unpaid dividends or other distributions to, but excluding, the date fixed for redemption (the “Redemption Date”); provided that the aggregate amount of shares of Sponsor Capital Stock permitted to be redeemed by us shall be limited to the greater of (i) the minimum amount (as nearly as practicable without creating fractional shares) required to reduce the outstanding Sponsor Capital Stock to comply with the applicable Aggregate Stock Ownership Limit and Excepted Holder Limit and (ii) the minimum amount (as nearly as practicable without creating fractional shares) sufficient for us to no longer be Closely Held, in each case, after giving effect to such redemptions and any transaction occurring concurrently therewith. In the case that Leonard M. Tannenbaum Beneficially Owns or Constructively Owns shares of Sponsor Capital Stock directly and indirectly through one or more persons, the shares to be redeemed shall be selected either on a pro rata basis (as nearly as practicable without creating fractional shares) or as otherwise agreed to between Leonard M. Tannenbaum and us. The redemption price for any shares of Sponsor Capital Stock shall be payable in cash or other consideration at the discretion of our Board on the Redemption Date to the holder of such shares against surrender of the certificate(s) representing such shares, if any, to us or our agent. If shares of Sponsor Capital Stock are redeemed on or after the applicable record date of any declared but unpaid dividends or other distributions but on or prior to the related dividend or distribution payment date, then such dividends or other distributions shall be paid to the holder of record as of such record date.
Notwithstanding anything to the contrary in the Charter, if we would be Closely Held even after giving effect to any proposed redemption and any transaction occurring concurrently with such proposed redemption, then our option to redeem Sponsor Capital Stock shall be suspended until such time that we would not be Closely Held after giving effect to any such proposed redemption and any transaction occurring concurrently therewith.
If, on July 1, 2021, we are Closely Held, then, we shall, subject to any required approvals by our Board and our stockholders under applicable law, immediately undertake an orderly liquidation and sale of our assets and will distribute any net sale proceeds therefrom, after the payment or adequate provision for all known debts and liabilities and any preferential rights of the holders of any then-outstanding shares of our preferred stock, pro rata to the holders of our common stock, following which we shall terminate and dissolve. Subject to applicable law, we intend to fully liquidate our assets under any such liquidation and sale by July 1, 2026. In the event that we are no longer Closely Held on July 1, 2021, we shall have perpetual existence.
Our Sponsor currently owns 477,500 shares of our common stock (on a pre-split basis, or 3,342,500 shares, on a post-split basis) and has been granted options to purchase up to 200,994 shares of our common stock (on a pre-split basis, or 1,406,958 shares, on a post-split basis), which will become vested and exercisable upon consummation of this offering.
REIT Qualification
If we elect to qualify for U.S. federal income tax treatment as a REIT, our Board shall use its reasonable best efforts to take such actions as are necessary or appropriate to preserve our status as a REIT; however, if our Board determines that it is no longer in our best interests to attempt to, or continue to, qualify as a REIT, our Board may revoke or otherwise terminate our REIT election pursuant to Section 856(g) of the Code. Our Board, in its sole and absolute discretion, also may (a) determine that compliance with any restriction or limitation on stock ownership and transfers set forth in the Charter is no longer required for REIT qualification and (b) make any other determination or take any other action pursuant to the provisions of the Charter.
Business Combinations
Under the MGCL, certain “business combinations” (including a merger, consolidation, statutory share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an interested stockholder (defined generally as any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock or an affiliate or associate of the corporation who, at any time during the two-year period immediately prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding stock of the corporation) or an affiliate of such an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must generally be recommended by the board of directors of the corporation and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation, other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. A corporation’s board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.
Pursuant to the statute, our Board has adopted a resolution exempting any business combination with our Sponsor, Leonard M. Tannenbaum, or any of his affiliates. Consequently, the five-year prohibition and the supermajority vote requirements will not apply to a business combination between us and Leonard M. Tannenbaum or any of his affiliates. As a result, Leonard M. Tannenbaum or any of his affiliates may be able to enter into business combinations with us that may not be in the best interests of our stockholders, without compliance with the supermajority vote requirements and the other provisions of the statute. The business combination statute may discourage others from trying to acquire control of our Company and increase the difficulty of consummating any offer.
Control Share Acquisitions
The MGCL provides that holders of “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights with respect to such shares except to the extent approved by the affirmative vote of at least two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquirer, an officer of the corporation or an employee of the corporation who is also a director of the corporation are excluded from shares entitled to vote on the matter.
“Control shares” are voting shares of stock that, if aggregated with all other such shares of stock owned by the acquirer, or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:
•	one-tenth or more but less than one-third;
•	one-third or more but less than a majority; or
•	a majority or more of all voting power.
Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from the corporation. A “control share acquisition” means the acquisition of issued and outstanding control shares, subject to certain exceptions.
A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and making an “acquiring person statement” as described in the MGCL), may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.
If voting rights are not approved at the meeting or if the acquiring person does not deliver an “acquiring person statement” as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem for fair value any or all of the control shares (except those for which voting rights have previously been approved). Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or, if a meeting of stockholders is held at which the voting rights of such shares are considered and not approved, as of the date of such meeting. If voting rights for control shares are approved at a stockholders’ meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.
The control share acquisition statute does not apply to shares acquired in a merger, consolidation or statutory share exchange if the corporation is a party to the transaction or acquisitions approved or exempted by the charter or bylaws of the corporation. The Bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our capital stock. This provision may be amended or eliminated at any time in the future by our Board.
Subtitle 8
Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to be subject to any or all of five provisions, including:
•	a classified board of directors;
•	a two-thirds vote requirement for removing a director;
•	a requirement that the number of directors be fixed only by vote of the board of directors;
•
a requirement that a vacancy on the board of directors be filled only by a vote of the remaining directors in office and for the remainder of the full term of the class of directors in which the vacancy occurred and until a successor is elected and qualifies; and

•	a majority requirement for the calling of a stockholder-requested special meeting of stockholders.
The Charter provides that, at such time as we are able to make a Subtitle 8 election, vacancies on our Board may be filled only by the remaining directors and that directors elected by our Board to fill vacancies will serve for the remainder of the full term of the class in which the vacancy occurred. Through provisions in the Charter and Bylaws unrelated to Subtitle 8, we already (i) have a classified Board of Directors, (ii) vest in our Board the exclusive power to fix the number of directorships and (iii) require, unless called by our Board, chairman of our Board, our chief executive officer or our president, the written request of stockholders entitled to cast a majority of all of the votes entitled to be cast at such a meeting to call a special meeting.
Indemnification and Limitation of Directors’ and Officers’ Liability
Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty that is established by a final judgment and that is material to the cause of action. The Charter contains a provision that eliminates the liability of our directors and officers to the maximum extent permitted by Maryland law.
The MGCL requires us (unless the Charter provides otherwise, which the Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:
•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty;
•	the director or officer actually received an improper personal benefit in money, property or services; or
•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under the MGCL, we may not indemnify a director or officer in a suit by us or in our right in which the director or officer was adjudged liable to us or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.
In addition, the MGCL permits us to advance reasonable expenses to a director or officer upon our receipt of:
•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by us; and
•
a written undertaking by or on behalf of the director or officer to repay the amount paid or reimbursed by us if it is ultimately determined that the director or officer did not meet the standard of conduct.

The Charter authorizes us to obligate ourselves, and our Bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:
•	any present or former director or officer who is made or threatened to be made a party to, or witness in, a proceeding by reason of his or her service in that capacity; or
•
any individual who, while a director or officer of our Company and at our request, serves or has served as a director, officer, partner, member, manager or trustee of another corporation, REIT, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity.

The Charter and Bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of ours or a predecessor of ours.
In addition to the indemnification provided by the Charter and Bylaws, we have entered into indemnification agreements with our directors and certain executive officers that provide for indemnification to the maximum extent permitted by Maryland law.
Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling our Company for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
We do not currently carry directors’ and officers’ insurance.
Advance Notice of Director Nominations and New Business
The Bylaws provide that, with respect to an annual meeting of our stockholders, nominations of individuals for election to our Board and the proposal of other business to be considered by our stockholders may be made only (i) pursuant to our notice of the meeting, (ii) by or at the direction of our Board or (iii) by any stockholder who was a stockholder of record at the record date set by the Board for determining stockholders entitled to vote at the meeting, at the time of giving the notice required by the Bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated or on such other proposed business and has provided notice to us within the time period, and containing the information and other materials, specified in the advance notice provisions of the Bylaws.
With respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting. Nominations of individuals for election to our Board may be made only (i) by or at the direction of our Board or (ii) if the meeting has been called for the purpose of electing directors, by any stockholder who was a stockholder of record at the record date set by the Board for determining stockholders entitled to vote at the meeting, at the time of giving the notice required by the Bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has provided notice to us within the time period, and containing the information and other materials, specified in the advance notice provisions of the Bylaws.
The advance notice procedures of the Bylaws provide that, to be timely, a stockholder’s notice with respect to director nominations or other proposals for an annual meeting must be delivered to our secretary at our principal executive office not earlier than the 150th day nor later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of the proxy statement for our preceding year’s annual meeting. With respect to our 2021 annual meeting or in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, to be timely, a stockholder’s notice must be delivered not earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 p.m., Eastern Time, on the close of business on the later of the 120th day prior to the date of such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made.
Meetings of Stockholders
Under the Bylaws, annual meetings of stockholders will be held each year at a date, time and place determined by our Board. Special meetings of stockholders may be called by our Board, chairman of our Board, our chief executive officer or our president. Additionally, subject to the provisions of the Bylaws, special meetings of the stockholders must be called by our secretary upon the written request of stockholders entitled to cast not less than a majority of the votes entitled to be cast at such meeting. Only matters set forth in the notice of the special meeting may be considered and acted upon at such a meeting.
Amendments to the Charter and Bylaws
Under the MGCL, a Maryland corporation generally may not amend its charter unless declared advisable by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter, unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is specified in the corporation’s charter. Except for those amendments permitted to be made without stockholder approval under Maryland law or the Charter, the Charter generally may be amended only if the amendment is first declared advisable by our Board and thereafter approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter. Any amendment to the Charter related to the removal of directors or the amendment provision in the Charter related thereto requires the affirmative vote of stockholders entitled to cast at least two-thirds of all the votes entitled to be cast on the matter.
Our Board has the exclusive power to adopt, alter or repeal any provision of the Bylaws and to make new Bylaws.
Transactions Outside the Ordinary Course of Business
Under the MGCL, a Maryland corporation generally may not dissolve, merge or consolidate with, or convert to, another entity, sell all or substantially all of its assets or engage in a statutory share exchange unless the action is declared advisable by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter, unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is specified in the corporation’s charter. Our Charter provides that these actions must be approved by a majority of all of the votes entitled to be cast on the matter.
Dissolution of AFC
The dissolution of our Company must be declared advisable by a majority of the entire our Board and approved by our stockholders by the affirmative vote of a majority of all of the votes entitled to be cast on the matter. See also “—Dissolution and Wind Up” below.

Effects of Certain Provisions of Maryland Law and of Our Charter and Bylaws
The restrictions on ownership and transfer of our stock discussed under the caption “Description of Capital Stock—Ownership Limitations and Exceptions” prevent any person, from acquiring more than 6.2% (in value or by number of shares, whichever is more restrictive) of our outstanding shares of stock without the approval of our Board. These provisions as well as the business combination provisions of the MGCL may delay, defer or prevent a change in control. Likewise, if the provision in the Bylaws opting out of the control share acquisition provisions of the MGCL were rescinded or if we were to opt in to certain provisions of Subtitle 8, these provisions of the MGCL could have similar anti-takeover effects.
Further, our Board has the power to classify and reclassify any unissued shares of our stock into other classes or series of stock, and to authorize us to issue the newly classified shares, as discussed under the captions “Description of Capital Stock—Common Stock” and “—Classified or Reclassified Shares,” and could authorize the issuance of shares of a class or series of stock, including a class or series of preferred stock, that could have the effect of delaying, deferring or preventing a change in control. These actions may be taken without the approval of holders of our common stock unless such approval is required by applicable law, the terms of any other class or series of our stock or the rules of any stock exchange or automated quotation system on which any of our stock is listed or traded. We believe that the power of our Board to classify or reclassify unissued shares of stock and thereafter to cause us to issue such shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise.
The Charter and Bylaws also provide that the number of directors may be established only by a majority of the entire our Board, which prevents our stockholders from increasing the number of our directors and filling any vacancies created by such increase with their own nominees. The provisions of the Bylaws discussed above under the captions “—Meetings of Stockholders” and “—Advance Notice of Director Nominations and New Business” require stockholders seeking to call a special meeting, nominate an individual for election as a director or propose other business at an annual or special meeting to comply with certain notice and information requirements. We believe that these provisions will help to assure the continuity and stability of our business strategies and policies as determined by our Board and promote good corporate governance by providing us with clear procedures for calling special meetings, information about a stockholder proponent’s interest in our Company and adequate time to consider stockholder nominees and other business proposals. However, these provisions, alone or in combination, could make it more difficult for our stockholders to remove incumbent directors or fill vacancies on our Board with their own nominees and could delay, defer or prevent a change in control, including a proxy contest or tender offer that might involve a premium price for outstanding shares of our common stock or otherwise be in the best interest of our stockholders.
Exclusive Forum for Certain Litigation
Our Bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that court does not have jurisdiction, the United States District Court for the District of Maryland, Northern Division, will be the sole and exclusive forum for (a) any Internal Corporate Claim, as such term is defined in the MGCL, (b) any derivative action or proceeding brought on our behalf (other than actions arising under federal securities laws), (c) any action asserting a claim of breach of any duty owed by any of our directors, officers or other employees to us or to our stockholders, (d) any action asserting a claim against us or any of our directors, officers or other employees arising pursuant to any provision of the MGCL or our Charter or Bylaws or (e) any other action asserting a claim against us or any of our directors, officers or other employees that is governed by the internal affairs doctrine. These choice of forum provisions will not apply to suits brought to enforce a duty or liability created by the Securities Act, the Exchange Act, or any other claim for which federal courts have exclusive jurisdiction. Furthermore, our Bylaws provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any claim arising under the Securities Act. Although our Bylaws contain the choice of forum provisions described above, it is possible that a court could rule that such provisions are inapplicable for a particular claim or action or that such provisions are unenforceable. For example, under the Securities Act, federal courts have concurrent jurisdiction over all suits brought to enforce any duty or liability created by the Securities Act, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. In addition, the exclusive forum provisions described above do not apply to any actions brought under the Exchange Act.

Although we believe these provisions will benefit us by limiting costly and time-consuming litigation in multiple forums and by providing increased consistency in the application of applicable law, these exclusive forum provisions may limit the ability of our stockholders to bring a claim in a judicial forum that such stockholders find favorable for disputes with us or our directors, officers or employees, which may discourage such lawsuits against us and our directors, officers and other employees.
Dissolution and Wind Up
If, on the five year anniversary of the Initial Closing Date, we are not a publicly traded company with our common stock listed on a Securities Exchange, then, subject to any required approvals by our Board and our stockholders, we will immediately take all necessary action to undertake an orderly liquidation and sale of our assets and will distribute any net sale proceeds therefrom, after the payment or adequate provision for all known debts and liabilities and any preferential rights of the holders of any then-outstanding shares of our preferred stock, pro rata to the holders of our common stock, following which we shall terminate and dissolve. Subject to applicable law, we intend to complete any such process of liquidation, termination and dissolution over a period of three to five years. In the event that the listing of our common stock on a Securities Exchange occurs on or before the five year anniversary of the Initial Closing Date, we shall have a perpetual existence. Assuming completion of this offering and the listing of our common stock on Nasdaq, we will have perpetual existence and the provision of the Charter requiring an orderly liquidation and sale of our assets will become inapplicable.

SHARES AVAILABLE FOR FUTURE SALE
Upon the completion of this offering, as a result of the sale of     shares in this offering, we will have     shares of common stock outstanding (    shares if the underwriters exercise their option to purchase additional shares in full), some of which are subject to the Registration Rights Agreement.
The outstanding shares of our common stock owned by existing stockholders will be deemed to be “restricted securities” as that term is defined in Rule 144. Subject to certain contractual restrictions, including the lock-up agreements described below, holders of restricted shares will be entitled to sell those shares in the public market if and when they qualify for an exemption from registration under Rule 144 or any other applicable exemption under the Securities Act. See “—Rule 144” below.
Rule 144
In general, under Rule 144, a person (or persons whose shares are aggregated) who is not an affiliate of ours and has not been one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the restricted securities proposed to be sold for at least one year, including the holding period of any prior owner other than an affiliate, is entitled to sell his or her securities without registration and without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. In addition, under Rule 144, once we have been subject to the reporting requirements of the Exchange Act for at least 90 days, a person (or persons whose securities are aggregated) who is not an affiliate of ours and has not been one of our affiliates at any time during the three months preceding a sale, may sell his or her securities without registration, subject to the continued availability of current public information about us after only a six-month holding period. Any sales by affiliates under Rule 144, even after the applicable holding periods, are subject to requirements and/or limitations with respect to volume, manner of sale, notice and the availability of current public information about us.
Rule 701
In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, if any, consultants or advisors who purchases our common stock from us in connection with a compensatory stock or option plan or other written agreement before the effective date of a registration statement under the Securities Act is entitled to sell such shares 90 days after such effective date in reliance on Rule 144. An affiliate of the issuer can resell shares in reliance on Rule 144 without having to comply with the holding period requirement, and non-affiliates of the issuer can resell shares in reliance on Rule 144 without having to comply with the current public information and holding period requirements.
The SEC has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options, including exercises after an issuer becomes subject to the reporting requirements of the Exchange Act.
Form S-8 Registration Statements
As soon as practicable after the closing of this offering, we intend to file with the SEC one or more registration statements on Form S-8 under the Securities Act to register the shares subject to outstanding options or reserved for issuance under our 2020 Stock Incentive Plan. These registration statements will become effective immediately upon filing. Shares covered by these registration statements will then be eligible for sale in the open market, subject to vesting restrictions, any applicable lock-up agreements described below and Rule 144 limitations applicable to affiliates.
Registration Rights
We have entered into a registration rights agreement (the “Registration Rights Agreement”) with certain of our affiliates and investors in connection with our private placement of shares of common stock in July 2020 and November 2020 (all such affiliates and investors party to the Registration Rights Agreement, the “Holders”). The following summary of the Registration Rights Agreement does not purport to be complete and is subject to and qualified in its entirety by reference to the Registration Rights Agreement.

Demand Registrations
The Registration Rights Agreement provides that the Holders may request that we effect the registration of all or part of the outstanding registrable securities acquired by such subscribers pursuant to the subscription agreements entered into in connection with our initial private placement (the “Registrable Securities”) with the SEC (a “Demand Registration”), unless among other things, the Registrable Securities are already covered by an existing and effective registration statement and such registration statement may be utilized for the offering and sale of the Registrable Securities requested to be registered, and provided that the request is made by Holders holding at least a majority in voting power of all Registrable Securities outstanding.
The Holders may make such request after the later of (x) six months after the completion of the initial private placement offering, and (y) the expiration of any lock-up agreement with the underwriters in this offering. The Holders are entitled to three Demand Registrations in the aggregate. The Registration Rights Agreement also provides that if a registration statement filed pursuant to the Demand Registration is a shelf registration statement, we will, subject to certain exceptions, facilitate up to two underwritten “takedowns” of one or more Holders’ Registrable Securities. We are only required to effect a Demand Registration or a “takedown” in the form of an underwritten offering if the Registrable Securities requested to be sold in such demand request or “takedown” has an anticipated aggregate gross offering price (before deducting underwriting discounts and commission) or at least $100 million.
Piggyback Registrations
If at any time, and from time to time, we propose to file a registration statement under the Securities Act, with respect to an offering either for our own account or for the account of a selling stockholder, including an underwritten offering, we must offer the Holders the opportunity to register their Registrable Securities on the same terms and conditions as the registration of the other securities in such proposed filing or underwritten offering, as applicable.
General
The participation of the Holders in any offering is subject to compliance with the requirements of the Registration Rights Agreement, and, in certain instances, pro rata cutback if the underwriters determine that the number of Registrable Securities and other securities, if any, to be included in such offering would adversely affect our offering, as described in the Registration Rights Agreement.
We will be responsible for all fees and expenses incident to our performance of, or compliance with, our obligations under the Registration Rights Agreement, excluding any underwriting fees, discounts, selling commissions and transfer taxes, relating to the sale of a Holder’s Registrable Securities. We will also pay the reasonable fees and disbursements of one legal counsel to the Holders retained in connection with any underwritten public offering.
Generally, securities held by the Holders shall no longer constitute Registrable Securities upon the earliest to occur of (i) the date on which such securities have been sold pursuant to a registration statement, (ii) the sale of such securities pursuant to Rule 144 under the Securities Act, (iii) when such securities are eligible for sale without registration pursuant to Rule 144 under the Securities Act without any limitation on volume or manner of sale and without the need for current public information required by Rule 144(c)(1), or (iv) when they cease to be outstanding.
In the event that a Holder exercises registration rights, we are required to use commercially reasonable efforts to effect the registration of the Registrable Securities of the Holders and we must, as promptly as practicable, among other things, (i) prepare and file a registration statement under the Securities Act with respect to the securities, (ii) use commercially reasonable efforts to cause the registration statement to be declared effective by the SEC as promptly as practicable, (iii) use commercially reasonable efforts to maintain the effectiveness of the registration statement for a period of not less than 180 days (or such shorter period in which all Registrable Securities have been sold), (iv) use commercially reasonable efforts to register or qualify, or obtain an exemption from registration or qualification for, all Registrable Securities under applicable securities and blue sky laws, and (v) use all commercially reasonable efforts to list the Registrable Securities on any U.S. national securities exchange on which our Common Stock is then listed, if the listing of our common stock is then permitted.

Notwithstanding the foregoing, we will be permitted to suspend the registration process or the use, from time to time, of the prospectus that is part of the registration statement (and therefore suspend sales under the registration statement) or delay filing of a registration statement for periods, any such period a “suspension period,” in the event that our Board has determined in good faith that the filing or other action either would (i) materially adversely affect a significant financing, acquisition, disposition, merger or other material transaction, (ii) require premature disclosure of material information that we have a bona fide business purpose for preserving as confidential, or (iii) render us unable to comply with the requirements under the Securities Act or the Exchange Act. Subject to certain exceptions in the Registration Rights Agreement, we are prohibited from delaying the filing or suspending the use of a registration statement in any rolling 12 month period for more than 60 consecutive day, for more than an aggregate of 90 days, and more than two separate times.
We will indemnify each of the Holders against certain liabilities under the Securities Act in connection with any registration of the Holder’s Registrable Securities.
Our obligations under the Registration Rights Agreement, except for indemnification and certain other provisions, will terminate once no Registrable Securities are outstanding.
Lock-Up Periods
For a description of certain lock-up periods, see “Underwriting—No Sales of Similar Securities.”

U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following discussion summarizes the material U.S. federal income tax considerations regarding qualification and taxation as a “real estate investment trust” within the meaning of Section 856 of the Code and the material U.S. federal income tax considerations to investors of the purchase, ownership and disposition of our common stock. This discussion does not address the consequence of an investment in shares of any other equity interest in us. This discussion is based upon the provisions of the Code, the final and temporary Treasury regulations promulgated thereunder and administrative rulings and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or different interpretations. This summary does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to an investor’s decision to purchase our common stock (including the impact of the Medicare contribution tax on net investment income), nor any tax consequences arising under the laws of any state, locality or foreign jurisdiction or under any U.S. federal tax laws other than U.S. federal income tax laws. This summary does not address all tax considerations that may be relevant to a prospective investor based on such investor’s particular circumstances, and is not intended to be applicable to all categories of investors that may be subject to special treatment under the Code, including but not limited to dealers in securities, banks, thrifts, or other financial institutions, insurance companies, regulated investment companies, tax-exempt organizations, U.S. expatriates, persons that hold our common stock as part of a straddle, conversion transaction, or hedge, partnerships or other pass-through entities and persons holding our common stock through a partnership or other pass-through entity, a holder who received our common stock through the exchange of employee stock options or otherwise as compensation, persons deemed to sell our common stock under the constructive sale provisions of the Code, persons whose “functional currency” is other than the U.S. dollar, holders subject to the alternative minimum tax, foreign governments, and international organizations. In addition, this discussion is limited to persons who hold our common stock as “capital assets” (generally, property held for investment) within the meaning of Section 1221 of the Code.
The sections of the Code relating to qualification and operation as a REIT, the U.S. federal income tax treatment of a REIT and its stockholders are highly technical and complex. The following discussion sets forth only the material aspects of those sections. This summary is qualified in its entirety by the applicable Code provisions and the related rules and Treasury regulations. No advance ruling from the IRS has been or will be sought regarding any matter discussed in this prospectus. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below
THIS SECTION IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING THE SPECIFIC FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES TO YOU REGARDING THE PURCHASE, OWNERSHIP AND SALE OF OUR COMMON STOCK DESCRIBED BY THIS PROSPECTUS. YOU SHOULD ALSO CONSULT WITH YOUR TAX ADVISOR REGARDING THE IMPACT OF POTENTIAL CHANGES IN THE APPLICABLE TAX LAWS.
For purposes of this summary, a “U.S. Holder” is a beneficial owner of our common stock that is:
•	a citizen or resident of the United States;
•	a corporation or entity treated as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;
•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or
•
a trust if it (1) is subject to the primary supervision of a court within the United States, and one or more U.S. persons have authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

A “Non-U.S. Holder” is any beneficial owner of our common stock that is not (i) a U.S. Holder or (ii) an entity classified as a partnership for U.S. federal income tax purposes.
If a partnership, or entity treated as a partnership for U.S. federal income tax purposes, holds our common stock the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. Persons holding our common stock through a partnership or other entity treated as a partnership for U.S. federal income tax purposes should consult their own tax advisors.

Taxation
We will elect to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our taxable year ending December 31, 2020. We intend to operate in a manner that will enable us to qualify as a REIT.
In connection with this offering, O’Melveny & Myers LLP is expected to render an opinion that, commencing with our first taxable year in which we make an election to be taxed as a REIT, we will be organized in conformity with the requirements for qualification as a REIT under the Code, and our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT under the Code. Investors should be aware that the opinion of O’Melveny & Myers LLP will be based upon customary assumptions, will be conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our assets, income, organizational documents, stockholder ownership, and the present and future conduct of our business and will not be binding upon the IRS or any court. We have not received, and do not intend to seek, any rulings from the IRS regarding our status as a REIT or our satisfaction of the REIT requirements. The IRS may challenge our status as a REIT, and a court could sustain any such challenge. In addition, the opinion of O’Melveny & Myers LLP will be based on U.S. federal income tax law governing qualification as a REIT in effect as of the date thereof, which is subject to change either prospectively or retroactively. Moreover, our qualification and taxation as a REIT depends upon our ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the U.S. federal tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of the ownership of our shares, and the percentage of our taxable income that we distribute. O’Melveny & Myers LLP will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that our actual results of operations for any particular taxable year will satisfy such requirements. For a discussion of the tax consequences of our failure to qualify as a REIT, see “—Failure to Qualify as a REIT.”
So long as we qualify for taxation as a REIT, we generally are not subject to U.S. federal income tax on the portion of our taxable income or capital gain that is distributed to stockholders annually as long as we qualify as a REIT. This treatment substantially eliminates the “double taxation” (i.e., at both the corporate and stockholder levels) that typically results from investment in a corporation.
Notwithstanding our qualification as a REIT, we will be subject to U.S. federal income tax as follows:
•	we will be taxed at normal corporate rates on any undistributed net income (including undistributed net capital gains);
•
if we fail to satisfy either the 75% or the 95% gross income tests (discussed below), but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a 100% tax on the greater of (1) the amount by which we fail the 75% test and (2) the amount by which we fail the 95% test, in either case, multiplied by a fraction intended to reflect our profitability;

•
if we should fail to satisfy the asset tests or other requirements applicable to REITs, as described below, yet nonetheless maintain our qualification as a REIT because there is reasonable cause for the failure and other applicable requirements are met, we may be subject to an excise tax;

•	we will be subject to a tax of 100% on net income from any “prohibited transaction;”
•
we will be subject to tax, at the highest corporate rate, on net income from (1) the sale or other disposition of “foreclosure property” (generally, property acquired by us through foreclosure or after a default on a loan secured by the property or a lease of the property and for which an election is in effect) that is held primarily for sale to customers in the ordinary course of business or (2) other non-qualifying income from foreclosure property;

•
if we fail to distribute during each calendar year at least the sum of (1) 85% of our REIT ordinary income for the year, (2) 95% of our REIT capital gain income for the year and (3) any undistributed taxable income from prior years, we will be subject to a 4% excise tax on the excess of the Required Distribution over the sum of (a) the amounts actually distributed plus (b) the amounts with respect to which certain taxes are imposed on us;

•	if we acquire any asset from a “C corporation” (that is, a corporation generally subject to the full corporate level tax) in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the C corporation, and we recognize gain on the disposition of the asset during a five-year period beginning on the date that we acquired the asset, then the asset’s “built-in” gain generally will be subject to tax at the highest regular corporate rate;
•
if we fail to qualify for taxation as a REIT because we failed to distribute by the end of the relevant year any earnings and profits we inherited from a taxable C corporation during the year (e.g., by tax-free merger or tax-free liquidation), and the failure is not due to fraud with intent to evade tax, we generally may retain our REIT status by paying a special distribution, but we will be required to pay an interest charge on 50% of the amount of undistributed non-REIT earnings and profits;

•	a 100% tax may be imposed on certain transactions between us and our taxable REIT subsidiaries (“TRSs”) that do not reflect arm’s length terms;
•
we may be required to pay monetary penalties to the IRS in certain circumstances, including if we fails to satisfy the record keeping requirements intended to monitor our compliance with rules relating to the ownership of our common stock, as described below in “—Requirements for Qualification—Organizational Requirements”;

•	certain of our subsidiaries, if any, may be subchapter C corporations, the earnings of which could be subject to federal corporate income tax; and
•
we and our subsidiaries, if any, may be subject to a variety of taxes, including state, local and foreign income taxes, property taxes and other taxes on our assets and operations and could also be subject to tax in situations and on transactions not presently contemplated.

We will use the calendar year both for U.S. federal income tax purposes and for financial reporting purposes.
Requirements for Qualification. To qualify as a REIT for U.S. federal income tax purposes, we must elect to be treated as a REIT and must meet various (a) organizational requirements, (b) gross income tests, (c) asset tests and (d) annual distribution requirements.
Organizational Requirements. A REIT must be organized as a corporation, trust or association:
(1)	that is managed by one or more trustees or directors;
(2)	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;
(3)	that would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code;
(4)	that is neither a financial institution nor an insurance company subject to specified provisions of the Code;
(5)	the beneficial ownership of which is held by 100 or more persons;
(6)
during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, or by application of certain constructive ownership rules, by five or fewer individuals (as defined in the Code to include some entities that would not ordinarily be considered “individuals”); and

(7)	that meets other tests, described below, regarding the nature of its income and assets.
The Code provides that conditions (1) through (4) must be met during our entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. The Charter provides for restrictions regarding transfer of our capital stock, in order to assist us in continuing to satisfy the share ownership requirements described in (5) and (6) above. These transfer restrictions are described in “Description of Capital Stock—Ownership Limitations and Exceptions” and “—Transfer Restrictions.”
We will be treated as having satisfied condition (6) above if we complies with the regulatory requirements to request information from our stockholders regarding their actual ownership of our common stock, and we do not know, or in exercising reasonable diligence would not have known, that we failed to satisfy this condition. If we fail to comply with these regulatory requirements for any taxable year we will be subject to a penalty of $25,000, or $50,000 if such failure was intentional. However, if our failure to comply was due to reasonable cause and not willful neglect, no penalties will be imposed.
Gross Income Tests. We must satisfy the following two separate gross income tests each year:
•
75% Gross Income Test. At least 75% of our gross income (excluding gross income from prohibited transactions, income from certain hedging transactions and certain foreign currency gains) must consist of income derived directly or indirectly from investments relating to real property or mortgages on real property (generally including rents from real property, dividends from other REITs, and, in some circumstances, interest on mortgages), or some types of temporary investment income.

•
95% Gross Income Test. At least 95% of our gross income (excluding gross income from prohibited transactions, income from certain hedging transactions and certain foreign currency gains) must consist of items that satisfy the 75% gross income test and certain other items, including dividends, interest and gain from the sale or disposition of stock or securities (or from any combination of these types of income).

Interest income that we receive will satisfy the 75% gross income test (as described above) to the extent that it is derived from a loan that is adequately secured by a mortgage on real property or on interests in real property (including, in the case of a loan secured by both real property and personal property, such personal property if it does not exceed 15% of the total fair market value of all of the property securing the loan). If a loan is secured by both real property and other property (and such other property is not treated as real property as described above), and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan, determined as of (a) the date we agreed to acquire or originate the loan or (b) in the event of a “significant modification,” the date we modified the loan, then a part of the interest income from such loan equal to the percentage amount by which the loan exceeds the value of the real property will not be qualifying income for purposes of the 75% gross income test, but may be qualifying income for purposes of the 95% gross income test.
While we do not currently expect to originate or acquire mezzanine loans, we are not prohibited from doing so. The IRS has provided a safe harbor with respect to the treatment of a mezzanine loan as a loan and therefore as a qualifying asset for purposes of the REIT asset tests, but not rules of substantive law. Pursuant to the safe harbor, if a mezzanine loan meets certain requirements, it will be treated by the IRS as a qualifying real estate asset for purposes of the REIT asset tests, and interest derived from the mezzanine loan will be treated as qualifying mortgage interest for purposes of the REIT 75% income test. However, structuring a mezzanine loan to meet the requirements of the safe harbor may not always be practical. To the extent that any of our mezzanine loans do not meet all of the requirements for reliance on the safe harbor, such loans might not be properly treated as qualifying loans for REIT purposes.
If we receive contingent interest that is based on the cash proceeds realized upon the sale of the property securing the loan, then the income attributable to the participation feature will be treated as gain from the sale of the underlying real property and will satisfy both the 75% and 95% gross income tests provided that the property is not held by the borrower as inventory or dealer property. Interest income that we receive from a loan in which all or a portion of the interest income payable is contingent on the gross receipts or sales of the borrower will generally be qualifying income for purposes of both the 75% and 95% gross income tests.
We may receive fee income in a number of circumstances, including from loans that we originate. Fee income, including prepayment penalties, loan assumption fees and late payment charges that are not compensation for services, generally will be qualifying income for purposes of both the 75% and 95% gross income tests if it is received in consideration for us entering or having entered into an agreement to make a loan secured by real property or an interest in real property and the fees are not determined by income and profits of the borrower. Other fees generally are not qualifying income for purposes of either gross income test. Fees earned by any TRSs are not included in computing the 75% and 95% gross income tests, and thus neither assist nor hinder our compliance with these tests.
Prohibited Transactions. Net income from prohibited transactions is subject to a 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property) that is held primarily for sale to customers in the ordinary course of a trade or business. Whether property is held

“primarily for sale to customers in the ordinary course of a trade or business” depends on the specific facts and circumstances. The Code provides a safe harbor pursuant to which sales of assets held for at least two years and meeting certain additional requirements will not be treated as prohibited transactions, but compliance with the safe harbor may not always be practical. We intend to continue to conduct our operations so that no asset that we own (or are treated as owning) will be treated as, or as having been, held as inventory or for sale to customers and that a sale of any such asset will not be treated as having been in the ordinary course of our business.
Effect of Subsidiary Entities. In the case of a REIT that is a partner in a partnership, Treasury regulations provide that for purposes of applying the gross income and asset tests the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership will remain the same in the hands of the REIT for U.S. federal income tax purposes.
A TRS is a corporation in which we directly or indirectly own stock and that jointly with us elects to be treated as our TRS under Section 856(l) of the Code. If our TRS owns, directly or indirectly, securities representing 35% or more of the vote or value of a subsidiary corporation, that subsidiary will also be treated as our TRS. A TRS is subject to U.S. federal income tax and state and local income tax, where applicable, as a regular C corporation. Generally, a TRS can engage in activities that, if conducted by us other than through a TRS, could result in the receipt of non-qualified income or the ownership of non-qualified assets. However, several provisions regarding the arrangements between a REIT and its TRSs ensure that a TRS will be subject to an appropriate level of U.S. federal income taxation. For example, we will be obligated to pay a 100% penalty tax on some payments that we receive or certain other amounts or on certain expenses deducted by the TRS if the economic arrangements among us, our borrowers and/or the TRS are not comparable to similar arrangements among unrelated parties.
We may own interests in one or more TRSs that may receive management fee income and/or hold assets or generate income that could cause us to fail the REIT income or asset tests or subject it to the 100% tax on prohibited transactions. Our TRSs may incur significant amounts of U.S. federal, state and local income taxes and, if doing business or owning property outside of the United States, significant non-U.S. taxes.
Relief Provisions for Failing the 75% or the 95% Gross Income Tests. If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year if we are entitled to relief under provisions of the Code. Relief provisions are generally available if:
•
following our identification of the failure to meet the 75% or 95% gross income tests for any taxable year, we file a schedule with the IRS setting forth each item of our gross income for purposes of the 75% or 95% gross income tests for such taxable year; and

•	our failure to meet these tests was due to reasonable cause and not willful neglect.
However, it is not possible to state whether in all circumstances we would be entitled to the benefit of these relief provisions. As discussed above in “—Taxation,” even if the relief provisions apply, a tax will be imposed with respect to some or all of our excess nonqualifying gross income, reduced by approximated expenses.
Asset Tests. We must satisfy the following four tests relating to the nature of our assets at the close of each quarter of our taxable year:
•
at least 75% of the value of our total assets must be represented by real estate assets (including (1) our allocable share of real estate assets held by partnerships in which we own an interest, (2) stock or debt instruments held for not more than one year purchased with the proceeds of our stock offering or long-term (at least five years) debt offering, cash, cash items and government securities, (3) stock in other REITs and (4) certain mortgage-backed securities and loans);

•	not more than 25% of our total assets may be represented by securities other than those in the 75% asset class;
•
of the investments included in the 25% asset class, the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets (unless the issuer is a TRS), and we may not own more than 10% of the vote or value of any one issuer’s outstanding securities (unless the issuer is a TRS or we can avail ourselves of the rules relating to certain securities and “straight debt” summarized below);

•	not more than 20% of the value of our total assets may be represented by securities of one or more TRS; and
•	not more than 25% of the value of our total assets may be represented by debt instruments of publicly offered REITs that are not secured by mortgages on real property or interests in real property.
The term “securities,” generally includes debt securities issued by a partnership or another REIT. However, “straight debt” securities and certain other obligations, including loans to individuals or estates, certain specified loans to partnerships, certain specified rental agreements and securities issued by REITs are not treated as “securities” for purposes of the “10% value” asset test. “Straight debt” means a written unconditional promise to pay on demand or on a specified date a sum certain in cash if (i) the debt is not convertible, directly or indirectly, into stock, (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors (subject to certain specified exceptions), and (iii) the issuer is either not a corporation or partnership, or the only securities of the issuer held by us, and certain of TRSs, subject to a de minimis exception, are straight debt and other specified assets.
The above asset tests must be satisfied not only on the date that we acquire securities in the applicable issuer, but also in each quarter we acquire any security or other property. After initially meeting the asset tests at the beginning of any quarter, we will not lose our REIT status if we fails to satisfy the asset tests at the end of a later quarter solely by reason of changes in the relative values of our assets. If the failure to satisfy the asset tests results from the acquisition of securities or other property during a quarter, the failure can be cured by a disposition of sufficient non-qualifying assets or acquisition of sufficient qualifying assets within 30 days after the close of that quarter. Although we plan to take steps to ensure that we satisfy such steps for any quarter with respect to which retesting is to occur, there can be no assurance that such steps will always be successful, or will not require a reduction in our overall interest in an issuer. If we fail to cure the noncompliance with the asset tests within this 30-day period, we could fail to qualify as a REIT.
In certain cases, we may avoid disqualification for any taxable year if we fail to satisfy the asset tests after the 30 day cure period. We will be deemed to have met certain of the REIT asset tests if the value of our non-qualifying assets for such tests (i) does not exceed the lesser of (a) 1% of the total value of our assets at the end of the applicable quarter or (b) $10,000,000, and (ii) we dispose of the non-qualifying assets within six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered. For violations due to reasonable cause rather than willful neglect that are in excess of the de minimis exception described above, we may avoid disqualification as a REIT, after the 30 day cure period, by taking steps including (i) the disposition of sufficient assets to meet the asset test within six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered, (ii) paying a tax equal to the greater of (a) $50,000 or (b) the highest corporate tax rate multiplied by the net income generated by the non-qualifying assets, and (iii) disclosing certain information to the IRS. If we fail the asset test and cannot avail ourselves of these relief provisions, we may fail to qualify as a REIT.
Annual Distribution Requirements. We are required to distribute dividends (other than capital gain dividends) to our stockholders in an amount at least equal to (i) the sum of (a) 90% of our REIT taxable income (computed without regard to the dividends paid deduction and our net capital gain) and (b) 90% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of specified items of noncash income. Dividends must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely files our tax return for that year and if paid on or before the first regular dividend payment after the declaration. To the extent that we do not distribute all of our net capital gain or distributes at least 90%, but less than 100%, of our REIT taxable income, as adjusted, we will be subject to tax on the undistributed amount at regular ordinary and capital gains corporate tax rates, as applicable. We may designate all or a portion of our undistributed net capital gains as being includable in the income of our stockholders as gain from the sale or exchange of a capital asset. If so, the stockholders receive an increase in the basis of their stock in the amount of the income recognized. Stockholders are also to be treated as having paid their proportionate share of the capital gains tax imposed on us on the undistributed amounts and receive a corresponding decrease in the basis of their stock. Furthermore, if we should fail to distribute during each calendar year at least the sum of (1) 85% of our REIT ordinary income for that year, (2) 95% of our REIT capital gain net income for that year and (3) any undistributed taxable income from prior periods, we would be subject to a 4% excise tax on the excess of the Required Distribution over the sum of (a) the amounts actually distributed and (b) the undistributed amounts on which certain taxes are imposed on us. We intend to make timely distributions sufficient to satisfy all annual distribution requirements.
From time to time, we may experience timing differences between (1) the actual receipt of income and actual payment of deductible expenses and (2) the inclusion of that income and deduction of those expenses in arriving at our taxable income. Further, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. Additionally, we may incur cash expenditures that are not currently deductible for tax purposes. As such, we may have less cash available for distribution than is necessary to meet our annual 90% distribution requirement or to avoid tax with respect to capital gain or the excise tax imposed on specified undistributed income. To meet the 90% distribution requirement necessary to qualify as a REIT or to avoid tax with respect to capital gain or the excise tax imposed on specified undistributed income, we may find it appropriate to arrange for short-term (or possibly long-term) borrowings or to pay distributions in the form of taxable stock dividends (discussed immediately below) or engage in other potentially adverse transactions.
Under some circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being disqualified as a REIT or taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.
Record Keeping Requirements. To elect taxation as a REIT under applicable Treasury regulations, we must maintain records and request information from our stockholders designed to disclose the actual ownership of our stock. We intend to comply with these requirements.
Affiliated REITs. If any REIT in which we acquire an interest fails to qualify for taxation as a REIT in any taxable year, that failure could, depending on the circumstances, adversely affect our ability to satisfy the various asset and income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation that is not a REIT or a TRS, as further described above.
Failure to Qualify as a REIT. If we fail to qualify for taxation as a REIT for U.S. federal income tax purposes in any taxable year and the relief provisions do not apply, we will be subject to tax on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify will not be deductible by us, nor will we be required to make those distributions. If we fail to so qualify and the relief provisions do not apply, to the extent of current and accumulated earnings and profits, all distributions to stockholders generally will be taxable at capital gain rates if certain minimum holding period requirements are met, and, subject to specified limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. It is not possible to state whether in all circumstances we would be entitled to statutory relief.
We can invoke specified cure provisions for any taxable year in the event we violate a provision of the Code that would otherwise result in our failure to qualify as a REIT. These cure provisions would limit the instances causing our disqualification as a REIT for violations due to reasonable cause, and would instead require the payment of a monetary penalty.
Possible Treatment of AFC and AFC Warehouse as Stapled Entities. Section 269B(a)(3) of the Code provides that if a REIT and a non-REIT are “stapled entities,” as such term is defined in Section 269B(c)(2) of the Code, then the REIT and the non-REIT shall be treated as one entity for purposes of determining whether either entity qualifies as a REIT. The term “stapled entities” means any group of two or more entities if more than 50% in value of the Beneficial Ownership in each of such entities consists of “stapled interests.” Two or more interests are stapled interests if, by reason of form of ownership, restrictions on transfer, or other terms or conditions, in connection with the transfer of one of such interests the other such interests are also transferred or required to be transferred. If Section 269B(a)(3) applied to us and AFC Warehouse, we might not be able to satisfy the gross income and/or assets tests (described above) and thus may not be eligible to be taxed as a REIT. Assuming

Section 269B(a)(3) of the Code does not apply to us and AFC Warehouse, the IRS could still challenge our REIT status on the basis that we and AFC Warehouse should be treated as one entity under general tax principles. A challenge by the IRS on either basis, if successful, could result in the loss of our REIT status.
If we failed to qualify as a REIT under the rules described in the previous paragraph, and we were not entitled to relief under certain Code provisions, we would be subject to a material tax liability and unable to elect REIT status for the four taxable years following the year during which we ceased to so qualify. In addition, if we and AFC Warehouse were treated as a single entity under the Code, such single entity’s income and assets may differ from the type of income and assets required to qualify as a REIT. Thus, even if a relief provision under certain Code provisions were available, we and AFC Warehouse would likely need to further restructure our operations and/or ownership structure in order for us to qualify as a REIT under the Code, and there is no assurance that any such restructuring could be accomplished. Shares of our common stock and units of AFC Warehouse are freely and independently transferrable. As a result, we believe, and the remainder of this discussion assumes, we and AFC Warehouse will not be treated as the same entity for purposes of determining whether we qualify as a REIT.
Taxation of U.S. Holders of our common stock
Distributions. As long as we qualify as a REIT for U.S. federal income tax purposes, distributions made to our taxable U.S. Holders of our common stock will be taxed as follows:
•
Distributions out of current or accumulated earnings and profits (and not designated as capital gain dividends) generally constitute ordinary dividend income to U.S. Holders and will generally not be eligible for the dividends received deduction for corporations or the preferential tax rate for “qualified dividend income” (other than ordinary dividends attributable to dividends from taxable corporations, such as TRSs and to income upon which we have paid corporate income tax). However, under the Tax Cuts and Jobs Act of 2017 (“TCJA”), stockholders that are individuals, trusts or estates generally may deduct up to 20% of certain qualified business income, including “qualified REIT dividends” (generally, dividends received by a REIT shareholder that are not designated as capital gain dividends or qualified dividend income), subject to certain limitations.

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Distributions in excess of current and accumulated earnings and profits are not taxable to a U.S. Holder to the extent that they do not exceed the adjusted basis of the U.S. Holder’s shares, but rather reduce the adjusted basis of those shares. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a U.S. Holder’s shares, they are to be included in income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less).

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Distributions designated as capital gain dividends constitute long-term capital gains (to the extent they do not exceed our actual net capital gain for the taxable year) without regard to the period for which the U.S. Holder has held our stock. Corporate U.S. Holders may be required to treat up to 20% of some capital gain dividends as ordinary income. Capital gains dividends attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% U.S. federal income tax rate for U.S. Holders who are individuals, trusts or estates, to the extent of previously claimed depreciation deductions.

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If we elect to retain and pay income tax on our net long-term capital gain, each holder of our common stock would: (1) include our proportionate share of our undistributed long-term capital gain (to the extent we make a timely designation of such gain to the stockholder) in our income, (2) be deemed to have paid our proportionate share of the tax that we paid on such gain and (3) be allowed a credit for our proportionate share of the tax deemed to have been paid, with an adjustment made to increase the holder’s basis in our stock by the difference between (a) the amount of capital gain included in income and (b) the amount of tax deemed paid by the holder.

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Distributions declared by us in October, November or December of any year payable to a U.S. Holder of record on a specified date in October, November or December will be treated as both paid by us and received by the U.S. Holder on December 31 of that year, provided that the distribution is actually paid by us during January of the following calendar year.

U.S. Holders may not include in their individual income tax returns any of our net operating losses or capital losses.
In determining the extent to which a distribution constitutes a dividend for U.S. federal income tax purposes, our earnings and profits generally will be allocated first to distributions with respect to our preferred stock, if any, prior to allocating any remaining earnings and profits to distributions on our common stock. If we have net capital gains and designate some or all of our distributions as capital gain dividends to that extent, although the proper tax treatment of those amounts is not entirely clear, we intend to allocate the capital gain dividends among different classes of stock in proportion to the allocation of earnings and profits as described above.
Distributions Consisting of Stock and Cash. We may make distributions in cash and shares of our common stock. With respect to each such distribution, each U.S. Holder must include the sum of the value of the shares of our common stock and the amount of cash, if any, received pursuant to the dividend in our gross income as a taxable dividend to the extent that the distribution is made out of our current and accumulated earnings and profits. For this purpose, the amount of the dividend paid in our common stock will be equal to the amount of cash that could have been received instead of our common stock. A U.S. Holder that receives shares of our common stock pursuant to the dividend would have a tax basis in such stock equal to the amount of cash that could have been received instead of such stock as described above, and the holding period in such stock would begin on the day following the payment date for the dividend. Accordingly, a U.S. Holder’s tax liability with respect to such dividend may be significantly greater than the amount of cash it receives.
Tax Rates. The current maximum tax rate applicable to non-corporate taxable U.S. Holders for long-term capital gains, including capital gain dividends, and for certain dividends, has generally been reduced to a maximum of 20%. Short-term capital gains recognized by non-corporate taxpayers are taxed at ordinary income rates (currently up to 37%). Gains recognized by corporate taxpayers (other than tax-exempt taxpayers) are currently subject to U.S. federal income tax at a maximum rate of 37%, whether or not classified as long-term capital gains. The deductibility of capital losses is subject to certain limitations.
In general, dividends paid by REITs are not eligible for the reduced tax rate on corporate dividends, except to the extent the REIT’s dividends are attributable either to dividends received from taxable corporations (such as our taxable REIT subsidiaries), to income that was subject to tax at the corporate (REIT) level or to dividends properly designated by us as capital gain dividends. In addition, individuals will be subject to a 3.8% surtax on the lesser of (i) their net investment income (including, among other things, dividend and capital gains from the sale or other disposition of stock), or (ii) the excess of their adjusted gross income, increased by any foreign earned income otherwise excluded from adjusted gross income over their applicable “threshold amount.” The applicable threshold amounts include: for married couples filing a joint return (and surviving spouses), $250,000; for a married taxpayer filing an individual return, $125,000; and for single and head-of-household taxpayers, $200,000. Taxable estates and certain trusts are also subject to a 3.8% surtax on the lesser of (i) their undistributed net investment income for the tax year, or (ii) any excess of their adjusted gross income over the dollar amount at which the highest tax bracket for estates and trusts begins for the tax year. U.S. Holders should consult their tax advisors regarding the effect, if any, of this 3.8% surtax on their ownership and disposition of our common stock.
Sale, Exchange, Repurchase or Other Disposition of our common stock. Upon a sale, repurchase or other taxable disposition of our common stock, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount of cash and the fair market value of property received on the sale or other disposition and such holder’s adjusted tax basis in our common stock. Such capital gain or loss will be long-term capital gain or loss if a U.S. Holder’s holding period for our common stock is more than one year. In general, any loss upon a sale or exchange of shares by a U.S. Holder, if such holder has held the shares for six months or less (after applying certain holding period rules), will be treated as a long-term capital loss to the extent of distributions from us required to be treated by such holder as long-term capital gain. The deductibility of capital losses is subject to a number of limitations.
Backup Withholding and Information Reporting. Information with respect to dividends paid on our common stock and proceeds from the sale or other disposition of our common stock may be required to be reported to U.S. Holders and to the IRS. This obligation, however, does not apply with respect to payments to certain U.S. Holders, including corporations and tax-exempt organizations.

A U.S. Holder may be subject to backup withholding (currently at a rate of 24%) with respect to distributions paid on our common stock, or with respect to proceeds received from a sale or other disposition of our common stock. Backup withholding will not apply, however, if the U.S. Holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates such fact or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable backup withholding rules. To establish status as an exempt person, a U.S. Holder will generally be required to provide certification on IRS Form W-9.
U.S. Holders should consult their personal tax advisor regarding their qualification for an exemption from backup withholding and the procedures of obtaining such an exemption, if applicable. The backup withholding tax is not an additional tax and taxpayers may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund as long as they timely provide certain information to the IRS.
Treatment of Tax-Exempt Holders. Distributions on our common stock by us to a tax-exempt employee pension trust, or other domestic tax-exempt holder, generally will not constitute unrelated business taxable income (“UBTI”), unless the holder has borrowed to acquire or carry our common stock. However, qualified trusts that hold more than 10% (by value) of some REITs may be required to treat a specified percentage of those REITs’ distributions as UBTI. This requirement will apply only if (1) the REIT would not qualify as such for U.S. federal income tax purposes but for the application of a “look-through” exception to the “five or fewer” requirement applicable to shares held by qualified trusts and (2) the REIT is “predominantly held” by “qualified trusts” (as defined below). A REIT is predominantly held if either (1) a single qualified trust holds more than 25% by value of the REIT interests; or (2) one or more qualified trusts, each owning more than 10% by value of the REIT interests, hold in the aggregate more than 50% by value of the REIT interests. The percentage of any REIT dividend treated as UBTI is equal to the ratio of (a) the UBTI earned by the REIT (treating the REIT as if it were a qualified trust and therefore subject to tax on UBTI) to (b) the total gross income (less specified associated expenses) of the REIT. A de minimis exception applies in any year in which the ratio set forth in the preceding sentence is less than 5%. For these purposes, a qualified trust is any trust described in Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code.
Taxation of Non-U.S. Holders
The rules governing U.S. federal income taxation of Non-U.S. Holders are complex. This section is only a summary of such rules. We urge Non-U.S. Holders to consult their own tax advisors to determine the impact of federal, state and local income tax laws on ownership of our common stock, including any reporting requirements. The rules below regarding distributions generally apply in the same manner regardless of whether the distribution is made in cash or is a taxable stock dividend.
Distributions Generally. A Non-U.S. Holder who receives a distribution that is not attributable to gain from our sale or exchange of “United States real property interests” within the meaning of Section 897 of the Code (“USRPIs”) and that we do not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that we pay the distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the dividend ordinarily will apply unless an applicable tax treaty, reduces or eliminates the tax. Under some treaties, lower withholding tax rates generally applicable to dividends do not apply to dividends from REITs (or are not as favorable for REIT dividends as compared to non-REIT dividends). However, if a distribution is treated as effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business, the Non-U.S. Holder generally will be subject to U.S. federal income tax on the distribution at graduated rates, in the same manner as U.S. Holders are taxed on distributions, unless an applicable income tax treaty provides otherwise, and in the case of a corporate Non-U.S. Holder also may be subject to a branch profits tax at the rate of 30% (or lower treaty rate). In general, Non-U.S. Holders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our common stock.
A Non-U.S. Holder generally will not be subject to U.S. federal income tax on a distribution not attributable to gain from our sale or exchange of a USRPI and in excess of our current and accumulated earnings and profits if the excess portion of the distribution does not exceed the Non-U.S. Holder’s adjusted basis in its stock. Instead, the excess portion of such a distribution will reduce the adjusted basis of that stock. A Non-U.S. Holder will be subject to U.S. federal income tax on a distribution that exceeds both our current and accumulated earnings and profits and the Non-U.S. Holder’s adjusted basis in its stock, if the Non-U.S. Holder otherwise would be subject to U.S. federal income tax on gain from the sale or disposition of its stock, as described below. As also discussed below, we may nevertheless withhold on such distributions even if the distributions are not ultimately subject to U.S. federal income tax. A Non-U.S. Holder may file to claim a refund to the extent that withholdings result in tax payments in excess of its U.S. federal income tax liability.
For U.S. federal income tax purposes, we generally plan to withhold U.S. federal income tax at the rate of 30% on the gross amount of any distribution (other than distributions designated as capital gain dividends or distributions of USRPI gain subject to the Foreign Investment in Real Property Act (“FIRPTA”) as discussed below) made to a Non-U.S. Holder unless the Non-U.S. Holder provides us with appropriate documentation:
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evidencing that such Non-U.S. Holder is eligible for an exemption or reduced rate under an applicable income tax treaty, generally an IRS Form W-8BEN or Form W-8BEN-E (in which case we will withhold at the lower treaty rate); or

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claiming that the distribution is income that is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States, generally an IRS Form W-8ECI (in which case we will not withhold tax).

Additional withholding regulations may require us to withhold 15% of any distribution that exceeds its current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution (other than distributions subject to FIRPTA, as described above, and except to the extent an exemption or a lower rate of withholding applies), to the extent that we do not do so, we will withhold at a rate of 15% on any portion of such a distribution.
Distributions Attributable to the Sale or Exchange of Real Property. Except as discussed below with respect to “qualified shareholders” and “qualified foreign pension funds,” for any year in which we qualify as a REIT, a Non-U.S. Holder will incur tax on distributions by us that are attributable to gain from its sale or exchange of USRPIs under special provisions of the U.S. federal income tax laws known as FIRPTA. The term USRPIs includes interests in real property and shares in corporations at least 50% of whose real estate and business assets consist of interests in U.S. real property. The term USRPI generally does not include interests in loans or other debt securities. As a result, we do not anticipate that we will generate material amounts of gain that would be subject to FIRPTA.
Under FIRPTA, a Non-U.S. Holder is taxed on distributions by us attributable to gain from sales of USRPIs as if the gain were effectively connected with a U.S. trade or business of the Non-U.S. Holder. A Non-U.S. Holder thus would be taxed on such a distribution at regular tax rates applicable to U.S. holders, subject to any applicable alternative minimum tax for non-corporate holders. A corporate Non-U.S. Holder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. We must withhold 21% of any distribution that is a distribution attributable to USRPI gain and may be required to withhold 21% of any capital gain dividend (or amounts that could have been designated as a capital gain dividend) not otherwise subject to withholding as a distribution of USRPI gain. A Non-U.S. Holder may receive a credit against its tax liability for the amount we withhold.
Notwithstanding the foregoing, FIRPTA and the 21% withholding tax will not apply to any distribution with respect to any class of our stock that is regularly traded on an established securities market located in the United States if the recipient Non-U.S. Holder did not own more than 10% of such class of stock at any time during the one-year period ending on the date of distribution. Instead, any distribution will be treated as an ordinary distribution subject to the rules discussed above. As noted above, we anticipate that our common shares will be treated as being regularly traded on an established securities market following this offering.
Dispositions of Stock. A Non-U.S. Holder generally will not incur tax under FIRPTA with respect to gain on a disposition of our common stock as long we are a “domestically controlled REIT.” A REIT will be domestically controlled REIT if non-U.S. persons hold, directly or indirectly, less than 50% in value of its stock at all times during the five-year period ending on the date of disposition. For these purposes, a person holding less than 5% of any regularly traded classes of stock of a REIT for five years will be treated as a U.S. person unless the REIT has actual knowledge that such person is not a U.S. person.
Regardless of the extent of our non-U.S. ownership, if our common stock is regularly traded on an established securities market, a Non-U.S. Holder will not incur tax under FIRPTA on a disposition of the shares if such

non-U.S. stockholder owned, actually or constructively, at all times during a specified testing period, 10% or less of the total fair market value of such class of stock. The testing period is the shorter of (1) the period during which the non-U.S. stockholder held the shares and (2) the five-year period ending on the disposition date.
If the gain on the sale of our common stock were taxed under FIRPTA, a Non-U.S. Holder would be taxed on that gain in the same manner as U.S. holders subject to any applicable alternative minimum tax. Furthermore, a Non-U.S. Holder generally will incur U.S. federal income tax on gain not subject to FIRPTA if:
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the gain is effectively connected with the Non-U.S. Holder’s U.S. trade or business, in which case, unless an applicable income tax treaty provides otherwise, the Non-U.S. Holder will be subject to the same treatment as U.S. holders with respect to such gain and may be subject to the 30% branch profits tax on its effectively connected earnings and profits, subject to adjustments, in the case of a foreign corporation; or

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the Non-U.S. Holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and meets certain other criteria, in which case the Non-U.S. Holder will incur a 30% tax on his or her capital gains derived from sources within the United States (net of certain losses derived from sources within the United States), unless an applicable income tax treaty provides otherwise.

Qualified Shareholders. To the extent our stock is held directly (or indirectly through one or more partnerships) by a “qualified shareholder,” it will not be treated as a USRPI. Thus, gain from the sale or exchange of our common stock (including distributions treated as gain from the sale or exchange of our common stock) will not be subject to tax unless such gain is treated as effectively connected with the qualified shareholder’s conduct of a U.S. trade or business. Further, to the extent such treatment applies, any distribution to such shareholder will not be treated as gain recognized from the sale or exchange of a USRPI (and capital gain dividends and non-dividend distributions to such shareholder may be treated as ordinary dividends). For these purposes, a qualified shareholder is generally a Non-U.S. Holder that (1)(A) is eligible for treaty benefits under an income tax treaty with the United States that includes an exchange of information program, and the principal class of interests of which is listed and regularly traded on one or more stock exchanges as defined by the treaty, or (B) is a foreign limited partnership organized in a jurisdiction with an exchange of information agreement with the United States and that has a class of regularly traded limited partnership units (having a value greater than 50% of the value of all partnership units) on the NYSE or the Nasdaq Stock Market, (2) is a “qualified collective investment vehicle” (within the meaning of Section 897(k)(3)(B) of the Code) and (3) maintains records of persons holding 5% or more of the class of interests described in clauses (1)(A) or (1)(B) above. However, in the case of a qualified shareholder having one or more “applicable investors,” the exception described in the first sentence of this paragraph will not apply to the “applicable percentage” of the qualified shareholder’s stock (with the “applicable percentage” generally meaning the percentage of the value of the interests in the qualified shareholder held by applicable investors after applying certain constructive ownership rules). The applicable percentage of the amount realized by a qualified shareholder on the disposition of our common stock or with respect to a distribution from us attributable to gain from the sale or exchange of a USRPI will be treated as amounts realized from the disposition of USRPIs. Such treatment shall also apply to applicable investors in respect of distributions treated as a sale or exchange of stock with respect to a qualified shareholder. For these purposes, an “applicable investor” is a person (other than a qualified shareholder) who generally holds an interest in the qualified shareholder and holds more than 10% of our stock (applying certain constructive ownership rules).
Qualified Foreign Pension Funds. For FIRPTA purposes neither a “qualified foreign pension fund” nor any entity all of the interests of which are held by a qualified foreign pension fund (a “qualified controlled entity”) is treated as a Non-U.S. Holder. For these purposes, a “qualified foreign pension fund” is an organization or arrangement (1) created or organized in a foreign country, (2) established by a foreign country (or one or more political subdivisions thereof) or one or more employers to provide retirement or pension benefits to current or former employees (including self-employed individuals) or their designees as a result of, or in consideration for, services rendered, (3) which does not have a single participant or beneficiary that has a right to more than 5% of its assets or income, (4) which is subject to government regulation and with respect to which annual information about its beneficiaries is provided, or is otherwise available, to relevant local tax authorities and (5) with respect to which, under its local laws, (A) contributions that would otherwise be subject to tax are deductible or excluded from its gross income or taxed at a reduced rate, or (B) taxation of its income is deferred, or such income is excluded from its gross income or taxed at a reduced rate. Distributions received by qualified foreign pension funds and their wholly owned non-U.S. subsidiaries will be taxed as described above at “—Distributions Generally” regardless of whether the distribution is attributable to the sale of a USRPI. Gain of a qualified foreign pension fund or its wholly owned non-U.S. subsidiary treated as gain from the sale or exchange of our common stock as well as our capital gain dividends and distributions treated as gain from the sale or exchange of our common stock under the rules described above at “—Distributions Generally” will not be subject to tax unless such gain is treated as effectively connected with the qualified foreign pension fund’s (or the subsidiary’s, as applicable) conduct of a U.S. trade or business, in which case the qualified foreign pension fund (or subsidiary) generally will be subject to tax at the graduated rates applicable to ordinary income, in the same manner as U.S. holders, unless an applicable income tax treaty provides otherwise, and may be subject to the 30% branch profits tax on its effectively connected earnings and profits, subject to adjustments, in the case of a foreign corporation. Proposed Treasury Regulations would provide, among other things, that interests in a qualified controlled entity may be held by one or more qualified foreign pension funds directly or indirectly through one or more qualified controlled entities. These regulations are generally proposed to apply after they are finalized; provided that taxpayers may be able to rely on them for transactions occurring on or after December 18, 2015 (and certain provisions of the proposed regulations are proposed to apply with respect to transactions occurring on or after June 6, 2019).
Information Reporting and Backup Withholding. The applicable withholding agent will report to our Non-U.S. Holders and the IRS the amount of dividends treated as paid during each calendar year and the amount of any tax withheld with respect to such payments. Copies of the information returns reporting such payments and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides or is established under the provisions of an applicable income tax treaty or agreement. In addition, a Non-U.S. Holder may be subject to backup withholding with respect to dividends paid on our common stock, unless the Non-U.S. Holder certifies that it is not a U.S. person or otherwise establishes an exemption. If the proceeds of a disposition of stock are paid by or through a U.S. office of a broker dealer, the payment is generally subject to U.S. information reporting and to backup withholding unless the disposing Non-U.S. Holder certifies as to its name, address and non-U.S. status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding will not apply to a payment of disposition proceeds if the payment is made outside the United States through a foreign office of a foreign broker dealer, unless the payor has actual knowledge that the payee is a United States person. However, if the proceeds from a disposition of stock are paid to or through a foreign office of a U.S. broker dealer or a non-U.S. office of a foreign broker dealer that is (1) a “controlled foreign corporation” for U.S. federal income tax purposes, (2) a foreign person 50% or more of whose gross income from all sources for a three year period was effectively connected with a U.S. trade or business, (3) a foreign partnership with one or more partners who are U.S. persons and who, in the aggregate, hold more than 50% of the income or capital interest in the partnership, or (4) a foreign partnership engaged in the conduct of a trade or business in the United States, then (A) backup withholding will apply only if the broker dealer has actual knowledge that the owner is not a Non-U.S. Holder, and (B) information reporting will apply unless the Non-U.S. Holder certifies its non-U.S. status. Prospective foreign purchasers should consult their tax advisors and financial planners concerning these rules.
Other Tax Considerations
FATCA. Sections 1471 to 1474 of the Code (“FATCA”) impose a withholding tax of 30% on certain payments received by foreign financial institutions, their affiliates and certain other foreign entities, unless the payee entity agrees to comply with certain due diligence, reporting and related requirements with respect to its account holders and, in some cases, the owners of its debt and equity securities. Withholding under FATCA applies to certain payments of U.S. source income such as interest and dividends. Accordingly, we may be required to withhold under FATCA on distributions or other payments to investors that fail to comply with the applicable requirements of FATCA or to timely certify as to such compliance. Treasury regulations proposed by the U.S. Treasury Department in December 2018, however, indicate an intent to eliminate the requirement under FATCA of withholding on payments of gross proceeds (other than amounts treated as interest), and the U.S. Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization.
Future Changes in Applicable Law. The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. No assurance can be given as to whether, when, or in what form, U.S. federal income tax laws applicable to us and our stockholders may be enacted, amended or repealed. Changes to the U.S. federal income tax laws and to interpretations of the U.S. federal income tax laws could adversely affect an investment in our common stock.
The TCJA was signed into law on December 22, 2017. The TCJA made significant changes to the Code, including a number of provisions of the Code that affect the taxation of REITs and their stockholders. In addition to changes reflected in the discussion above, these changes include (but are not limited to) (i) certain new limitations on the deductibility of interest expense now apply, which limitations may affect the deductibility of interest paid or accrued by us or our TRSs; (ii) certain new limitations on net operating losses now apply, which limitations may affect net operating losses generated by us or our TRSs; and (iii) new accounting rules generally require us to recognize income items for federal income tax purposes no later than when we take the item into account for financial statement purposes, which may accelerate our recognition of certain income items. The long term effect of the significant changes made by the TCJA remains uncertain, and additional administrative guidance will be required in order to fully evaluate the effect of many provisions. The effect of any technical corrections with respect to the TCJA could have an adverse effect on us or our stockholders.
State and Local Taxes. We and our stockholders may be subject to state or local taxation in various jurisdictions, including those in which they transact business or reside. The state and local tax treatment of us and our stockholders may not conform to the federal income tax consequences discussed above. Consequently, you should consult your own tax advisors regarding the effect of state and local tax laws on an investment in any securities being offered by this prospectus or a prospectus supplement to this prospectus.

ERISA CONSIDERATIONS
Certain ERISA Considerations
The following is a summary of certain considerations associated with the purchase of shares of our common stock by employee benefit plans that are subject to Title I of ERISA, plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”).
General Fiduciary Matters
ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.
In considering an investment in shares of our common stock of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.
In addition, a fiduciary of a Plan should consider the fact that none of we, our Manager, the underwriters or any of our or their respective affiliates will act as a fiduciary to any Plan with respect to the Plan’s decision to invest in shares of our common stock. None of we, our Manager, the underwriters or any of our or their respective affiliates is undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, with respect to any Plan’s decision to invest in shares of our common stock.
Prohibited Transaction Issues
Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving Plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition of shares of our common stock by an ERISA Plan with respect to which we or the underwriters are considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, (“PTCEs”) that may apply to the acquisition of shares of our common stock. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan pays no more than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied.
Governmental plans, certain church plans, non-U.S. plans and other plans, while not subject to the fiduciary responsibility provisions of Title I of ERISA or the provisions of Section 4975 of the Code, may nevertheless be subject to Similar Laws. Because of the foregoing, shares of our common stock should not be purchased by any person investing “plan assets” of any Plan, unless such purchase will not constitute a non-exempt prohibited transaction under ERISA or the Code or similar violation of any applicable Similar Laws.
The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing shares of our common stock on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of the fiduciary responsibility and prohibited transaction provisions of ERISA, Section 4975 of the Code and any Similar Laws to such investment, and to confirm that such investment will not constitute or result in a non-exempt prohibited transaction or any other violation of an applicable requirement of ERISA, the Code or any other applicable Similar Laws.
The sale of shares of our common stock to a Plan, or to a person using assets of any Plan to effect its acquisition, is in no respect a representation by us, our Manager or the underwriters that such an investment meets all relevant legal requirements with respect to investments by Plans generally or any particular Plan, or that such an investment is appropriate for the Plans generally or any particular Plan.

UNDERWRITING
JMP Securities LLC is acting as the representative of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us, our Manager and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of shares of common stock set forth opposite its name below.
Underwriter	Number of Shares
JMP Securities LLC
Ladenburg Thalmann & Co., Inc.
Seaport Global Securities LLC
Total
Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares of our common stock sold under the underwriting agreement if any are purchased other than those shares covered by the over-allotment option described below. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased.
We have agreed to indemnify the several underwriters against certain liabilities including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.
The underwriters are offering the shares of our common stock, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares of our common stock, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.
Commissions and Discounts
The representative has advised us that the underwriters propose initially to offer the shares of our common stock to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $  per share. The underwriters may allow, and the dealers may re-allow, a discount not in excess of $ per share to other dealers. After this initial public offering, the representative may change the public offering price and concession and discount to dealers.
The following table shows the public offering price, underwriting discount and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option.
	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to us	$	$	$
The estimated expenses of this offering payable by us, exclusive of the underwriting discount, are approximately $    . We have agreed to reimburse the underwriters for fees and expenses of counsel up to $15,000 related to the review by Financial Industry Regulatory Authority, Inc. of the terms of the sale of the shares of the Common stock in this offering and up to $5,000 related to the preparation of a “blue sky” memorandum.
Over-allotment Option
We have granted an option to the underwriters to purchase up to additional shares of our common stock at the public offering price, less the underwriting discount. The underwriters may exercise this option for 30 days from the date of this prospectus solely to cover any over-allotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares of our common stock proportionate to that underwriter’s initial amount reflected in the above table.

Purchases by Officers and Directors
Certain of our officers and directors may purchase shares of our common stock in this offering at the public offering price. No underwriting discount will be paid on the shares of common stock purchased by our executive officers and directors in this offering. Any shares purchased by our executive officers or directors in this offering will be subject to the lock-up agreements described below. We are not making loans to any of our directors, employees or other persons to purchase such shares.
No Sales of Similar Securities
We and each of our executive officers and directors have agreed with the underwriters not to offer, sell or otherwise dispose of any common stock or any securities convertible into or exercisable or exchangeable for or that represent the right to receive common stock or any rights to acquire common stock for a period of 180 days after the date of this prospectus, with certain limited exceptions, without first obtaining the written consent of JMP Securities LLC, the representative of the underwriters. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly:
•	offer, pledge, sell or contract to sell any common stock;
•	sell any option or warrant to purchase any common stock;
•	purchase any option or warrant to sell any common stock;
•	grant any option or warrant for the sale of any common stock;
•	lend or otherwise transfer or dispose of any common stock;
•	exercise any right with respect to the registration of any common stock or other securities; or
•
enter into any swap or other agreement or transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of any common stock whether any such swap, agreement or transaction is to be settled by the delivery of shares of common stock or other securities, in cash or otherwise.

This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for or that represent the right to receive common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.
The lock-up agreement provides that, upon waiver or termination of any of the foregoing restrictions in connection with a transfer of capital stock, with respect to any of the securities of any person that held at least 3% of our common stock immediately prior to this offering, the provisions of the lock-up agreement shall be waived or terminated, as applicable, to the same extent and on the same terms with respect to the same pro rata percentage of securities as the percentage of common stock of the person whose lock-up waiver or termination triggered such provision. Notwithstanding the foregoing, no waiver or termination will trigger waivers or terminations for other persons if the aggregate number of shares of our common stock affected by such waivers or terminations is less than or equal to 5% of then-outstanding shares on a combined basis or if, subject to certain conditions, such waiver or termination is provided in connection with an underwritten public offering during the lock-up period.
Listing on Nasdaq
We have applied to list our shares of common stock on Nasdaq under the symbol “AFCG.” In order to meet the requirements for listing on that exchange, the underwriters have undertaken to sell a minimum number of shares of our common stock to a minimum number of beneficial owners as required by Nasdaq.
Determination of Offering Price
Prior to this offering, there has been no public market for our shares of common stock. The initial public offering price will be determined through negotiations between us and the representative. In addition to prevailing market conditions, the factors to be considered in determining the initial public offering price are:
•	estimates of the business potential and earnings prospects of our Company;

•	the history of, and the prospects for, our Company and the industry in which we compete;
•	an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenues;
•	the present state of our development; and
•	the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.
An active trading market for the shares may not develop. It is also possible that after this offering the shares will not trade in the public market at or above the initial public offering price.
Discretionary Sales
The underwriters do not expect to sell more than 5% of the shares sold in this offering in the aggregate to accounts over which they exercise discretionary authority.
Price Stabilization, Short Positions and Penalty Bids
Until the distribution of our shares of common stock is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representative may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.
In connection with this offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares of our common stock than they are required to purchase in this offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ over-allotment option described above. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares of our common stock in the open market. In determining the source of shares of our common stock to close out the covered short position, the underwriters will consider, among other things, the price of shares of our common stock available for purchase in the open market as compared to the price at which they may purchase shares of our common stock through the over-allotment option. “Naked” short sales are sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of our common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of various bids for or purchases of shares of our common stock made by the underwriters in the open market prior to the completion of this offering.
The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.
Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the Nasdaq Global Market, in the over-the-counter market or otherwise.
Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representative will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.
Electronic Offer, Sale and Distribution of Shares
In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail. In addition, the underwriters may facilitate Internet distribution for this offering to certain of their Internet subscription customers. The underwriters may allocate a limited number of shares of our common stock for sale to their online brokerage customers. An electronic prospectus is available on the Internet website maintained by the underwriters. Other than the prospectus in electronic format, the information on the underwriters’ websites is not part of this prospectus.
Other Relationships
In the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Sales Outside the United States
No action has been or will be taken in any jurisdiction (except in the United States) that would permit a public offering of the common stock, or the possession, circulation or distribution of this prospectus or any other material relating to us or the common stock in any jurisdiction where action for that purpose is required. Accordingly, the common stock may not be offered or sold, directly or indirectly, and neither of this prospectus nor any other offering material or advertisements in connection with the common stock may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.
Each of the underwriters may arrange to sell common stock offered by this prospectus in certain jurisdictions outside the United States, either directly or through affiliates, where they are permitted to do so.
Notice to Prospective Investors in Canada
These securities may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are: (i) accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions (NI 45-106) or Subsection 73.3(1) of the Securities Act (Ontario), and (ii) permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Under Canadian Securities Law, National Instrument 33-105 Underwriting Conflicts (NI 33-105) provides disclosure requirements with respect to certain potential conflicts of interest that may exist between an issuer and underwriters, dealers or placement agents, as the case may be. Pursuant to section 3A.3 of NI 33-105, we and the representative are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
We and the representative hereby notify prospective Canadian purchasers that: (a) we may be required to provide personal information pertaining to the purchaser as required to be disclosed in Schedule I of Form 45-106F1 under NI 45-106 (including its name, address, telephone number and the aggregate purchase price of any securities purchased), or personal information, which form 45-106F1 may be required to be filed by us under NI 45-106, (b) such personal information may be delivered to the Ontario Securities Commission, or the OSC, in accordance with NI 45-106, (c) such personal information is collected indirectly by the OSC under the authority granted to it under the securities legislation of Ontario, (d) such personal information is collected for the purposes of the administration and enforcement of the securities legislation of Ontario, and (e) the public official in Ontario who can answer questions about the OSC’s indirect collection of such personal information is the administrative support clerk at the OSC, Suite 1903, Box 55, 20 Queen Street West, Toronto, Ontario M5H 3S8, Telephone: (416) 593-3684. Prospective Canadian purchasers that purchase securities in this offering will be deemed to have authorized the indirect collection of the personal information by the OSC, and to have acknowledged and consented to its name, address, telephone number and other specified information, including the aggregate purchase price paid by the purchaser, being disclosed to other Canadian securities regulatory authorities, and to have acknowledged that such information may become available to the public in accordance with requirements of applicable Canadian laws.
Upon receipt of this prospectus, each Canadian purchaser hereby confirms that it has expressly requested that all documents evidencing or relating in any way to the sale of the securities described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only. Par la réception de ce document, chaque acheteur Canadien confirme par les présentes qu’il a expressément exigé que tous les documents faisant foi ou se rapportant de quelque manière que ce soit à la vente des valeurs mobilières décrites aux présentes (incluant, pour plus de certitude, toute confirmation d’achat ou tout avis) soient rédigés – anglais seulement.

LEGAL MATTERS
The validity of the shares of common stock offered hereby and certain other legal matters as to Maryland law will be passed upon for us by Venable LLP. In addition, certain legal matters will be passed upon for us by O’Melveny & Myers LLP. Certain legal matters in connection with this offering will be passed upon for the underwriters by Cozen O’Connor P.C.

EXPERTS
The financial statements of AFC Gamma, Inc. as of September 30, 2020 and for the period from July 31, 2020 (the date of commencement of operations) through September 30, 2020 have been audited by CohnReznick LLP, independent registered public accounting firm, as set forth in their report therein, and has been included herein. Such financial statements are included herein in reliance upon such report, which includes an explanatory paragraph relating to risks and uncertainties due to originating, structuring, underwriting and managing senior secured loans and other types of loans for established cannabis industry operators, given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
We have filed with the SEC a registration statement on Form S-11 under the Securities Act with respect to the shares of our common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some items of which are contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our common stock, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or document referred to are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.
As a result of this offering, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, will file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available on the website of the SEC referred to above. We also maintain a website at www.afcgamma.com. Upon completion of this offering, you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

AFC GAMMA, INC.

INDEPENDENT AUDITOR’S REPORT
Board of Directors and Shareholders
AFC Gamma, Inc.
Opinion on the Financial Statements
We have audited the accompanying balance sheet of AFC Gamma, Inc. as of September 30, 2020, and the related statements of operations, stockholders’ equity, and cash flows for the period July 31, 2020 (date of commencement of operations) to September 30, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of AFC Gamma, Inc. as of September 30, 2020, and the results of its operations and its cash flows for the period July 31, 2020 (date of commencement of operations) to September 30, 2020, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the entity’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to AFC Gamma, Inc.in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. AFC Gamma, Inc. is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
Emphasis of Matter
As further described in Note 8, AFC Gamma, Inc. is subject to significant risks and uncertainties due to originating, structuring, underwriting and managing senior secured loans and other types of loans for established cannabis industry operators.
We have served as AFC Gamma Inc.’s auditor since 2020.
/s/ CohnReznick LLP
Chicago, Illinois
November 20, 2020

AFC Gamma, Inc.
Audited Balance Sheet
As of September 30, 2020
September 30, 2020
Assets
Loans held at fair value (cost of $45,539,161, net)	$47,102,961
Loan receivable at carrying value (less allowance for credit loss of $0 at September 30, 2020)	3,559,156
Cash and cash equivalents	31,247,004
Interest receivable	783,673
Prepaid expenses and other assets	25,029
Total assets	$82,717,823

Liabilities
Interest reserve	$1,400,000
Accrued management fees, net	142,067
Accrued direct administrative expenses	202,534
Accounts payable and other liabilities	118,040
Total liabilities	1,862,641

Stockholders’ Equity
Preferred stock, par value $0.01 per share, 10,000 shares authorized at September 30, 2020 and 0 shares issued and outstanding at September 30, 2020	—
Common stock, par value $0.01 per share, 15,000,000 shares authorized at September 30, 2020 and 768,059 shares issued and outstanding at September 30, 2020	7,681
Additional paid-in-capital	78,741,251
Accumulated earnings / (deficit)	2,106,250
Total stockholders’ equity	80,855,182
Total liabilities and stockholders’ equity	$82,717,823
(See Notes to the Financial Statements)

AFC Gamma, Inc.
Audited Statement of Operations
For the period from July 31, 2020 (date of commencement of operations) to September 30, 2020
Period from July 31, 2020 to September 30, 2020
Revenue
Interest Income	$1,594,769
Total revenue	1,594,769

Expenses
Management fees, net (less rebate of $84,167)	142,067
General and administrative expense	204,262
Organizational expense	616,190
Professional fees	89,800
Total expenses	1,052,319

Net realized and change in unrealized gains / (losses) on loans at fair value
Change in unrealized gains / (losses) on loans at fair value, net	1,563,800
Total net realized and change in unrealized gains (losses) on loans at fair value	1,563,800

Net Income / (loss) before income taxes	2,106,250
Income tax expense	—
Net Income / (loss)	$2,106,250

Earnings per common share:
Basic earnings per common share (in dollars per share)	$2.74

Weighted average number of common shares outstanding:
Basic weighted average shares of common stock outstanding (in shares)	768,059
(See Notes to the Financial Statements)

AFC Gamma, Inc.
Audited Statement of Equity
For the period from July 31, 2020 (date of commencement of operations) to September 30, 2020
	Common Stock		Additional Paid-In- Capital	Accumulated Earnings (Deficit)	Total Stockholders’ Equity
	Shares	Amount
Balance at July 31, 2020 (commencement of operations)	—	$—	$—	$—	$—
Issuance of common stock	768,059	7,681	78,741,251	—	78,748,932
Net income / (loss)	—	—	—	2,106,250	2,106,250
Balance at September 30, 2020	768,059	$7,681	$78,741,251	$2,106,250	$80,855,182
(See Notes to the Financial Statements)

AFC Gamma, Inc.
Audited Statement of Cash Flows
For the period from July 31, 2020 (date of commencement of operations) to September 30, 2020
Period from July 31, 2020 to September 30, 2020
Operating activities:
Net income / (loss)	$2,106,250

Adjustments to reconcile net income / (loss) to net cash provided by / (used in) operating activities:
Change in unrealized gains / (losses) on loans at fair value, net	(1,563,800)
Accretion of deferred loan origination fees and other discounts	(173,110)
PIK interest	(79,707)

Changes in operating assets and liabilities
Interest receivable	(783,673)
Prepaid expenses and other assets	(25,029)
Accrued management fees, net	142,067
Accrued direct administrative expenses	202,534
Accounts payable and other liabilities	118,040
Net cash provided by / (used in) operating activities	(56,428)

Cash flows from investing activities:
Issuance of and fundings on loans	(780,000)
Principal repayment of loans	137,340
Net cash provided by / (used in) investing activities	(642,660)

Cash flows from financing activities:
Issuance of common stock	31,946,092
Net cash provided by / (used in) financing activities	31,946,092

Change in cash, cash equivalents and restricted cash	31,247,004
Cash, cash equivalents and restricted cash, beginning of period	—
Cash, cash equivalents and restricted cash, end of period	$31,247,004

Supplemental disclosure of non-cash financing and investing activity
Loans acquired for issuance of shares of common stock	$46,802,840
Interest reserve withheld from funding of loan	$1,400,000

Supplemental information:
Interest paid during the period	$—
Income taxes paid during the period	$—
(See Notes to the Financial Statements)

AFC Gamma, Inc.
Notes to the Financial Statements
For the period from July 31, 2020 (date of commencement of operations) to September 30, 2020
1.	ORGANIZATION
AFC Gamma, Inc. (the “Company” or “AFC”) is a commercial real estate (“CRE”) finance company primarily engaged in originating, structuring, underwriting and managing senior secured loans and other types of loans. The Company was formed and commenced operations on July 31, 2020. The Company is a Maryland corporation and is externally managed by AFC Management, LLC (“AFC Management” or the Company’s “Manager”), a Delaware limited liability company, pursuant to the terms of a management agreement (the “Management Agreement”).
The Company operates as one operating segment and is primarily focused on financing senior secured loans and other types of loans for established cannabis industry operators in states where medical and / or adult use cannabis is legal. These loans are generally held for investment and are secured, directly or indirectly, by real estate, equipment, licenses and/or other assets of borrowers depending on the applicable laws and regulations governing such borrowers.
The Company will elect to be taxed as a real estate investment trust (“REIT”) for United States federal income tax purposes under the Internal Revenue Code of 1986 as amended (the “Code”), commencing with its taxable year ending December 31, 2020. The Company generally will not be subject to United States federal income taxes on its REIT taxable income as long as it annually distributes all of its REIT taxable income prior to the deduction for dividends paid to stockholders and complies with various other requirements as a REIT.
If, on the five-year anniversary of the Initial Closing Date, the Company is not a publicly traded company with its common stock listed on a Securities Exchange, then, subject to any required approvals by the Board and its stockholders, the Company will immediately take all necessary action to undertake an orderly liquidation and sale of its assets and will distribute any net sale proceeds therefrom, after the payment or adequate provision for all known debts and liabilities and any preferential rights of the holders of any then-outstanding shares of preferred stock, pro rata to the holders of common stock, following which the Company shall terminate and dissolve. Subject to applicable law, the Company intends to complete any such process of liquidation, termination and dissolution over a period of three to five years. In the event that the listing of the Company’s common stock on a Securities Exchange occurs on or before the five-year anniversary of the Initial Closing Date, the Company shall have a perpetual existence.
2.	SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying financial statements have been prepared on the accrual basis of accounting in conformity with United States generally accepted accounting principals (“GAAP”). The financial statements reflect all adjustments and reclassifications that, in the opinion of management, are necessary for the fair presentation of the Company’s results of operations and financial condition as of and for the periods presented.
The current period’s results of operations will not necessarily be indicative of results that ultimately may be achieved for the period ending December 31, 2020.
Cash, Cash Equivalents and Restricted Cash
Cash and cash equivalents include funds on deposit with financial institutions, including demand deposits with financial institutions. Cash and short-term investments with an original maturity of three months or less when acquired are considered cash and cash equivalents for the purpose of the balance sheet and statement of cash flows.
Restricted cash includes deposits required under certain Secured Funding Agreements. As of the balance sheet date, the Company did not have any restricted cash.

AFC Gamma, Inc.
Notes to the Financial Statements
For the period from July 31, 2020 (date of commencement of operations) to September 30, 2020
Concentration of Credit Risks
Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents, loans and interest receivable. The Company places its cash and cash equivalents with financial institutions and, at times, cash held exceeds the Federal Deposit Insurance Corporation insured limit. The Company and the Company’s Manager seek to manage this credit risk by monitoring the financial institutions and their ability to continue in business for the foreseeable future.
The Company has exposure to credit risk on its loans and interest receivable. The Company and the Company’s Manager seek to manage credit risk by performing due diligence prior to origination or acquisition and through the use of non-recourse financing, when and where available and appropriate.
Investments in Loans
The Company originates CRE debt and related instruments generally to be held for investment. Although the Company generally holds its target investments as long-term investments, the Company may occasionally classify some of its loans as held for sale.
Investment transactions are recorded on the trade date at cost, net of any original issue discounts. Realized gains or losses are measured by the difference between the net proceeds from the repayment or sale and the amortized and/or accreted cost basis of the investment using the specific identification method without regard to unrealized gains or losses previously recognized, and include investments charged off during the period, net of recoveries.
An unrealized gain arises when the value loan portfolio exceeds its cost and an unrealized loss arises when the value of loan portfolio is less than its cost. The change in unrealized gains or losses primarily reflect the change in loan values, including the reversal of previously recorded unrealized gains or losses when gains or losses are realized.
The Company accretes or amortizes any discounts or premiums on loans held for investment over the life of the related loan held for investment utilizing the effective interest method.
Loans are generally collateralized by real estate, equipment, licenses and/or other assets of borrowers. The extent of any credit deterioration associated with the performance and/or value of the underlying collateral property and the financial and operating capability of the borrower could impact the expected amounts received. The Company monitors performance of its portfolio of loans held for investment under the following methodology: (1) borrower review, which analyzes the borrower’s ability to execute on its original business plan, reviews its financial condition, assesses pending litigation and considers its general level of responsiveness and cooperation; (2) economic review, which considers underlying collateral (i.e. leasing performance, unit sales and cash flow of the collateral and its ability to cover debt service, as well as the residual loan balance at maturity); (3) property review, which considers current environmental risks, changes in insurance costs or coverage, current site visibility, capital expenditures and market perception; and (4) market review, which analyzes the collateral from a supply and demand perspective of similar property types, as well as from a capital markets perspective.
Loans Held at Fair Value
Investments in loans at fair value are carried at fair value in the Company’s balance sheets, with changes in fair value recorded through earnings. Refer to footnote 12 for more information on the valuations of the investments.
Loans Receivable at Carrying Value
The Company follows ASC 842 for certain loans which are considered financial assets not eligible to elect the fair value option due to the structure of the loans. These loans are carried at cost, net of unamortized loan fees and origination costs and other original issue discounts (the “carrying value”) in the Company’s balance sheets.
Fair Value Measurements
The Company follows ASC 825-10, Recognition and Measurement of Financial Assets and Financial Liabilities (“ASC 825-10”), which provides companies the option to report selected financial assets and liabilities at fair

AFC Gamma, Inc.
Notes to the Financial Statements
For the period from July 31, 2020 (date of commencement of operations) to September 30, 2020 value. ASC 825-10 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities and to more easily understand the effect of the company’s choice to use fair value on its earnings. ASC 825-10 also requires entities to display the fair value of the selected assets and liabilities on the face of the balance sheet. The Company has elected the ASC 825-10 option to report selected financial assets and liabilities at fair value. With the exception of the line items entitled “prepaid expenses and other assets,” “loans receivable” and “interest reserve,” which are reported at amortized cost, all assets and liabilities approximate fair value on the balance sheet. The carrying value of the lines titled “interest receivable,” “accrued management fees,” “accrued direct administrative expenses” and “accounts payable and other liabilities” approximate fair value due to their short maturity.
The Company also follows ASC 820-10, Fair Value Measurements and Disclosures (“ASC 820-10”), which expands the application of fair value accounting. ASC 820-10 defines fair value, establishes a framework for measuring fair value in accordance with GAAP and expands disclosure of fair value measurements. ASC 820-10 determines fair value to be the price that would be received for an investment in a current sale, which assumes an orderly transaction between market participants on the measurement date. ASC 820-10 requires the Company to assume that the transaction is sold in its principal market to market participants or, in the absence of a principal market, the most advantageous market, which may be a hypothetical market. Market participants are defined as buyers and sellers in the principal or most advantageous market that are independent, knowledgeable, and willing and able to transact. In accordance with ASC 820-10, the Company has considered its principal market as the market in which the Company exits its loans with the greatest volume and level of activity. ASC 820-10 specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. In accordance with ASC 820-10, these inputs are summarized in the three broad levels listed below:
•	Level 1—Valuations based on quoted prices in active markets for identical assets or liabilities that the Company has the ability to access.
•	Level 2—Valuations based on quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.
•	Level 3—Valuations based on inputs that are unobservable and significant to the overall fair value measurement.
If inputs used to measure fair value fall into different levels of the fair value hierarchy, a loan’s level is based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the loan. This includes loans that are valued using “bid” and “ask” prices obtained from independent third-party pricing services or directly from brokers.
Financial instruments with readily available quoted prices generally will have a higher degree of market price observability and a lesser degree of judgment inherent in measuring fair value. As such, the Company obtains and analyzes readily available market quotations provided by pricing vendors and brokers for all of the Company’s loans for which quotations are available. In determining the fair value of a particular loan, pricing vendors and brokers use observable market information, including both binding and non-binding indicative quotations.
GAAP requires disclosure of fair value information about financial and nonfinancial assets and liabilities, whether or not recognized in the financial statements, for which it is practical to estimate the value. In cases where quoted market prices are not available, fair values are based upon the application of discount rates to estimated future cash flows using market yields, or other valuation methodologies. Any changes to the valuation methodology will be reviewed by the Company’s management to ensure the changes are appropriate. The methods used may produce a fair value calculation that is not indicative of net realizable value or reflective of future fair values. Furthermore, while the Company anticipates that the valuation methods are appropriate and consistent with other market participants, the use of different methodologies, or assumptions, to determine the

AFC Gamma, Inc.
Notes to the Financial Statements
For the period from July 31, 2020 (date of commencement of operations) to September 30, 2020 fair value of certain financial and nonfinancial assets and liabilities could result in a different estimate of fair value at the reporting date. The Company uses inputs that are current as of the measurement date, which may fall within periods of market dislocation, during which price transparency may be reduced.
Current Expected Credit Losses
The Company calculates current expected credit losses (“CECL”) for loans receivable based on the methodology issued by the FASB in Accounting Standards Update (“ASU”) No. 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The standard replaced the incurred loss impairment methodology pursuant to GAAP with a methodology that reflects CECL on both the outstanding balances and unfunded commitments on loans held for investment and requires consideration of a broader range of historical experience adjusted for current conditions and reasonable and supportable forecast information to inform credit loss estimates (the “CECL Reserve”). Increases and decreases to expected credit losses will impact earnings and are recorded within provision for CECL in the Company’s statements of operations. The CECL Reserve related to outstanding balances on loans receivable required under ASU No. 2016-13 is a valuation account that is deducted from the amortized cost basis of the Company’s loans receivable in the Company’s balance sheets. The CECL Reserve related to unfunded commitments on loans receivable is recorded within other liabilities in the Company’s balance sheets. As of the date of the balance sheet, the CECL Reserve was $0.
Equity-Based Compensation
The Company accounts for equity-based compensation issued to employees and the Board of Directors pursuant to the Amended and Restated Stock Incentive Plan (the “Stock Incentive Plan”) under the fair value method. This method measures compensation cost at the date of grant based on the value of the award and recognizes the cost over the service period, which is usually the vesting period. The fair value of equity-based compensation awards is based on the estimated fair value of the Company’s common stock, as determined by management using a valuation model and approved by the Board of Directors. Fair values of award grants also recognize any ongoing restrictions on the sale of securities.
Debt Issuance Costs
Debt issuance costs under the Company’s indebtedness are capitalized and amortized over the term of the respective debt instrument. Unamortized debt issuance costs are expensed when the associated debt is repaid prior to maturity. Debt issuance costs related to debt securitizations are capitalized and amortized over the term of the underlying loans using the effective interest method. When an underlying loan is prepaid in a debt securitization and the outstanding principal balance of the securitization debt is reduced, the related unamortized debt issuance costs are charged to expense based on a pro-rata share of the debt issuance costs being allocated to the specific loans that were prepaid. Amortization of debt issuance costs is included within interest expense in the Company’s statements of operations. For the period from July 31, 2020 (commencement of operations) to September 30, 2020, the Company did not have any debt issuance costs.
Payment-in-Kind Interest
The Company has loans in its portfolio that contain payment-in-kind (“PIK”) provisions. The PIK interest computed at the contractual rate specified in each applicable agreement, is accrued and added to the principal balance of the loan and recorded as interest income. The PIK income added to the principal balance is generally collected upon repayment of the outstanding principal. To maintain the Company’s status as a REIT, this non-cash source of income must be paid out to stockholders in the form of dividends for the year earned, even though the Company has not yet collected the cash.
Revenue Recognition
Interest income from loans is accrued based on the outstanding principal amount and the contractual terms of each loan. For loans, origination fees, direct loan origination costs, and other discounts (in aggregate the “Original Issue Discount” or “OID”) are also recognized in interest income from loans over the initial loan term

AFC Gamma, Inc.
Notes to the Financial Statements
For the period from July 31, 2020 (date of commencement of operations) to September 30, 2020 as a yield adjustment using the effective interest method. Delayed draw loans earn interest or unused fees on the undrawn portion of the loan, which is recognized as interest income in the period earned. Other fees, including prepayment fees and exit fees, are recognized as interest income when received.
Interest reserves
The Company utilizes interest reserves on certain loans to fund the interest payments. Such reserves are established at the time of loan origination. The interest reserve represents a deposit received from the borrower for future loan interest payments. It is recorded as a liability as it represents unearned interest revenue. The interest reserve is relieved when the interest on the loan is earned and interest income is recorded in the period when the interest is earned in accordance with the credit agreement. The interest payment is deducted from the interest reserve deposit balance when the interest payment is due.
The decision to establish a loan-funded interest reserve is made during the underwriting process and considers the feasibility of the project, the creditworthiness and expertise of the borrower, and the debt coverage provided by the real estate and other pledged collateral.
It is the Company’s policy to recognize income for this interest component as long as the borrower is progressing as originally projected and if there has been no deterioration in the financial standing of the borrower or the underlying project. The Company’s standard policies for interest income recognition are applied to all loans, including those with interest reserves.
Net Interest Margin and Interest Expense
Net interest margin in the Company’s statement of operations serves to measure the performance of the Company’s loans held for investment as compared to its use of debt leverage. As of the balance sheet date, the Company had no interest expense.
Income Taxes
The Company is a Maryland corporation and will elect to be taxed as a REIT under the Code, commencing with its taxable year ending December 31, 2020. The Company believes that its proposed method of operation will enable it to qualify as a REIT. However, no assurances can be given that the Company’s beliefs or expectations will be fulfilled, since qualification as a REIT depends on the Company satisfying numerous asset, income and distribution tests which depends, in part, on the Company’s operating results.
To qualify as a REIT, the Company must meet a number of organizational and operational requirements, including a requirement that the Company distributes annually to its stockholders at least 90% of the Company’s REIT taxable income prior to the deduction for dividends paid. To the extent that the Company distributes less than 100% of its REIT taxable income in any tax year (taking into account any distributions made in a subsequent tax year under Sections 857(b)(9) or 858 of the Code), the Company will pay tax at regular corporate rates on that undistributed portion. Furthermore, if the Company distributes less than the sum of 1) 85% of its ordinary income for the calendar year, 2) 95% of its capital gain net income for the calendar year, and 3) any undistributed shortfall from its prior calendar year (the “Required Distribution”) to its stockholders during any calendar year (including any distributions declared by the last day of the calendar year but paid in the subsequent year), then it is required to pay a non-deductible excise tax equal to 4% of any shortfall between the Required Distribution and the amount that was actually distributed. The 90% distribution requirement does not require the distribution of net capital gains. However, if the Company elects to retain any of its net capital gain for any tax year, it must notify its stockholders and pay tax at regular corporate rates on the retained net capital gain. The stockholders must include their proportionate share of the retained net capital gain in their taxable income for the tax year, and they are deemed to have paid the REIT’s tax on their proportionate share of the retained capital gain. Furthermore, such retained capital gain may be subject to the nondeductible 4% excise tax. If it is determined that the Company’s estimated current year taxable income will be in excess of estimated dividend

AFC Gamma, Inc.
Notes to the Financial Statements
For the period from July 31, 2020 (date of commencement of operations) to September 30, 2020 distributions (including capital gain dividend) for the current year from such income, the Company accrues excise tax on estimated excess taxable income as such taxable income is earned. The annual expense is calculated in accordance with applicable tax regulations. Excise tax expense is included in the line item income tax expense.
FASB ASC Topic 740, Income Taxes (“ASC 740”), prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The Company has analyzed its various federal and state filing positions and believes that its income tax filing positions and deductions are well documented and supported as of September 30, 2020. Based on the Company’s evaluation, there is no reserve for any uncertain income tax positions. Accrued interest and penalties, if any, are included within other liabilities in the balance sheets.
Earnings per Share
The Company calculates basic earnings / (loss) per share by dividing net income / (loss) allocable to common stockholders for the period by the weighted average shares of common stock outstanding for that period after consideration of the earnings / (loss) allocated to the Company’s restricted stock, which are participating securities as defined in GAAP. Diluted earnings / (loss) per share takes into effect any dilutive instruments, such as restricted stock, RSUs and convertible debt, except when doing so would be anti-dilutive. As of September 30, 2020, there were no dilutive instruments. See Note 10 included in these financial statements for the earnings per share calculations.
Use of Estimates in the Preparation of Financial Statements
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Actual results could differ from those estimates. Significant estimates include the valuation of investments.
Recent Accounting Pronouncements
In March 2020, the FASB issued ASU No. 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting, which provides optional expedients and exceptions for applying GAAP to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. The amendments apply only to contracts, hedging relationships, and other transactions that reference the London Interbank Offered Rate (“LIBOR”) or another reference rate expected to be discontinued because of reference rate reform. ASU No. 2020-04 is effective for all entities as of March 12, 2020 through December 31, 2022. The Company is currently evaluating the impact of adopting this ASU on its financial statements.
3.	LOANS HELD AT FAIR VALUE
As of September 30, 2020, the Company’s portfolio included six loans held for investment and one loan held for sale. The aggregate originated commitment under these loans was approximately $74.9 million and outstanding principal was approximately $48.7 million as of September 30, 2020. During the period from July 31, 2020 to September 30, 2020, the Company funded approximately $2.5 million of outstanding principal. As of September 30, 2020, 6.0% of the Company’s loans have London Interbank Offered Rate (“LIBOR”) floors, with a weighted average floor of 2.5%, calculated based on loans with LIBOR floors. References to LIBOR or “L” are to 30-day LIBOR (unless otherwise specifically stated).

AFC Gamma, Inc.
Notes to the Financial Statements
For the period from July 31, 2020 (date of commencement of operations) to September 30, 2020
The following tables summarize the Company’s loans held at fair value as of September 30, 2020:
	As of September 30, 2020
	Fair Value(2)	Carrying Value(1)	Outstanding Principal(1)	Weighted Average Remaining Life (Years)(3)
Senior Term Loan	$47,102,961	$45,539,161	$48,660,311	2.7
Total loans held at fair value	$47,102,961	$45,539,161	$48,660,311	2.7
(1)	The difference between the Carrying Value and the Outstanding Principal amount of the loans consists of unaccreted purchase discount, deferred loan fees and loan origination costs
(2)	Refer to Footnote 12
(3)	Weighted average remaining life is calculated based on the fair value of the loans as of September 30, 2020
The following table presents changes in loans held at fair value as of and for the period from July 31, 2020 (commencement of operations) to September 30, 2020:
	Principal	Origination Costs and Loan Fees	Fair Value
Loans	$46,080,604	$(2,974,054)	$43,106,550
Change in unrealized gains / (losses) on loans at fair value, net	—	—	1,563,800
Additional funding	2,500,000	(320,000)	2,180,000
Accretion of original issue discount	—	172,904	172,904
PIK Interest	79,707	—	79,707
Total loans held at fair value	$48,660,311	$(3,121,150)	$47,102,961
The Company classifies all loans as held for investment except as noted below. A more detailed listing of the Company’s loans held at fair value portfolio based on information available as of September 30, 2020 is as follows:
	Location	Fair Value(2)	Carrying Value(1)	Outstanding Principal(1)	Interest Rate	Maturity Date(3)	Payment Terms(4)
Senior Term Loan	Multi State	$21,841,606	$20,986,986	$23,220,311	17.0%(6)	5/8/2024	P/I
Senior Term Loan	MI	2,414,370	2,188,889	2,500,000	17.0%(7)	9/1/2023	P/I
Senior Term Loan	NV	2,856,210	2,894,484	2,940,000	10.5%(8)	6/27/2021	I/O
Senior Term Loan	Multi State	5,007,500	4,944,444	5,000,000	16.0%	7/24/2021	P/I
Senior Term Loan	FL	7,668,275	7,524,358	8,000,000	18.1%(9)	2/18/2025	P/O
Senior Term Loan(5)	Multi State	7,315,000	7,000,000	7,000,000	13.0%	1/10/2024	I/O
Total loans held at fair value		$47,102,961	$45,539,161	$48,660,311
(1)	The difference between the Carrying Value and the Outstanding Principal amount of the loans consists of unaccreted purchase discount, deferred loan fees and loan origination costs
(2)	Refer to Footnote 12
(3)
Certain loans are subject to contractual extension options and may be subject to performance based or other conditions as stipulated in the loan agreement. Actual maturities may differ from contractual maturities stated herein as certain borrowers may have the right to prepay with or without paying a prepayment penalty. The Company may also extend contractual maturities and amend other terms of the loans in connection with loan modifications.

(4)	I/O = interest only, P/I = principal and interest. P/I loans may include interest only periods for a portion of the loan term.
(5)	As of September 30, 2020, this senior term loan was held for sale.
(6)	Base interest rate of 13% and PIK interest rate of 4%
(7)	Base interest rate of 13% and PIK interest rate of 4%
(8)	Base interest rate of 8% plus LIBOR (LIBOR floor of 2.5%)

AFC Gamma, Inc.
Notes to the Financial Statements
For the period from July 31, 2020 (date of commencement of operations) to September 30, 2020
(9)	Base interest rate of 13.5% and PIK interest rate of 3%
The Company may make modifications to loans, including loans that are in default. Loan terms that may be modified include interest rates, required prepayments, maturity dates, covenants, principal amounts and other loan terms. The terms and conditions of each modification vary based on individual circumstances and will be determined on a case by case basis. The Company’s Manager monitors and evaluates each of the Company’s loans held for investment and has maintained regular communications with borrowers regarding the potential impacts of the COVID-19 pandemic on the Company’s loans.
4.	LOAN RECEIVABLE AT CARRYING VALUE
As of September 30, 2020, the Company’s portfolio included one loan receivable at carrying value. The originated commitment under this loan was approximately $4 million and outstanding principal was approximately $3.6 million as of September 30, 2020. During the period from July 31, 2020 to September 30, 2020, the Company received repayments of $ 0.1 million of outstanding principal.
The following table presents changes in loans receivable as of and for the period from July 31, 2020 (commencement of operations) to September 30, 2020:
	Principal	Origination Costs and Loan Fees	Carrying Value
Loan receivable	$3,700,718	$(4,428)	$3,696,290
Principal repayment of loans	(137,340)	—	(137,340)
Accretion of original issue discount	—	206	206
Total loans receivable at carry value	$3,563,378	$(4,222)	$3,559,156
5.	INTEREST RECEIVABLE
The following tables summarize the interest receivable by the Company as of September 30, 2020:
As of September 30, 2020
Interest receivable	$660,545
PIK receivable	91,984
Unused fees	31,144
Total interest receivable	$783,673
6.	INTEREST RESERVE
At September 30, 2020, the Company had one loan that included a loan funded interest reserve. As of September 30, 2020, no interest income was booked against the reserve.
The following table presents changes in interest reserve as of and for the period from July 31, 2020 (commencement of operations) to September 30, 2020:

AFC Gamma, Inc.
Notes to the Financial Statements
For the period from July 31, 2020 (date of commencement of operations) to September 30, 2020
For the period from July 31, 2020 to September 30, 2020
Initial reserves	$—
New reserves	1,400,000
Reserves disbursed	—
Total Interest reserve	$1,400,000
7.	DEBT
The Company obtained a secured revolving credit loan (the “Revolving Loan”) from AFC Finance, LLC, an affiliate of the Company’s management. The Revolving Loan has a loan commitment of $40,000,000 and bears interest of 8% per annum, payable in cash in arrears. The Company did not incur any fees or cost related to the origination of the Revolving Loan and the Revolving Loan does not have any unused fees. The maturity date of the Revolving Loan is the earlier of (i) July 31, 2021 and (ii) the date of the closing of any Refinancing Credit Facility in accordance with terms in the Revolving Loan agreement. For the period from July 31, 2020 to September 30, 2020, the Company did not utilize its Revolving Loan and therefor no interest expense was incurred.
8.	COMMITMENTS AND CONTINGENCIES
The spread of a novel strain of coronavirus (“COVID-19”) has caused significant business disruptions in the United States beginning in the first quarter of 2020 and has resulted in governmental authorities implementing numerous measures to try to contain the virus, such as quarantines, shelter-in-place or total lock-down orders and business limitations and shutdowns (subject to exceptions for certain “essential” operations and businesses). Over the course of the COVID-19 pandemic, medical cannabis companies have been deemed “essential” by 29 states administering shelter-in-place orders and adult use cannabis has been deemed “essential” in eight of those states. Consequently, the impact of the COVID-19 pandemic and the related regulatory and private sector response on our financial and operating results for the period ended September 30, 2020 was somewhat mitigated as all of our borrowers were permitted to continue to operate during this pandemic. Regardless, the full extent of the economic impact of the business disruptions caused by COVID-19 is uncertain. The outbreak of COVID-19 has severely impacted global economic activity and caused significant volatility and negative pressure in financial markets. The global impact of the outbreak has been rapidly evolving, and many countries, including the United States, have reacted by instituting quarantines, mandating business and school closures and restricting travel. As a result, the COVID-19 pandemic is negatively impacting almost every industry directly or indirectly, including the regulated cannabis industry. Although some of these measures have been lifted or scaled back, a recent resurgence of COVID-19 in certain parts of the world, including the United States, has resulted in the re-imposition of certain restrictions and may lead to more restrictions to reduce the spread of COVID-19. The extent of any effect that these disruptions may have on the operations and financial performance of the Company will depend on future developments, including possible impacts on the performance of the Company’s loans, general business activity, and ability to generate revenue, which cannot be determined.
As of September 30, 2020, the Company had the following commitments to fund various senior term loans, equipment loans and bridge loans.

AFC Gamma, Inc.
Notes to the Financial Statements
For the period from July 31, 2020 (date of commencement of operations) to September 30, 2020
As of September 30, 2020
Total original loan commitments	$73,940,000
Less: drawn commitments	(52,378,895)
Total undrawn commitments	$21,561,105
The Company from time to time may be a party to litigation in the normal course of business. As of September 30, 2020, the Company is not aware of any legal claims that could materially impact its business, financial condition or results of operations.
We provide loans to established companies operating in the cannabis industry which involves significant risks, including the risk of strict enforcement of federal laws regarding the federal illegality of cannabis, and lack liquidity, and we could lose all or part of any of our investments.
Our ability to grow or maintain our business depends on state laws pertaining to the cannabis industry. New laws that are adverse to our portfolio companies may be enacted, and current favorable state or national laws or enforcement guidelines relating to cultivation, production and distribution of cannabis may be modified or eliminated in the future, which would impede our ability to grow and could materially adversely affect our business.
Management’s plan to mitigate risks include monitoring the legal landscape as deemed appropriate. Also, should a loan default or otherwise be seized, the Company may be prohibited from owning cannabis assets and thus could not take possession of collateral, in which case the Company would look to sell the loan, which could result in the Company realizing a loss on the transaction.
9.	STOCKHOLDERS’ EQUITY
Preferred Stock
As of September 30, 2020, the Company has authorized 10,000 preferred shares. No preferred shares have been issued or are outstanding as of September 30, 2020.
Common Stock
The Company issued 768,059 shares in private offerings during the period from July 31, 2020 to September 30, 2020.
Equity Incentive Plan
The Company has established an equity incentive compensation plan (the “Plan’’). The Company’s board of directors authorized the adoption of the Plan (the “2020 Plan”) and approved stock option grants of 115,208 shares of common stock as of September 30, 2020. The Board or one or more committees appointed by the Board will administer the 2020 Plan. The Plan authorizes stock options, stock appreciation rights, restricted stock, stock bonuses, stock units and other forms of awards granted or denominated in the Company’s common stock or units of common stock. The 2020 Plan retains flexibility to offer competitive incentives and to tailor benefits to specific needs and circumstances. Any award may be structured to be paid or settled in cash. The Company currently intends to grant stock options to participants in the 2020 Plan, but it may also grant any other type of award available under the 2020 Plan in the future. Persons eligible to receive awards under the 2020 Plan include officers or employees of the Company or any of its subsidiaries, directors of the Company, and certain directors and consultants and other service providers to the Company or any of its subsidiaries.
The current maximum number of shares of the Company common stock that may be delivered pursuant to awards under the 2020 Plan (the “Share Limit”) equals 300,000 shares. Shares that are subject to or underlie awards that expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under the 2020 Plan will not be counted against the Share Limit and will again

AFC Gamma, Inc.
Notes to the Financial Statements
For the period from July 31, 2020 (date of commencement of operations) to September 30, 2020 be available for subsequent awards under the 2020 Plan. Shares that are exchanged by a participant or withheld by the Company as full or partial payment in connection with any award granted under the 2020 Plan, as well as any shares exchanged by a participant or withheld by us to satisfy tax withholding obligations related to any award granted under the 2020 Plan, will not be counted against the Share Limit and will again be available for subsequent awards under the 2020 Plan. To the extent that an award is settled in cash or a form other than shares, the shares that would have been delivered had there been no such cash or other settlement will not be counted against the Share Limit and will again be available for subsequent awards under the 2020 Plan.
The exercise price of any options granted under the 2020 Plan will be at net asset value or greater; provided, however, the exercise price will be at least equal to the fair market value of the underlying shares on the grant date. The options granted under the 2020 Plan have an ordinary term of up to ten years. An option may either be an incentive stock option or a nonqualified stock option. Options generally may not be transferred to third parties for value and do not include dividend equivalent rights.
For so long as the Company remains private, any options that become vested under the 2020 Plan will not be exercisable until the earlier of (i) a Change in Control Event (as defined in the 2020 Plan) and (ii) a Public Offering Date (as defined in the 2020 Plan). In the event the term of any options expires prior to the occurrence of either a Change in Control Event or Public Offering Date, the options, whether vested or unvested, shall expire and be forfeited for no consideration. As such, no options are considered dilutive as of the date of these financial statements.
The following table summarizes the (i) non-vested options granted, (ii) vested options granted and (iii) forfeited options granted for the Company’s directors and officers and employees of the Manager as of September 30, 2020:
Restricted Stock Options Granted
Non-vested	16,474
Vested	98,734
Forfeited	—
Balance at September 30, 2020	115,208
10.	EARNINGS PER SHARE
The following information sets forth the computations of basic earnings per common share for the period from July 31, 2020 (commencement of operations) to September 30, 2020:
Period from July 31, 2020 to September 30, 2020
Net income / (loss) attributable to common stockholders	$2,106,250
Divided by:
Basic weighted average shares of common stock outstanding	768,059
Basic earnings per common share	$2.74

AFC Gamma, Inc.
Notes to the Financial Statements
For the period from July 31, 2020 (date of commencement of operations) to September 30, 2020
11.	INCOME TAX
The income tax provisions for the Company was $0 for the period from July 31, 2020 to September 30, 2020.
For the period from July 31, 2020 to September 30, 2020, the Company incurred no expense for United Stated federal excise tax. Excise tax represents a 4% tax on the sum of a portion of the Company’s ordinary income and net capital gains not distributed during the period. If it is determined that an excise tax liability exists for the current period, the Company will accrue excise tax on estimated excess taxable income as such taxable income is earned. The expense is calculated in accordance with applicable tax regulations.
The Company does not have any unrecognized tax benefits and the Company does not expect that to change in the next 12 months.
12.	FAIR VALUE
The Company’s loans are typically valued using a yield analysis, which is typically performed for non-credit impaired loans to portfolio companies where the Company does not own a controlling equity position. To determine fair value using a yield analysis, a current price is imputed for the loan based upon an assessment of the expected market yield for a similarly structured loan with a similar level of risk. In the yield analysis, the Company considers the current contractual interest rate, the maturity and other terms of the loan relative to risk of the company and the specific loan. A key determinant of risk, among other things, is the leverage through the loan relative to the enterprise value of the portfolio company. As loans held by the Company are substantially illiquid with no active loan market, the Company depends on primary market data, including newly funded loans, as well as secondary market data with respect to high yield debt instruments and syndicated loans, as inputs in determining the appropriate market yield, as applicable.
The following tables summarize the significant unobservable inputs the Company used to value the majority of its loans categorized within Level 3 as of September 30, 2020. The tables are not intended to be all-inclusive, but instead capture the significant unobservable inputs relevant to the Company’s determination of fair values.
	As of September 30, 2020
	Fair Value	Primary Valuation Techniques	Input	Unobservable Input
				Estimated Range	Weighted Average
Senior Term Loan	$47,102,961	Yield analysis	Market Yield	14.5% - 22.54%	19.8%
Total loans at fair value	$47,102,961
Changes in market yields may change the fair value of certain of the Company’s loans. Generally, an increase in market yields may result in a decrease in the fair value of certain of the Company’s loans.
Due to the inherent uncertainty of determining the fair value of loans that do not have a readily available market value, the fair value of the Company’s loans may fluctuate from period to period. Additionally, the fair value of the Company’s loans may differ significantly from the values that would have been used had a ready market existed for such loans and may differ materially from the values that the Company may ultimately realize. Further, such loans are generally subject to legal and other restrictions on resale or otherwise are less liquid than publicly traded securities. If the Company was required to liquidate a loan in a forced or liquidation sale, it could realize significantly less than the value at which the Company has recorded it.
In addition, changes in the market environment and other events that may occur over the life of the loans may cause the gains or losses ultimately realized on these loans to be different than the unrealized gains or losses reflected in the valuations currently assigned.

AFC Gamma, Inc.
Notes to the Financial Statements
For the period from July 31, 2020 (date of commencement of operations) to September 30, 2020
The following table presents fair value measurements of loans held at fair value as of September 30, 2020:
	Fair Value Measurement Using
	Total	Level 1	Level 3	Level 3
Loans held at fair value	$47,102,961	—	—	$47,102,961
Total	$47,102,961	—	—	$47,102,961
The following table presents changes in loans that use Level 3 inputs as of and for the period from July 31, 2020 (commencement of operations) to September 30, 2020:
For the period from July 31, 2020 to September 30, 2020
Loans	$43,106,550
Change in unrealized gains / (losses) on loans at fair value, net	1,563,800
Additional funding	2,500,000
Origination fees and discounts, net of costs	(320,000)
Accretion of original issue discount	172,904
PIK Interest	79,707
Total loans using Level 3 inputs	$47,102,961
13.	RELATED PARTY TRANSACTIONS
Management Agreement
Pursuant to the Management Agreement, the Manager will manage the loans and day-to-day operations of the Company, subject at all times to the further terms and conditions set forth in the Management Agreement and such further limitations or parameters as may be imposed from time to time by the Company’s Board.
The Manager will receive base management fees (the “Base Management Fee”) that are calculated and payable quarterly in arrears, in an amount equal to 0.4375% of the Company’s Equity, determined as of the last day of each such quarter; provided that the Base Management Fee shall be reduced by the aggregate amount of any other fees earned and paid to the Manager during such quarter resulting from the investment advisory services and general management services rendered by it under the Management Agreement, including any syndication, structuring, diligence, monitoring or agency fees relating to the Company’s loans, but excluding the Incentive Compensation.
In addition to the Base Management Fee, the Manager is entitled to receive incentive compensation (the “Incentive Compensation” or “Incentive Fees”) under the Management Agreement. Under the Management Agreement, the Company will pay Incentive Fees to the Manager based upon the Company’s achievement of targeted levels of Core Earnings. “Core Earnings” is defined in the Management Agreement as, for a given period means the net income (loss) for such period, computed in accordance with GAAP, excluding (i) non-cash equity compensation expense, (ii) the Incentive Compensation, (iii) depreciation and amortization, (iv) any unrealized gains or losses or other non-cash items that are included in net income for the applicable reporting period, regardless of whether such items are included in other comprehensive income or loss, or in net income and (v) one-time events pursuant to changes in GAAP and certain non-cash charges, in each case after discussions between the Manager and the Independent Directors and approved by a majority of the Independent Directors. The Manager has agreed to waive the incentive compensation for the period from July 31, 2020 (date of commencement of operations) through December 31, 2020.

AFC Gamma, Inc.
Notes to the Financial Statements
For the period from July 31, 2020 (date of commencement of operations) to September 30, 2020
The Company shall pay all of its costs and expenses and shall reimburse the Manager or its Affiliates for expenses of the Manager and its Affiliates paid or incurred on behalf of the Company, excepting only those expenses that are specifically the responsibility of the Manager pursuant to the Management Agreement.
The following table summarizes the related party costs incurred by the Company for the period ended September 30, 2020 and amounts payable to the Company’s Manager as of September 30, 2020.
	Incurred for the period from July 31, 2020 to September 30, 2020	Payable as of September 30, 2020
Affiliate Payments
Management fees	$226,234	$226,234
Less other fees earned and paid to the Manager	(84,167)	(84,167)
General and administrative expenses reimbursed to Manager	165,434	165,434
Total	$307,501	$307,501
Investments in Loans
From time to time, the Company may co-invest with other investment vehicles managed by the Company’s Management or its affiliates, including the Manager, and their portfolio companies, including by means of splitting loans, participating in loans or other means of syndicating loans. The Company is not obligated to provide, nor has it provided, any financial support to the other managed investment vehicles. As such, the Company’s risk is limited to the carrying value of its investment in any such loan. As of and for the period from July 31, 2020 to September 30, 2020, there were no co-investments held by the Company.
In connection with investments in loans, the Company may receive the option to assign the right (the “Assigned Right”) to acquire warrants and/or equity of the borrower. The Company may sell the Assigned Right, and the sale may be to an affiliate of the Company. As of and for the period from July 31, 2020 to September 30, 2020, the Company did not have any Assigned Rights which were assigned or sold.
Loans Acquired From Affiliate
The Company acquired loans at fair value of approximately $46,802,840 and cash from affiliates of the Company’s management in exchange for issuance of 477,500 shares of common stock.
Secured Revolving Credit From Affiliate
The Company obtained a secured revolving credit loan (the ‘‘Revolving Loan”) from AFC Finance, LLC, an affiliate of the Company’s management. Refer to footnote 7 for more information.
14.	DIVIDENDS AND DISTRIBUTIONS
There were no dividends declared or paid during the period from July 31, 2020 to September 30, 2020.
15.	SUBSEQUENT EVENTS
On November 1, 2020, the Company issued 114,711 shares in a private offering with total proceeds of $12,280,000.
In October 2020, the Company sold its investment in a senior term loan with a principal amount of $7 million and received proceeds of approximately $7.35 million. As of September 30, 2020, the loan was recorded on the balance sheet with a fair value of approximately $7.32 million and had an original maturity date of January 2024.

AFC Gamma, Inc.
Notes to the Financial Statements
For the period from July 31, 2020 (date of commencement of operations) to September 30, 2020
In November 2020, the Company modified the Bridge Loan to increase the loan by $4 million. The modification does not change the other terms of the Loan Agreement. The Company funded the principal amount of $4 million and received OID of approximately 22.5%.
In November 2020, the Company amended a senior term loan to increase the committed amount by $2 million. The modification does not change the other terms of the Loan Agreement. The Company funded the principal amount of $2 million and received OID of 14.9%.
In November 2020, the Company entered into a commitment to a $22 million senior term loan and funded $11 million at closing. The loan has an interest rate of 12% plus LIBOR per annum with a LIBOR floor of 1% and PIK interest of 4% with a step down to 2% once certain criteria are met as defined in the loan agreement. The loan has a maturity date of December 2025, an unused fee of 5%, an exit fee of 7% and OID of 4%.
In November 2020, the Company funded an additional $7.35 million of undrawn principal of a senior term loan. After funding, the balance of the loan was approximately $32.6 million and the undrawn portion was approximately $1.4 million.

  Shares

JMP Securities
Ladenburg Thalmann
Seaport Global Securities
Through and including   (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS
Item 31.	Other Expenses of Issuance and Distribution
The following table sets forth all expenses to be paid by the registrant, other than estimated underwriting discounts and commissions, in connection with this offering. All amounts shown are estimates except for the SEC registration fee, the FINRA filing fee and the Nasdaq listing fee.
Amount to be Paid
SEC Registration Fee	$12,546.50
FINRA filing fee	$17,750.00
Nasdaq listing fee	*
Printing	*
Legal fees and expenses	*
Accounting fees and expenses	*
Transfer agent and registrar fees	*
Miscellaneous expenses	*
Total:	$*
*	To be filed by amendment.
Item 32.	Sales to Special Parties.
In August 2020, on a pre-split basis, we sold 768,059 shares of our common stock at a price of $100.00 per share, of which (i) 477,500 shares were issued to our Sponsor for an aggregate consideration of approximately $47.8 million structured as a combination of cash and a transfer of our initial portfolio of loan assets at fair value, (ii) 97,888 shares were issued to certain of our current and former directors and officers for an aggregate consideration of approximately $9.8 million in cash and (iii) 192,671 shares were issued to other investors.
In November 2020, on a pre-split basis, we sold 114,711 shares of our common stock at a price of $106.31 per share, after giving effect to the reallocation of organizational costs, of which (i) 2,802 shares were issued to certain of our current and former directors and officers for an aggregate gross proceeds of $300,000 in cash and (ii) 111,909 shares were issued to other investors, in each case, constituting persons we had a reasonable belief were “accredited investors” for an aggregate gross proceeds of $12.0 million in cash.
Item 33.	Recent Sales of Unregistered Securities.
In August 2020, on a pre-split basis, we completed the initial closing of our private placement offering of 768,059 shares of our common stock at a price of $100.00 per share, of which (i) 477,500 shares were issued to our Sponsor for an aggregate consideration of approximately $47.8 million structured as a combination of cash and a transfer of our initial portfolio of loan assets at fair value, (ii) 97,888 shares were issued to certain of our current and former directors and officers for an aggregate consideration of approximately $9.8 million in cash and (iii) 192,671 shares were issued to other investors, in each case, constituting persons we had a reasonable belief were “accredited investors” (as defined in Rule 501 of Regulation D under the Securities Act) for an aggregate consideration of approximately $19.3 million in cash.
In November 2020, on a pre-split basis, we completed the Additional Closing of our private placement offering of 114,711 shares of our common stock at a price of $106.31 per share, after giving effect to the reallocation of organizational costs, of which (i) 2,802 shares were issued to certain of our current and former directors and officers for aggregate gross proceeds of $300,000 in cash and (ii) 111,909 shares were issued to other investors, in each case, constituting persons we had a reasonable belief were “accredited investors” for aggregate gross proceeds of approximately $12.0 million in cash. In conducting this private placement, we relied upon the exemption from registration provided by Section 4(a)(2) and Rule 506 of the Securities Act.

In December 2020, we completed our private placement offering of 125 shares of our Series A Preferred Stock at a price of $1,000 per share to investors, in each case, constituting persons we had a reasonable belief were “accredited investors” for aggregate gross proceeds of $125,000 in cash. In conducting this private placement, we relied upon the exemption from registration provided by Section 4(a)(2) and Rule 506 of the Securities Act.
Item 34.	Indemnification of Directors and Officers.
Maryland law permits AFC Gamma, Inc. (the “Company”) to include a provision in its charter (the “Charter”) limiting the liability of its directors and officers to the Company and its stockholders for money damages, except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty that is established by a final judgment and that is material to the cause of action. The Charter contains a provision that eliminates the Company’s directors’ and officers’ liability to the maximum extent permitted by Maryland law.
The MGCL requires the Company (unless the Charter provides otherwise, which the Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits the Company to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or certain other capacities unless it is established that:
•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty;
•	the director or officer actually received an improper personal benefit in money, property or services; or
•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.
Under the MGCL, the Company may not indemnify a director or officer in a suit by the Company or in its right in which the director or officer was adjudged liable to the Company or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the Company or in its right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.
In addition, the MGCL permits the Company to advance reasonable expenses to a director or officer upon its receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.
The Charter authorizes the Company to obligate itself, and the Company’s bylaws (the “Bylaws”) obligate it, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:
•	any present or former director or officer who is made or threatened to be made a party to, or witness in, a proceeding by reason of his or her service in that capacity; or
•
any individual who, while a director or officer of our Company and at our request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity.

The Charter and Bylaws also permit the Company to indemnify and advance expenses to any individual who served any of its predecessors in any of the capacities described above and any employee or agent of the Company or any of its predecessors.
The Company has entered into indemnification agreements with each of its directors and certain executive officers whereby it agrees to indemnify such directors and officers to the maximum extent permitted by Maryland law against all expenses and liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, the Company has been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.
We do not currently carry directors’ and officers’ insurance.
Item 35.	Treatment of Proceeds from Stock Being Registered.
Not applicable.

Item 36.	Financial Statement and Exhibits.
(a)	Financial Statements. See page F-1 for an index of the financial statements included in the registration statement.
(b)	Exhibit Index.
Exhibit No.	Document
1.1	Form of Underwriting Agreement.
3.1	Articles of Incorporation of AFC Gamma, Inc., as currently in effect.
3.2*	Form of Articles of Amendment and Restatement of AFC Gamma, Inc., to be effective upon the completion of this offering.
3.3	Bylaws of AFC Gamma, Inc., as currently in effect.
3.4*	Form of Amended and Restated Bylaws of AFC Gamma, Inc., to be effective upon completion of this offering.
4.1*	Form of Common Stock Certificate of the Registrant.
5.1*	Opinion of Venable LLP
8.1*	Opinion of O’Melveny & Myers LLP with respect to tax matters.
10.1*	Amended and Restated Management Agreement, dated , 2020 by and between AFC Gamma, Inc. and AFC Management, LLC.
10.2*	Form of Indemnification Agreement between the Registrant and each of its directors and executive officers.
10.3*	Form of Indemnification Agreement between Registrant and each of the Investment Committee members.
10.4	Form of Registration Rights Agreement, by and among AFC Gamma, Inc. and the holders thereto.
10.5*§	2020 Stock Incentive Plan
10.6	Secured Revolving Credit Agreement, dated August 18, 2020, by and among AFC Gamma, Inc., as borrower, AFC Finance, LLC, as agent, and AFC Finance, LLC and Jonathan Kalikow, as lenders.
21.1	List of Subsidiaries of the Registrant.
23.1	Consent of CohnReznick LLP, independent registered public accounting firm.
23.2*	Consent of Venable LLP (included in Exhibit 5.1).
23.4*	Consent of O’Melveny & Myers (included in Exhibit 8.1).
24.1	Power of Attorney (included on the signature page).
*	To be filed by amendment.
§	Management contract or compensatory plan or arrangement

Item 37.	Undertakings.
The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes that:
1.
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

2.
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Palm Beach, State of Florida, on December 28, 2020.
AFC GAMMA, INC.

By:	/s/ Leonard M. Tannenbaum
Name: Leonard M. Tannenbaum
Title: Chief Executive Officer and Chairman
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Leonard M. Tannenbaum and Thomas Geoffroy, and each of them, as his or her true and lawful attorney-in-fact and agent with full power of substitution, for him in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) under the Securities Act of 1933 increasing the number of securities for which registration is sought), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact, proxy and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, proxy and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-11 has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date

/s/ Leonard M. Tannenbaum	Chief Executive Officer and Director (Principal Executive Officer)	December 28, 2020
Leonard M. Tannenbaum

/s/ Thomas Geoffroy	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	December 28, 2020
Thomas Geoffroy

/s/ Jonathan Kalikow	Head of Real Estate and Director	December 28, 2020
Jonathan Kalikow

/s/ Robert Levy	Director	December 28, 2020
Robert Levy

/s/ Jodi Hanson Bond	Director	December 28, 2020
Jodi Hanson Bond

/s/ Thomas Harrison	Director	December 28, 2020
Thomas Harrison

/s/ Alexander Frank	Director	December 28, 2020
Alexander Frank

/s/ Tomer Tzur	Director	December 28, 2020
Tomer Tzur